As filed with the Securities and Exchange Commission on January 18, 2008

Registration No. 333-148108

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLAIRE’S STORES, INC.
*And the Guarantors listed in the Table of Additional Registrants
(Exact name of Registrant as specified in its charter)

Florida	5600	59-0940416
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation)	Classification Code Number)	Identification Number)

3 S.W. 129th Avenue
Pembroke Pines, Florida 33027
(954) 433-3900
(Address, including zip code, and telephone
number, including area code, of registrant’s principal executive offices)

Rebecca Orand, Esq.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027
(954) 433-3900
(Name and address, including zip code, and telephone
number, including area code, of agent for service)

With Copies to:

Howard A. Kenny, Esq.
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6000
Fax: (212) 309-6001

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*Table of Additional Registrants

Name of Additional Registrant#	State or other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Afterthoughts Merchandising Corp.	Delaware	5600	58-2334935
BMS Distributing Corp.	Delaware	5600	05-0544117
CBI Distributing Corp.	Delaware	5600	65-0135574
Claire’s Boutiques, Inc.	Colorado	5600	36-2025307
Claire’s Canada Corp.	Delaware	5600	65-0447936
Claire’s Puerto Rico Corp.	Delaware	5600	66-0496113
Sassy Doo!, Inc.	Delaware	5600	36-3685893

#	Addresses and telephone numbers of principal executive offices are the same as those of Claire’s Stores, Inc.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT COMPLETE THE EXCHANGE OFFER OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2008

PROSPECTUS

CLAIRE’S STORES, INC.

Offer to Exchange

        $250,000,000 aggregate principal amount of the issuer’s 9.25% Senior Notes due 2015, $350,000,000 aggregate principal amount of the issuer’s 9.625%/10.375% Senior Toggle Notes due 2015 and $335,000,000 aggregate principal amount of the issuer’s 10.50% Senior Subordinated Notes due 2017.

        We are offering to exchange all of our outstanding 9.25% Senior Notes due 2015 (the “old senior fixed rate notes”), 9.625%/10.375% Senior Toggle Notes due 2015 (the “old senior toggle notes” and, collectively with the old senior fixed rate notes, the “old senior notes”) and 10.50% Senior Subordinated Notes due 2017 (the “old senior subordinated notes”), which were issued in a private placement on May 29, 2007, and which we collectively refer to as the “old notes,” for an equal aggregate amount of our 9.25% Senior Notes due 2015 (the “exchange senior fixed rate notes”), 9.625%/10.375% Senior Toggle Notes due 2015 (the “exchange senior toggle notes” and, collectively with the exchange senior fixed rate notes, the “exchange senior notes”) and 10.50% Senior Subordinated Notes due 2017 (the “exchange senior subordinated notes”), which have been registered with the Securities and Exchange Commission and which we collectively refer to as the “exchange notes.” We refer to the old notes and the exchange notes collectively as the “notes.” The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes will not bear legends restricting their transfer under the Securities Act of 1933, as amended (the “Securities Act”), and certain transfer restrictions, registration rights and additional interest payment provisions relating to the old notes will not apply to the exchange notes. Our obligations under the notes are jointly and severally and fully, irrevocably and unconditionally guaranteed by all wholly-owned domestic current or future subsidiaries of Claire’s Stores, Inc. that guarantee our senior secured credit facility, all of which we refer to in this registration statement as the “guarantors.” We refer to the old senior fixed rate notes and the exchange senior fixed rate notes as the “senior fixed rate notes,” to the old senior toggle notes and the exchange senior toggle notes as the “senior toggle notes,” the old senior subordinated notes and the exchange senior subordinated notes as the “senior subordinated notes” and the senior fixed rate notes and the senior toggle notes, collectively, as the “senior notes.”

MATERIAL TERMS OF THE EXCHANGE OFFER

The exchange offer expires at 5:00 p.m., New York City time, on                      , 2008, unless extended.

We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law or applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the “Commission” or the “SEC,” and no injunction, order or decree has been or is issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

We will not receive any cash proceeds from the exchange offer.

There is no active trading market for the notes and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system.

        Before participating in this exchange offer, consider carefully the “Risk Factors” beginning on page 14 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	14
THE EXCHANGE OFFER	26
USE OF PROCEEDS	34
CAPITALIZATION	35
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA	36
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	39
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	43
BUSINESS	65
MANAGEMENT	71
EXECUTIVE COMPENSATION	73
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	97
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	99
DESCRIPTION OF CERTAIN INDEBTEDNESS	100
DESCRIPTION OF EXCHANGE SENIOR NOTES	102
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	204
PLAN OF DISTRIBUTION	211
CERTAIN ERISA MATTERS	212
LEGAL MATTERS	214
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	214
INDEX TO FINANCIAL STATEMENTS	F-i

        The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        In this prospectus and except as the context otherwise requires or indicates:

•	“issuer” means Claire’s Stores, Inc.; and
•	“we,” “our,” “us,” “the Company,” “our Company” and “Claire’s” refer to Claire’s Stores, Inc. and its consolidated subsidiaries.

iii

WHERE YOU CAN FIND MORE INFORMATION

        We will be required to file annual and quarterly reports and other information with the Commission after the registration statement described below is declared effective by the Commission. You may read and copy any materials we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the Commission are not incorporated by reference into and do not constitute part of this prospectus.

        We have filed a registration statement on Form S-4 to register with the Commission the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

iv

FORWARD-LOOKING STATEMENTS

        Certain information included in this prospectus may be deemed to be “forward-looking statements”within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this prospectus, are forward-looking statements. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should” and similar expressions are intended to identify forward-looking statements.

        These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading “Risk Factors.” We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition.

v

PROSPECTUS SUMMARY

        This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including the matters discussed under the caption “Risk Factors” and the detailed information and financial statements included in this prospectus. On May 29, 2007, Bauble Acquisition Sub, Inc. (“Bauble Acquisition Sub”) merged with and into Claire’s with Claire’s remaining as the surviving entity in the merger and a wholly-owned subsidiary of Claire’s Inc. (f/k/a Bauble Holdings Corp.) (“Holdings”), which we refer to as the “Acquisition.” As a result of the Acquisition, Claire’s is indirectly owned by funds affiliated with Apollo Management VI, L.P. “Fiscal Year” refers to Claire’s fiscal years, which end on the Saturday closest to the last day of January (February 3, 2007 for Fiscal 2007).

Our Company

        We believe we are the world’s largest specialty retailer of value-priced jewelry and accessories focusing on girls and young women in the 7 to 27 age range. We are organized based on our geographic markets, which include our North American operations and our European operations. As of November 3, 2007, we operated a total of 3,051 stores, of which 2,151 were located in all 50 states of the United States, Puerto Rico, Canada, and the U.S. Virgin Islands (our North American operations) and 900 stores were located in the United Kingdom, Switzerland, Austria, Germany, France, Ireland, Spain, Portugal, the Netherlands, and Belgium (our European operations). The stores are operated mainly under the trade names “Claire’s” and “Icing.”

        In addition, as of November 3, 2007, we franchised 159 stores in 14 countries in the Middle East, South Africa, Russia and Poland under franchising agreements. We account in our North America division for the goods we sell under the merchandising agreements with our franchisees within “Net sales”and “Cost of sales, occupancy and buying expenses.” The royalty fees are accounted for within our European division in “Other income” in our Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

        We also operated, as of November 3, 2007, 202 stores in Japan through our Claire’s Nippon 50:50 joint venture with AEON Co. Ltd. We account for the results of operations of Claire’s Nippon under the equity method. These results are included within our North America division in “Other income” in our Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

        We have two store concepts: Claire’s, which targets girls and teens between the ages of 7 to 17, and Icing, which targets teens and young women in the 17 to 27 age range. We offer a wide selection of merchandise, which in Fiscal 2007 typically ranged in retail price between $2.50 and $20.00 with an average selling price of approximately $4.40 and an average transaction value of $13.00, net of promotions and markdowns, in two principal product categories:

•	Jewelry (58% of the Fiscal 2007 net sales) – Earrings, bracelets, necklaces and ear piercing studs; and
•	Accessories (42% of Fiscal 2007 net sales) – Hairgoods, cosmetics, handbags and fashion accessories.

        We believe that we are the leading jewelry and accessories destination for our target customers because of our value orientation at competitive prices, our broad selection of merchandise, a fun experience and exciting in-store environment, and excellent customer service. The differentiation of our Claire’s and Icing concepts allows us to operate multiple store locations within a single mall. In North America, our stores are located primarily in shopping malls and average approximately 1,200 square feet. In Europe and Japan, our stores are located primarily on high streets, in shopping malls and in high traffic urban areas and average approximately 600 square feet. Each store uses our proprietary displays, which enhance the presentation of a wide variety of items in a relatively small space.

        We also have a substantial organization dedicated to developing and sourcing our products, including our Company-owned and operated Hong Kong buying office, RSI. The majority of our products are manufactured to our specifications through a global network of suppliers and vendors.

The Transactions

        On March 20, 2007, Bauble Acquisition Sub and its parent company, Holdings, entered into an Agreement and Plan of Merger with Claire’s governing a reverse subsidiary merger (the “Merger”). On May 24, 2007, our shareholders approved the Merger at a special meeting of shareholders. As a result, on May 29, 2007, Bauble Acquisition Sub was merged with and into Claire’s, with Claire’s as the surviving corporation. In the Merger, each share of common stock and Class A common stock of Claire’s (other than shares held in treasury or owned directly or indirectly by Holdings, Bauble Acquisition Sub or any subsidiary of Claire’s and other than shares of Class A common stock held by shareholders who properly demanded and perfected appraisal rights) was converted into the right to receive $33.00 in cash, without interest, for aggregate consideration of approximately $3.1 billion. As the surviving corporation in the Merger, Claire’s assumed by operation of law all of the rights and obligations of Bauble Acquisition Sub, including those under the old notes and the related indentures.

        Apollo Management VI, L.P., on behalf of certain affiliated co-investment partnerships, caused approximately $595.7 million to be contributed as equity to Bauble Acquisition Sub simultaneously with the consummation of the Merger.

        Apollo Management VI, L.P., together with certain affiliated co-investment partnerships (collectively, the “Sponsor”), financed the purchase of Claire’s and paid related fees and expenses with the offering of the old notes, the equity investment described above, the senior secured credit facility and excess cash on hand at the Company.

        Immediately following the Merger, Claire’s became a direct wholly-owned subsidiary of Holdings and the Sponsor indirectly beneficially owned 100% of Claire’s equity interests. Holdings is an entity that was formed in connection with the Transactions and that has no assets or liabilities other than assets and liabilities incurred in connection with the Merger and the shares of Claire’s.

        The closing of the Merger occurred simultaneously with:

•	the closing of the offering of the old notes;
•	the closing of our $1.65 billion senior secured credit facility;
•	the termination of the Company’s existing $60.0 million secured credit facility; and
•	the equity investment described above.

        We refer to aforementioned transactions, including the Merger and our payment of any costs related to these transactions, collectively herein as the “Transactions.” In connection with the Transactions, we incurred significant indebtedness and became highly leveraged.

        Upon consummation of the Transactions, we delisted our shares of common stock from the New York Stock Exchange (the “NYSE”) and deregistered under Section 12 of the Exchange Act. The last day of trading on the NYSE was May 29, 2007.

The Sponsor

        Apollo Management, L.P., an affiliate of the Sponsor, was founded in 1990 and is among the most active private equity investment firms globally in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $16 billion in equity capital in a wide variety of industries, both domestically and internationally, and has considerable experience investing in retail-oriented companies. Apollo’s current retail portfolio includes an investment in Linens ‘n Things and Smart & Final. Apollo’s past successful retail investments include General Nutrition Centers, Zale Corporation, AMC Entertainment, Rent-A-Center, Dominick’s Supermarkets, Ralphs Grocery Company and Proffitt’s Department Stores.

Corporate Information

        Our principal executive offices are located at 3 S.W. 129th Avenue, Pembroke Pines, Florida 33027, our telephone number at that address is (954) 433-3900 and our corporate website is www.clairestores.com. Our website and the information contained on our website are not part of this prospectus.

        Claire’s Stores, Inc. was incorporated on October 25, 1961 as a Delaware corporation. On June 30, 2000, we completed our reincorporation from the State of Delaware to the State of Florida through a merger transaction with one of our wholly-owned subsidiaries.

        Certain of the titles and logos referenced in this prospectus are our trademarks and service marks. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

        Summary of the Terms of the Exchange Offer

        We are offering to exchange $250 million aggregate principal amount of our exchange senior fixed rate notes for $250 million aggregate principal amount of our old senior fixed rate notes, $350 million aggregate principal amount of our exchange senior toggle notes for $350 million aggregate principal amount of our old senior toggle notes and $335 million aggregate principal amount of our exchange senior subordinated notes for $335 million aggregate principal amount of our old senior subordinated notes. The following is a brief summary of the terms and conditions of the exchange offer. For a more complete description of the exchange offer, you should read the discussions under the heading “The Exchange Offer.”

Exchange Notes	$250 million aggregate principal amount of 9.25% Senior Notes due 2015, $350 million aggregate principal amount of 9.625%/10.375% Senior Toggle Notes due 2015 and $335 million aggregate principal amount of 10.50% Senior Subordinated Notes due 2017. The terms of the exchange notes are identical to the terms of the old notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer under the Securities Act. In addition, certain transfer restrictions, registration rights and additional interest payment provisions relating to the old notes will not apply to the exchange notes.

Old Notes	$250 million aggregate principal amount of 9.25% Senior Notes due 2015, $350 million aggregate principal amount of 9.625%/10.375% Senior Toggle Notes due 2015 and $335 million aggregate principal amount of 10.50% Senior Subordinated Notes due 2017, which were issued in a private placement on May 29, 2007.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our exchange senior fixed rate notes for each $1,000 principal amount of our old senior fixed rate notes, $1,000 principal amount of our exchange senior toggle notes for each $1,000 principal amount of our old senior toggle notes and $1,000 principal amount of our exchange senior subordinated notes for each $1,000 principal amount of our old senior subordinated notes. Old notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000. We are making this exchange offer to satisfy our obligations under registration rights agreements that we entered into with the initial purchasers of the old notes in connection with the private placement.

To exchange your old notes, you must properly tender them in the exchange offer and we must accept your tender. All old notes that you validly tender and do not subsequently validly withdraw will be exchanged in the exchange offer.

We will issue the exchange notes promptly after the expiration of the exchange offer.

Registration Rights Agreements	You are entitled under the registration rights agreements to exchange your old notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreements require us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradable exchange notes in the exchange offer or you are ineligible to participate in the exchange offer, provided that you indicate that you wish to have your old notes registered under the Securities Act. See “The Exchange Offer — Procedures for Tendering.”

Resales of the Exchange Notes	We believe that you may resell, offer for resale or otherwise transfer any exchange notes issued to you in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you meet all of the following conditions:

(1)	you acquired the exchange notes in the ordinary course of your business;

(2)	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

(4)	you are not an affiliate of ours, as the term “affiliate” is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. We have not asked the staff for a no-action letter in connection with this exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet all of the above conditions, you may incur liability under the Securities Act if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act. We do not and will not assume or indemnify you against that liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes that the broker- dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer the exchange notes. We have agreed that, for a period of 180 days from the effective date of this registration statement, upon the request of a broker-dealer, we will make this prospectus, as amended or supplemented, available to the broker-dealer for use in connection with any such resale.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2008, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer	We will complete the exchange offer only if it will not violate applicable law or any applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See “The Exchange Offer — Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in the old notes that are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depositary interests that are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an old note held in the form of a book-entry interest and you wish to exchange your old note for a exchange note pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program (“ATOP”) system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•	a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering — Book-Entry Transfer”; or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal accompanies this prospectus. By delivering a computer-generated message through DTC’s ATOP system, you will represent to us, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not our affiliate.

Procedures for Tendering Certificated Notes	No certificated notes are issued and outstanding as of the date of this prospectus. If you are a holder of book-entry interests in old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in principal amounts equal to your book-entry interests. If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in “The Exchange Offer — Procedures for Tendering — Certificated Old Notes.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and you cannot get the required documents to the exchange agent on time, you may tender your old notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Exchange Notes	Except under the circumstances summarized above under “Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The exchange notes to be issued to you in an exchange offer will be delivered promptly following the expiration of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Withdrawal	You may withdraw any tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration of the exchange offer. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate or properly tender your old notes in the exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•	you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;

•	you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Federal Income Tax Consequences	Your exchange of old notes for exchange notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “United States Federal Taxation.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes” sections of this prospectus contain a more detailed description of the terms and conditions of the exchange notes.

Issuer	Claire’s Stores, Inc.

Notes Offered:

Senior Notes	$250,000,000 aggregate principal amount of 9.25% Senior Notes due 2015; and $350,000,000 aggregate principal amount of 9.625%/10.375% Senior Toggle Notes due 2015.

Senior Subordinated Notes	$335,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes due 2017.

Maturity Dates:

Senior Notes	The senior fixed rate notes and senior toggle notes will mature on June 1, 2015.

Senior Subordinated Notes	The senior subordinated notes will mature on June 1, 2017.

Interest Payment Dates:

Senior Notes	June 1 and December 1 of each year.

Senior Subordinated Notes	June 1 and December 1 of each year.

Interest on the Senior Toggle Notes	For any interest period through June 1, 2011, we may elect to pay interest on the senior toggle notes in cash, by increasing the principal amount of the senior toggle notes or an evenly split combination of the foregoing. Interest payable in cash will accrue at a rate of 9.625% per annum, and interest payable by increasing the principal amount of the notes will accrue at the cash interest rate plus 0.75% per annum. After June 1, 2011, we must pay all interest payments on the senior toggle notes in cash. The senior toggle notes will be treated as having been issued with original issue discount for United States federal income tax purposes.

Guarantees	The exchange notes will be jointly and severally and fully, irrevocably and unconditionally guaranteed by each wholly-owned domestic current or future subsidiary of Claire’s Stores, Inc. that guarantees our senior secured credit facility.

Ranking	The senior fixed rate notes, the senior toggle notes and the related guarantees are our and the guarantors’ unsecured senior obligations and rank:

•	equally with any of our and the guarantors’ existing and future senior unsecured indebtedness; and

•	senior to any of our and the guarantors’ future subordinated indebtedness.

The senior subordinated notes and related guarantees are our and the guarantors’ unsecured senior subordinated obligations and rank:

•	junior to any of our and the guarantors’ existing and future senior indebtedness, including our senior secured credit facility, the senior fixed rate notes and the senior toggle notes;

•	equally with any of our and the guarantors’ existing and future senior subordinated indebtedness; and

•	senior to any of our and the guarantors’ existing and future junior subordinated indebtedness.

The notes and the related guarantees also are effectively junior in priority to our and the guarantors’ obligations under all secured indebtedness, including our senior secured credit facility and any other secured obligations, in each case to the extent of the value of the assets securing such obligations. See “Description of Certain Indebtedness.”

The notes are also effectively subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes.

Optional Redemption:

Senior Notes	We may redeem some or all of the senior fixed rate notes and senior toggle notes at any time and from time to time on or after June 1, 2011, at the redemption prices set forth in this prospectus. In addition, at any time prior to June 1, 2010, we may redeem up to 35% of the aggregate principal amount of the senior fixed rate notes and senior toggle notes with the proceeds of certain equity offerings at the prices set forth in this prospectus. Prior to June 1, 2011, we may, at our option, redeem some or all of the senior fixed rate notes and senior toggle notes at the “make whole” prices set forth in this prospectus. See “Description of Exchange Senior Notes — Optional Redemption.”

Senior Subordinated Notes	We may redeem some or all of the senior subordinated notes at any time and from time to time on or after June 1, 2012, at the redemption prices set forth in this prospectus. In addition, at any time prior to June 1, 2010, we may redeem up to 35% of the aggregate principal amount of the senior subordinated notes with the proceeds of certain equity offerings at the prices set forth in this prospectus. Prior to June 1, 2012, we may, at our option, redeem some or all of the senior subordinated notes at the “make whole” price set forth in this prospectus. See “Description of Exchange Senior Subordinated Notes — Optional Redemption.”

Change of Control	If a change of control occurs, we must give holders of the notes an opportunity to sell us their notes at a purchase price of 101% of the principal amount of such notes, plus accrued and unpaid interest to the date of purchase. The term “Change of Control” is defined under “Description of Exchange Senior Notes — Certain Definitions” and “Description of Exchange Senior Subordinated Notes — Certain Definitions.”

Certain Covenants	The indentures governing the notes contain covenants that, among other things, limit our ability and the ability of certain subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other restricted payments;

•	incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries;

•	create or incur certain liens;

•	make certain investments;

•	transfer or sell assets;

•	engage in transactions with affiliates; and

•	merge or consolidate with other companies or transfer all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of Exchange Senior Notes — Certain Covenants” and “Description of Exchange Senior Subordinated Notes — Certain Covenants.”

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors.”

Summary Historical and Unaudited Pro Forma Consolidated Financial and Operating Data

        The following table sets forth our summary historical and pro forma consolidated financial and operating data. The summary historical statement of operations data for the years ended February 3, 2007 (“Fiscal 2007“), January 28, 2006 (“Fiscal 2006“) and January 29, 2005 (“Fiscal 2005”) and the summary historical balance sheet data as at the end of Fiscal 2007 and Fiscal 2006 have been derived from our consolidated financial statements for such periods and such dates, which have been audited by KPMG LLP, independent registered public accounting firm, and are included in this prospectus. The summary historical and unaudited pro forma consolidated financial and operating data should be read in conjunction with the consolidated financial statements for the year ended February 3, 2007, the related notes and the independent registered public accounting firm’s report. As a result of the consummation of the Transactions, the Company is sometimes referred to as the “successor entity” for periods on or after May 29, 2007, and the “predecessor entity” for periods prior to May 29, 2007. The unaudited historical financial data as of November 3, 2007, May 28, 2007 and October 28, 2006, and for the periods from May 29, 2007 to November 3, 2007 and February 4, 2007 to May 28, 2007 and the nine months ended October 28, 2006, have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements for the period after May 28, 2007 are presented on a different basis than that for the periods before May 29, 2007, as a result of the application of purchase accounting as of May 29, 2007 and therefore are not comparable. The acquisition of Claire’s Stores, Inc. is being accounted for as a business combination using the purchase method of accounting, whereby the purchase price was preliminarily allocated to the assets and liabilities based on the estimated fair market values at the date of acquisition. The Company has yet to complete the final evaluation and allocation of the purchase price as the appraisal associated with the valuation of certain assets and liabilities is not yet complete. The Company does not believe that the appraisal or its estimate of certain contingencies will materially modify the preliminary purchase price allocation. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for that period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        The summary unaudited pro forma consolidated financial data are based on our historical consolidated financial statements appearing elsewhere in this prospectus and give effect to the Transactions as if they had occurred on February 3, 2007 or the first day of the fiscal year ended February 3, 2007. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions used in the preparation of the pro forma condensed consolidated financial information are correct. The pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the Transactions described under “Prospectus Summary — The Transactions” occurred on such dates. The pro forma condensed consolidated financial information also should not be considered representative of our future financial condition or results of operations.

        The summary historical and unaudited pro forma consolidated financial data and operating data should be read in conjunction with “Selected Historical Consolidated Financial and Other Data,”“Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Summary Historical and Unaudited Pro Forma Consolidated Financial and Operating Data

	Predecessor Entity					Successor Entity
	Fiscal Year Ended (1)
	February 3, 2007	January 28, 2006	January 29, 2005	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006	May 29, 2007 Through November 3, 2007	Pro Forma Fiscal Year Ended February 3, 2007
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except for ratios and store data)
Statement of Operations Data:
Net sales	$1,480,987	$1,369,752	$1,279,407	$424,899	$1,008,680	$638,556	$1,480,987
Cost of sales, occupancy and
buying expenses	691,646	625,866	587,687	206,438	480,540	314,490	694,850

Gross profit	789,341	743,886	691,720	218,461	528,140	324,066	786,137
Other expenses (income):
Selling, general and
administrative	481,979	449,430	430,867	154,482	348,569	220,513	484,058
Depreciation and amortization	56,771	48,900	44,882	19,652	41,319	39,598	75,042
Transaction-related costs	–	–	–	72,672	–	3,261	2,061
Other income	(3,484)	(4,622)	(2,334)	(1,476)	(1,914)	(1,706)	(3,484)

	535,266	493,708	473,415	245,330	387,974	261,666	557,677

Operating income (loss)	254,075	250,178	218,305	(26,869)	140,166	62,400	228,460
Interest expense (income), net	(14,575)	(9,493)	(3,331)	(4,876)	(11,191)	92,250	206,413

Income (loss) from
continuing operations before
income taxes	268,650	259,671	221,636	(21,993)	151,357	(29,850)	22,047

Income taxes	79,888	87,328	75,377	21,779	49,067	(15,231)	(12,095)

Income (loss) from
continuing operations	$188,762	$172,343	$146,259	$(43,772)	$102,290	$(14,619)	$34,142

Other Financial Data (unaudited):
Capital expenditures:
New stores and remodels	$77,021	$64,275	$58,582	$24,231	$59,682	$35,634	$77,021
Other(2)	18,171	9,169	5,052	3,757	17,073	7,033	18,171
Total capital expenditures	95,192	73,444	63,634	27,988	76,755	42,667	95,192
Cash interest expense(3)	118	125	193	79	75	40,088	209,003

	Predecessor Entity					Successor Entity
	Fiscal Year Ended (1)
	February 3, 2007	January 28, 2006	January 29, 2005	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006	May 29, 2007 Through November 3, 2007	Pro Forma Fiscal Year Ended February 3, 2007
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except for ratios and store data)
Store Data (unaudited):
Number of stores (at period end)
North America	2,133	2,106	2,119	2,124	2,145	2,151	2,133
Europe	859	772	717	879	842	900	859
Total number of stores (at
period end)	2,992	2,878	2,836	3,003	2,987	3,051	2,992
Total gross square footage
(000's) (at period end)	3,021	2,883	2,801	3,043	3,008	3,114	3,021
Net sales per store (000’s)(4)	$504	$479	$452	$142	$344	$211	$504
Net sales per square foot(5)	$500	$480	$459	$140	$342	$208	$500

Balance Sheet Data (at period end):
Cash and cash equivalents	$340,877	$431,122	$191,006	$377,522	$244,551	$78,038
Total assets	1,091,266	1,090,701	966,129	1,146,209	1,012,869	3,388,411
Total debt	–	–	–	–	–	2,381,375
Total stockholders’ equity	847,662	868,318	755,687	792,071	766,142	596,875

(1)	Fiscal 2005 and 2006 were fifty-two week periods. Fiscal 2007 was a fifty-three week period.
(2)	Includes management information system expenditures of $5.2 million in Fiscal 2007 for strategic projects of POS, merchandising systems, business intelligence, technology and the logistics system for the new distribution center in the Netherlands.
(3)	Cash interest expense does not include amortization of debt issuance costs.
(4)	Net sales per store is calculated based on the average number of stores during the period.
(5)	Net sales per square foot is calculated based on the average gross square feet during the period.

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RISK FACTORS

        You should carefully consider the risks described below as well as the other information contained in this prospectus before tendering your old notes in the exchange offer. These risks could have a material adverse effect on our business, financial position or results of operations. The following risk factors may not include all of the important factors that could affect our business or our industry or that could cause our future financial results to differ materially from historic or expected results. If any of the following risks occur, you could lose all or part of your investment in, and the expected return on, the notes.

Risks Relating to Our Company

Our business is affected by consumer spending patterns.

        Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions, such as recessionary and inflationary environments, the levels of disposable consumer income, energy costs, consumer debt, interest rates and consumer confidence. Declines in consumer spending on value-priced jewelry and accessories could have a material adverse effect on our operating results.

Fluctuations in consumer preference may adversely affect the demand of our products and result in a decline in our sales.

        Our retail value-priced jewelry and accessories business fluctuates according to changes in consumer preferences. If we are unable to anticipate, identify or react to changing styles or trends, our sales may decline, and we may be faced with excess inventories. If this occurs, we may be forced to rely on additional markdowns or promotional sales to dispose of excess or slow moving inventory, which could have a material adverse effect on our results of operations and adversely affect our gross margins. In addition, if we miscalculate customer tastes and our customers come to believe that we are no longer able to offer merchandise that appeals to them, our brand image may suffer.

Advance purchases of our merchandise make us vulnerable to changes in consumer preferences and pricing shifts and may negatively affect our results of operations.

       Fluctuations in the demand for retail accessories and apparel especially affect the inventory we sell because we usually order our merchandise in advance of the applicable season and sometimes before trends are identified or evidenced by customer purchases. In addition, the cyclical nature of the retail business requires us to carry a significant amount of inventory, especially prior to peak selling seasons when we and other retailers generally build up inventory levels. We must enter into contracts for the purchase and manufacture of merchandise with our suppliers in advance of the applicable selling season. As a result, we are vulnerable to demand and pricing shifts and it is more difficult for us to respond to new or changing customer needs. As a result, if sales do not meet our expectations, our results of operations may be negatively impacted.

A disruption of imports from our foreign suppliers or significant fluctuation in the value of the U.S. dollar or foreign exchange rates may increase our costs and reduce our supply of merchandise.

        We do not own or operate any manufacturing facilities. We purchased merchandise from approximately 900 suppliers in Fiscal 2007. Approximately 84% of our Fiscal 2007 merchandise is purchased from suppliers outside the United States, including approximately 66% purchased from China. Any event causing a sudden disruption of imports from China or other foreign countries, including political and financial instability, would likely have a material adverse effect on our operations. We cannot predict whether any of the countries in which our products currently are manufactured or may be manufactured in the future will be subject to additional trade restrictions imposed by the United States and other foreign governments, including the likelihood, type or effect of any such restrictions. Trade restrictions, including increased tariffs or quotas, embargoes and customs restrictions, on merchandise that we purchase could increase the cost or reduce the supply of merchandise available to us and adversely affect our business, financial condition and results of operations. The United States has previously imposed trade quotas on specific categories of goods and apparel imported from China, and may impose additional quotas in the future.

        Historically, substantially all of our foreign purchases of merchandise have been negotiated and paid for in U.S. dollars. As a result, our sourcing operations also may be adversely affected by significant fluctuation in the value of the U.S. dollar against foreign currencies, restrictions on the transfer of funds and other trade disruptions.

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Additionally, if China further adjusts the exchange rate of the Chinese yuan or allows the value to float, we will likely experience an increase in the cost of our merchandise purchased from China.

Our cost of doing business could increase as a result of changes in federal, state or local regulations.

        Unanticipated changes in the federal or state minimum wage or living wage requirements or changes in other workplace regulations could adversely affect our ability to meet our financial targets. In addition, changes in federal, state or local regulations governing the sale of our products, particularly regulations relating to metal content in jewelry, could increase our cost of doing business and could adversely affect our sales results. The U.S. Congress, as well as various states and the Consumer Product Safety Commission, have proposed various standards for lead content in jewelry. Our inability to timely comply with these regulatory changes, if adopted, could result in significant fines or penalties that could adversely affect our financial results.

Recalls, product liability claims, and government, customer or consumer concerns about product safety could harm our reputation, increase costs or reduce sales.

        We are subject to regulation by the Consumer Product Safety Commission and similar state and international regulatory authorities, and our products could be subject to involuntary recalls and other actions by these authorities. Concerns about product safety, including but not limited to concerns about the safety of products manufactured in China (where most of our products are manufactured), could lead us to recall selected products. Product safety concerns, recalls, or errors could result in the rejection of our products by consumers, damage to our reputation, lost sales, and increased costs, any of which could have a material adverse effect on our financial results. Recalls and government, customer or consumer concerns about product safety could harm our reputation, increase costs or reduce sales.

Government or consumer concerns about product safety could result in recalls or changes to laws, which could harm our reputation, increase costs or reduce sales.

        We are subject to regulation by the Consumer Product Safety Commission and similar state and international regulatory authorities, and our products could be subject to involuntary recalls and other actions by these authorities. In Fiscal 2007, we purchased merchandise from approximately 900 suppliers; including approximately 84% from suppliers outside the United States, including approximately 66% from China. One or more of our suppliers might not adhere to product safety requirements or our quality control standards, and we might not identify the deficiency before merchandise ships to our stores. Any issues of product safety, including but not limited to those manufactured in foreign countries, could result in a recall of our products. Additionally, the U.S. Congress, as well as various states and the Consumer Product Safety Commission, have proposed various standards for lead content in jewelry, and other consumer products. Product safety concerns or recalls could result in the rejection of our products by our customers, damage to our reputation, lost sales, and increased costs. In addition, our inability to timely comply with regulatory changes, if adopted, could result in significant fines or penalties. Any of these occurrences could have a material adverse effect on our financial position, earnings or cash flow.

Interruptions in distribution of our merchandise from our distribution facilities may negatively affect our profitability.

        Distribution functions for all of our North American stores are handled from our distribution center in Hoffman Estates, Illinois. Distribution functions for our stores outside of North America are currently handled through three distribution centers located in the United Kingdom, Switzerland and the Netherlands. In June 2007, we opened a new distribution center in the Netherlands to address our anticipated growth in Europe. As we construct or expand our distribution centers, we could experience delays and cost overruns, such as shortages of materials, shortages of skilled labor or work stoppages, unforeseen construction, scheduling, engineering, environmental or geological problems, weather interference, fires or other casualty losses and unanticipated cost increases. The completion dates and ultimate costs could differ significantly from initial expectations due to construction-related or other reasons. Any significant interruption in the operation of our distribution centers, due to natural disaster or otherwise, would have a material adverse effect on our business, financial condition and results of operations.

Our continued success will depend upon our ability to implement our operational strategy and manage our growth.

        Our continued success depends, in part, upon our ability to increase our same store sales, to open new stores, to operate stores on a profitable basis and to maintain good relationships with shopping mall developers and operators. As a result, our profitability and future growth may be negatively affected if we are unable to open new stores in desirable locations. Our ability to open new stores depends on a number of factors, including our ability to locate and obtain favorable store sites, negotiate acceptable lease terms that meet our financial targets, obtain adequate supplies of merchandise, hire and train qualified employees and expand our infrastructure to accommodate growth. Our ability to operate stores on a profitable basis depends on various factors, including whether we have to take additional merchandise markdowns due to excessive inventory levels compared to sales trends, whether we can reduce the number of under-performing stores which have a higher level of fixed costs in comparison to net sales and our ability to maintain a proportion of new stores to mature stores that does not harm existing sales. In addition, our ability to establish franchisee relationships will depend upon our ability to identify acceptable franchisees. Furthermore, our ability to successfully expand our franchised stores will depend on our ability to maintain good relationships with current franchisees. There can be no assurance that our growth will result in enhanced profitability or that we will achieve our targeted growth rates with respect to new store openings.

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If we are unable to renew or replace our store leases or enter into leases for new stores on favorable terms, or if any of our current leases are terminated prior to the expiration of their stated term and we cannot find suitable alternate locations, our growth and profitability could be harmed.

        All of our stores are leased. Our ability to renew any expired lease or, if such lease cannot be renewed, our ability to lease a suitable alternate location, and our ability to enter into leases for new stores on favorable terms will depend on many factors which are not within our control, such as conditions in the local real estate market, competition for desirable properties and our relationships with current and prospective landlords. If we are unable to renew existing leases or lease suitable alternate locations, or enter into leases for new stores on favorable terms, our growth and our profitability may be significantly harmed.

The failure to grow our store base in Europe or expand our international franchising may adversely affect our business.

        Two of our key business strategies are to grow our store base in Europe and expand our international franchising business. If we do not successfully implement these strategies, our results of operations are likely to be adversely affected. Our ability to grow successfully outside of North America depends in part on determining a sustainable formula to build customer loyalty and gain market share in certain especially challenging international retail environments. Additionally, the integration of our operations in foreign countries presents certain challenges not necessarily presented in the integration of our North American operations.

        We plan to expand into new countries through organic growth and by entering into franchising and merchandising agreements with unaffiliated third parties who are familiar with the local retail environment and have sufficient retail experience to operate stores in accordance with our business model, which requires strict adherence to the guidelines established by us in our franchising agreements. Failure to identify appropriate franchisees or negotiate acceptable terms in our franchising and merchandising agreements that meet our financial targets would adversely affect our international expansion goals, and could have a material adverse effect on our operating results and impede our strategy of increasing our net sales through expansion. Additionally, future store openings in Asia are currently subject to our 50:50 joint venture agreement with AEON Co. Ltd.

Natural disasters or unusually adverse weather conditions or potential emergence of disease or pandemic could adversely affect our net sales or supply of inventory.

        Unusually adverse weather conditions, natural disasters, potential emergence of disease or pandemic or similar disruptions, especially during the peak Christmas selling season, but also at other times, could significantly reduce our net sales. In addition, these disruptions could also adversely affect our supply chain efficiency and make it more difficult for us to obtain sufficient quantities of merchandise from suppliers.

Information technology systems changes may disrupt our supply of merchandise.

        Our success depends, in large part, on our ability to source and distribute merchandise efficiently. We continue to evaluate and are currently beginning to implement modifications and upgrades to our information technology systems supporting our product supply chain, including merchandise planning and allocation, inventory and price management. Modifications involve replacing legacy systems with successor systems or making changes to the legacy systems. We are aware of inherent risks associated with replacing and changing these core systems, including accurately capturing data and possibly encountering supply chain disruptions. We plan to launch these successor systems in a phased operating country approach over an approximate three-year period, which began in Fiscal 2006. There can be no assurances that we will successfully launch these new systems as planned or that they will occur without supply chain or other disruptions. Supply chain disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on our operations.

We are implementing certain other changes to our information technology systems that may disrupt operations.

        In addition to modifying and replacing our systems related to global retail store operations and international finance operations, we are beginning to implement modifications and upgrades to our information technology systems for POS (cash registers), real estate and international financial accounting. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. We are aware of inherent risks associated with replacing these successor systems, including accurately capturing data and system disruptions and the ability to maintain effective internal controls. We plan to launch these successor systems in a phased operating country approach over an approximate three-year period, which began in

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Fiscal 2006. We plan to complete installation of our new POS system in all our domestic stores, implement our international financial systems and replace our lease management systems by the end of Fiscal 2009. There can be no assurances that we will successfully launch these systems as planned or that they will occur without disruptions to operations. Information technology system disruptions, if not anticipated and appropriately mitigated, could have material adverse effect on our operations.

Changes in the anticipated seasonal business pattern could adversely affect our sales and profits and our quarterly results may fluctuate due to a variety of factors.

        Our business follows a seasonal pattern, peaking during the Christmas, Easter and back-to-school periods. Any decrease in sales or margins during these periods would be likely to have a material adverse effect on our business, financial condition and results of operations. Seasonal fluctuations also affect inventory levels, because we usually order merchandise in advance of peak selling periods. Our quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including the time of store openings, the amount of revenue contributed by new stores, the timing and level of markdowns, the timing of store closings, expansions and relocations, competitive factors and general economic conditions.

A decline in number of people who go to shopping malls, particularly in North America, could reduce the number of our customers and reduce our net sales.

        Substantially all of our North American stores are located in shopping malls. Our North American sales are derived, in part, from the high volume of traffic in those shopping malls. We benefit from the ability of the shopping mall’s “anchor” tenants, generally large department stores and other area attractions, to generate consumer traffic around our stores. We also benefit from the continuing popularity of shopping malls as shopping destinations for girls and young women. Sales volume and shopping mall traffic may be adversely affected by economic downturns in a particular area, competition from non-shopping mall retailers, other shopping malls where we do not have stores and the closing of anchor tenants in a particular shopping mall. In addition, a decline in the popularity of shopping malls among our target customers, and increased gasoline prices that may curtail customer visits to shopping malls, could result in decreased sales that would have a material adverse affect on our business, financial condition and results of operations.

Our industry is highly competitive.

        The specialty retail business is highly competitive. We compete with international, national and local department stores, specialty and discount store chains, independent retail stores, the Internet, direct marketing to consumers and catalog businesses that market similar lines of merchandise. Some competitors have more resources than us. Given the large number of companies in the retail industry, we cannot estimate the number of our competitors. Our successful performance in recent years has increased the amount of imitation by other retailers. This imitation has made and will continue to make the retail environment in which we operate more competitive. Also, a significant shift in customer buying patterns to purchasing value-priced jewelry and accessories via the Internet could have a material adverse effect on our financial results.

We may be unable to continue to successfully execute our business strategies and, as a result, our competitive strengths may be harmed.

        Our success depends on our brand awareness and our ability to appeal to our target customers by providing a broad selection of up-to-date quality merchandise at value prices in an exciting in-store environment. If our merchandising, sourcing and distribution systems are ineffective in the implementation of our strategies, we may not be able to achieve our growth targets. For example, we may not be able to further differentiate our Icing concept from our Claire’s concept, which is part of our strategies to attract new young women aged 17 to 27 as customers. Additionally, our sales could be negatively affected if we are not successful in continuing to strategically open new stores or our new stores are unable to meet our standards for in-store environment and customer service.

Higher labor and health care costs could adversely affect our business.

        We compete with other retailers for good and dependable employees. The supply of such employees is limited, and competition to hire and retain them results in higher labor costs. In addition, the costs of health care continue to increase each year unabatedly. Recently, some states and localities have passed laws mandating the provision of certain levels of health benefits by some employers. Although we are currently not affected by such laws and a legal challenge has been brought against such laws, such requirements may be extended to us in the future.

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Our profitability could be adversely affected by high petroleum prices.

        The profitability of our business depends to a certain degree upon the price of petroleum products, both as a component of the transportation costs for delivery of inventory from our vendors to our stores and as a raw material used in the production of our merchandise. Petroleum prices have recently risen to historic or near historic highs. We are unable to predict what the price of crude oil and the resulting petroleum products will be in the future. We may be unable to pass along to our customers the increased costs that would result from higher petroleum prices. Therefore, any such increase could have an adverse impact on our business and profitability.

The possibility of war and acts of terrorism could disrupt our information or distribution systems and increase our costs of doing business.

        A significant act of terrorism could have an adverse impact on us by, among other things, disrupting our information or distributions systems, causing dramatic increases in fuel prices, thereby increasing the costs of doing business and affecting consumer spending, or impeding the flow of imports or domestic products to us.

We depend on our key personnel.

        Our ability to anticipate and effectively respond to changing trends and consumer preferences depends in part on our ability to attract and retain key personnel in our design, merchandising, marketing and other functions. Competition for this personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods. The loss of services of key members of our senior management team or of certain other key employees could negatively affect our business. In addition, future performance will depend upon our ability to attract, retain and motivate qualified employees to keep pace with our expansion schedule. The inability to do so may limit our ability to effectively penetrate new market areas.

Litigation matters incidental to our business could be adversely determined against us.

        We are involved from time to time in litigation incidental to our business. Management believes that the outcome of current litigation will not have a material adverse effect on our results of operations or financial condition. Depending on the actual outcome of pending litigation, charges would be recorded in the future that may have an adverse effect on our operating results.

We make estimates for our tax liabilities based on tax positions that could be challenged in the future.

        We are subject to taxation in a number of foreign jurisdictions. When we estimate our taxes, we take into account our foreign operations, as well as our domestic operations. The estimates we make regarding domestic and foreign taxes are based on tax positions that we believe are supportable, but could potentially be subject to successful challenge by the Internal Revenue Service or a foreign jurisdiction. If we are required to settle matters in excess of our established accruals for tax contingencies, it could result in a charge to our earnings.

If our independent manufacturers or franchisees or joint venture partners do not use ethical business practices or comply with applicable laws and regulations, our brand name could be harmed due to negative publicity and our results of operations could be adversely affected.

        While our internal and vendor operating guidelines promote ethical business practices, we do not control our independent manufacturers, franchisees or joint venture partners, or their business practices. Accordingly, we cannot guarantee their compliance with our guidelines. Violation of labor or other laws, such as the Foreign Corrupt Practices Act, by our independent manufacturers, franchisees or joint venture partners, or the divergence from labor practices generally accepted as ethical in the United States, could diminish the value of our brand and reduce demand for our merchandise if, as a result of such violation, we were to attract negative publicity. As a result, our results of operations could be adversely affected.

We rely on third parties to distribute our merchandise and if these third parties do not adequately perform this function, our business would be disrupted.

        The efficient operation of our business depends on the ability of our third party carriers to ship merchandise directly to our distribution facilities and individual stores. These carriers typically employ personnel represented by labor unions and have experienced labor difficulties in the past. Due to our reliance on these parties for our shipments, interruptions in the ability of our vendors to ship our merchandise to our distribution facilities or the ability of carriers to fulfill the distribution of merchandise to our stores could adversely affect our business, financial condition and results of operations.

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We may be unable to protect our trademarks and other intellectual property rights.

        We believe that our trademarks and service marks are important to our success and our competitive position due to their name recognition with our customers. There can be no assurance that the actions we have taken to establish and protect our trademarks and service marks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks, service marks and proprietary rights of others. The laws of some foreign countries may not protect proprietary rights to the same extent as do the laws of the United States, and it may be more difficult for us to successfully challenge the use of our proprietary rights by other parties in these countries. Also, others may assert rights in, or ownership of, our trademarks and other proprietary rights, and we may be unable to successfully resolve those types of conflicts to our satisfaction.

We may be unable to rely on liability indemnities given by foreign vendors which could adversely affect our financial results.

        We imported approximately 84% of our merchandise from suppliers outside the United States in Fiscal 2007. Sources of supply may prove to be unreliable, or the quality of the globally sourced products may vary from our expectations. Our ability to obtain indemnification from the manufacturers of these products may be hindered by the manufacturers’ lack of understanding U.S. product liability laws, which may make it more likely that the we may have to respond to claims or complaints from our customers as if we were the manufacturer of the products. Any of these circumstances could have a material adverse effect on our business and financial results.

We are indirectly owned and controlled by the Sponsor, and its interests as an equity holder may conflict with yours as a creditor.

        We are indirectly owned and controlled by the Sponsor, and the Sponsor has the ability to elect all of the members of our board of directors and thereby control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payments of dividends, if any, on our common stock, the incurrence of debt by us, amendments to our articles of incorporation and bylaws and the entering into of extraordinary transactions. See “Management—Board Composition.” The interests of the Sponsor may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our indebtedness as it matures, the interests of the Sponsor as an equity holder might conflict with your interests as a noteholder. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, the Sponsor may in the future own businesses that directly or indirectly compete with us. The Sponsor also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsor continues to own a significant amount of our combined voting power, even if such amount is less than 50%, it will continue to be able to strongly influence or effectively control our decisions.

Risks Relating to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

        Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our notes and credit facilities. Our high degree of leverage could have important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;
•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;
•	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facility, will be at variable rates of interest;
•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including

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restrictive covenants and borrowing conditions, could result in an event of default under the indentures governing the notes and the agreements governing such other indebtedness;
•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;
•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and
•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Despite our high indebtedness level, we and our subsidiaries are still able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indentures governing the notes and our senior secured credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. In addition to the $1,450.0 million of borrowings under our senior secured term loan facility and the $200.0 million which is available to us for borrowing under our senior secured revolving credit facility, under the senior toggle notes, we have the option to elect to pay interest in the form of PIK interest through June 1, 2011, which will increase our debt by the amount of any such interest. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase. In addition, the indentures governing the notes do not prevent us from incurring obligations that do not constitute indebtedness under those agreements.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

        Our senior secured credit facility and the indentures governing the notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our, our parent’s and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;
•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;
•	make certain investments;
•	sell certain assets;
•	create liens;
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and
•	enter into certain transactions with our affiliates.

        A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions, and, in the case of our senior secured revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior secured credit facility as well as our unsecured indebtedness, including the notes. See “Description of Certain Indebtedness.”

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Risks Relating to the Exchange Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We may elect not to pay any cash interest accrued on the notes.

        Pursuant to the indenture governing the senior toggle notes, we may elect not to pay cash interest due on the senior toggle notes on any interest payment date, and may elect to pay PIK interest. In the absence of such an election, interest on the senior toggle notes will be payable as cash interest. The failure to pay cash interest on the senior toggle notes on any interest payment date will not constitute an event of default under the indenture governing the senior toggle notes. Under such circumstances, interest will be paid in the form of PIK interest by increasing the principal amount of the senior toggle notes. See “Description of Exchange Senior Notes—Terms of the Senior Notes—Senior Toggle Notes.”

Your right to receive payments on each series of notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

        Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our senior secured credit facility and each guarantor’s obligations under its guarantee of our senior secured credit facility are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned U.S. subsidiaries and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indentures governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Certain Indebtedness.”

        As of November 3, 2007, we had approximately $1.45 billion outstanding under our senior secured loan facility and had not drawn on our $200 million revolving credit facility other than a $4.5 million letter of credit. The indentures governing the notes permit us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

        Claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries that do not guarantee the notes, including trade creditors. All obligations of these subsidiaries will have to be

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satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or creditors of us, including the holders of the notes.

Your right to receive payments on the senior subordinated notes are junior to the rights of the lenders under our senior secured credit facility and all of our other senior debt (including the senior fixed rate notes and the senior toggle notes) and any of our future senior indebtedness.

        The senior subordinated notes are general unsecured obligations that rank junior in right of payment to all of our senior indebtedness. As of November 3, 2007, we had approximately $2.05 billion of senior indebtedness, including the senior fixed rate notes, the senior toggle notes and $1.45 billion under our senior secured credit facility. In addition, we have the option to increase the principal amount of the senior toggle notes by electing to pay PIK interest. We may not pay principal, premium, if any, interest or other amounts on account of the senior subordinated notes in the event of a payment default in respect of certain of our senior indebtedness, including debt under our senior secured credit facility, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to certain of our senior indebtedness, we may not be permitted to pay any amount on account of the senior subordinated notes for a designated period of time.

        Because of the subordination provisions in the senior subordinated notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the senior subordinated notes until we have made all payments in cash on our senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the senior subordinated notes, including payments of principal or interest when due.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

        Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our senior secured credit facility and the indentures governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facility and the indentures governing the notes. In the event of such default,

•	the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;
•	the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets;
•	we could be forced into bankruptcy or liquidation; and
•	the subordination provisions in the senior subordinated notes may prevent us from paying any obligation with respect to such notes.

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        If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indentures governing the notes and a cross default under our senior secured credit facility. Our senior secured credit facility also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The lenders under our senior secured credit facility have the discretion to release any subsidiary guarantors under our senior secured credit facility in a variety of circumstances, which will cause those subsidiary guarantors to be released from their guarantees of the notes.

        While any obligations under our senior secured credit facility remain outstanding, any subsidiary guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indentures governing the notes, at the discretion of the lenders under our senior secured credit facility, if the related subsidiary guarantor is no longer a guarantor of obligations under our senior secured credit facility. See “Description of Senior Notes” and “Description of Exchange Senior Subordinated Notes.” The lenders under our senior secured credit facility will have the discretion to release the subsidiary guarantees under our senior secured credit facility in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the notes and the incurrence of any guarantees of the notes, including the guarantees by the guarantors entered into upon issuance of the notes and subsidiary guarantees, if any, that may be entered into thereafter under the terms of the indentures governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;
•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;
•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or
•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor, if, in either case, after final judgment, the judgment is unsatisfied.

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        A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. For example, in a leveraged transaction, such as the Transactions, there is increased risk of a determination that the issuer incurred debt obligations for less than reasonably equivalent value or fair consideration as a court may find that the benefit of the Transactions went to our former shareholders, while neither we nor the guarantors benefited substantially or directly from the notes or the guarantees.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

        If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

        Although each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

There is no active trading market for the notes.

        The old notes are not listed, and we do not intend to list the exchange notes, on any securities exchange or to seek approval for quotations through any automated quotation system. We do not anticipate that an active and liquid trading market for the notes will develop as a result of the exchange of the exchange notes for the old notes. For that reason, we cannot assure you that:

•	a liquid market for the notes will develop;
•	you will be able to sell your notes; or
•	you will receive any specific price upon any sale of the notes.

        If a public market for the notes does develop, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

You may have difficulty selling the old notes that you do not exchange in this exchange offer.

        If you do not participate or properly tender your old notes in this exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be

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subject to restrictions on transfer that are described in the legend on the old notes;
•	you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;
•	you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and
•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes.

        We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•	if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and
•	if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

        We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

        After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

The market price for the notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes. In addition, subsequent to their initial issuance, the notes have traded at a discount from their initial offering price, and, depending upon prevailing interest rates, the market for similar notes, our performance and other factors may continue to do so in the future.

The senior toggle notes are treated for United States federal income tax purposes as having original issue discount.

        The senior toggle notes are treated for United States federal income tax purposes as having original issue discount. As a result, holders of the senior toggle notes will be required to include amounts in income with respect to the senior toggle notes as such amounts accrue, generally in advance of the receipt of cash attributable to such income.

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THE EXCHANGE OFFER

Purpose and Effect

        We issued the old notes in a private placement on May 29, 2007. The old notes were, and the exchange notes will be, issued under indentures, dated May 29, 2007, between us, the guarantors and The Bank of New York, as trustee. In connection with the private placement, we entered into registration rights agreements, which require that we file this registration statement under the Securities Act with respect to the exchange notes to be issued in the exchange offer and, upon the effectiveness of this registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and, except as set forth below, you may reoffer and resell them without registration under the Securities Act. After we complete the exchange offer, our obligation to register the exchange of exchange notes for old notes will terminate. A copy of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

        Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that you may reoffer, resell or otherwise transfer the exchange notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act. This interpretation, however, is based on your representation to us that:

•	the exchange notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;
•	you are not engaging in and do not intend to engage in a distribution of the exchange notes to be issued to you in the exchange offer; and
•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued to you in the exchange offer.

        If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in order to reoffer, resell or otherwise transfer your exchange notes. Each broker-dealer that receives exchange notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those exchange notes. See “Plan of Distribution.”

        If you will not receive freely tradeable exchange notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes registered on a “shelf” registration statement pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the date of original issuance of the old notes or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering” below.

Consequences of Failure to Exchange

        If you do not participate or properly tender your old notes in this exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;
•	you will not be able to require us to register your old notes under the Securities Act unless, as set forth above, you do not receive freely tradable exchange notes in the exchange offer or are not

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eligible to participate in the exchange offer, and we are obligated to file a shelf registration statement;
•	you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and
•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of the exchange notes in exchange for each $1,000 principal amount of the old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000.

        The forms and terms of the exchange notes are substantially the same as the forms and terms of the old notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $935 million in aggregate principal amount of the old notes are outstanding, consisting of $250 million in aggregate principal amount of the old senior fixed rate notes, $350 million in aggregate principal amount of the old senior toggle notes and $335 million in aggregate principal amount of old senior subordinated notes. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters’ rights in connection with the exchange offer under Florida law or the indentures.

        We will be deemed to have accepted validly tendered old notes if and when we have given oral or written notice of our acceptance to the Bank of New York, the exchange agent for the exchange offer. The exchange agent will act as our agent for the purpose of receiving from us the exchange notes for the tendering noteholders. If we do not accept any tendered old notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates, if any, for any unaccepted old notes, without expense, to the tendering noteholder as promptly as practicable after the expiration date of the exchange offer.

        You will not be required to pay brokerage commissions or fees or transfer taxes, except as set forth below under “—Transfer Taxes,” with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Amendment

        The exchange offer will expire at 5:00 p.m., New York City time, on                  , 2008, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, however, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

        We also reserve the right, in our sole discretion:

•	to accept tendered notes upon the expiration of the exchange offer, and extend the exchange offer with respect to untendered notes;

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•	to delay accepting any old notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent; or
•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act, to the extent that rule applies.

        We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Procedures for Tendering

        Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to The Bank of New York, as the exchange agent, prior to the expiration date. In addition:

•	the certificates representing your old notes must be received by the exchange agent prior to the expiration date;
•	a timely confirmation of book-entry transfer of such notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the expiration date; or
•	you must comply with the guaranteed delivery procedures described below.

        If you hold old notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder of your old notes promptly and instruct the registered holder to tender on your behalf.

        If you tender an old note and you do not properly withdraw the tender prior to the expiration date, you will have made an agreement with us to participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

•	old notes tendered in the exchange offer are tendered either by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal or for the account of an eligible institution; and
•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

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        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to certain old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        You must cure any defects or irregularities in connection with tenders of your old notes within the time period that we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes;
•	you have not cured any defects or irregularities in your tender; and
•	we have not waived those defects, irregularities or improper tender.

        The exchange agent will return your old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

        In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer exchange notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;
•	terminate the exchange offer; and
•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any of these purchases or offers could differ from the terms of the exchange offer.

        In all cases, the issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

29

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes being tendered by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or a copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

        The DTC’s ATOP system is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal.

        If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange for exchange notes, you must instruct a participant in DTC to transmit to the exchange agent on or prior to the expiration date for the exchange offer a computer-generated message transmitted by means of ATOP and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

        In addition, in order to deliver old notes held in the form of book-entry interests:

•	a timely confirmation of book-entry transfer of such notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described above must be received by the exchange agent prior to the expiration date; or
•	you must comply with the guaranteed delivery procedures described below.

Certificated Old Notes

        Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes in the exchange offer, you must transmit to the exchange agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated old notes:

•	the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or
•	you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible financial institution;
•	on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and
•	the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the

30

exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;
•	the amount of old notes you are tendering;
•	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent;
•	the certificates for all certificated old notes being tendered, in proper form, for transfer or a book-entry confirmation of tender;
•	a written or facsimile copy of the letter of transmittal or a book-entry confirmation instead of the letter of transmittal; and
•	any other documents required by the letter of transmittal.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission of or, for DTC participants, an electronic ATOP transmission of, the notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

        The notice of withdrawal must:

•	state your name;
•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amounts of the old notes to be withdrawn;
•	be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and
•	specify the name in which the old notes are to be registered, if different from yours.

        We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

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Conditions

        Notwithstanding any other provision of the exchange offer, and subject to our obligations under the related registration rights agreements, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any one of the following events occurs:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or
•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any tendered old notes, if, at the time the notes are tendered, any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indentures under the Trust Indenture Act of 1939, as amended.

        The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

        We have appointed the Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

        By registered or certified mail, by hand or by overnight courier:

The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—Floor 7 East New York, New York 10286 Attention: David Mauer

By telephone:	212-815-3687

By facsimile:	212-298-1915

        The exchange agent also acts as trustee under the indenture.

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Fees and Expenses

        We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $275,000, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with a tender of your old notes unless you instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder of old notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

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USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding old notes, the terms of which are identical in all material respects to the exchange notes. The outstanding old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

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CAPITALIZATION

        The following table sets forth our capitalization as of November 3, 2007, on a historical basis and as adjusted to give effect to the exchange offer (assuming that all holders exchange their notes). You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and our consolidated financial statements and related notes included elsewhere in this prospectus. The issuance of the exchange notes will not result in any change in our capitalization.

	As of November 3, 2007 Actual	As of November 3, 2007 As Adjusted

	(dollars in thousands)	(dollars in (thousands)
Cash and cash equivalents	$ 78,038	$ 78,038

Senior secured revolving credit facility	—	—
Senior secured term loan facility	1,446,375	1,446,375
Old senior fixed rate notes	250,000	—
Exchange senior fixed rate notes	—	250,000
Old senior toggle notes	350,000	—
Exchange senior toggle notes	—	350,000
Old senior subordinated notes	335,000	—
Exchange senior subordinated notes	—	335,000
Total debt	2,381,375	2,381,375
Stockholders’ equity	596,875	596,875

Total capitalization	$2,978,250	$2,978,250

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth our selected historical consolidated financial and other data. The selected historical statement of operations data for the years ended February 3, 2007, January 28, 2006, and January 29, 2005, and the selected historical balance sheet data as of February 3, 2007 and January 28, 2006 have been derived from our consolidated financial statements for such periods and such dates, which have been audited by KPMG LLP, our independent registered public accounting firm, and are included in this prospectus. The selected historical statement of operations data for the years ended January 31, 2004 and February 1, 2003, and the selected historical balance sheet data as of January 29, 2005, January 31, 2004 and February 1, 2003, have been derived from our consolidated financial statements for such periods and such dates, and are not included in this prospectus. The selected historical consolidated financial and other data should be read in conjunction with the consolidated financial statements for the year ended February 3, 2007, the related notes and the independent registered public accounting firm’s report. As a result of the consummation of the Transactions, the Company is sometimes referred to as the “successor entity” for periods on or after May 29, 2007, and the “predecessor entity” for periods prior to May 29, 2007. The unaudited historical financial data as of November 3, 2007, May 28, 2007 and October 28, 2006 and for the periods from May 29, 2007 to November 3, 2007 and February 4, 2007 to May 28, 2007 and the nine and three months ended October 28, 2006 and the three months ended November 3, 2007, have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements for the period after May 29, 2007 are presented on a different basis than that for the periods before May 29, 2007, as a result of the application of purchase accounting as of May 29, 2007 and therefore are not comparable. The acquisition of Claire’s Stores, Inc. is being accounted for as a business combination using the purchase method of accounting, whereby the purchase price was preliminarily allocated to the assets and liabilities based on the estimated fair market values at the date of acquisition. The Company has yet to complete the final evaluation and allocation of the purchase price as the appraisal associated with the valuation of certain assets and liabilities is not yet complete. The Company does not believe that the appraisal or its estimate of certain contingencies will materially modify the preliminary purchase price allocation. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for that period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        The selected historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

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Selected Historical Consolidated Financial and Other Data

	Predecessor Entity								Successor Entity
	Fiscal Year Ended(1)					Feb. 4, 2007 Through May 28, 2007	Three Months Ended October 28, 2006	Nine Months Ended October 28, 2006	Three Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007
	February 3, 2007	January 28, 2006	January 29, 2005	January 31, 2004	February 1, 2003

	(dollars in thousands, except for ratios and store data)
Statement of Operations Data:
Net sales	$ 1,480,987	$ 1,369,752	$ 1,279,407	$ 1,132,834	$1,001,537	$ 424,899	$ 347,593	$ 1,008,680	$ 357,366	$ 638,556
Cost of sales, occupancy and buying expenses	691,646	625,866	587,687	524,455	486,858	206,438	165,487	480,540	176,215	314,490

Gross profit	789,341	743,886	691,720	608,379	514,679	218,461	182,106	528,140	181,151	324,066
Other expenses (income):
Selling, general and administrative	481,979	449,430	430,867	394,152	355,093	154,482	118,843	348,569	127,772	220,513
Depreciation and amortization	56,771	48,900	44,882	41,451	37,897	19,652	14,249	41,319	26,428	39,598
Transaction-related costs	—	—	—	—	—	72,672	—	—	1,200	3,261
Other income	(3,484)	(4,622)	(2,334)	(2,119)	784	(1,476)	(754)	(1,914)	(1,310)	(1,706)

	535,266	493,708	473,415	433,484	393,774	245,330	132,338	387,974	154,090	261,666

Operating income (loss)	254,075	250,178	218,305	174,895	120,905	(26,869)	49,768	140,166	27,061	62,400
Interest expense (income), net	(14,575)	(9,493)	(3,331)	473	782	(4,876)	(3,162)	(11,191)	56,322	92,250

Income (loss) from continuing operations before income taxes	268,650	259,671	221,636	174,422	120,123	+(21,993)	52,930	151,357	(29,261)	(29,850)
Income taxes	79,888	87,328	75,377	59,384	42,144	21,779	16,303	49,067	(15,449)	(15,231)

Income (loss) from continuing operations	$ 188,762	$ 172,343	$ 146,259	$ 115,038	$ 77,979	$ (43,772)	$ 36,627	$ 102,290	$ (13,812)	$ (14,619)

Other Financial Data (unaudited):
Capital expenditures:
New stores and remodels	$ 77,021	$ 64,275	$ 58,582	$ 45,513	$ 42,814	$ 24,231	$ 21,445	$ 59,682	$ 18,991	$ 35,634
Other(2)	18,171	9,169	5,052	3,325	2,634	3,757	8,676	17,073	4,766	7,033
Total capital expenditures	95,192	73,444	63,634	48,838	45,448	27,988	30,121	76,755	23,757	42,667
Ratio of earnings to fixed charges(3)	5.2X	5.3X	4.7X	4.0X	3.1X	—	4.2X	4.1X	—	—
Cash interest expense(4)	118	125	193	2,561	4,435	79	18	75	30,012	40,088

Store Data (unaudited):
Number of stores (at period end)
North America	2,133	2,106	2,119	2,112	2,150	2,124	2,145	2,145	2,151	2,151
Europe	859	772	717	700	653	879	842	842	900	900

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	Predecessor Entity								Successor Entity
	Fiscal Year Ended(1)					Feb. 4, 2007 Through May 28, 2007	Three Months Ended October 28, 2006	Nine Months Ended October 28, 2006	Three Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007
	February 3, 2007	January 28, 2006	January 29, 2005	January 31, 2004	February 1, 2003
						(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except for ratios and store data)
Total number of stores (at period end)	2,992	2,878	2,836	2,812	2,803	3,003	2,987	2,987	3,051	3,051
Total gross square footage (000’s)
(at period end)	3,021	2,883	2,801	2,175	2,081	3,043	3,008	3,008	3,114	3,114
Net sales per store (000’s)(5)	$ 504	$ 479	$ 452	$ 401	$ 358	$ 142	$ 119	$ 344	$ 118	$ 211
Net sales per square foot(6)	$ 500	$ 480	$ 459	$ 413	$ 366	$ 140	$ 118	$ 342	$ 117	$ 208
Balance Sheet Data (at period end)
Cash and cash equivalents	$ 340,877	$ 431,122	$ 191,006	$ 224,630	$ 195,482	$ 377,522	$ 244,551	$ 244,551	$ 78,038	$ 78,038
Total assets	1,091,266	1,090,701	966,129	805,924	738,129	1,146,209	1,012,869	1,012,869	3,388,411	3,388,411
Total debt	—	—	—	—	110,196	—	—	—	2,381,375	2,381,375
Total stockholders’ equity	847,662	868,318	755,687	632,450	501,254	792,071	766,142	766,142	596,875	596,875

(1)	Fiscal 2003, 2004, 2005 and 2006 were fifty-two week periods. Fiscal 2007 was a fifty-three week period.
(2)	Includes management information system expenditures of $5.2 million in Fiscal 2007 for strategic projects of POS, merchandising systems, business intelligence, technology and the logistics system for the new distribution center in the Netherlands.
(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense, including amortization of debt issuance costs, and the portion of rental expense which management believes is representative of the interest component of rental expense. Due to the Company’s loss during the period from February 4, 2007 through May 28, 2007, the three months ended November 3, 2007 and the period from May 29, 2007 through November 3, 2007, the ratio coverage was less than 1:1. The Company must generate additional earnings of $22,661, $29,792 and $30,344 during the period from February 4, 2007 through May 28, 2007, the three months ended November 3, 2007 and the period from May 29, 2007 through November 3, 2007, respectively, to achieve a coverage of 1:1.
(4)	Cash interest expense does not include amortization of debt issuance costs.
(5)	Net sales per store is calculated based on the average number of stores during the period.
(6)	Net sales per square foot is calculated based on the average gross square feet during the period.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated statements of operations for the fiscal year ended February 3, 2007 and the nine months ended November 3, 2007 are based on our historical consolidated financial statements appearing elsewhere in this registration statement and give effect to the Transactions as if they had occurred on January 29, 2006 for purposes of the pro forma condensed consolidated statement of operations for the fiscal year ended February 3, 2007 and on February 4, 2007 for the pro forma condensed consolidated statement of operations for the nine months ended November 3, 2007.

        Pro forma adjustments were made to reflect:

•	the acquisition of Claire’s by the Sponsor;
•	changes in depreciation and amortization expense resulting from fair value adjustments to tangible and intangible assets;
•	changes in rent expense resulting from the impact of purchase accounting;
•	increase in interest expense resulting from additional debt incurred in connection with the Transactions, including amortization of debt issuance costs;
•	decrease in expenses related to expected savings for directors’ and officers’ insurance premiums following the Transactions;
•	increase in management expense to the Sponsor in accordance with the new management agreement entered into upon the closing of the Acquisition; and
•	the effect to deferred income tax income and expense of the pro forma adjustments.

        The acquisition of Claire’s Stores, Inc. is being accounted for as a business combination using the purchase method of accounting, whereby the purchase price was preliminarily allocated to the assets and liabilities based on the estimated fair market values at the date of acquisition.

        The Company has yet to complete the final evaluation and allocation of the purchase price as the appraisal associated with the valuation of certain assets and liabilities is not yet complete. The Company does not believe that the appraisal or its estimate of certain contingencies will materially modify the preliminary purchase price allocation.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements appearing elsewhere in this registration statement. The unaudited pro forma condensed consolidated financial information is presented for information purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had the Transactions been completed as of the date and for the periods presented, and should not be taken as representative of our consolidated results of operations following the completion of the Transactions.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED FEBRUARY 3, 2007
(dollars in thousands)

	Historical Claire’s (Predecessor Entity)	Pro Forma Adjustments		Pro Forma Claire’s
Net sales	$ 1,480,987	$ —		$ 1,480,987

Cost of sales, occupancy and buying expenses	691,646	3,204	(1)	694,850

Gross profit
	789,341	(3,204)		786,137

Other expenses (income):

Selling, general and administrative	481,979	2,079	(2)	484,058

Depreciation and amortization	56,771	18,271	(3)	75,042

Transaction-related costs	—	2,061	(4)	2,061

Other income	(3,484)	—		(3,484)

	535,266	22,411		557,677

Operating income
	254,075	(25,615)		228,460

Interest expense (income), net	(14,575)	220,988	(5)	206,413

Income from continuing operations before
income tax expense (benefit)	268,650	(246,603)		22,047

Income tax expense (benefit)	79,888	(91,983	)(6)	(12,095)

Income from continuing operations	$ 188,762	$ (154,620)		$ 34,142

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED NOVEMBER 3, 2007
(dollars in thousands)

	Historical Claire’s
	Successor Entity	Predecessor Entity	Pro Forma Adjustments		Pro Forma Claire’s
Net sales	$ 638,556	$ 424,899	$ —		$ 1,063,455

Cost of sales, occupancy and buying expenses	314,490	206,438	1,068	(1)	521,996

Gross profit
	324,066	218,461	(1,068)		541,459

Other expenses (income):

Selling, general and administrative	220,513	154,482	693	(2)	375,688

Depreciation and amortization	39,598	19,652	12,026	(3)	71,276

Transaction-related costs	3,261	72,672	(72,672	)(4)	3,261

Other income	(1,706)	(1,476)	—		(3,182)

	261,666	245,330	(59,953)		447,043

Operating income (loss)	62,400	(26,869)	58,885		94,416

Interest expense (income), net	92,250	(4,876)	71,762	(5)	159,136

Loss from continuing operations before income
tax expense (benefit)	(29,850)	(21,993)	(12,877)		(64,720)

Income tax expense (benefit)	(15,231)	21,779	(37,416	)(6)	(30,868)

Loss from continuing operations	$ (14,619)	$ (43,772)	$ 24,539		$ (33,852)

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Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
(dollars in thousands)

(1)	Reflects the impact of purchase accounting on rent expense.	For the Fiscal Year Ended February 3, 2007	For the Nine Months Ended November 3, 2007
	Adjustment to straight line rent Adjustment to straight-line tenant allowance amortization Pro forma adjustment to rent expense	$2,148 1,056 $3,204	$ 716 352 $1,068
(2)	Reflects: (i) the new annual management fee of $3,000 and $1,000 for the fiscal year ended February 3, 2007 and the nine months ended November 3, 2007, respectively, to the Sponsor in accordance with the new management agreement that was entered into upon the closing of the Acquisition, and (ii) the annual reduction of $921 in expected savings for directors’ and officers’ insurance premiums following the Transaction.
(3)	Reflects the adjustment to depreciation and amortization resulting from preliminary fair value adjustments to certain tangible assets as a result of the Transactions.
(4)	There were transaction costs expensed subsequent to the closing of the Transactions aggregating $3,261. For the nine months ended November 3, 2007, reflects the reversal of the non-recurring charges for transaction costs expensed prior to the closing of the Transactions.
(5)	Reflects (i) the reversal of $52 and $17 for the fiscal year ended February 3, 2007 and the nine months ended November 3, 2007, respectively, of historical interest expense related to a revolving line of credit facility which was terminated as a result of the Transactions, and (ii) the increase in interest expense related to the additional debt, consisting of the notes and borrowings under our new senior credit facility, in the aggregate principal amount of $2,385,000, bearing interest at a weighted average interest rate of 8.8%. To the extent we elect to pay PIK interest on the senior toggle notes, our cash interest expense would decrease accordingly, but our long-term obligations to pay principal would be increased. The adjustment also includes amortization expense in the amount of $10,380 and $3,460 for the fiscal year ended February 3, 2007 and the nine months ended November 3, 2007, respectively, on the $77,264 of debt issuance costs related to the new debt.
A 0.125% change in the variable interest rates on our debt would change pro forma interest expense by $1,813 and $1,359 for the fiscal year ended February 3, 2007 and the nine months ended November 3, 2007, respectively.
(6)	Reflects the income tax effect of the pro forma adjustments using an estimated combined statutory income tax rate of 37.3%. This rate is not necessarily indicative of our expected future effective tax rate. The historical income tax provision for the nine months ended November 3, 2007 had provided income taxes on $28,453 of the non-deductible portion of transaction-related costs as well as $22,028 of income taxes incurred due to the repatriation of cash related to the Transactions. These items were reversed before applying the 37.3% pro forma tax rate to the pro forma adjustments.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with our audited historical financial statements and the notes accompanying those statements, which are included in the back of this prospectus and “Unaudited Pro Forma Condensed Consolidated Financial Information.” The results described below are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on our current expectations, which are inherently subject to risks and uncertainties. Actual results may differ significantly from those projected in such forward-looking statements due to a number of factors. We undertake no obligation to update or revise any forward-looking statement. See “Forward-Looking Statements.”

        Annually, our fiscal years end on the Saturday closest to January 31. We refer to the prior fiscal year ended February 3, 2007 as Fiscal 2007, and the current fiscal year ending February 2, 2008 as Fiscal 2008.

        We include a store in the calculation of same store sales once it has been in operation sixty weeks after its initial opening. If a store is closed during a fiscal period, the store’s sales will be included in the computation of same store sales for that fiscal month, quarter, and year to date period only for the days in which it was operating as compared to those same days in the comparable period. Relocated, remodeled, and expanded square footage stores are classified the same as the original store and are not considered new stores upon relocation, remodeling or completion of their expansion. However, a store which is temporarily closed while undergoing relocation, remodeling or expansion is excluded from same store sales for the related period of closure.

Business Overview

        We believe we are the world’s largest specialty retailer of value-priced jewelry and accessories focusing on girls and young women in the 7 to 27 age range. We are organized based on our geographic markets, which include our North American operations and our European operations. As of November 3, 2007, we operated a total of 3,051 stores, of which 2,151 were located in all 50 states of the United States, Puerto Rico, Canada, and the U.S. Virgin Islands (our North American operations) and 900 stores were located in the United Kingdom, Switzerland, Austria, Germany, France, Ireland, Spain, Portugal, the Netherlands, and Belgium (our European operations). The stores are operated mainly under the trade names “Claire’s” and “Icing.”

        In addition, as of November 3, 2007, we franchised 159 stores in the Middle East, South Africa, Russia, and Poland under franchising agreements. We account in our North America division for the goods we sell under the merchandising agreements with our franchisees within “Net sales” and “Cost of sales, occupancy and buying expenses.” The royalty fees are accounted for within our European division in “Other income” in our Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

        We also operated, as of November 3, 2007, 202 stores in Japan through our Claire’s Nippon 50:50 joint venture with AEON Co. Ltd. (“Claire’s Nippon”). We account for the results of operations of Claire’s Nippon under the equity method. These results are included within our North America division in “Other income” in our Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

        We have two store concepts: Claire’s, which targets girls and teens between the ages of 7 to 17, and Icing, which targets teens and young women in the 17 to 27 age range. We offer a wide selection of merchandise, which in Fiscal 2007 typically ranged in retail price between $2.50 and $20.00 with an average selling price of approximately $4.40 and an average transaction value of $13.00, net of promotions and markdowns, in two principal product categories:

•	Jewelry (58% of the Fiscal 2007 net sales) – Earrings, bracelets, necklaces and ear piercing studs; and
•	Accessories (42% of Fiscal 2007 net sales) – Hairgoods, cosmetics, handbags and fashion accessories.

        We believe that we are the leading jewelry and accessories destination for our target customers because of our value orientation at competitive prices, our broad selection of merchandise, a fun experience and exciting in-store environment, and excellent customer service. The differentiation of our Claire’s and Icing concepts allows us

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to operate multiple store locations within a single mall. In North America, our stores are located primarily in shopping malls and average approximately 1,200 square feet. In Europe and Japan, our stores are located primarily on high streets, in shopping malls and in high traffic urban areas and average approximately 600 square feet. Each store uses our proprietary displays, which enhance the presentation of a wide variety of items in a relatively small space.

        We also have a substantial organization dedicated to developing and sourcing our products, including our Company-owned and operated Hong Kong buying office, RSI. The majority of our products are manufactured to our specifications through a global network of suppliers and vendors.

        Key components of our business strategy are as follows:

•	Sustain and extend our leading market position by continuing to elevate the awareness of our Claire’s brand, strengthen our category leadership, leverage and expand our core competencies, improve processes and enhance our organizational effectiveness in order to drive same store sales growth.
•	Maintain a healthy store base and improve retail productivity through various retail initiatives, such as implementing a new point-of-sale (“POS”) system and improving our planning, allocation, and replenishment processes to further maximize sell-through and minimize mark-downs.
•	Differentiate our Icing brand concept from our Claire’s brand concept in North America by minimizing product overlap and transitioning our Icing merchandise, store design, and overall shopping experience to reflect a more mature and sophisticated offering more targeted to its core customer.
•	Strengthen our European merchandise offering by more closely tailoring our merchandise assortment in Europe on a regional, country-by country basis in Europe to reflect local customer preferences.
•	Centralize distribution in Europe through our new third-party distribution center in the Netherlands that opened in June 2007, currently servicing Spain, Portugal, Austria and Germany, which we expect to reduce both inbound and outbound freight costs over time, increase speed to market and improve our in-store stock levels.
•	Grow our European store base by opportunistically opening new stores in existing markets and by strategically expanding into new markets.
•	Identify and pursue opportunities to grow our franchising business globally, in new and existing markets, to expand our geographic footprint, and enhance our brand awareness worldwide.

        Our ability to achieve these objectives and execute our business strategy will be dependent on various factors, including those outlined in “Risk Factors.”

Acquisition of the Company by Apollo Management VI, L.P.

        On March 20, 2007, Bauble Acquisition Sub and its parent company, Holdings, entered into an Agreement and Plan of Merger with Claire’s governing a reverse subsidiary merger (the “Merger”). On May 24, 2007, our shareholders approved the Merger at a special meeting of shareholders. As a result, on May 29, 2007, Bauble Acquisition Sub was merged with and into Claire’s, with Claire’s as the surviving corporation. In the Merger, each share of common stock and Class A common stock of Claire’s (other than shares held in treasury or owned directly or indirectly by Holdings, Bauble Acquisition Sub or any subsidiary of Claire’s and other than shares of Class A common stock held by shareholders who properly demanded and perfected appraisal rights) was converted into the right to receive $33.00 in cash, without interest, for aggregate consideration of approximately $3.1 billion. As the surviving corporation in the Merger, Claire’s assumed by operation of law all of the rights and obligations of Bauble Acquisition Sub, including those under the old notes and the related indentures.

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        Apollo Management VI, L.P., on behalf of certain affiliated co-investment partnerships, caused approximately $595.7 million to be contributed as equity to Bauble Acquisition Sub simultaneously with the consummation of the Merger.

        Apollo Management VI, L.P., together with certain affiliated co-investment partnerships (collectively, the “Sponsor”), financed the purchase of Claire’s and paid related fees and expenses with the offering of the old notes, the equity investment described above, the senior secured credit facility and excess cash on hand at the Company.

        Immediately following the Merger, Claire’s became a direct wholly-owned subsidiary of Holdings and the Sponsor indirectly beneficially owned 100% of Claire’s equity interests. Holdings is an entity that was formed in connection with the Transactions and that has no assets or liabilities other than assets and liabilities incurred in connection with the Merger and the shares of Claire’s.

        The closing of the Merger occurred simultaneously with:

•	the closing of the offering of the old notes;
•	the closing of our $1.65 billion senior secured credit facility;
•	the termination of the Company’s existing $60.0 million secured credit facility; and
•	the equity investment described above.

        We refer to aforementioned transactions, including the Merger and our payment of any costs related to these transactions, collectively herein as the “Transactions.” In connection with the Transactions, we incurred significant indebtedness and became highly leveraged.

        Upon consummation of the Transactions, we delisted our shares of common stock from the New York Stock Exchange (the “NYSE”) and deregistered under Section 12 of the Exchange Act. The last day of trading on the NYSE was May 29, 2007.

Effect of the Transactions

        In connection with the Transactions, the Company incurred significant additional indebtedness, including $935.0 million aggregate principal amount of the notes, and $1.45 billion under the credit facility. In addition, a standby letter of credit, in the face amount of approximately $4.5 million, was issued under the credit facility. As of February 3, 2007, the Company had no indebtedness outstanding. Therefore, our interest expense is significantly higher following the Transactions than experienced in prior periods.

        The acquisition of Claire’s Stores, Inc. is being accounted for as a business combination using the purchase method of accounting, whereby the purchase price was preliminarily allocated to the assets and liabilities based on the estimated fair market values at the date of acquisition.

        The Company has yet to complete the final evaluation and allocation of the purchase price as the appraisal associated with the valuation of certain assets and liabilities is not yet complete. The Company does not believe that the appraisal or its estimate of certain contingencies will materially modify the preliminary purchase price allocation.

        The following discussion and analysis of the Company’s historical financial condition and results of operations covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of such periods does not reflect the significant impact the Transactions will have on the Company. After the Transactions, the Company became highly leveraged. See “—Analysis of Consolidated Financial Condition.”

Critical Accounting Policies and Estimates

        The preparation of financial statements requires us to estimate the effect of various matters that are inherently uncertain as of the date of the financial statements. Each of these required estimates varies in regard to the level of judgment involved and its potential impact on our reported financial results. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period and would materially impact our financial condition, changes in financial condition or results of operations. Our significant accounting policies are discussed in note 1 of our consolidated financial statements. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

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        On an on-going basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances at the time, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although management believes that the estimates discussed above are reasonable and the related calculations conform to generally accepted accounting principles, actual results could differ from these estimates, and such differences could be material.

      Inventory Valuation

        Our inventories in North America, Switzerland, Austria, Germany, Spain and Portugal are valued at the lower of cost or market, with cost determined using the retail method. Inherent in the retail inventory calculation are certain significant management judgments and estimates including, among others, merchandise markups, markdowns and shrinkage, which impact the ending inventory valuation at cost as well as resulting gross margins. The methodologies used to value merchandise inventories include the development of the cost to retail ratios, the groupings of homogeneous classes of merchandise, development of shrinkage reserves and the accounting for retail price changes. The inventories in our United Kingdom, Ireland, France, Netherlands and Belgium stores are accounted for under the lower of cost or market method, with cost determined using the average cost method. Inventory valuation is impacted by the estimation of slow moving goods, shrinkage and markdowns.

       Valuation of Long-Lived Assets

        We evaluate the carrying value of long-lived assets whenever events or changes in circumstances indicate that a potential impairment has occurred. A potential impairment has occurred if the projected future undiscounted cash flows are less than the carrying value of the assets. The estimate of cash flows includes management’s assumptions of cash inflows and outflows directly resulting from the use of the asset in operations. When a potential impairment has occurred, an impairment charge is recorded if the carrying value of the long-lived asset exceeds its fair value. Fair value is measured based on a projected discounted cash flow model using a discount rate we feel is commensurate with the risk inherent in our business. Our impairment analyses contain estimates due to the inherently judgmental nature of forecasting long-term estimated cash flows and determining the ultimate useful lives of assets. Actual results may differ, which could materially impact our impairment assessment. We recorded no material impairment charges during Fiscal 2007, Fiscal 2006 and Fiscal 2005.

       Goodwill Impairment

        We continually evaluate whether events and changes in circumstances warrant recognition of an impairment loss of goodwill. The conditions that would trigger an impairment assessment of goodwill include a significant, sustained negative trend in our operating results or cash flows, a decrease in demand for our products, a change in the competitive environment and other industry and economic factors. We measure impairment of goodwill utilizing the discounted cash flow method for each of our reporting units. The estimated discounted cash flows are then compared to our goodwill amounts. If the balance of the goodwill exceeds the estimated discounted cash flows, the excess of the balance is written off. Future cash flows may not meet projected amounts, which could result in impairment. We performed these analyses during Fiscal 2007, Fiscal 2006 and Fiscal 2005 and no impairment charge was required.

      Intangible Asset Impairment

        We continually evaluate whether events and changes in circumstances warrant revised estimates of the useful lives, residual values or recognition of an impairment loss for intangible assets. Future adverse changes in market and legal conditions or poor operating results of underlying assets could result in losses or an inability to recover the carrying value of the intangible asset, thereby possibly requiring an impairment charge in the future. Prior to Fiscal 2007, we concluded that certain intangible assets, comprised primarily of lease rights in our stores in France, qualified as indefinite-life intangible assets. The fair market value of the lease rights was determined through the use of third-party valuations. In addition, prior to Fiscal 2007, we made investments in intangible assets upon the opening and acquisition of many of our other store locations in Europe. These other intangible assets are subject to amortization and are amortized over the useful lives of the respective leases, not to exceed 25 years. We evaluate the market value of these assets periodically and record the impairment charge when we believe the carrying amount of the asset is not recoverable. We recorded no material impairment charges during Fiscal 2007, Fiscal 2006 and Fiscal 2005.

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        During Fiscal 2007, we determined that our lease rights in France, which we previously accounted for as indefinite-life intangible assets, would be more appropriately accounted for as either intangible assets with finite lives or as initial direct costs of the related lease. Accordingly, intangible assets with finite lives and initial direct costs of the lease are now amortized to their estimated residual value on a straight line basis over the term of the lease. The impact of our decision to change our accounting lease rights in France did not have a material impact on our financial position, results of operations or cash flows.

       Income Taxes

        We are subject to income taxes in many jurisdictions, including the United States, individual states and localities and internationally. Our annual consolidated provision for income taxes is determined based on our income, statutory tax rates and the tax implications of items treated differently for tax purposes than for financial reporting purposes. Tax law requires certain items to be included in the tax return at different times than the items are reflected on the financial statements. Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as depreciation expense. We establish deferred tax assets and liabilities as a result of these temporary differences.

        Our judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence including past operating results, estimates of future taxable income and planning opportunities. In the event we change our determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made. Although realization is not assured, we believe it is more likely than not that our deferred tax assets, net of valuation allowance, will be realized.

        We establish accruals for tax contingencies in our consolidated financial statements based on tax positions that we believe are supportable, but are potentially subject to successful challenge by the taxing authorities. We believe these accruals are adequate for all open audit years based on our assessment of many factors including past experience, progress of ongoing tax audits and interpretations of tax law. If changing facts and circumstances cause us to adjust our accruals, or if we prevail in tax matters for which accruals have been established, or we are required to settle matters in excess of established accruals, our income tax expense for a particular period will be affected.

        Income tax expense also reflects our best estimate and assumptions regarding, among other things, the geographic mix of earnings, interpretation of tax laws of multiple jurisdictions and resolution of tax audits. Future changes in the geographic mix of earnings or tax laws, or future events regarding the resolution of tax audits, could have an impact on our effective income tax rate. During the year we base our tax rate on an estimate of our expected annual effective income tax rate, and those estimates are updated quarterly.

      Stock-Based Compensation

        We issue stock options and other stock-based awards to executive management, key employees and directors under our stock-based compensation plans. Prior to Fiscal 2007, we accounted for stock-based compensation under the provisions of APB No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Stock awards which qualified as fixed grants under APB No. 25, such as our time-vested stock awards, were accounted for at fair value at date of grant. The compensation expense was recorded over the related vesting period in a systematic and rational manner consistent with the lapse of restrictions on the shares.

        Other stock awards, such as long-term incentive plan awards, were accounted for at fair value at the date it became probable that performance targets required to receive the award would be achieved. The compensation expense was recorded over the related vesting period. Determining the number of shares expected to be awarded under the long-term incentive plan requires judgment in determining the performance targets to be achieved over the period covered by the plan. If actual results differ significantly from those estimated, stock-based compensation expense and our results of operations could be materially impacted.

        Stock options were accounted for under the intrinsic value method of APB No. 25. Modifications to option awards were accounted for under the provisions of FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation—an interpretation of APB Opinion No. 25.” The modification to accelerate vesting of outstanding options required an estimate of options which would have expired or been forfeited unexercisable absent the modification to accelerate.

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        On January 29, 2006, we adopted SFAS No. 123R.

        Under SFAS No. 123R, time-vested stock awards are accounted for at fair value at date of grant. The compensation expense is recorded over the requisite service period.

        Other stock awards, such as long-term incentive plan awards, which qualify as equity plans under SFAS No. 123R, are accounted for based on fair value at date of grant. The compensation expense is based on the number of shares expected to be issued when it becomes probable that performance targets required to receive the award will be achieved. The expense is recorded over the requisite service period.

        Other long-term incentive plans accounted for as liabilities under SFAS No. 123R are recorded at fair value at each reporting date until settlement. The compensation expense is based on the number of performance units expected to be issued when it becomes probable that performance targets required to receive the award will be achieved. The expense is recorded over the requisite service period.

Results of Consolidated Operations

Three and Nine Months Ended November 3, 2007 and October 28, 2006

        As a result of the Transactions, the financial results for the nine months ended November 3, 2007 have been separately presented in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). The results have been split between the “Predecessor Entity”, covering the period February 4, 2007 through May 28, 2007, and the “Successor Entity”, covering the period from May 29, 2007 (the date the Transactions were consummated) through November 3, 2007. The results for the three and nine months ended October 28, 2006 are presented under “Predecessor Entity”. For comparative purposes, the Company combined the Predecessor Entity and Successor Entity periods in its discussion below related to the nine months ended November 3, 2007. This combination is not a generally accepted accounting principles presentation. However, the Company believes this combination is useful to provide the reader a more accurate comparison and is provided to enhance the reader’s understanding of the results of operations for the nine months period presented. The three month presentation is a comparison of the Successor Entity for the three months ended November 3, 2007 and the Predecessor Entity for the three months ended October 28, 2006.

        A summary of our consolidated results of operations is as follows (dollars in thousands):

	Successor Entity	Predecessor Entity
	Three Months Ended November 3, 2007	Three Months Ended October 28, 2006
Net sales	$357,366	$347,593
Increase (decrease) in same store sales	(0.7%)	0.0%
Gross profit percentage	50.7%	52.4%
Selling, general and administrative
expenses as a percentage of net sales	35.8%	34.2%
Depreciation and amortization as a
percentage of net sales	7.4%	4.1%
Transaction-related costs as a
percentage of net sales	0.3%	—
Operating income	$27,061	$49,768
Net income (loss)	$(13,812)	$36,627
Number of stores at the end of period (1)	3,051	2,987

		Successor Entity	Predecessor Entity
	Combined Nine Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006
Net sales	$1,063,455	$638,556	$424,899	$1,008,680
Increase (decrease) in same store sales	(0.4)%	(1.1)%	0.5%	2.0%
Gross profit percentage	51.0%	50.7%	51.4%	52.4%
Selling, general and administrative
expenses as a percentage of net sales	35.3%	34.5%	36.4%	34.6%
Depreciation and amortization as a
percentage of net sales	5.6%	6.2%	4.6%	4.1%
Transaction-related costs as a percentage
of net sales	7.1%	0.5%	17.1%	—
Operating income (loss)	$35,531	$62,400	$(26,869)	$140,166
Net income (loss)	$(58,391)	$(14,619)	$(43,772)	$102,290
Number of stores at the end of period (1)	3,051	3,051	3,003	2,987

(1)	Number of stores excludes Claire’s Nippon and stores operated under franchising agreements.

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        Net sales for the three months ended November 3, 2007 increased by $9.8 million, or 2.8%, in comparison to the three months ended October 28, 2006. This increase was primarily attributable to new store revenue, net of store closures, of approximately $0.2 million and a net increase of $10.9 million resulting from foreign currency translation of our foreign operations. These increases were offset by same store sales decreases of 0.7% or approximately $2.2 million. We have continued to observe a softening of business since the third quarter ended, primarily caused by a downward jewelry cycle.

        Net sales for the nine months ended November 3, 2007 increased by $54.8 million, or 5.4%, from the nine months ended October 28, 2006. This increase was primarily attributable to new store revenue, net of store closures, of approximately $26.9 million; a net increase of $30.2 million resulting from foreign currency translation of our foreign operations; and increased franchise sales of approximately $1.8 million. These increases were partially offset by same store sales decreases of 0.4% or approximately $4.2 million.

        During the three months ended November 3, 2007, the decrease in same store sales was primarily the result of a decrease of approximately 3.5% in the average number of transactions per store, partially offset by an increase of approximately 0.5% in the average sale per transaction.

        During the nine months ended November 3, 2007, the decrease in same store sales was primarily the result of a decrease of approximately 1.3% in the average sale per transaction, partially offset by an increase of approximately 1.0% in the average number of transactions per store.

        The following table compares our percentage of sales of each product category for each of the periods presented:

	Successor Entity	Predecessor Entity
% of Total	Three Months Ended November 3, 2007	Three Months Ended October 28, 2006
Jewelry	54.4	58.5
Accessories	45.6	41.5

	100.0	100.0

		Successor Entity	Predecessor Entity
% of Total	Combined Nine Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006
Jewelry	55.3	54.9	55.8	60.1
Accessories	44.7	45.1	44.2	39.9

	100.0	100.0	100.0	100.0

        In calculating gross profit and gross profit percentages, we exclude the costs related to our distribution centers. These costs are included instead in selling, general and administrative expenses. Other retail companies may include these costs in cost of sales, so our gross profit percentages may not be comparable to those retailers.

        Gross profit percentages decreased by 170 basis points during the three months ended November 3, 2007 as compared to the three months ended October 28, 2006. A 60 basis point improvement in

49

merchandise margin was more than offset by a loss of operating leverage in rent and rent related items that resulted in a 190 basis point decline, and by higher buying expenses resulting in a 40 basis point decrease.

        Gross profit percentages decreased by 140 basis points during the nine months ended November 3, 2007 as compared to the nine months ended October 28, 2006. A 10 basis point improvement in merchandise margin was offset by a loss of operating leverage in rent and rent related items that resulted in a 135 basis point decline, and by higher buying expenses resulting in a 15 basis point decrease.

        Selling, general and administrative expenses increased $8.9 million for the three months ended November 3, 2007 as compared to the three months ended October 28, 2006, or a 7.5 % increase over the prior year three month period. The increase was primarily attributable to increases in expenses related to payroll and benefits. As a percentage of net sales, selling, general and administrative expenses increased 160 basis points compared to the three months ended October 28, 2006. Of the $8.9 million increase, $3.8 million relates to foreign currency translation. Excluding the effect of this foreign currency translation, selling, general and administrative expenses increased 4.3% compared to the three months ended October 28, 2006.

        Selling, general and administrative expenses increased by $26.4 million for the nine months ended November 3, 2007 as compared to the nine months ended October 28, 2006, or a 7.6% increase over the prior year nine month period. The increase was primarily attributable to increases in expenses related to payroll and benefits. As a percentage of net sales, selling, general and administrative expenses increased by 70 basis points for the nine months ended November 3, 2007. Of the $26.4 million increase, $11.9 million relates to foreign currency translation. Excluding the effect of this foreign currency translation, selling, general and administrative expenses increased 4.2% compared to the nine months ended October 28, 2006.

        Depreciation and amortization increased by $12.2 million for the three months ended November 3, 2007 as compared to the three months ended October 28, 2006 and by $17.9 million for the nine months ended November 3, 2007 as compared to the nine months ended October 28, 2006. The increases principally related to additional expense arising from purchase accounting adjustments for store leasehold improvements and intangible assets including franchise and non-compete agreements.

        During the three and nine months ended November 3, 2007, the Company incurred $1.2 million and $75.9 million, respectively, of one-time non-recurring costs associated with the sale of the Company. These costs consisted primarily of change in control payments to employees, financial advisory fees, and legal fees.

        Other income for the three and nine months ended November 3, 2007, increased $0.6 million and $1.3 million, respectively, over the comparable prior year period primarily as a result of additional earnings from Claire’s Nippon and increased franchising royalties.

        Interest income for the three and nine months ended November 3, 2007 decreased by $2.3 million and $4.5 million, respectively, from the comparable periods in Fiscal 2007 due to lower cash and cash equivalent balances primarily resulting from cash used to fund the acquisition of the Company and associated expenses.

        Interest expense for the three and nine months ended November 3, 2007 increased by $57.2 million and $94.0 million, respectively, from the comparable periods in Fiscal 2007. This increase is primarily the result of interest expense associated with the financing of the acquisition of the Company.

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Included in interest expense for the three and nine months ended November 3, 2007 is approximately $2.7 million and $4.4 million, respectively, of amortization of deferred debt issuance costs.

        For the three months ended November 3, 2007, our income tax benefit was approximately $15.5 million as compared to tax expense of $16.3 million for the three months ended October 28, 2006. This shift to income tax benefit is due to the overall geographic mix of losses in jurisdictions with higher tax rates and income in jurisdictions with lower tax rates. With respect to the overall geographic mix of income and losses, our combined effective income tax rates for our foreign operations are generally lower than our effective income tax rates of our U.S. operations. Losses in our U.S. operations are caused by transaction related interest. The Company expects that it will realize federal tax benefits for losses incurred in the three month period ended November 3, 2007 by repatriation of current foreign earnings and carryover to future periods. The effective income tax rate for the three months ended November 3, 2007 was 52.8% as compared to 30.8% for the three months ended October 28, 2006.

        For the nine months ended November 3, 2007, our income tax expense was approximately $6.6 million as compared to tax expense of $49.1 million for the nine months ended October 28, 2006. This decrease in tax expense is due to the overall geographic mix of losses in jurisdictions with higher tax rates and income in jurisdictions with lower tax rates, offset by the additional tax expense associated with non-deductible transaction costs and the repatriation of foreign earnings to fund, in part, the acquisition of the Company. The effective income tax rate for the nine months ended November 3, 2007 was -12.6% as compared to 32.4% for the nine months ended October 28, 2006. The net tax expense as a percentage of loss before income taxes for the nine months ended November 3, 2007 results in a negative effective income tax rate.

        On February 4, 2007, we adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (FIN 48). The implementation of FIN 48 did not result in an adjustment to our unrecognized tax benefits. Our effective income tax rates in future periods will depend on several variables, including the geographic mix of income and losses, the resolution of unrecognized tax benefits for amounts different from our current estimates, repatriation of foreign earnings to fund transaction related interest, and other book to tax return adjustments.

Segment Operations

        We are organized into two business segments – North America and Europe. Following is a discussion of results of operations by business segment.

North America

        Key statistics and results of operations for our North American division are as follows (dollars in thousands):

	Successor Entity	Predecessor Entity
	Three Months Ended November 3, 2007	Three Months Ended October 28, 2006
Net sales	$232,011	$236,337
Increase (decrease) in same store sales	(1.0)%	1.0%
Gross profit percentage	50.6%	52.7%
Number of stores at the end of period (1)	2,151	2,145

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		Successor Entity	Predecessor Entity
	Combined Nine Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006
Net sales	$706,407	$413,924	$292,483	$699,200
Increase (decrease) in same store sales	(0.1)%	(1.2)%	1.3%	3.0%
Gross profit percentage	51.7%	50.7%	53.1%	52.9%
Number of stores at the end of period (1)	2,151	2,151	2,124	2,145

(1)	Number of stores excludes Claire’s Nippon and stores operated under franchising agreements.

        Net sales in North America during the three months ended November 3, 2007 decreased by $4.3 million, or 1.8%, over the comparable period ended October 28, 2006. The decrease in net sales was primarily attributable to same store sales decreases of 1.0%, or approximately $2.1 million, and a decrease in sales generated from new stores, net of store closures, of $4.5 million. These decreases were partially offset by an increase of $1.5 million resulting from foreign currency translation of our Canadian operations.

        Net sales in North America during the nine months ended November 3, 2007 increased by $7.2 million, or 1.0%, over the comparable period ended October 28, 2006. The increase in net sales was primarily attributable to same store sales decreases of 0.1%, or approximately $0.9 million; new store revenue, net of store closures, of approximately $4.1 million; an increase in sales to franchises of approximately $1.8 million and a net increase of $2.2 million resulting from foreign currency translation of our Canadian operations.

        During the three months ended November 3, 2007, the negative same store sales were primarily driven by a decrease of approximately 3.7% in the average number of transactions per store partially offset by an increase of approximately 1.3% in the average sale per transaction.

        During the nine months ended November 3, 2007, the negative same store sales were primarily driven by a decrease of approximately 1.6% in the average sale per transaction, partially offset by an increase of approximately 1.1% in the average number of transactions per store.

        Gross profit percentages decreased by 210 basis points for the three months ended November 3, 2007 as compared to the same period in the prior year. A 20 basis point improvement in merchandise margin was more than offset by a loss of operating leverage in rent and rent related items that resulted in a 220 basis point decline, and by higher buying expenses resulting in a 10 basis point decrease.

        Gross profit percentages decreased by 120 basis points for the nine months ended November 3, 2007 as compared to the same period in the prior year. A 20 basis point improvement in merchandise margin was more than offset by a loss of operating leverage in rent and rent related items that resulted in a 140 basis point decline.

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        The following table compares our percentage of sales of each product category for each of the periods presented:

	Successor Entity	Predecessor Entity
% of Total	Three Months Ended November 3, 2007	Three Months Ended October 28, 2006
Jewelry	59.0	63.1
Accessories	41.0	36.9

	100.0	100.0

		Successor Entity	Predecessor Entity
% of Total	Combined Nine Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006
Jewelry	59.3	59.2	59.4	64.9
Accessories	40.7	40.8	40.6	35.1

	100.0	100.0	100.0	100.0

Europe

Key statistics and results of operations for our European division are as follows (dollars in thousands):

	Successor Entity	Predecessor Entity
	Three Months Ended November 3, 2007	Three Months Ended October 28, 2006
Net sales	$125,355	$111,256
Increase (decrease) in same store sales	(0.1)%	(1.0%)
Gross profit percentage	50.9%	51.7%
Number of stores at the end of period (1)	900	842

		Successor Entity	Predecessor Entity
	Combined Nine Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006
Net sales	$357,048	$224,632	$132,416	$309,480
Increase (decrease) in same store sales	(1.0)%	(0.9)%	(1.2%)	(1.0%)
Gross profit percentage	49.7%	50.8%	47.8%	51.2%
Number of stores at the end of period (1)	900	900	879	842

(1)	Number of stores excludes Claire’s Nippon and stores operated under franchising agreements.

        Net sales in our European division during the three months ended November 3, 2007 increased by $14.1 million, or 12.7%, over the comparable period ended October 28, 2006. The increase in net sales resulted from an increase of $9.5 million resulting from the weaker U.S. dollar when translating our foreign operations at higher exchange rates; a $4.7 million increase in new store revenues, net of store closures, offset by $0.1 million attributable to same store sales decreases of 0.1% during the period.

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        Net sales in our European division during the nine months ended November 3, 2007 increased by $47.6 million, or 15.4%, over the comparable period ended October 28, 2006. The increase in net sales resulted from an increase of $28.0 million resulting from the weaker U.S. dollar when translating our foreign operations at higher exchange rates; a $22.9 million increase in new store revenues, net of store closures, offset by $3.3 million attributable to same store sales decreases of 1.0% during the period.

        During the three months ended November 3, 2007, the negative same store sales were primarily driven by a decrease of approximately 3.8% in the average number of transactions per store, offset by an increase of approximately 4.4% in the average sale per transaction.

        During the nine months ended November 3, 2007, the negative same store sales were primarily driven by a decrease of approximately 1.3% in the average sale per transaction.

        The gross profit percentage decreased by 80 basis points for the three months ended November 3, 2007. A 90 basis point improvement in merchandise margin was more than offset by a loss of operating leverage in rent and rent related items that resulted in a 90 basis point decline, and by higher buying expenses resulting in an 80 basis point decrease.

        The gross profit percentage decreased by 150 basis points for the nine months ended November 3, 2007. The decrease consisted of a 50 basis point decline in merchandise margin, a loss of operating leverage in rent and rent related items that resulted in a 60 basis point decline, and by higher buying expenses resulting in a 40 basis point decrease.

        The following table compares our percentage of sales of each product category for each of the periods presented:

	Successor Entity	Predecessor Entity
% of Total	Three Months Ended November 3, 2007	Three Months Ended October 28, 2006
Jewelry	45.7	48.9
Accessories	54.3	51.1

	100.0	100.0

		Successor Entity	Predecessor Entity
% of Total	Combined Nine Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006
Jewelry	47.4	47.1	47.9	49.1
Accessories	52.6	52.9	52.1	50.9

	100.0	100.0	100.0	100.0

Fiscal 2007, Fiscal 2006 and Fiscal 2005

        A summary of our consolidated results of operations is as follows (dollars in thousands):

	Fiscal
	2007	2006	2005
Net sales	$1,480,987	$1,369,752	$1,279,407
Increase in same store sales	1.5%	5.9%	8.3%
Gross profit percentage	53.3%	54.3%	54.1%
Selling, general and administrative expenses as a percentage
of net sales	32.6%	32.8%	33.7%
Depreciation and amortization as a percentage of net sales	3.8%	3.6%	3.5%
Operating income	$ 254,075	$ 250,178	$ 218,305
Net income	$ 188,762	$ 172,343	$ 143,124
Number of stores at the end of the period(1)	2,992	2,878	2,836

(1)	Number of stores excludes stores operated under franchise agreements outside of North America and joint venture stores.

        Net sales in Fiscal 2007 increased by $111.2 million, or 8.0%, from Fiscal 2006, which in turn was $90.3 million, or 7.0%, higher than Fiscal 2005. The increase in net sales was primarily attributable to new store revenue, net of store closures, of $45.3 million. Fiscal 2007 included 53 weeks of operations compared with Fiscal 2006 which included 52 weeks. The 53rd week had sales of $22.8 million. Same store sales increased 2.0% and 6.0%, or approximately $19.6 million and $72.7 million, during Fiscal 2007 and Fiscal 2006, respectively. The effects of the weakening U.S. dollar when translating our foreign operations at higher exchange rates resulted in additional sales during Fiscal 2007 of $18.4 million. In addition, increased sales to stores outside North America under franchising agreements approximated $5.1 million during Fiscal 2007. For Fiscal 2006, new store revenue, net of closures, approximated $20.9 million and increased sales to stores operated outside North America under franchising agreements approximated $5.6 million. The positive increase in sales in Fiscal 2006 was partially offset by the effects of the strengthening U.S. dollar when translating our foreign operations at lower exchange rates of approximately $8.9 million.

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        The positive same store sales experienced in North America in Fiscal 2007 were primarily attributable to an increase of approximately 3.0% in the average retail price per transaction, which was the result of an increase in the average number of units per transaction of 5.0%, offset by a decrease of approximately 2.0% in the average unit retail price. The positive same store sales experienced during our past three fiscal years in North America were across various merchandise categories, most notably in certain jewelry categories and merchandise targeted at a younger Claire’s customer. In addition, we experienced significant positive same store sales from hair goods during Fiscal 2007 and from cosmetics in Fiscal 2006. We believe we experienced this trend through successfully meeting our customers’ demands for current trends in value-priced jewelry and superior customer service in our stores.

        We continue to expand strategic initiatives in our European division to address the negative same store sales experienced during Fiscal 2007. These initiatives included sharing best practices employed in our North American division for merchandise selection, store operations and attentive customer service.

        The following table compares our sales of each product category for the last three fiscal years:

% of Total	Fiscal
	2007	2006	2005
Jewelry	57.8%	57.8%	56.1%
Accessories	42.2%	42.2%	43.9%

	100.0%	100.0%	100.0%

        In calculating gross profit and gross profit percentages, we exclude the costs related to our distribution center. These costs are included instead in Selling, general and administrative expenses. Other retail companies may include these costs in cost of sales, so our Gross profit percentages may not be comparable to those retailers.

        Gross profit percentages decreased by 100 basis points and increased by 20 basis points during Fiscal 2007 and Fiscal 2006, respectively. The decrease during Fiscal 2007 was primarily attributable to higher cost of goods sold due to increased inventory markdowns and higher rent and rent-related expenses, primarily base rent, utilities and property taxes. During Fiscal 2007, merchandise margins decreased on a consolidated basis and more significantly in our North American division than in our European division. The increase during Fiscal 2006 was primarily attributable to leverage realized from sales increasing faster than rent and rent related costs. Merchandise margins during Fiscal 2006 actually decreased slightly on a consolidated basis with North American merchandise margin gains offset by declines in our European division. Merchandise margins during Fiscal 2006 in our European division decreased primarily due to the strengthening U.S. dollar as compared to the British pound and the Euro, because most of the goods sourced for sale in our European division are purchased in U.S. dollars, and increased freight costs due to increased fuel costs for air and ocean freight to Europe from Asia.

        Selling, general and administrative expenses increased $32.5 million and $18.5 million in Fiscal 2007 and Fiscal 2006, respectively. The increase in Fiscal 2007 was primarily attributable to increases in expenses related to payroll and benefits of $27.8 million, increased stock compensation expense of $2.6 million and expenses of $2.6 million associated with on-going litigation, offset by a reduction in corporate overhead expenses of $8.1 million. The increase in Fiscal 2006 is primarily attributable to increases in store payroll of $8.0 million, increased stock compensation expense of $4.4 million for plans implemented in Fiscal 2006, a $1.9 million charge related to estimated future healthcare costs associated with the 2003 retirement package of our Chairman Emeritus, professional fees associated with auditing and legal matters, increased consulting fees for strategic initiatives of $1.4 million, credit card processing fees and initial and ongoing expenses related to opening new stores in Spain, Belgium and the Netherlands. These increases were partially offset by a reduction in leasing expenses for store assets and certain insurance expenses and by the effects of the stronger U.S. dollar when translating our foreign operations at lower exchange rates. As a percentage of net sales, selling, general and administrative expenses decreased 20 basis points during Fiscal 2007 and decreased 90 basis points during Fiscal 2006.

        Interest income in Fiscal 2007 increased over Fiscal 2006 primarily as a result of additional interest income of $5.1 million arising from higher rates of return on invested cash balances. Interest income in Fiscal 2006 increased over Fiscal 2005 primarily as a result of additional interest income of $6.1 million arising from higher invested cash balances at higher yields.

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        Other income in Fiscal 2007 decreased from Fiscal 2006 primarily as a result of a reduction in earnings from Claire’s Nippon of $1.3 million. Other income in Fiscal 2006 increased over Fiscal 2005 as a result of increased dormancy fees for gift cards of $1.2 million, increased franchise fees of $0.5 million from increased sales of goods under our merchandising agreements for stores operated outside of North America and increased earnings in Claire’s Nippon of $0.5 million.

        Our effective income tax rates for Fiscal 2007, Fiscal 2006 and Fiscal 2005 were 29.7%, 33.6% and 34.0%, respectively. Our effective income tax rate for Fiscal 2007 includes net benefits of approximately $5.3 million related to the settlement of certain multi-year foreign and domestic income tax audits. Our effective income tax rate for Fiscal 2006 includes additional tax expense of $5.7 million related to the repatriation of $95 million in foreign earnings from our foreign subsidiaries pursuant to the American Jobs Creation Act of 2004. Excluding the $5.7 million charge recorded for Fiscal 2006, our effective income tax rate for Fiscal 2006 has decreased from the previous year primarily due to a change in the overall geographic mix of earnings and other non-recurring items. With respect to the overall geographic mix of earnings, our combined effective income tax rate for our foreign operations is generally lower than our effective income tax rate for U.S. operations. During Fiscal 2005, we recorded net benefits to the provision for income taxes totaling approximately $0.4 million attributable to concluded state tax examinations that were settled more favorably than anticipated. Our effective income tax rate in future periods will depend on several variables, including the geographic mix of earnings and the resolution of tax contingencies for amounts different from our current estimates.

Segment Operations

      North America

        Key statistics and results of operations for our North American division are as follows (dollars in thousands):

	Fiscal
	2007	2006	2005
Net sales	$1,024,009	$964,008	$906,071
Increase in same store sales	2.5%	5.7%	10.2%
Gross profit percentage	53.6%	54.5%	53.9%
Number of stores at the end of the period (1)	2,133	2,106	2,119

(1)	Number of stores excludes stores operated under franchise agreements outside of North America and joint venture stores.

        It is our objective to increase sales in North America primarily through generating same store sales increases and also by increasing our selling square footage.

        Net sales in North America during Fiscal 2007 increased by $60.0 million, or 6.2%, from Fiscal 2006, which in turn was $57.9 million, or 6.4%, higher than Fiscal 2005. The increase in net sales was primarily attributable to same store sales increases of $23.7 million, or 3.0%, and $49.4 million, or 6.0%, during Fiscal 2007 and Fiscal 2006, respectively. In addition, Fiscal 2007 included 53 weeks of operations compared with Fiscal 2006 which included 52 weeks. The 53rd week had sales of $15.6 million. New store revenue, net of closures, approximated $11.7 million. Increased sales to stores outside North America operated under franchising agreements approximated $5.1 million. The effects of the strengthening Canadian dollar resulted in additional sales of $3.8 million. For Fiscal 2006, new store revenue, net of store closures, approximated $2.9 million and increased sales to stores outside North America operated under franchising agreements approximated $5.6 million.

        The positive same store sales experienced in North America were primarily attributable to an increase of approximately 3.0% in the average retail price per transaction, which was the result of an increase of approximately 5.0% in the average number of units per transaction offset by an approximate 2.0% decrease in the average unit retail price. The positive same store sales experienced in North America during our past three fiscal years were across various merchandise categories, most notably in certain jewelry categories and merchandise targeted at a younger Claire’s customer. In addition, we experienced significant positive same store sales from hair goods during Fiscal 2007 and from cosmetics in Fiscal 2006. We believe we experienced this trend through successfully meeting our customers’ demands for current trends in value-priced jewelry and superior customer service in our stores.

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        Gross profit percentages decreased by 90 basis points for Fiscal 2007 and improved 60 basis points during Fiscal 2006. The decrease for Fiscal 2007 was principally a result of higher cost of goods sold due to reduced initial markup, increased inventory markdowns and higher rent-related expenses, primarily utilities, store support and property taxes. The increase during Fiscal 2006 was primarily due to leverage on rent and rent related costs as a percentage of sales as the growth of sales outpaced increases in the costs. An increase in merchandise margins was due to a higher initial markup, less promotional activity during the year and a more disciplined inventory focus.

        The following table compares our sales of each product category for the last three fiscal years:

% of Total	Fiscal
	2007	2006	2005
Jewelry	62.0%	63.9%	62.6%
Accessories	38.0%	36.1%	37.4%

	100.0%	100.0%	100.0%

        The increase in interest income in Fiscal 2007 is a result of additional interest income of $5.4 million arising from higher rates of return on invested cash balances. The increase in Fiscal 2006 related primarily to additional interest income of $5.1 million arising from higher invested cash balances at higher yields.

        Other income decreased in Fiscal 2007 from Fiscal 2006 principally as a result of a reduction in earnings from Claire’s Nippon of $1.3 million and a reduction in gift card dormancy fee income of $0.6 million. The increase in other income from Fiscal 2005 to Fiscal 2006 results from increased dormancy fees for gift cards of $1.2 million and increased earnings in Claire’s Nippon of $0.5 million.

      Europe

        Key statistics and results of operations for our European division are as follows (dollars in thousands):

	Fiscal
	2007	2006	2005
Net sales	$ 456,978	$ 405,744	$ 373,336
Increase (decrease) in same store sales	(0.9)%	6.4%	3.7%
Gross profit percentage	52.7%	53.8%	54.4%
Number of stores at the end of the period(1)	859	772	717

(1)	Number of stores excludes stores operated under franchise agreements and joint venture stores.

        It is our objective to increase sales in the European division primarily through store growth and also through same store sales increases. We also continue to explore adding operations in countries in which we do not currently operate.

        Net sales in our European division during Fiscal 2007 increased by $51.2 million, or 12.6%, over Fiscal 2006, which in turn was $32.4 million, or 8.7%, higher than Fiscal 2005. The increase in net sales during Fiscal 2007 was due to new store revenue, net of store closures, of approximately $33.6 million, an increase of $14.5 million resulting from the weaker U.S. dollar when translating our foreign operations at higher exchange rates, offset by same store sales decreases of 1.0%, or $4.1 million, during the period. In addition, Fiscal 2007 included 53 weeks of operations compared with Fiscal 2006 which included 52 weeks. The 53rd week had sales of $7.2 million. The increase in net sales during Fiscal 2006 was primarily attributable to same store sales increases of 6.0%, or approximately $23.3 million, during the period, new store revenue, net of store closures, of approximately $18.0 million during the period and a decline of $8.9 million resulting from the stronger U.S. dollar when translating our foreign operations at lower exchange rates.

        We continue to employ strategic initiatives which include sharing best practices from our North America operations for merchandise selection, store operations and attentive customer service. In addition, we are investing in operational systems infrastructure in order to facilitate the greater level of complexity and precision now required of the business. During Fiscal 2008, we plan to open a new distribution center in the Netherlands to address our anticipated growth in our European division.

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        The negative same store sales in Fiscal 2007 were primarily driven by a decrease of approximately 5.0% in average number of transactions per store, offset by an increase of approximately 3.0% in the average retail price per transaction. The increase in the average retail price per transaction was the result of a decrease of approximately 3.0% in the average unit retail price and an increase of approximately 6.0% in the average number of units sold per transaction.

        The following table compares our sales of each product category for the last three fiscal years:

% of Total	Fiscal
	2007	2006	2005
Jewelry	48.3%	44.7%	40.3%
Accessories	51.7%	55.3%	59.7%

	100.0%	100.0%	100.0%

        The gross profit percentage declined by 110 basis points during Fiscal 2007 and 60 basis points during Fiscal 2006. The decline in gross profit percentage in Fiscal 2007 is primarily a result of higher cost of goods sold due to increased markdowns, freight costs and higher rent. These higher costs were partially offset by the shift to a higher percentage of jewelry sales, which had a positive impact on the initial markup, and the weaker U.S. dollar, which increased gross profit by $8.3 million. The decline in gross profit percentage in Fiscal 2006 is primarily a result of higher merchandise costs and freight costs than in Fiscal 2005. Merchandise costs in Fiscal 2006 increased due to the strengthening of the U.S. dollar as compared to the British pound and the Euro because most of the goods sourced for sale in our European division are purchased in U.S. dollars. In addition, higher promotional activity was required to reduce excessive inventory levels during the year. These higher costs were partially offset by decreased rent and rent related costs as a percentage of sales as leverage was realized from the sales gains discussed above.

Analysis of Consolidated Financial Condition

Nine Months Ended November 3, 2007 and October 28, 2006

        A summary of cash flows provided by (used in) operating, investing and financing activities is outlined in the table below (dollars in thousands):

		Successor Entity	Predecessor Entity
	Combined Nine Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006
Operating activities	$(14,807)	$(84,499)	$69,692	$107,152
Investing activities	(3,117,653)	(3,089,584)	(28,069)	(78,720)
Financing activities	2,878,310	2,884,313	(6,003)	(216,159)

        We have historically satisfied operating liquidity needs and planned capital expenditure programs through our normal sales. At November 3, 2007, we had $78.0 million in cash and cash equivalents, a decrease of $262.8 million from February 3, 2007. The net decrease in cash and cash equivalents during the nine months ended November 3, 2007 was primarily due to cash used to fund the acquisition of the Company, capital expenditures, pay dividends, and negative cash flow from operations during the period from May 29, 2007 to November 3, 2007.

        Our major source of cash from operations is store sales, substantially all of which are generated on a cash or credit card basis. Our primary outflow of cash from operations is the purchase of inventory, interest payments on the Credit Facility and Notes, increased payment of other assets, net of trade accounts payable, operational costs, and the payment of taxes.

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        During the three months ended November 3, 2007, net cash provided by operating activities totaled $24.4 million compared with cash provided by operating activities of $56.5 million during the third quarter of Fiscal 2007. The change in cash provided by operating activities was impacted by interest expense associated with our new Credit Facility. Capital expenditures during the three months ended November 3, 2007 were $23.8 million, of which $19.0 million related to store openings and remodeling projects, with the remainder relating primarily to the enhanced point-of-sale rollout. Capital expenditures during the three months ended October 28, 2006 were $30.1 million.

        Cash used by operating activities during the first nine months of Fiscal 2008 was $14.8 million compared to cash provided by operating activities of $107.2 million for the same period in Fiscal 2007, or a $122.0 million decrease. The change was primarily due to a decrease in net income of $160.7 million, which was primarily the result of transaction costs and interest expense associated with the new debt.

        Cash used in investing activities during the first nine months of Fiscal 2008 was $3.1 billion compared to $78.7 million used in the same period in Fiscal 2007. The cash used during Fiscal 2008 related to $3.0 billion to fund the acquisition of the Company and $70.7 million to fund capital expenditures. Capital expenditures for Fiscal 2008 were $6.1 million less than in the same period of the prior year.

        Capital expenditures were made primarily to remodel existing stores and to open new stores. We also paid $1.7 million to landlords for acquired lease rights on new store locations. These lease rights are recorded in other assets in our European division.

        Cash provided by financing activities during the first nine months of Fiscal 2008 was $2.9 billion compared to cash used of $216.2 million for the same period in Fiscal 2007. The increase principally related to cash proceeds from the Credit Facility and Notes used to fund the acquisition of the Company of $2.3 billion, net of debt issuance costs, and the associated capital contribution of $595.7 million. Proceeds from exercise of stock options declined $8.4 million during the first nine months of Fiscal 2008 compared to the comparable period in Fiscal 2007. In addition, $7.9 million of cash was paid upon the sale of the Company to holders of the predecessor entity’s stock options. The nine month period ended October 28, 2006 included cash paid of $199.7 million under the predecessor entity’s stock repurchase program.

        We paid dividends of $16.3 million during the nine months ended November 3, 2007. These dividends were declared prior to the acquisition of the Company by Apollo and the Sponsors. No dividends have been declared by the Company since the acquisition.

Fiscal 2007, Fiscal 2006 and Fiscal 2005

        A summary of cash flows provided by (used in) operating, investing and financing activities is outlined in the table below (dollars in thousands):

	Fiscal
	2007	2006	2005
Operating activities	$ 232,250	$ 242,358	$ 197,091
Investing activities	(99,256)	52,614	(203,436)
Financing activities	(224,584)	(58,000)	(28,141)

        Over the three years ended in Fiscal 2007, we generated $671.7 million of cash flows from operating activities from continuing operations. We ended Fiscal 2007 with approximately $340.9 million in cash and cash equivalents, a decrease of $90.2 million in cash and cash equivalents from the prior year. We ended Fiscal 2007 with no debt outstanding. The net decrease in cash and cash equivalents during the period was primarily due to cash used to repurchase stock, fund capital expenditures and to pay dividends, offset by cash generated from operations and proceeds from the exercise of stock options.

        Our working capital at the end of Fiscal 2007 was $343.2 million compared to $418.6 million at the end of Fiscal 2006. The decrease in working capital reflects lower cash and cash equivalents as discussed above, increased trade accounts payable due to increases in import purchases and increased accrued expenses and other liabilities arising from increases in gift card liability, payroll and long-term incentive plan liabilities, partially offset by

59

decreased bonus accrual and other accrued expenses. These reductions to working capital were offset by increases in inventories resulting from increased purchases to meet first quarter Fiscal 2008 sales plans and continued European expansion. Prepaid expenses and other current assets increased principally as a result of the timing of rent payments and an increase in assets relating to our deferred compensation plan, store supplies and deferred tax assets.

        Cash provided by operating activities for Fiscal 2007 was $232.2 million compared to $242.4 million for Fiscal 2006, or a $10.2 million decrease. The change was primarily due to an increase in net income of $16.4 million, a decrease in cash flows relating to prepaid expenses and other assets of $29.7 million and a decrease in cash flows relating to accounts payable of $6.3 million, offset by an increase of $7.2 million in cash flows relating to accrued expenses and other liabilities.

        Cash used in investing activities for Fiscal 2007 was $99.3 million compared to $52.6 million provided in Fiscal 2006, or a $151.9 million decrease. The cash used was primarily due to capital expenditures and the acquisition of intangible assets of $100.1 million, an increase of $18.1 million from Fiscal 2006. The Fiscal 2006 cash provided included a $134.6 million sale of short-term investments, net of purchases.

        Capital expenditures of $95.2 million were made primarily to remodel existing stores, open new stores and to improve information technology systems. We also paid approximately $5.4 million, primarily within our European division, representing acquired lease rights and initial direct costs on new store locations. In Fiscal 2008, we expect to fund a total of approximately $110.0 to $115.0 million of capital expenditures, primarily to remodel existing stores, open new stores and for modifications and replacements to our information technology systems, and approximately $9.3 million of acquired lease rights and initial direct costs in an effort to continue to expand within our European division.

        Cash used in financing activities for Fiscal 2007 was $224.6 million compared to $58.0 million for Fiscal 2006, or a $166.6 million increase. This was primarily due to the repurchase of outstanding stock of $199.7 million offset by a decrease of dividends paid by $25.3 million over the comparable period last year. In addition, cash flow from financing activities increased $4.1 million during Fiscal 2007 as a result of additional option exercises over the prior year and by $3.6 million relating to the excess tax benefit from stock-based compensation in conjunction with the adoption of SFAS No. 123R.

        During November 2005, our board of directors approved a stock repurchase program of up to $200 million. Share repurchases were made on the open market or through privately negotiated transactions at prices we considered appropriate and were funded from our existing cash. During Fiscal 2007, approximately 7,097,000 shares were repurchased, which completed this stock repurchase program.

Liquidity and Capital Resources

Post-Transactions

        Prior to the Transactions, our operating liquidity requirements were funded through internally generated cash flow from normal sales. The Company’s primary uses of cash after the consummation of the Transactions will be working capital requirements, new store expenditures, inventory purchases, and debt service requirements. The Company anticipates that cash generated from operations together with the amounts available under its new credit facility will be sufficient to meet its future working capital requirements, new store expenditures, inventory purchases, and debt service requirements as they become due. However, the Company’s ability to fund future operating expenses and capital expenditures and its ability to make scheduled payments of interest on, to pay principal on, or refinance indebtedness and to satisfy any other present or future debt obligations will depend on future operating performance which will be affected by general economic, financial, and other factors beyond the Company’s control.

Pre-Transaction Credit Facilities

        We entered into a revolving line of credit of up to $60.0 million, secured by inventory in the United States, on March 31, 2004. This credit facility was terminated simultaneously with the closing of the Transactions. At May 28, 2007, the entire amount of $60.0 million would have been available for borrowing by us, subject to reduction for $4.3 million of outstanding letters of credit.

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        Our non-U.S. subsidiaries have bank credit facilities totaling $3.3 million. These facilities are used for working capital requirements, letters of credit and various guarantees. These credit facilities have been arranged in accordance with customary lending practices in their respective countries of operation. At November 3, 2007, the entire amount of $3.3 million was available for borrowing by us, subject to reduction for $1.4 million of outstanding bank guarantees. These facilities remain in place.

New Credit Facility

        Our new credit facility provides senior secured financing of up to $1.65 billion, consisting of a $1.45 billion senior secured term loan facility and a $200.0 million senior secured revolving credit facility. On May 29, 2007, upon closing of the Transactions, we borrowed $1.45 billion under our senior secured term loan facility and were issued a $4.5 million letter of credit. As of November 3, 2007, our $200.0 million revolving credit facility was undrawn aside from the $4.5 million letter of credit.

        Borrowings under our credit facility bear interest at a rate equal to, at our option, either (a) an alternate base rate determined by reference to the higher of (1) prime rate in effect on such day and (2) the federal funds effective rate plus 0.50% or (b) a LIBOR rate, with respect to any Eurodollar borrowing, determined by reference to the costs of funds for U.S. dollar deposits in the London Interbank Market for the interest period relevant to such borrowing, adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under our credit facility is 1.75% per annum with respect to the alternate base rate borrowing and 2.75% per annum in the case of any LIBOR borrowings. After the delivery of the financial statements for our third fiscal quarter of Fiscal 2008, the applicable margin for revolving credit loans under our credit facility will be subject to one or more stepdowns, in each case based upon the ratio of our net senior secured debt to EBITDA for the period of four consecutive fiscal quarters most recently ended as of such date (the “Total Net Secured Leverage Ratio”).

        In addition to paying interest on outstanding principal under our credit facility, we are required to pay a commitment fee, initially 0.50% per annum, in respect of the unutilized revolving credit commitments thereunder. After the delivery of the financial statements for our third fiscal quarter of Fiscal 2008, the commitment fee will be subject to one stepdown, based upon our Total Net Secured Leverage Ratio. We must also pay customary letter of credit fees and agency fees. At November 3, 2007, the interest rate for our credit facility was 7.95% per annum.

        Our new senior secured term loan facility is amortized in equal quarterly installments of $3.625 million, beginning on September 30, 2007 and ending on March 31, 2014. The remaining balance of $1.352 billion is due on May 29, 2014. The principal amount outstanding of the loans under our new senior secured revolving credit facility, plus interest accrued and unpaid thereon, will be due and payable in full at maturity on May 29, 2013.

        All obligations under our credit facility are unconditionally guaranteed by (i) Claire’s Inc., our parent, prior to an initial public offering of Claire’s Stores, Inc. stock, and (ii) certain of our existing and future wholly-owned domestic subsidiaries, subject to certain exceptions.

        All obligations under our credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by (i) all of Claire’s Stores, Inc. capital stock, prior to an initial public offering of Claire’s Stores, Inc. stock, and (ii) substantially all of our material owned assets and the material owned assets of subsidiary guarantors, including:

•	a perfected pledge of all the equity interests held by us or any subsidiary guarantor, which pledge, in the case of any foreign subsidiary, is limited to 100% of the non-voting equity interests and 65% of the voting equity interests of such foreign subsidiary held directly by us and the subsidiary guarantors; and
•	perfected security interests in, and mortgages on, substantially all material tangible and intangible assets owned by us and each subsidiary guarantor, subject to certain exceptions.

        Our credit facility contains customary provisions relating to mandatory prepayments, voluntary payments, affirmative and negative covenants, and events of default; however, it does not contain any covenants that require the Company to maintain any particular financial ratio or other measure of financial performance.

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Notes

        In connection with the Transactions, we also issued a series of notes.

        Our senior notes were issued in two series: (1) $250.0 million of 9.25% senior notes due 2015; and (2) $350.0 million of 9.625%/10.375% senior toggle notes due 2015. The $250.0 million senior notes are unsecured obligations, mature on June 1, 2015 and bear interest at a rate of 9.25% per annum. The $350.0 million senior toggle notes are senior obligations and will mature on June 1, 2015. For any interest period through June 1, 2011, we may, at our option, elect to pay interest on the senior toggle notes (i) entirely in cash, (ii) entirely by increasing the principal amount of the outstanding senior toggle notes or by issuing payment-in-kind (PIK) Notes, or (iii) 50% as cash interest and 50% as PIK interest. After June 1, 2011, we will make all interest payments on the senior toggle notes in cash. Cash interest on the senior toggle notes will accrue at the rate of 9.625% annum and be payable in cash. PIK interest on the senior toggle notes will accrue at the cash interest rate per annum plus 0.75% and be payable by issuing PIK notes. In the event we make a PIK interest election, our debt will increase by the amount of such interest.

        We also issued 10.50% senior subordinated notes due 2017 in an initial aggregate principal amount of $335.0 million. The senior subordinated notes are senior subordinated obligations and will mature on June 1, 2017. The senior subordinated notes bear interest at a rate of 10.50% per annum.

        Interest on the notes is payable semi-annually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 2007. Additional interest is payable with respect to the notes if we do not consummate the exchange offer (or shelf registration, if applicable) as provided in the registration rights agreements entered into in connection with the notes. The notes are also subject to certain redemption and repurchase rights as described in Note 8 to the Unaudited Condensed Consolidated Financial Statements.

        The indentures governing the notes have certain covenants that we must meet during the term of the notes. However, if at any date, the notes have Investment Grade Ratings from both of the rating agencies of Moody’s Investment Service, Inc. and Standards & Poor’s Rating Group and no event of default has occurred, the majority of the covenants will not apply.

Contractual Obligations and Off Balance Sheet Arrangements

        We financed certain leasehold improvements and equipment used in our stores through transactions accounted for as non-cancelable operating leases. As a result, the rental expense for these leasehold improvements and equipment is recorded during the term of the lease contract in our consolidated financial statements, generally over four to seven years. In the event that any of the real property leases where leasehold improvements or equipment are located that are subject to these non-cancelable operating leases are terminated by us or our landlord prior to the scheduled expiration date of the real property lease, we will be required to accrue all future rent payments under these operating leases.

        The following table sets forth our contractual obligations requiring the use of cash as of February 3, 2007:

	Payments Due by Period
Contractual Obligations (in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases for real estate	$1,159.6	$180.6	$318.8	$260.2	$400.0
Operating leases for equipment, leasehold improvements
and equipment purchases	9.2	5.9	3.0	0.3	—
Letters of credit	4.3	4.3	—	—	—

Total	$1,173.1	$190.8	$321.8	$260.5	$400.0

        The contractual obligations in the table above for our foreign entities have been translated to U.S. Dollars at March 30, 2007 exchange rates.

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        Our long-term debt obligations have materially changed since the end of our last fiscal year as a result of the significant additional indebtedness incurred in connection with the Transactions. As of November 3, 2007, our future financial commitments under our long-term debt obligations were as follows:

	Payments Due by Period
Contractual Obligations (in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$2,381.4	$14.5	$29.0	$29.0	$2,308.9(1)

(1)	Includes $935 million under our Notes and $1,373.9 million under our credit facility.

        Additional information regarding our long-term debt obligations is contained in Note 8 to our Interim Unaudited Condensed Consolidated Financial Statements appearing elsewhere in this registration statement.

        We have no material off-balance sheet arrangements (as such term is defined in Item 303(a)(4)(ii) under Regulation S-K of the Securities Act).

Seasonality and Quarterly Results

        Sales of each category of merchandise vary from period to period depending on current trends. We experience traditional retail patterns of peak sales during the Christmas, Easter and back-to-school periods. Sales as a percentage of total sales in each of the four quarters of Fiscal 2007 were 21%, 24%, 23% and 32%, respectively. See note 10 of our consolidated financial statements for our quarterly results of operations.

Impact of Inflation

        Inflation impacts our operating costs including, but not limited to, cost of goods and supplies, occupancy costs and labor expenses. We seek to mitigate these effects by passing along inflationary increases in costs through increased sales prices of our products where competitively practical or by increasing sales volumes.

Recent Accounting Pronouncements

        In June 2006, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation)”, which allows companies to adopt a policy of presenting taxes in the income statement on either a gross or net basis. Taxes within the scope of this EITF would include taxes that are imposed on a revenue transaction between a seller and a customer. If such taxes are significant, the accounting policy should be disclosed as well as the amount of taxes included in the financial statements if presented on a gross basis. EITF 06-3 was adopted on February 4, 2007, but there was no impact to the method for recording and reporting these sales or value added taxes in the consolidated financial statements as the Company does not record such taxes on a gross basis.

        In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This Statement does not require any new fair value measurement and applies to financial statements issued for fiscal years beginning after November 15, 2007 with early application encouraged. The Company is required to implement this Statement on February 3, 2008. The Company does not expect this Statement will have a material impact on its financial position, results of operations or cash flows.

        In March 2007, the FASB ratified EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for nonvested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The Company does not expect EITF 06-11 will have a material impact on its financial position, results of operations or cash flows.

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        During December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. The Statement will modify how business acquisitions are accounted for both on the acquisition date and in subsequent periods. The Company will be required to apply the provisions of the new Statement to acquisitions that close in fiscal years beginning on or after December 15, 2008.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency

        We are exposed to market risk from foreign currency exchange rate fluctuations on the U.S. dollar value of foreign currency denominated transactions and our investment in foreign subsidiaries. We manage this exposure to market risk through our regular operating and financing activities, and from time to time, the use of foreign currency options. Exposure to market risk for changes in foreign exchange rates relates primarily to foreign operations’ buying, selling, and financing in currencies other than local currencies and to the carrying value of net investments in foreign subsidiaries. We manage our exposure to foreign exchange rate risk related to our foreign operations’ buying, selling, and financing in currencies other than local currencies by using foreign currency options from time to time to hedge foreign currency transactional exposure. At November 3, 2007, we maintained foreign currency options; however, these options were not designated as hedging instruments under SFAS No. 133. We do not generally hedge the translation exposure related to our net investment in foreign subsidiaries. Included in Comprehensive income is $7.9 million and $21.4 million, net of tax, reflecting the unrealized gain on foreign currency translation during the three and nine months ended November 3, 2007. Based on the extent of our foreign operations in Fiscal 2008, the potential gain or loss due to a 10% adverse change on foreign currency exchange rates could be significant to our consolidated operations.

        Certain of our subsidiaries make significant U.S. dollar purchases from Asian suppliers particularly in China. In July 2005, China revalued its currency 2.1%, changing the fixed exchange rate from 8.28 to 8.11 Chinese Yuan to the U.S. Dollar. Since July 2005, the Chinese Yuan increased by 8.6% as compared to the U.S. Dollar, based on continued pressure from the international community. If China adjusts the exchange rate further or allows the value to float, we may experience increases in our cost of merchandise imported from China.

        The results of operations of foreign subsidiaries, when translated into U.S. dollars, reflect the average rates of exchange for the months that comprise the periods presented. As a result, similar results in local currency can vary significantly upon translation into U.S. dollars if exchange rates fluctuate significantly from one period to the next.

      Interest Rates

        Between July 20, 2007 and August 3, 2007, we entered into three interest rate swap agreements (the “Swaps”) to manage exposure to fluctuations in interest rates. The Swaps represent contracts to exchange floating rate for fixed interest payments periodically over the lives of the Swaps without exchange of the underlying notional amount. At November 3, 2007, the Swaps cover an aggregate notional amount of $435.0 million of the $1.44 billion outstanding principal balance of the senior secured term loan facility. The fixed rates of the three swap agreements range from 4.96% to 5.25% and each swap expires on June 30, 2010. The Swaps have been designated as cash flow hedges. At November 3, 2007, the estimated fair value of the Swaps was a liability of approximately $8.5 million and is recorded, net of tax, as a reduction in other comprehensive income.

        At November 3, 2007, we had fixed rate debt of $935.0 million and variable rate debt of $1.44 billion. Based on our variable rate debt balance as of November 3, 2007, a 1% change in interest rates would increase or decrease our annual interest cost by approximately $10.1 million.

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BUSINESS

Our Company

        We believe we are the world’s largest specialty retailer of value-priced jewelry and accessories focusing on girls and young women in the 7 to 27 age range. We are organized based on our geographic markets, which include our North American operations and our European operations. As of November 3, 2007, we operated a total of 3,051 stores, of which 2,151 were located in all 50 states of the United States, Puerto Rico, Canada, and the U.S. Virgin Islands (our North American operations) and 900 stores were located in the United Kingdom, Switzerland, Austria, Germany, France, Ireland, Spain, Portugal, the Netherlands, and Belgium (our European operations). The stores are operated mainly under the trade names “Claire’s” and “Icing.”

        In addition, as of November 3, 2007, we franchised 159 stores in the Middle East, South Africa, Russia, and Poland under franchising agreements. We account in our North America division for the goods we sell under the merchandising agreements with our franchisees within “Net sales” and “Cost of sales, occupancy and buying expenses.” The royalty fees are accounted for within our European division in “Other income” in our Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

        We also operated, as of November 3, 2007, 202 stores in Japan through our Claire’s Nippon 50:50 joint venture with AEON Co. Ltd. We account for the results of operations of Claire’s Nippon under the equity method. These results are included within our North America division in “Other income” in our Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

        We have two store concepts: Claire’s, which targets girls and teens between the ages of 7 to 17, and Icing, which targets teens and young women in the 17 to 27 age range. We offer a wide selection of merchandise, which in Fiscal 2007 typically ranged in retail price between $2.50 and $20.00 with an average selling price of approximately $4.40 and an average transaction value of $13.00, net of promotions and markdowns, in two principal product categories.

•	Jewelry (58% of the Fiscal 2007 net sales) – Earrings, bracelets, necklaces and ear piercing studs; and
•	Accessories (42% of Fiscal 2007 net sales) – Hairgoods, cosmetics, handbags and fashion accessories.

        We believe that we are the leading jewelry and accessories destination for our target customers because of our value orientation at competitive prices, our broad selection of merchandise, a fun experience and exciting in-store environment, and excellent customer service. The differentiation of our Claire’s and Icing concepts allows us to operate multiple store locations within a single mall. In North America, our stores are located primarily in shopping malls and average approximately 1,200 square feet. In Europe and Japan, our stores are located primarily on high streets, in shopping malls and in high traffic urban areas and average approximately 600 square feet. Each store uses our proprietary displays, which enhance the presentation of a wide variety of items in a relatively small space.

        We also have a substantial organization dedicated to developing and sourcing our products, including our Company-owned and operated Hong Kong buying office, RSI. The majority of our products are manufactured to our specifications through a global network of suppliers and vendors.

Recent History

        On March 20, 2007, Bauble Acquisition Sub and its parent company, Holdings, entered into an Agreement and Plan of Merger with Claire’s governing a reverse subsidiary merger (the “Merger”). On May 24, 2007, our shareholders approved the Merger at a special meeting of shareholders. As a result, on May 29, 2007, Bauble Acquisition Sub was merged with and into Claire’s, with Claire’s as the surviving corporation.

        Upon the consummation of the Merger, the Company became a wholly-owned subsidiary of Claire’s Inc. (f/k/a Bauble Holdings Corp.). Claire’s Inc. is an entity that was formed in connection with the Transactions and prior to the Merger had no assets or liabilities other than the shares of Bauble Acquisition Sub, Inc. and its rights and obligations under and in connection with the Merger Agreement. As a result of the Merger, all of the Company’s

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issued and outstanding capital stock is owned by Claire’s Inc.

        Upon consummation of the Merger the Company delisted its shares of common stock from the New York Stock Exchange (the “NYSE”) and deregistered under Section 12 of the Securities Exchange Act of 1934. The last day of trading on the NYSE was May 29, 2007.

Industry Overview

        We compete in the large and growing global market for costume jewelry and accessories. Costume jewelry allows consumers to achieve the latest look at a fraction of the cost of higher-priced jewelry. According to Euromonitor, the market for costume jewelry and accessories generated approximately $138 billion in retail sales globally in 2006, comprised of $58 billion in costume jewelry and $80 billion in accessories. From 2001 through 2006, these markets grew at a compound annual rate of 6.1%, 4.9% and 7.0%, respectively. In addition, the global market for costume jewelry and accessories has grown each of the last five years.

        Within this market, our offerings of value-priced jewelry and accessories primarily address girls and young women. We believe this is an attractive target demographic for the following reasons:

•	Large Customer Base. According to U.S. Census estimates, there were over 40 million girls and young women between the ages of 5 and 24 in the United States in 2005. According to Euromonitor, there were over 57 million girls and young women between the ages of 5 and 24 in Western Europe in 2006.
•	Significant Spending Power. U.S. teenagers (ages 12 to 21) spend approximately $220 billion according to U.S. Census estimates. In addition, according to a 2006 teen consumer spending power report by Mintel, jewelry and accessories represented more than 40% of spending by U.S. females ages 12 to 17.
•	High Shopping Frequency. Shoppers tend to frequently visit their destination for value-priced jewelry and accessories. For example, Claire’s 8 to 17 year old customers averaged 10.6 visits and 5.7 purchases in the previous year, according to the 2004 Harris Interactive study.

Our Competitive Strengths

        Established Global Category Leader with Strong Brand Recognition. We believe we are the world’s largest specialty retailer of value-priced jewelry and accessories to girls and young women and the category leader in the markets in which we compete. We have a presence in 95% of all U.S. shopping malls. According to the 2004 Harris Interactive study, 98% of U.S. teenage girls knew the Claire’s name and 69% of U.S. women ages 8 to 54 visited a Claire’s store in the previous year while 58% made a purchase. Our products and brand name are featured in editorial coverage and press clips in popular periodicals, reinforcing our presence and allowing us to operate without incurring any advertising expenses for external media.

        Superior and Proven Go-to-Market Strategy. We have a proven merchandising strategy supported by efficient, low-cost global sourcing capabilities. We offer a broad selection of up-to-date, exciting merchandise at value prices. Approximately two-thirds of our net sales are generated from the sale of always in style, everyday products. To keep our assortment fresh and exciting, we typically replenish our stores three to five times per week. We employ a low-cost sourcing strategy that is diversified across approximately 900 suppliers. Approximately 84% of our Fiscal 2007 merchandise was purchased from suppliers outside the United States, including approximately 66% purchased from China which we believe provides us with a significant cost advantage. The majority of our international purchases are made directly from manufacturers through our buying and sourcing offices in Hong Kong and China, enabling us to buy and source merchandise rapidly and cost effectively.

        Diversification Across Geographies and Merchandise Categories. As of November 3, 2007, we operated a total of 3,051 stores, of which 2,151 were located in all 50 states of the United States, Puerto Rico, Canada, and the U.S. Virgin Islands and 900 stores were located in the United Kingdom, Switzerland, Austria, Germany, France, Ireland, Spain, Portugal, the Netherlands, and Belgium. In addition, as of November 3, 2007, we franchised 159 stores in the Middle East, South Africa, Russia, and Poland under franchising agreements and operated 202 stores in Japan through our Claire’s Nippon 50:50 joint venture with AEON Co. Ltd. During the first nine months of Fiscal 2008, we generated approximately 65% of our net sales from North America and 35% from 10 countries in Europe.

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In addition, 58% of our Fiscal 2007 net sales were derived from the jewelry category, with the remaining 42% being derived from the accessories category. Our net sales are diversified across approximately 11,000 stock-keeping units (“SKUs”) and are not dependent on any one category, product or style.

        Compelling Unit Economics. We have grown our Company-operated store base from 1,581 in fiscal 1997 to 2,992 in Fiscal 2007 while increasing our profitability and cash flow generation. Our stores realize a high return on invested capital, and 97% of our stores that were open for at least one year were cash flow positive in Fiscal 2007. Our average store has an initial investment of less than $200,000, including net working capital, and a payback period of less than two years. In addition, we continually refresh and invest in our store base to maintain our fun and exciting in-store environment.

        Strong Financial Performance with Significant Cash Flow Generation. From Fiscal 2003 through Fiscal 2007, we grew our net sales at a compound annual rate of 10.3% and our income from continuing operations before income taxes at a compound annual rate of 22.3%. We benefit from low levels of working capital and required capital spending. We spent an average of approximately 4.0% of net sales on maintenance and remodeling capital expenditures for Fiscal 2006 and Fiscal 2007. Our minimal working capital requirements result from high merchandise margins, low unit cost of our merchandise and the limited seasonality of our business. Over the past three fiscal years, no single quarter represented less than 21% or more than 32% of annual net sales for the respective year.

        Strong and Experienced Management Team. Our senior management has an average of more than seven years of experience with the Company and combined retail experience of more than 250 years. Gene Kahn is our Chief Executive Officer, and Mark Smith is our President and Managing Director of Europe. Mr. Kahn was formerly Chairman and Chief Executive Officer of The May Department Stores Company from May 2001 until January 2005 after serving as President and Chief Executive Officer since May 1998. Mr. Smith led our European operations from 1996 to 2002, during which time our European store base grew from 48 to 577 stores. Our senior management team also includes Lisa LaFosse, our President and Chief Operating Officer of North America, who has 16 years of experience with the Company, and Ira Kaplan, who has served as our Chief Financial Officer since 1990.

Our Business Strategy

        Sustain and Extend Claire’s Leading Market Position. We believe that our Claire’s and Icing concepts are the premier destinations and resources for girls and young women seeking value-priced jewelry and accessories. We have obtained this market position by providing the broadest assortment of quality merchandise at value prices in a unique, fun and exciting in-store environment. We intend to sustain and extend our leading market position by continuing to elevate the awareness of our Claire’s brand, strengthen our category leadership, leverage and expand our core competencies, improve processes and enhance our organizational effectiveness in order to drive same store sales growth.

        Maintain a Healthy Store Base and Improve Retail Productivity. We currently maintain a healthy store base which historically has achieved robust sales and profitability. We have reported positive annual same store sales growth for each of the past five fiscal years with an average of 5.5% over that time period, and 97% of our stores that were open for at least one year were cash flow positive in Fiscal 2007. We actively manage our store portfolio through store remodeling, expansion, relocation and closure. We intend to continue to improve our store operations and profitability through specific retail initiatives. For example, we are improving our in-store presentation to more accurately communicate with our customers and increase their ease of shopping. We are also implementing a new point-of-sale (“POS”) system which will reduce checkout time, enhance customer service and increase transactions during peak shopping periods, as well as lower processing fees on debit card transactions. We also intend to improve our planning, allocation and replenishment processes to further maximize sell-through and minimize mark-downs.

        Differentiate Our Icing Concept in North America. We are presently studying and refining our Icing concept to better address the preferences of our target customer, the young woman aged 17 to 27. In an effort to

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differentiate our Icing concept from Claire’s brand concept in North America and minimize product overlap, we plan to transition our Icing merchandise offering, store design and overall customer experience to reflect a more sophisticated offering more focused to the Icing targeted customer. As a result of such efforts, we expect to improve store productivity and drive additional profitability in our Icing stores.

        Strengthen and Refine Our European Merchandise Offering. We intend to tailor our merchandise assortment in Europe on a regional, country-by-country basis to reflect local customer preferences more closely. Our continental European stores are currently merchandised from our corporate office in Chicago. We have hired a European executive who will lead the merchandise assortment selection process for all of Europe. This executive will coordinate with our buying offices in Chicago, London and Hong Kong and work with experienced country-level merchants who will select approximately 30% of the merchandise for our stores in their local markets. We expect that these initiatives will drive increased same stores sales growth, minimize markdowns and increase profitability.

        Centralize Distribution in Europe. We intend to centralize our distribution operations in continental Europe. In June 2007, we opened a third-party distribution center in the Netherlands, which currently services Spain, Portugal, Austria and Germany. We expect to reduce both inbound and outbound freight costs over time, increase speed to market, as well as improve our in-store stock levels, as a result of centralizing distribution in continental Europe.

        Strategically Grow Our European Store Base. Since acquiring 48 stores in Europe in fiscal 1996, we have successfully increased our European store base to 859 stores by the end of Fiscal 2007. We intend to continue to grow our store base in Europe by opportunistically opening new stores in our existing markets and by strategically expanding into new markets.

        Identify and Pursue Opportunities to Strategically Grow Our Franchising Business. Since our first franchised store was opened in Fiscal 2001 in Saudi Arabia, we have successfully increased our number of franchised stores and geographies to 159 stores in 14 countries in the Middle East, South Africa, Russia and Poland as of November 3, 2007. We expect to grow our franchising business globally, in both new and existing markets, expanding our geographic footprint and enhancing our brand awareness worldwide.

Stores

        Our stores in North America are located primarily in shopping malls and average approximately 1,200 square feet. Our stores in Europe and Japan are located primarily on high streets, in shopping malls and in high traffic urban locations and average approximately 600 square feet. Each store uses our proprietary displays, which enhance the presentation of a wide variety of items in a relatively small space.

        Our stores are distinctively designed for customer identification, ease of shopping and display of a wide selection of merchandise. Store hours are dictated by shopping mall operators and our stores are typically open from 10:00 a.m. to 9:00 p.m. Monday through Saturday and, where permitted by law, from noon to 5:00 p.m. on Sunday.

        Approximately 68% of our sales are made in cash (including checks and debit card transactions), with the balance made by credit cards. We permit, with restrictions on certain items, returns for exchange or refund.

Purchasing and Distribution

        We purchased our merchandise from approximately 900 suppliers in Fiscal 2007. Approximately 84% of our Fiscal 2007 merchandise was purchased from outside the United States, including approximately 66% purchased from China. We are not dependent on any single supplier for merchandise purchased. All merchandise is currently shipped from suppliers to our distribution facility in Hoffman Estates, Illinois, a suburb of Chicago (which services our North American stores as well as our stores operated under franchise agreements outside of North America),; our distribution facility in Birmingham, England (which services our stores in the United Kingdom, Ireland, France, Belgium and the Netherlands); our distribution facility in Zurich, Switzerland (which services our stores in Switzerland) and our distribution facility in the Netherlands (which service our stores in Spain, Portugal, Austria and Germany). After inspection, merchandise is shipped via common carrier to our individual stores. To keep our assortment fresh and exciting, we typically replenish our stores three to five times a week.

        We determine the allocation of merchandise to our stores based on an analysis of various factors, including size, location, demographics, sales and inventory history. Merchandise typically is sold at its original marked price,

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with the length of time our merchandise remains at the original price varying by item. We review our inventory levels to identify slow-moving merchandise and use markdowns and promotions to clear this merchandise. Markdowns and promotions may be used if inventory exceeds customer demand for reasons of design, seasonal adaptation or changes in customer preference, or if it is otherwise determined that the inventory will not sell at its currently marked price.

Store Management

        Our President and Chief Operating Officer of North America is responsible for managing our North American stores and reports to our Chief Executive Officer. Our stores are organized and controlled on a district level. We employ 224 District Managers in North America, each of whom oversees and manages approximately 10 stores in their respective geographic area and reports to 1 of 22 Regional Managers. Each Regional Manager in North America reports to one of five Territorial Vice Presidents, who report to the Senior Vice President of Store Operations and Real Estate. The Senior Vice President of Store Operations and Real Estate reports to our President and Chief Operating Officer of North America. Each store is staffed by a Manager, an Assistant Manager and one or more part-time employees.

        Our President and Managing Director of Europe reports to our Chief Executive Officer. The European store reporting structure is similar to the North American store reporting structure.

Store Openings, Closings and Future Growth

        For Fiscal 2007, we opened 176 stores and closed 62 stores, for a total increase of 114 stores. “Stores, net” refers to stores opened, net of closings, if any. In North America, we increased our operations by 27 stores, net, during Fiscal 2007. As of November 3, 2007, our North American net store count was 2,151. In our European group, we increased our operations by 87 stores, net, during Fiscal 2007. We believe our store growth will occur in Europe, where, as of November 3, 2007, we have opened 41 stores, net, during Fiscal 2008, bringing our store count to 900. In Fiscal 2007, our 50:50 joint venture with AEON Co. Ltd. increased operations in Japan by 21 stores, net, to 193 stores. As of November 3, 2007, we had opened 9 stores, net, in Japan, during Fiscal 2008, bringing our store count to 202.

        On a worldwide basis, we closed 269 stores in the last three fiscal years, primarily due to certain locations not meeting our established profit benchmarks, the unwillingness of landlords to renew leases on terms acceptable to us and the elimination of stores in connection with our acquisition of Afterthoughts. Most of these stores were closed at or near lease expiration. We have not experienced any substantial difficulty in renewing desired store leases and have no reason to expect any such difficulty in the future. For each of the last three fiscal years, no individual store accounted for more than one percent of total sales.

        We plan to continue opening stores when suitable locations are found and satisfactory lease negotiations are concluded. Our initial investment in new stores opened during Fiscal 2007, which includes leasehold improvements and fixtures, averaged approximately $162,000 per store. In addition to the investment in leasehold improvements and fixtures, we may also purchase intangible assets or incur initial direct costs for leases relating to certain store locations in our International operations. The total of these costs averaged approximately $132,000 per store during Fiscal 2007.

        Our continued growth depends on our ability to open and operate stores on a profitable basis. Our ability to expand successfully will be dependent upon a number of factors, including sufficient demand for our merchandise in existing and new markets, our ability to locate and obtain favorable store sites and negotiate acceptable lease terms, obtain adequate merchandise supply and hire and train qualified management and other employees. Additionally, future store openings in Asia are currently subject to our 50:50 joint venture agreement with AEON Co. Ltd. See “Risk Factors.”

Brand Building

        Our continued ability to develop our existing brand is a key to our success. We believe our distinct brand name is among our most important assets globally. All aspects of brand development from product design and distribution, to marketing, merchandising and shopping environments are controlled by us. We plan to invest in the development of our brand through consumer research, as well as continue to enhance the customer experience

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through the expansion and remodeling of existing stores, the closure of under-performing stores and a focus on customer service.

Trademarks and Service Marks

        We are the owner in the United States of various marks, including “Claire’s,” “Claire’s Accessories,” and “Icing.” We have also registered these marks outside of the United States. We license certain of our marks under franchising arrangements in the Middle East, South Africa, Russia, Turkey and Poland. We believe our rights in our marks are important to our business and intend to maintain our marks and the related registrations.

Management Information Systems

        Management information systems are key to our business strategy. Our information and operational systems use a broad range of both purchased and internally developed applications to support our retail operations, financial, real estate, merchandising, inventory management and marketing processes. Sales information is automatically collected from POS terminals in our stores on a daily basis. We have developed proprietary software to support key decisions in various areas of our business including merchandising, allocation and operations. We periodically review our critical systems to evaluate disaster recovery plans and the security of our systems.

Competition

        The specialty retail business is highly competitive. We compete with department stores and other chain store concepts. We also compete on a regional or local level with specialty and discount store chains and independent retail stores. Our competition also includes Internet, direct marketing to consumer and catalog businesses. We cannot estimate the number of our competitors because of the large number of companies in the retail industry that fall into one of these categories. We believe the main competitive factors in our business are brand recognition, price, merchandise, store location and customer service.

Seasonality

        Sales of each category of merchandise vary from period to period depending on current trends. We experience traditional retail patterns of peak sales during the Christmas, Easter and back-to-school periods. Sales as a percentage of total sales in each of the four quarters of Fiscal 2007 were 21%, 24%, 23% and 32%, respectively.

Employees

        On November 3, 2007, we had approximately 19,000 employees, approximately 58% of whom were part-time. Part-time employees typically work up to 20 hours per week. We do not have collective bargaining agreements with any labor unions, and we consider employee relations to be good.

Litigation

        We are, from time to time, involved in routine litigation incidental to the conduct of our business, including litigation instituted by persons injured upon premises under our control, litigation regarding the merchandise that we sell, including product and safety concerns regarding metal content in our merchandise, litigation with respect to various employment matters, including wage and hour litigation, litigation with present and former employees, and litigation regarding intellectual property rights. Although litigation is routine and incidental to the conduct of our business, like any business of our size and employing a significant number of employees, such litigation can result in large monetary awards when judges, juries or other finders of facts do not agree with management’s evaluation of possible liability or outcome of litigation. Accordingly, the consequences of these matters cannot be finally determined by management. However, in the opinion of management, we believe that current pending litigation will not have a material adverse effect on our financial position, earnings or cash flows.

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MANAGEMENT

Directors, Executive Officers and Key Employees

        Our executive officers, directors and key employees, and their ages and positions, are as follows:

Name	Age	Position
Eugene S. Kahn	57	Chief Executive Officer and Director
Ira D. Kaplan	48	Chief Financial Officer
Lisa LaFosse	44	President and Chief Operating Officer of North America
Mark Smith	49	President and Managing Director of Europe
James Conroy	37	Executive Vice President
Peter P. Copses	48	Chairman of our Board of Directors
Robert J. DiNicola	58	Director
George G. Golleher	59	Director
Rohit Manocha	48	Director
Ron Marshall	53	Director
Lance A. Milken	32	Director

        Eugene S. Kahn became our Chief Executive Officer upon consummation of the Merger and a member of the Company’s board of directors shortly thereafter. From May 2001 to January 2005, Mr. Kahn was Chairman of the board of directors and Chief Executive Officer, and from May 1998 to April 2001 was President and Chief Executive Officer of The May Department Stores Company. Mr. Kahn joined May in 1990 and during his time there held various positions including, President and Chief Executive Officer of G. Fox, President and Chief Executive Officer of Filene’s, a division of May, Vice Chairman and Executive Vice Chairman. In the aggregate, Mr. Kahn has 36 years of experience in the retail industry.

        Ira D. Kaplan became our Chief Financial Officer in September 1990. Mr. Kaplan joined Claire’s in 1987 as our Treasurer. Mr. Kaplan worked as a public accountant with the predecessor to KPMG from 1982 to 1987 and from 1980 to 1982 with Seidman & Seidman.

        Lisa LaFosse became our President and Chief Operating Officer of North America in February 2007. Ms. LaFosse joined Claire’s in 1990 as District Manager. From 2005 to February 2007, Ms. LaFosse was President of our European Operations and from 2003 to 2005 was Executive Vice President of Operations and Real Estate, North America. From 2002 to 2003, Ms. LaFosse was Territorial Vice President.

        Mark Smith became our President and Managing Director of Europe in May 2007. From February 1996 to May 2002, Mr. Smith served as Chief Executive of Claire’s Accessories UK, Ltd., our wholly-owned subsidiary. In the aggregate, Mr. Smith has 25 years of experience in the retail industry.

        James Conroy became an Executive Vice President of the Company in December 2007. Mr. Conroy worked as a full-time consultant to Claire’s since the Merger. From July 2001 to December 2007, Mr. Conroy provided retail management consulting services through various firms, including as a principal of Kurt Salmon Associates and a senior manager of Deloitte Consulting.

        Peter P. Copses became Chairman of the Company’s board of directors in May 2007. Mr. Copses is a Founding Partner of Apollo Management, L.P. and its investment affiliates, where he has worked since 1990. Prior to joining Apollo, Mr. Copses was an investment banker at Drexel Burnham Lambert, and subsequently at Donaldson, Lufkin, & Jenrette Securities, primarily concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also a director of Rent-A-Center, Inc., the nation’s largest operator of rent-to-own stores, RBC Global, Inc., a diversified, multi-platform industrial company, and Linens ‘n Things, Inc., a national retailer of home textiles, housewares and home accessories.

        Robert J. DiNicola became a member of the Company’s board of directors following the consummation of the Merger. He is currently the Chief Executive Officer and Chairman of the board of directors of Linens ‘n Things, Inc. Mr. DiNicola served as Executive Chairman of General Nutrition Centers, Inc. from November 2004 to March 2007. Mr. DiNicola is the former Chairman of the board of directors of Zale Corporation. Mr. DiNicola joined Zale Corporation as its Chairman and Chief Executive Officer in April 1994. In 2002, Mr. DiNicola retired from his position as Chief Executive Officer of Zale Corporation, but remained Chairman until 2004. Prior to joining Zale

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Corporation, Mr. DiNicola served as the Chairman and Chief Executive Officer of the Bon Marché, a division of Federated Department Stores, located in Seattle, Washington. Mr. DiNicola also serves as the Senior Retail Advisor for Apollo Management, L.P. Beginning his retail career in 1972, Mr. DiNicola has also worked for Macy’s, May Company and Federated Department Stores. He has held numerous executive positions in buying, merchandising and store operations across the country during his retail career. Mr. DiNicola is a veteran of the U.S. Army.

        George G. Golleher became a member of the Company’s board of directors following the consummation of the Merger. Since May 2007, Mr. Golleher has been Smart & Final’s Chairman and Chief Executive Officer. Mr. Golleher has been a business consultant and private equity investor since June 1999. Mr. Golleher was a director of Simon Worldwide, Inc., a promotional marketing company, from September 1999 to April 2006 and was also its Chief Executive Officer from March 2003 to April 2006. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc., a food and drug retailer. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company until March 1998, ultimately as the Chief Executive Officer and Vice Chairman of the Board. Mr. Golleher is also a director of Rite Aid Corporation and Linens ‘n Things, Inc.

        Rohit Manocha became a member of the Company’s board of directors following the consummation of the Merger. Mr. Manocha is a co-founding Partner of Tri-Artisan Capital Partners, LLC. Tri-Artisan is a New York and London based merchant banking firm, founded in 2002, that invests, on behalf of its investors, in private equity transactions and provides investment banking services. Prior to joining Tri-Artisan, Mr. Manocha was a senior banker at Thomas Weisel Partners, ING Barings and Lehman Brothers.

        Ron Marshall became a member of the Company’s board of directors in December 2007. Mr. Marshall has been a principal of Wildridge Capital Management since 2006. From 1998 to 2006, he served as Chief Executive Officer of Nash Finch Company and was a member of its board of directors. Prior to joining Nash Finch, Mr. Marshall served as Chief Financial Officer of Pathmark Stores, Inc., Dart Group Corporation, Barnes & Noble Bookstores, Inc., NBI’s The Office Place and Jack Eckerd Corporation. Mr. Marshall is a certified public accountant. Mr. Marshall is also a director of Linens ‘n Things, Inc.

        Lance A. Milken became a member of the Company’s board of directors in May 2007. Mr. Milken is a Principal at Apollo Management, L.P., where he has worked since 1998. Mr. Milken also serves as a member of the Milken Institute board of trustees.

Board Composition

        The Company’s board of directors is composed of seven directors. Each director serves for annual terms and until his or her successor is elected and qualified. The Sponsor indirectly controls a majority of the common stock of our parent company and, as such, the Sponsor has the ability to elect all of the members of our board of directors. The Sponsor has agreed to elect to our board of directors the designee of an affiliate of Tri-Artisan Capital Partners, LLC (“Tri-Artisan”). Tri-Artisan has invested in one of the Sponsor’s co-investment partnerships that was used to consummate the Transactions. Rohit Manocha is the current designee of Tri-Artisan.

Board Committees

        The board of directors has the authority to appoint committees to perform certain management and administration functions. The board of directors has provided for an audit committee and a compensation committee. The members of the audit committee are Peter Copses, Lance Milken and Rohit Manocha. The audit committee is responsible for reviewing and monitoring our accounting controls and internal audit functions and recommending to the board of directors the engagement of our outside auditors. We do not yet have a fully constituted compensation committee. Until such time, the establishment and administration of our executive compensation program will be the responsibility of the full board of directors. The compensation committee, or the full board of directors, reviews and either approves, on behalf of our board of directors, or recommends to the board of directors for approval the annual salaries and other compensation of our executive officers and individual stock and stock option grants. The compensation committee, or the full board of directors, also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans.

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EXECUTIVE COMPENSATION

    Introduction

        On March 20, 2007, Bauble Acquisition Sub and its parent company, Parent, entered into an Agreement and Plan of Merger with Claire’s governing a reverse subsidiary merger (the “Merger”). On May 24, 2007, our shareholders approved the Merger at a special meeting of shareholders. As a result, on May 29, 2007, Bauble Acquisition Sub was merged with and into Claire’s, with Claire’s as the surviving corporation. Upon completion of the Merger, our incumbent Board members, including the members of the compensation committee, resigned, and new members of the Board were elected. The following Compensation Discussion and Analysis provides information about our compensation policies and programs prior to the Merger. Following the Merger, our Board consists of five non-employee directors who are affiliates of the Sponsor and Eugene S. Kahn, our chief executive officer. The compensation committee of our Board has not yet been fully constituted. Until such time, the establishment and administration of our executive compensation program will be the responsibility of the full board of directors. While several components of our former executive compensation program will remain largely unchanged in fiscal 2008, as more fully described below, our new Board will work closely with management to evaluate our long-term compensation program and philosophy. It is, therefore, too soon to comment extensively on our forward-looking compensation philosophy.

        Throughout this discussion and analysis, the individuals who served as our co-chief executive officers and chief financial officer during fiscal 2007 are referred to as the “pre-merger executive officers.”

PRE-MERGER COMPENSATION DISCUSSION AND ANALYSIS

    Pre-Merger Executive Compensation Philosophy

        Prior to the merger, the compensation committee, which we refer to as the “pre-merger compensation committee,” designed our executive compensation programs with the following guiding principles in mind:

Quality of Personnel: We are committed to employing the highest quality executive team in the specialty retail industry. In a challenging business environment, we believe that having highly qualified executive officers is critical for all our constituencies—our customers, employees, and shareholders. We expect our executive officers to be of the highest caliber in terms of business acumen and integrity.

Competitiveness: Our objective is to analyze and understand market forces and practices regarding compensation for executives at similarly situated companies. Our strategy is to establish compensation programs and levels in relation to the external market that best supported our corporate strategy.

Alignment of Interests: Our compensation plans are designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing shareholder value. We evaluate the relationship between compensation cost, shareholder value and company performance on a regular basis. At-risk elements such as cash incentives and stock-based compensation comprised a significant portion of our overall executive remuneration. For incentive plans, performance goals are established along a wide range of potential performance results so that the level of compensation received appropriately corresponds to the level of performance achieved.

Responsiveness to Circumstances and Understood by Executive Officers: We seek to understand the needs and objectives of our executive officers, and to the degree feasible, reflected those needs and objectives in the programs developed. Additionally, we strive to ensure that the executive officers understand each element and the overall compensation program so that they fully appreciated the value being delivered.

Compliance with Regulatory Guidelines and Sensible Standards of Corporate Governance: We develop our plans in recognition of, and in compliance with, all applicable rules, statutes, regulations and guidelines. Additionally, we monitor our programs on an ongoing basis to ensure they remain in compliance. Program designs reflected relevant considerations in the areas of accounting cost, tax impact, cash flow constraints and other relevant matters. Lastly, we strive to ensure that all programs were appropriate in light of reasonable and sensible standards of good corporate governance.

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    Pre-Merger Executive Compensation Administration

        In Fiscal 2007, the pre-merger compensation committee commissioned three independent compensation consulting firms, Watson Wyatt, AON Consulting and Hewitt Associates, to assist it in a thorough review of our compensation practices. During Fiscal 2007, the pre-merger compensation committee met several times, and received various comprehensive reports from each of the independent compensation consulting firms. The first report contained a summary by AON of peer group comparisons (including both mall-based and non-mall based retailers) of executive compensation information. The peer group lists were determined based upon a review of the market capitalization, employee workforce size and revenues, with a particular focus on those companies that have both domestic and international operations. Based on this summary, the pre-merger compensation committee agreed upon a list of 16 companies which they believe to be the most comparable to us and therefore helpful in setting market-competitive compensation packages for our management team. The companies included in the peer group were Abercrombie & Fitch, Co., Aeropostale, Inc., American Eagle Outfitters, Inc., bebe stores, Inc., Chico’s FAS, Inc., Dollar Tree Stores, Inc., Foot Locker, Inc., GameStop Corp., Hot Topic, Inc., Pacific Sunwear of California, Inc., Payless ShoeSource, Inc., Quiksilver, Inc., The Talbots, Inc., The Timberland Company, Too, Inc., and Urban Outfitters, Inc.

        The second report, compiled by Watson Wyatt, provided a summary of the current market trends and practices in executive compensation, including Watson Wyatt’s thoughts on best practice trends. The third report, compiled by Hewitt, provided an overview of the compensation arrangements of the chief executive officers and chief financial officers of the 16 comparable companies (previously selected by the pre-merger compensation committee as discussed above), as well as Hewitt’s recommendations for the base salary, target bonuses and performance share awards for our former co-chief executive officers. The pre-merger compensation committee received an additional report from Hewitt, merely revising the third report slightly to take into account greater than median percentile data. Based upon the information contained in these reports, and its assessment of the performance of the pre-merger executive officers, the pre-merger compensation committee made adjustments to the compensation packages of each of the pre-merger executive officers (as described in more detail below).

        The pre-merger compensation committee made compensation decisions around program design and pay adjustments in the context of our compensation philosophy, market practices and total compensation objectives. The pre-merger compensation committee ordinarily positioned compensation opportunities at a strategically determined percentile of the market as a means to attract and retain the level of executive talent necessary to deliver sustained performance. Market positioning for individual elements of compensation and benefits, as well as the relationships among elements, are discussed below. These compensation programs included significant variable components. For example, our annual bonus program for pre-merger executive officers was based on the achievement of predetermined target levels of our income from operations and our equity compensation program was based upon predetermined performance levels in growth of EBITDA and same store sales. For Fiscal 2007, the total direct compensation opportunity for the pre-merger executive officers, including salary, target annual bonus and the estimated fair value of equity-based grants was positioned at approximately the median of the market references developed for our former chief executive officers and higher than the median of the market references developed for our chief financial officer as he had been in his position for a longer period of time.

        Although it had no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, the pre-merger compensation committee reviewed pay mix for the pre-merger executive officers as compared to typical market practice. The annual bonus program served as a method for properly incentivizing and rewarding the pre-merger executive officers for the achievement of desired performance levels. Our long-term compensation program served as both a retention tool as well as a financial incentive, helping to increase the likelihood that top performers would remain with us long-term and be appropriately rewarded for enhancing long-term shareholder value. The long-term compensation program also served to align the interests of the pre-merger executive officers with those of our shareholders.

        The pre-merger compensation committee considered a number of factors in making decisions on the structure of the programs and individual compensation awards and payments. The primary factors included the analysis and market data provided by the three independent compensation consulting firms as discussed above and the pre-merger compensation committee’s guiding principles for program design and operation.

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        The pre-merger compensation committee established and approved all elements of compensation for the former co-chief executive officers after careful consideration of all factors it deemed appropriate. The former co-chief executive officers made recommendations on compensation actions for the other pre-merger executive officer based on market data from the independent compensation consulting firms and according to the same philosophy and objectives the pre-merger compensation committee adopted (and after the other pre-merger executive officer has had an opportunity to review the data provided by the independent compensation consulting firms and to provide the former co-chief executive officers with his input). The former co-chief executive officers’recommendations were then considered for approval by the pre-merger compensation committee, and in some cases are modified by the pre-merger compensation committee during the course of its deliberations.

    Pre-Merger Elements of Our Compensation Program

        Prior to the merger, each of the pre-merger executive officers was a party to an employment agreement with us, which set forth the base salary for the respective pre-merger executive officer, subject to adjustment by the pre-merger compensation committee and the board. The agreements stipulated an annual base salary with merit increases and bonuses as determined by the pre-merger compensation committee. The initial base salary under each of these employment agreements was based upon determinations representing a combination of (a) salaries paid to comparable executives at the peer companies discussed above, (b) the ability of the executive to obtain employment with our competitors, (c) individual negotiations between us and the executive and (d) appropriate adjustments made to take into account our growth and the need to conserve cash flows where appropriate.

        The following sections describe the various elements of our executive compensation program prior to the Merger, including its objectives, market positioning, structure and operation, and other information specific to Fiscal 2007 payments, awards, and pay actions.

    Base Salary

        Each pre-merger executive officer was paid a base salary that was reviewed periodically by the pre-merger compensation committee. The salaries for our former co-chief executive officers were generally targeted at the market median, and the base salary of the other pre-merger executive officer was generally targeted at approximately the 75th percentile, of the peer group, although individual pre-merger executive officer salaries may have been above or below those targets. Adjustments to salaries considered the base salary and total compensation market data compiled by Watson Wyatt, AON and Hewitt in the context of the executive’s role and responsibilities, experience and tenure, individual performance and contribution to our results as recommended to the pre-merger compensation committee by the former co-chief executive officers (or the pre-merger compensation committee in the case of the former co-chief executive officers).

        Pre-merger executive officer salaries were reviewed in March 2006 and adjusted by the pre-merger compensation committee effective as of January 30, 2007. The schedule below indicates the base salaries (reflecting the increases) for each of the pre-merger executive officers, and the total annualized percentage increase in base salary for each of those pre-merger executive officers for the year ending January 28, 2006 (“Fiscal 2006”) and Fiscal 2007:

	Fiscal 2006 Base Salary	Fiscal 2007 Base Salary	Annualized Percentage Increase
E. Bonnie Schaefer	$800,000	$900,000	12.5%
Marla L. Schaefer	$800,000	$900,000	12.5%
Ira D. Kaplan	$475,000	$500,000	5.26%

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        The base salaries for Fiscal 2007 of the pre-merger executive officers are also included in the Salary column of the Summary Compensation Table included below.

        Base salaries paid to the pre-merger executive officers are deductible for federal income tax purposes except to the extent that the executive is a covered employee under Section 162(m) of the Internal Revenue Code —generally, the pre-merger executive officers from year to year — and the executive’s aggregate compensation which is subject to Section 162(m) exceeds $1 million. No employee received base salary in excess of $1 million in Fiscal 2007.

    Annual Bonuses

        In 2005, our shareholders approved, at the recommendation of our board of directors, the Claire’s Stores, Inc. 2005 Incentive Compensation Plan (the “2005 Incentive Plan”). The purpose of the 2005 Incentive Plan was to assist us in attracting, motivating, retaining and rewarding high quality executives and other employees, by enabling them to acquire a proprietary interest in our company and providing them with annual and long-term incentives to expend their maximum efforts in the creation of shareholder value. The pre-merger compensation committee designed the 2005 Incentive Plan to satisfy the requirements for “performance-based compensation”within the meaning of Section 162(m) of the Internal Revenue Code.

        In April 2006, the pre-merger compensation committee established performance goals for Fiscal 2007 annual bonuses for the pre-merger executive officers. The goals were based upon our achievement of certain increases in levels of EBITDA, SG&A as a percentage of sales, inventory turnover, markdown percentages of sales and gross margin percentages for Fiscal 2007. These measures were designed to encourage pre-merger executive officers to focus on continuing to grow our business while managing associated general and administrative expenses and other operational factors.

        Each of the performance measures described above had certain stated minimum levels, threshold levels, plan levels, plan plus levels and maximum levels to be obtained. Each level within each performance goal had a corresponding percentage of base salary payable upon such achievement. Overall, each former co-chief executive officer was eligible for potential bonus amounts ranging from 0% to 225% of her base salary for Fiscal 2007, and the chief financial officer was eligible for potential bonus amounts ranging from 0% to 150% of his base salary for Fiscal 2007.

        Following the end of Fiscal 2007, the pre-merger compensation committee determined that certain levels of the performance goals were met and, as a result, each former co-chief executive officer was eligible for a bonus equal to 88% of her base salary and the chief financial officer was eligible for a bonus equal to 56% of his base salary. The amounts of these bonuses are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

    Long-Term Incentive Awards

        Long term incentive grants to the pre-merger executive officers were based upon job responsibilities and potential for individual contribution, with reference to total direct compensation (total cash compensation plus the value of long term incentive awards) of executives at the 16 peer companies discussed above. When it made its grants, the pre-merger compensation committee also considered previous long-term incentive grants. As with the determination of base salaries and bonuses, the pre-merger compensation committee exercised judgment and discretion in view of the above criteria, the independent compensation consulting firms reports and its general policies.

        As for long term incentives, the pre-merger compensation committee granted performance share units (and last year granted restricted stock to our former co-chief executive officers) to the pre-merger executive officers. This stock-based incentive was intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. Performance share units closely aligned senior management with our achievement of longer-term financial objectives that enhance shareholder value.

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        In Fiscal 2007, all of the pre-merger executive officers received performance share units. The former co-chief executive officers each received a grant of 75,000 performance share units. Our chief financial officer received a grant of 30,000 performance share units, which represents an increase from the prior fiscal year. This increase was made to ensure that our compensation levels are sufficiently competitive in order to be able to attract, retain and motivate highly qualified employees necessary to achieve our objectives. In Fiscal 2007, none of the pre-merger executive officers received a grant of restricted stock.

        Generally, the performance share unit grants provided for the payout, in cash, generally over a three year period, if the recipient has met certain continued service requirements and certain performance goals are met. For Fiscal 2007, the performance share units granted to the pre-merger executive officers were contingent on both an increase in EBITDA (50% of the performance share unit) and same store sales from year to year (50% of the performance share unit). The payout range was the equivalent cash value of an amount equal to 0% to 200% of the target shares covered by the performance share unit grant. The performance period for these grants was three years. At the end of the first full year of the performance period, 25% of the performance share unit award would have been paid out to the executive, assuming the performance goals were met and assuming the executive was still in our employ. The remaining 75% would have been paid out to the executive in accordance with the following, assuming the executive was still in our employ at the applicable payout date: (a) 25% at the end of the second year of the performance period, and (b) 50% at the end of the third year of the performance period.

        Payouts of all performance share unit awards granted in Fiscal 2007 to pre-merger executive officers under the shareholder-approved 2005 Incentive Plan are expected to be fully deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

    Long Term Incentive Plan Grant Practices

        The pre-merger compensation committee made annual long term incentive award grants to the pre-merger executive officers. In Fiscal 2007, those awards were made at the pre-merger compensation committee’s meeting on April 27, 2006. The pre-merger compensation committee determined the effective date of such awards without regard to current or anticipated stock price levels.

        It was our policy that the pre-merger compensation committee must formally approve all equity awards for the pre-merger executive officers during an in person or telephonic meeting or by the unanimous written consent executed by all members of the pre-merger compensation committee, it being understood that no equity award granted pursuant to any such written consent may have an effective date earlier than the date that all executed counterparts of such unanimous written consent were delivered.

    Benefits

        As salaried, U.S.-based employees, the pre-merger executive officers participated in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits helped ensure that we had a productive and focused workforce through reliable and competitive health and other benefits. Savings plans helped employees, especially long-service employees, save and prepare financially for retirement.

    Retirement Plans

        We maintained the Claire’s Stores, Inc. 401(k) Savings and Retirement Plan (the “401(k) Plan”) to enable eligible employees to save for retirement through a tax-advantaged combination of elective employee contributions and our matching contributions, and provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allowed eligible employees to elect to contribute from 1% to 50% of their eligible compensation to an investment trust on a pre-tax basis, up to the maximum dollar amounts permitted by law. In Fiscal 2007, the maximum employee elective contribution to the 401(k) Plan was $15,000, plus an additional $5,000 for employees who were at least 50 years old in Fiscal 2007. Eligible compensation generally meant all wages, salaries and fees for services from us. Matching contributions under the 401(k) Plan were 50% of the first 4% of eligible compensation that each eligible participant elected to be contributed to the 401(k) Plan on his or her behalf. The portion of an employee’s account under the 401(k) Plan that

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was attributable to matching contributions vested as follows: 20% after one year of service, 20% after two years of service, 20% after three years of service, 20% after four years of service and 20% after five years of service. However, regardless of the number of years of service, an employee was fully vested in our matching contributions (and the earnings thereon) if the employee retired at age 65 or later, or terminated employment by reason of death or total and permanent disability. The 401(k) Plan provided for eight different investment options, in which the employee’s and our contributions were invested. The 401(k) Plan was designed to provide for distributions in a lump sum or installments after termination of service. However, loans—and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability—were permitted.

        The amounts of our matching contributions under the 401(k) Plan for Fiscal 2007 for each of the pre-merger executive officers is included in the All Other Compensation column of the Summary Compensation Table.

        In addition to the 401(k) Plan, we maintained two nonqualified deferred compensation plans, the Claire’s Stores, Inc. 1999 Management Deferred Compensation Plan and the Claire’s Stores, Inc. 2005 Management Deferred Compensation Plan. These plans are discussed in more detail in the Employee Benefit Plans section below under “—Employee Benefit Plans.” The purpose of these plans was to allow the pre-merger executive officers to save more money for retirement, as most of them are prevented from deferring the maximum amounts under the 401(k) Plan due to limits imposed by the Internal Revenue Code.

        The amounts of the contributions under the nonqualified deferred compensation plans for Fiscal 2007 for each of the pre-merger executive officers is included in the Nonqualified Deferred Compensation table.

    Other Benefits and Perquisites

        We provided the pre-merger executive officers with certain benefits designed to protect them and their immediate family in the event of illness, disability, or death. We believed it was necessary to provide these benefits in order for us to be successful in attracting and retaining the pre-merger executive officers in a competitive marketplace, and to provide financial security in these circumstances. Pre-merger executive officers were eligible for health and welfare benefits available to all of our eligible employees during active employment under the same terms and conditions. These benefits included medical, dental, vision, short-term and long-term disability and group-term life insurance coverage.

        Pursuant to the terms of their employment agreements, each of our former co-chief executive officers was entitled to not less than six weeks, and our chief financial officer was entitled to not less than five weeks, of paid leave time each year for vacation in accordance with our policies in effect from time to time. Any leave time not used (up to two weeks in the case of the chief financial officer) during a calendar year may be carried over to the next year.

    Separation and Change in Control Agreements

        The employment agreements between us and each of the pre-merger executive officers provided for the payment of certain compensation and benefits in the event of the termination of such executive’s employment, the amount of which varies depending upon the reason for such termination. The pre-merger compensation committee believed that the essential terms of the agreement were reasonable, appropriate, and generally consistent with market practice. In addition, the employment agreements had change of control severance provisions. These provisions represented the pre-merger compensation committee’s recognition of the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. We believed properly crafted change in control provisions protect shareholder interests by enhancing employee focus during rumored or actual change in control activity through (a) incentives to remain with us despite uncertainties while a transaction is under consideration or pending; (b) assurance of severance and benefits for terminated employees; and (c) access to equity components of total compensation after a change in control. The closing of the Merger constituted a change in control under the employment agreements for the pre-merger executive officers.

        The employment agreements also included a reimbursement by us to the pre-merger executive officers of any excise tax imposed upon the executive pursuant to Section 4999 of the Code with respect to any “excess

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parachute payments”, as that term is defined in Section 280G of the Code, that the executive received as a result of a change in control of us (as defined in the employment agreements). The effects of Section 4999 are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, we determined that the Section 4999 gross up payments were appropriate for the pre-merger executive officers.

POST-MERGER COMPENSATION

        In connection with the Merger, representatives of the Sponsor negotiated employments agreements with Eugene S. Kahn, our new chief executive officer and Mark Smith, our president and managing director of Europe. The compensation to be paid to these executive officers reflects the negotiations between these executive officers and the Sponsor. For a detailed description of these new employment agreements, see “—Post-Merger Employment Agreements” below.

        In connection with the Merger, all outstanding awards under our former equity-based compensation plans (whether or not then vested or exercisable) were cancelled. Holders of options generally received in consideration for the cancellation of their options an amount equal to the product of (i) the number of shares of common stock issuable upon the exercise of such options and (ii) the excess of the per share merger consideration ($33.00 per share) over the exercise price per share for such options, less withholding taxes. In addition, at the effective time of the Merger, each outstanding share of our restricted stock, the restrictions of which had not lapsed immediately prior to the effective time of the Merger, became fully vested, free of such restrictions and was converted into the right to receive $33.00 in cash, without interest and less any applicable withholding taxes. As of the effective time of the Merger, all restricted shares automatically ceased to exist, and each holder of a restricted share ceased to have any rights, except the right to receive such payment. All other outstanding awards (whether or not then vested) which provided for shares or cash equal to or based on the value of shares were cancelled. Holders of such awards generally received in consideration for the cancellation of their awards an amount equal to the product of (i) the number of shares of common stock subject to the award and (ii) the per share merger consideration ($33.00 per share) (or, if the award provided for payments to the extent the value of shares exceeded a specified reference price, the amount, if any, by which the value of the merger consideration exceeded such reference price), without interest and less withholding taxes. The number of shares subject to awards with respect to which the amount was contingent on the performance level achievement for periods which were to continue after the effective time of the Merger was determined on the basis of deemed “plan” level performance achievement (as defined in the applicable equity plan) for such periods.

        On June 29, 2007, the board of directors and stockholders of our Parent adopted a Stock Incentive Plan (the “New Stock Incentive Plan”). The New Stock Incentive Plan provides employees and directors of our Parent, us and our subsidiaries, who are in a position to contribute to the long-term success of these entities, with shares or options to acquire shares in Parent. The intention is that this incentive program will cause these persons to increase their interest in the welfare of Parent, us and our subsidiaries, and aid in attracting, retaining and motivating persons of outstanding ability. See “—New Stock Incentive Plan” below.

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Pre-Merger Summary Compensation Table

        The following table sets forth information concerning compensation awarded to, earned by or paid to the pre-merger executive officers during Fiscal 2007, for services rendered to us during Fiscal 2007.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Non- Qualified Deferred Compensation ($)	All Other Compen- sation ($)(3)	Total ($)
E. Bonnie Schaefer	2007	$900,000	—	$851,066	$792,000	0	$121,504	$ 2,664,570
Former Co-Chairman and
Co-Chief Executive
Officer

Marla L. Schaefer	2007	900,000	—	851,066	792,000	0	103,207	2,646,273
Former Co-Chairman and						0
Co-Chief Executive
Officer

						0
Ira D. Kaplan	2007	500,000	—	340,426	280,000	0	253,180	1,373,606
Senior Vice President
and Chief Financial
Officer

(1)	This column reflects the aggregate dollar amount recognized for financial statement reporting purposes for Fiscal 2007 with respect to outstanding performance share awards. The aggregate dollar amount was determined in accordance with the provisions of SFAS 123(R), but without regard to any estimate of forfeitures related to service-based vesting conditions.
See Note 6 to our audited consolidated financial statements included elsewhere in this registration statement regarding the relevant assumptions underlying these valuations.
(2)	Amounts shown in the column were paid pursuant to non-equity compensation arrangements established by the pre-merger compensation committee at the beginning of Fiscal 2007 based on our achievement of certain increases in levels of EBITDA, SG&A as a percentage of sales, inventory turnover, markdown percentages of sales and gross margin percentages for Fiscal 2007.
(3)	The amounts reported in the All Other Compensation column reflect, for each pre-merger executive officer, the sum of:

(i)	the incremental cost to us of the perquisite of the use of a company automobile, which equaled $6,037 for E. Bonnie Schaefer;

(ii)	occasionally, spouses/guests of pre-merger executive officers ride along on an aircraft chartered by us when such plane is already going to a specific destination for a business purpose, which decreases the portion of the cost that is tax deductible for us; and in Fiscal 2007 this additional benefit amounted to $15,999 for E. Bonnie Schaefer;

(iii)	the amount of any matching contributions to our 401(k) Plan, which amounted to $3,300 for E. Bonnie Schaefer, $0 for Marla L. Schaefer and $4,300 for Ira D. Kaplan and our 2005 Management Deferred Compensation Plan, which amounted to $44,519 for E. Bonnie Schaefer, $44,519 for Marla L. Schaefer and $24,880 for Ira D. Kaplan;

(iv)	the dollar value of life insurance premiums paid by us, which amounted to $51,649 for E. Bonnie Schaefer and $58,688 for Marla L. Schaefer; and

(v)	for Ira D. Kaplan, $224,000 amount was paid in a lump sum as compensation for unused vacation days.

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Pre-Merger Grants of Plan-Based Awards in Fiscal 2007

        The following table provides information regarding non-equity incentive plan-based awards granted during Fiscal 2007 to the pre-merger executive officers. We did not re-price any equity incentive plan based awards during Fiscal 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
E. Bonnie Schaefer	4/27/06	$405,000	$1,350,000	$2,025,000	37,500	75,000	150,000
Marla L. Schaefer	4/27/06	405,000	1,350,000	2,025,000	37,500	75,000	150,000
Ira D. Kaplan	4/27/06	125,000	500,000	750,000	15,000	30,000	60,000

(1)	These amounts represent cash bonus amounts payable under 2005 Incentive Plan. Amounts shown in the column were paid pursuant to non-equity compensation arrangements established by the pre-merger compensation committee at the beginning of our fiscal year based on our achievement of certain increases in levels of EBITDA, SG&A as a percentage of sales, inventory turnover, markdown percentages of sales and gross margin percentages for Fiscal 2007.
(2)	These amounts represent performance units granted under 2005 Incentive Plan. In Fiscal 2007, each of Ms. E. Bonnie Schaefer and Ms. Marla L. Schaefer were granted 75,000 performance shares and Ira D. Kaplan was granted 30,000 performance shares.

        In connection with the Merger, the performance shares held by the pre-merger executive officers immediately vested, any restrictions thereupon lapsed and any performance criteria applicable thereto was deemed to have been satisfied. See “—Employment Agreements” below.

Employment Agreements

Amended and Restated Employment Agreements with Marla L. Schaefer and E. Bonnie Schaefer, our Former Co-Chief Executive Officers

        We had entered into employment agreements with E. Bonnie Schaefer, our former co-chief executive officer and co-chairman of the board of directors, and Marla L. Schaefer, our former co-chief executive officer and co-chairman of the board of directors, on February 11, 2005. On January 18, 2007, we entered into amended and restated employment agreements with Ms. Bonnie Schaefer and Ms. Marla Schaefer (collectively, the “Schaefer Employment Agreements”), which had been previously approved by the pre-merger compensation committee. The amendments reflected in the Schaefer Employment Agreements were intended to address technical issues in the existing agreements and to better conform the existing agreements to prevailing practice and address recent changes in law. The amendments also reflected changes intended to provide benefits corresponding to those provided to Mr. Kaplan under the Kaplan Employment Agreement as described below. The Schaefer Employment Agreements provided for an initial term through January 31, 2008, with automatic one year renewal periods (with a three-year renewal period in the event of a change in control), unless we or the executive provides notice of non-renewal.

        Pursuant to the Schaefer Employment Agreements, effective as of January 30, 2006, each chief executive received an annual base salary of $900,000, subject to increase thereafter based on annual review, with a minimum annual increase of three percent (3%). Each former chief executive was also eligible to receive incentive compensation of up to 225% of such former chief executive’s base salary (“Executive Incentive Compensation”) based on achievement of performance criteria, to be established each year by a committee of the board. Upon signing of the original Schaefer Employment Agreements, each former chief executive was granted 75,000 shares of restricted stock, twenty-five percent (25%) of which vested on February 1, 2006, twenty-five (25%) of which vested on February 1, 2007 and fifty (50%) of which will vest on February 1, 2008. Each former chief executive was entitled to receive performance shares during each year of employment, subject to the achievement of performance

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goals established by the pre-merger compensation committee. Each of the Schaefer Employment Agreements provides for expense reimbursements and other customary employee benefits.

        The Schaefer Employment Agreements provide for customary protections of our confidential information and intellectual property and provides that each former chief executive shall not, during her employment term and for a period of two (2) years following her period of employment, compete with us, employ or attempt to employ our employees, or call on or solicit any of the actual or targeted prospective customers or clients of ours.

Payments Upon Termination or Change in Control

        Employment through a change in control. The closing of the Merger constituted a change of control under the Schaefer Employment Agreements. Because each of Ms. Bonnie Schaefer and Ms. Marla Schaefer continued to be employed by us through the date of a change in control, each received: (i) an amount equal to six months’ base salary plus 50% of Executive Incentive Compensation she would have been entitled to receive for “plan” level performance with respect to Fiscal 2008, (ii) all amounts accrued under our deferred compensation plans, and (iii) all previously deferred bonus payments. Also, all restricted stock and performance shares held by the executive immediately vested, any performance criteria applicable to performance shares was deemed to have been satisfied in full, and all performance shares that would have otherwise been phased in over annual increments for periods continuing after the date of the change in control were instead completely phased in as of the date of the change in control on the basis of deemed “plan” level performance achievement. The aggregate amount payable to Ms. Bonnie Schaefer pursuant to clauses (i) through (iii) above equaled $2,784,112.49 (not including potential excise tax gross-up payments). In addition, Ms. Bonnie Schaefer received $1,959,375 representing amounts accrued under the 2005 Incentive Plan and $2,579,500 in exchange for the cancellation of stock options. The aggregate amount payable to Ms. Marla Schaefer pursuant to clauses (i) through (iii) above equaled $4,068,813.58 (not including potential excise tax gross-up payments). In addition, Ms. Marla Schaefer received $1,959,375 representing amounts accrued under the 2005 Incentive Plan and $2,579,500 in exchange for the cancellation of stock options.

        Termination in connection with or in anticipation of a change in control. If, following a change in control, (a) we terminate the executive’s employment involuntarily and without cause, (b) the executive terminates for good reason (which includes termination for any reason by the executive upon a change in control following which we cease to be publicly traded), or (c) the employment period expires following our notice of non-renewal, the executive will receive: (i) an amount equal to three (3) times her annual base salary; (ii) an amount equal to three times (3) the Schaefer Bonus Amount; (iii) all accrued base salary through the termination date and Executive Incentive Compensation earned but unpaid for any previous completed fiscal years; and (iv) an amount equal to the Schaefer Bonus Amount pro rated for the time for which the chief executive was employed in the fiscal year in which the termination occurs. We shall continue to provide the executive with her benefits under the employment agreement until the chief executive’s full retirement date for Social Security purposes or until the age of seventy (70). In addition, if the executive’s employment is terminated, without cause, within six months prior to a change in control, the executive will be entitled to the enhanced change in control payments described above to the extent they exceed the regular severance payments that the chief executive would otherwise be entitled to receive under the agreement. If payment that an chief executive is entitled to receive from us gives rise to an excise tax liability, the chief executive is entitled to a gross-up payment in an amount that would place her in the same after-tax position that she would have been in if no excise tax had applied on the amounts payable to the chief executive by us.

        Ms. Bonnie Schaefer’s employment was terminated for good reason immediately following the closing of the Merger; therefore, the aggregate cash severance amount paid to Ms. Bonnie Schaefer pursuant to clauses (i) through (iv) equaled approximately $7,777,875 (not including potential excise tax gross-up payments). In addition, Ms. Bonnie Schaefer received payment for accrued vacation in the amount of $106,962 and an aggregate gross-up payment in the amount of $3,276,396. Ms. Marla Schaefer’s employment was terminated for good reason immediately following the closing of the Merger; therefore, the aggregate cash severance amount paid to Ms. Marla Schaefer pursuant to clauses (i) through (iv) above equaled approximately $7,777,875 (not including potential excise tax gross-up payments). In addition, Ms. Marla Schaefer received payment for accrued vacation in the amount of $106,962 and an aggregate gross-up payment in the amount of $4,295,054. Each former chief executive will receive medical and dental coverage for herself and her eligible dependents and group term life insurance coverage until the earlier of her death or age 70. Each former chief executive is entitled to payment of life insurance premiums for a

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permanent policy on her life. With respect to Ms. Bonnie Schaefer, such amounts will be equal to ten annual installment payments of $51,649, and with respect to Ms. Marla Schaefer, such amounts will be equal to thirteen annual installment payments of $58,688. In addition, each chief executive was entitled to use of office space and administrative support for a limited period of time following termination. Each former chief executive executed a release of claims in connection with her termination of employment.

    Employment Agreement with Ira D. Kaplan, our Chief Financial Officer

        In 2005, we began discussions with Ira Kaplan, our chief financial officer, regarding the terms of an employment agreement to be entered into between Mr. Kaplan and us. We finalized our discussions with Mr. Kaplan, and, on January 18, 2007, we entered into an employment agreement (the “Kaplan Employment Agreement”) with Mr. Kaplan, which had been previously approved by the pre-merger compensation committee. The Kaplan Employment Agreement provides for an initial term commencing on the date of the agreement and terminating on January 31, 2008, with automatic one year renewal periods (with a three-year renewal period in the event of a change in control), unless we or Mr. Kaplan provide notice of non-renewal.

        Under the terms of the Kaplan Employment Agreement, Mr. Kaplan will receive an annual base salary of $515,000 effective as of February 1, 2007 during the first year of the agreement, subject to increase thereafter based on annual review, with a minimum annual increase of three percent (3%). Mr. Kaplan is also eligible to receive incentive compensation of up to 150% of his base salary (“Kaplan Incentive Compensation”) based on achievement of performance criteria, to be established each year by a committee of the board. Mr. Kaplan shall be entitled to receive stock options, restricted stock, performance shares or other similar long term incentives during each year of employment, subject to the achievement of performance goals established by the pre-merger compensation committee. The Kaplan Employment Agreement provides for expense reimbursements and other customary employee benefits.

        If Mr. Kaplan’s employment is terminated by us for cause, or if Mr. Kaplan terminates his employment with us without good reason, the portion of the long term incentive grants that has not vested as of the termination date shall terminate, and any stock options that have not vested shall terminate as well.

        The Kaplan Employment Agreement provides for customary protections of our confidential information and intellectual property and provides that Mr. Kaplan shall not, during his employment term and for a period of two (2) years following his period of employment, compete with us, employ or attempt to employ our employees, or call on or solicit any of the actual or targeted prospective customers or clients of ours. However, if the termination of employment is in circumstances other than those in which enhanced termination payments would be payable by us following termination upon change in control, the non-compete provision will be effective for a period of only one year following termination.

Potential Payments Upon Termination or Change in Control

        Termination without cause or for good reason by Mr. Kaplan. If Mr. Kaplan’s employment is terminated by us without cause (as defined in the Kaplan Employment Agreement) or Mr. Kaplan terminates his employment for good reason (as defined in the Kaplan Employment Agreement), Mr. Kaplan will receive: (i) payment of an amount equal to his annual base salary; (ii) payment of an amount equal to his average annual incentive compensation in respect of the prior three fiscal years (the “Kaplan Bonus Amount”); (iii) payment for unused vacation days; (iv) all accrued base salary through the termination date and Kaplan Incentive Compensation earned but unpaid for any previous completed fiscal year; and (v) an amount equal to the Kaplan Bonus Amount pro rated for the time for which he was employed in the fiscal year in which the termination occurs. We will continue to provide Mr. Kaplan with certain benefits for a period of 12 months following the termination date. Also, the restricted stock and performance shares (or any other similar long term incentive grant) held by Mr. Kaplan will immediately vest, any restrictions thereupon shall lapse and any performance criteria applicable thereto shall be deemed to have been satisfied. Mr. Kaplan shall have 90 days following termination to exercise any previously granted stock options. The aggregate amount payable to Mr. Kaplan pursuant to clauses (i) and (ii) above equals approximately $1,000,000 (not including potential excise tax gross-up payments).

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        Termination in connection with a change of control. If, within twenty-four months of a change in control, (a) we involuntarily terminate Mr. Kaplan’s employment without cause or (b) Mr. Kaplan terminates for good reason, Mr. Kaplan will receive: (i) an amount equal to two-and-one-half (2.5) times his annual base salary; (ii) an amount equal to two-and-one-half (2.5) times the Kaplan Bonus Amount; (iii) payment for unused vacation days; (iv) all accrued base salary through the termination date and Kaplan Incentive Compensation earned but unpaid for any previous completed fiscal years; and (v) an amount equal to the Kaplan Bonus Amount pro rated for the time for which he was employed in the fiscal year in which the termination occurs. We will continue to provide Mr. Kaplan with certain benefits for a period of thirty months following the termination date.

        The closing of the Merger constituted a change of control under Mr. Kaplan’s employment agreement.

        If, after a change in control, we serve a non-renewal notice that has the effect of terminating Mr. Kaplan’s employment on the third anniversary of the date of change in control, we will be required to pay to Mr. Kaplan the enhanced termination payments described above. However, if Mr. Kaplan’s employment is renewed for at least one additional year following the third anniversary of the date of change in control, a termination of Mr. Kaplan’s employment thereafter will not require us to make the enhanced payments described above. If payment that Mr. Kaplan is entitled to receive from us gives rise to an excise tax liability, Mr. Kaplan is entitled to a gross-up payment in an amount that would place him in the same after-tax position that he would have been in if no excise tax had applied on the amounts payable to Mr. Kaplan by us above.

        Employment through a change in control. Because Mr. Kaplan continued to be employed by us through the date of a change in control, Mr. Kaplan received: (i) an amount equal to six months’ base salary plus 50% of Kaplan Incentive Compensation he would be entitled to receive for “plan” level performance with respect to the Fiscal 2007, (ii) all amounts accrued under our deferred compensation plans, and (iii) all previously deferred bonus payments. Also, the restricted stock and performance shares (or any other similar long term incentive grant) held by Mr. Kaplan immediately vested, any restrictions thereupon lapsed and any performance criteria applicable thereto was deemed to have been satisfied on the basis of “plan” level performance achievement with respect to performance periods which would have continued after the effective time of the change in control. The aggregate amount payable to Mr. Kaplan pursuant to clauses (i) through (iii) above equaled approximately $2,927,000 (not including potential excise tax gross-up payments).

Post-Merger Employment Agreements

    Eugene S. Kahn

        On April 19, 2007, and in connection with the Merger, Parent entered into an employment agreement with our new chief executive officer, Eugene S. Kahn, containing the following terms: a base salary of $1,000,000; a bonus opportunity of 100% of base salary for achievement of target level of performance, with the opportunity to earn more or less than that for achievement above or below target (however, for Fiscal 2008, the bonus will be no less than 100% of base salary, prorated based upon the number of days during Fiscal 2008 following the closing of the Merger); a time option to purchase 477,440 shares of common stock of Parent at an exercise price of $10.00 per share; a target performance option to purchase 477,440 shares of common stock of Parent at an exercise price of $10.00 per share; a stretch performance option to purchase 298,400 shares of common stock of Parent at an exercise price of $10.00 per share; a grant of 75,000 shares of common stock of Parent that vest in four equal annual installments on May 29, 2008, 2009, 2010 and 2011, subject to acceleration in the event of a change in control (as defined in the employment agreement), and a loan from Parent to facilitate Mr. Kahn’s payment of taxes triggered by such grant of common stock that may be forgivable in whole or in part under certain circumstances. In addition, Mr. Kahn purchased 100,000 shares of common stock of Parent at a purchase price of $10.00 per share, and in return for such investment received an option to purchase an additional 100,000 fully-vested shares of common stock of Parent at an exercise price of $10.00 per share. Mr. Kahn is entitled to expense reimbursement and other customary employee benefits, as well as relocation and temporary housing expenses. Mr. Kahn has agreed not to engage in competitive and similar activities or solicit customers or clients until the later of one year following his termination of employment or the end of the period during which he is entitled to severance pay, and his agreement provides for customary protection of confidential information and intellectual property. The agreement sets forth a three-year term (terminating on May 29, 2010) and automatic renewal for successive one-year periods unless either Mr. Kahn or Parent provides notice of non-renewal.

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        The time and performance option grants mentioned above are nonqualified options which were granted under Parent’s New Stock Incentive Plan, and all shares issued to Mr. Kahn are generally subject to the restrictions set forth in the New Stock Incentive Plan discussion below; however, the purchased shares are not subject to repurchase. The stock options generally expire seven years after the date of grant. The time option becomes vested and exercisable in four equal annual installments on May 29, 2008, 2009, 2010 and 2011, subject to acceleration in the event of a change in control. The target performance option generally provides that if on any “Measurement Date,” the “Value Per Share” equals or exceeds the “Target Stock Price,” then the target performance option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of the Measurement date, subject to acceleration in the event of a change in control or a specified liquidity event, as set forth in the option grant letter. The stretch performance option generally provides that if on any “Measurement Date,” the “Value Per Share” equals or exceeds the “Stretch Stock Price,” then the stretch performance option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of the Measurement Date, subject to acceleration in the event of a change in control or a specified liquidity event, as set forth in the option grant letter. Prior to a qualified initial public offering with gross proceeds of not less than $300.0 million, a Measurement Date is the end of a fiscal quarter beginning with or following the last day of the second quarter of our fiscal year ending in 2010. Prior to a qualified initial public offering, Value Per Share is Parent’s “Net Equity Value” divided by the number of fully diluted shares. Net Equity Value is calculated as the sum of (1) 8.5 times Parent’s EBITDA for the four fiscal quarters ending on the Measurement Date, (2) the sum of all cash and cash equivalents and the aggregate exercise price of all outstanding options or warrants to purchase shares of Parent’s common stock as of the Measurement Date, less (3) Parent’s debt as of the Measurement Date. Upon a defined liquidity event, Value Per Share is the price per share realized by the Parent’s principal stockholders. The Target Stock Price means $10.00 compounded at an annual rate of 22.5% from May 29, 2007 to the Measurement Date, and the Stretch Stock Price means $10.00, compounded at an annual rate of 32% from May 29, 2007 to the Measurement Date.

        Pursuant to his employment agreement, Mr. Kahn is entitled to specified severance compensation in the event of a termination of employment by Parent without cause or by the executive officer for good reason. In either case, subject to execution of a release of claims, the executive officer is entitled to continued payments of base salary for the remainder of the term, but for no less than two years if the termination occurs during the eighteen-month period following a change in control (as defined in the employment agreement). Mr. Kahn is also entitled to reimbursement for premiums for continued health benefits for the same period. In addition, Mr. Kahn will be entitled to an annual bonus, prorated for the period of employment during the year, based on actual performance of Parent for the year of termination. Upon such a termination, a portion of all restricted stock, time options, and performance options with respect to which the performance goals have been achieved will vest pro-rata based on the portion of the option which would have vested on the next vesting date and the number of days of employment since the most recent vesting date, and the executive will generally be entitled to exercise vested options for a 180 day period, unless they would have otherwise expired earlier.

        Upon termination of employment because of death or disability, Mr. Kahn (or his estate) will be entitled to an annual performance bonus, prorated for the period of employment during the year, based on actual performance of Parent for the year of termination, and unvested shares of restricted stock become fully vested. Time options that are not exercisable as of the date of termination because of death or disability and performance options with respect to which performance goals have been achieved will vest, and options which are exercisable as of such date will generally remain exercisable for one year, unless they would have otherwise expired earlier.

        Upon any other termination, other than for cause, stock options that are not exercisable as of the date of termination will expire, and options which are exercisable as of such date will generally remain exercisable for a 90 day period, unless they would otherwise expire earlier.

    Mark Smith

        On May 29, 2007, and in connection with the Merger, Parent entered into an employment agreement with Mark Smith, our President and Managing Director of Europe, on the following terms: a base salary of £350,000; a bonus opportunity of 100% of base salary for achievement of target level of performance, with the opportunity to earn more than that for achievement above target, and a guaranteed minimum annual bonus for Fiscal 2008 equal to 100% of base salary, pro-rated based on the number of days during Fiscal 2008 following the closing of the Merger. During his period of employment, Mr. Smith is also entitled to private medical insurance for the benefit of himself and his spouse and children, customary expense reimbursements, and either use of an automobile or a gross car

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allowance of £1,300 per month, as well as reimbursement for fuel costs. In addition, Mr. Smith received a grant of 112,500 fully-vested options at an exercise price of $10.00 per share; a time option to purchase 223,800 shares of common stock of Parent at an exercise price of $10.00 per share; a target performance option to purchase 223,800 shares of common stock of Parent at an exercise price of $10.00 per share; a stretch performance option to purchase 149,200 shares of common stock of Parent at an exercise price of $10.00 per share; a grant of 112,500 fully-vested shares of common stock of Parent; and a grant of 50,000 shares of common stock of Parent that vest in four equal annual installments on May 29, 2008, 2009, 2010 and 2011, subject to acceleration in the event of a change in control.

        Pursuant to Mr. Smith’s employment agreement, either Mr. Smith or Parent may provide the other with a notice of expiration, in which case Mr. Smith’s term of employment will expire on the second succeeding December 31 that follows such notice, provided that if the notice of expiration is given before October 31, 2007, Mr. Smith’s term of employment will expire on December 31, 2007. Upon expiration, Mr. Smith is entitled to a bonus for the year of termination based on actual achievement of performance goals, pro-rated for the portion of the year during which Mr. Smith was actively employed. If Parent provides Mr. Smith with a notice of expiration, Parent may elect to terminate Mr. Smith’s employment prior to the expiration date and continue to provide Mr. Smith with base salary and health benefits until the expiration date would have otherwise occurred and payment of his bonus, based on actual achievement of performance goals, pro-rated for the portion of the year during which Mr. Smith was actively employed, provided, that, if such termination occurs upon or within six months following a change in control (as defined in the employment agreement), base salary and health benefits shall continue for no less than one year following such termination. If Mr. Smith’s employment is terminated on account of his death or disability, he is entitled to a bonus for the year of termination based on actual achievement of performance goals, pro-rated for the portion of the year during which Mr. Smith was actively employed. If Mr. Smith delivers a notice of expiration, Parent may terminate his employment and continue to provide him with base salary and health benefits until the date on which expiration of the agreement would have otherwise occurred and a bonus for the year of termination based on actual achievement of performance goals, pro-rated for the portion of the year during which Mr. Smith was actively employed. Additionally, at any time after a notice of expiration is given, Parent may in its absolute discretion direct Mr. Smith to perform no further duties and/or to immediately resign, provided that Mr. Smith will continue to receive base salary and other contractual benefits and compensation (including the vesting and exercisability of any equity awards). The agreement prohibits Mr. Smith from engaging in competitive and similar activities and from soliciting clients and customers for up to one year following his termination of employment, and his agreement provides for customary protection of confidential information and intellectual property.

        The time options and performance option grants mentioned above were granted under the New Stock Incentive Plan, and all shares issued to Mr. Smith are generally subject to the restrictions set forth in the New Stock Incentive Plan discussion below; however, the shares which were fully vested on grant are not subject to repurchase.. The stock options generally expire seven years after the date of grant. The time option becomes vested and exercisable in four equal annual installments on May 29, 2008, 2009, 2010 and 2011, subject to acceleration in the event of a change in control (as defined in Mr. Smith’s employment agreement). The target performance option generally provides that if on any “Measurement Date,” the “Value Per Share” equals or exceeds the “Target Stock Price” (as such terms are defined above under the “Post-Merger Employment Agreements—Eugene S. Kahn”), then the target performance option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of the Measurement date, subject to acceleration in the event of a change in control or a specified liquidity event, as set forth in the option grant letter. The stretch performance option generally provides that if on any “Measurement Date,” the “Value Per Share” equals or exceeds the “Stretch Stock Price” (as such terms are defined in the option grant letter), then the stretch performance option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of the Measurement Date, subject to acceleration in the event of a change in control or a specified liquidity event, as set forth in the option grant letter. If Mr. Smith terminates employment on account of death or disability, a portion of restricted shares, time options and performance options with respect to which the performance goals have been achieved will vest pro-rata based on the portion of the option which would have vested on the next vesting date and the number of days of employment since the most recent vesting date. Unless the term of a vested option would otherwise terminate earlier, all vested options generally terminate on the 91st day following an individual’s termination for any reason (other than death or disability, in which case such option will terminate on the 181st day following termination).

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    James Conroy

        On December 13, 2007, we entered into an employment agreement with our new executive vice president, James Conroy, containing the following terms: a base salary of $585,000; a bonus opportunity of 75% of base salary for achievement of target level of performance, with the opportunity to earn more or less than that for achievement above or below target; a time option to purchase 175,000 shares of common stock of Parent at an exercise price of $10.00 per share; a target performance option to purchase 175,000 shares of common stock of Parent at an exercise price of $10.00 per share; and a stretch performance option to purchase 87,500 shares of common stock of Parent at an exercise price of $10.00 per share. In addition, Mr. Conroy has the opportunity to purchase up to an additional 30,000 shares of common stock of Parent at a purchase price of $10.00 per share, and in return for such investment will receive an option to purchase an equal number of fully-vested shares of common stock of Parent at an exercise price of $10.00 per share. Mr. Conroy is entitled to expense reimbursement and other customary employee benefits, as well as relocation, including a $150,000 relocation bonus, and temporary housing expenses. Mr. Conroy has agreed not to engage in competitive and similar activities or solicit customers or clients until the later of one year following his termination of employment or the end of the period during which he is entitled to severance pay, and his agreement provides for customary protection of confidential information and intellectual property. The agreement terminates on February 28, 2010 and provides for automatic renewals for successive one-year periods unless either Mr. Conroy or Parent provides notice of non-renewal.

        The time and performance option grants mentioned above are nonqualified options which were granted under Parent’s New Stock Incentive Plan, and all shares issued to Mr. Conroy are generally subject to the restrictions set forth in the New Stock Incentive Plan discussion below; however, the purchased shares are not subject to repurchase. The stock options generally expire seven years after the date of grant. The time option becomes vested and exercisable in four equal annual installments on December 13, 2008, 2009, 2010 and 2011, subject to acceleration in the event of a change in control. The target performance option generally provides that if on any “Measurement Date,” the “Value Per Share” equals or exceeds the “Target Stock Price,” then the target performance option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of the Measurement date, subject to acceleration in the event of a change in control or a specified liquidity event, as set forth in the option grant letter. The stretch performance option generally provides that if on any “Measurement Date,” the “Value Per Share” equals or exceeds the “Stretch Stock Price,” then the stretch performance option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of the Measurement Date, subject to acceleration in the event of a change in control or a specified liquidity event, as set forth in the option grant letter. Prior to a qualified initial public offering with gross proceeds of not less than $300.0 million, a Measurement Date is the end of a fiscal quarter beginning with or following the last day of the second quarter of our fiscal year ending in 2010. Prior to a qualified initial public offering, Value Per Share is Parent’s “Net Equity Value” divided by the number of fully diluted shares. Net Equity Value is calculated as the sum of (1) 8.5 times Parent’s EBITDA for the four fiscal quarters ending on the Measurement Date, (2) the sum of all cash and cash equivalents and the aggregate exercise price of all outstanding options or warrants to purchase shares of Parent’s common stock as of the Measurement Date, less (3) Parent’s debt as of the Measurement Date. Upon a defined liquidity event, Value Per Share is the price per share realized by the Parent’s principal stockholders. The Target Stock Price means $10.00 compounded at an annual rate of 22.5% from May 29, 2007 to the Measurement Date, and the Stretch Stock Price means $10.00, compounded at an annual rate of 32% from May 29, 2007 to the Measurement Date.

        Pursuant to his employment agreement, Mr. Conroy is entitled to specified severance compensation in the event of a termination of employment by the Company without cause, non-renewal of the employment agreement or by the executive officer for good reason. In any case, subject to execution of a release of claims, the executive officer is entitled to continued payments of base salary for a twelve month period following such date of termination, but if the termination occurs during the eighteen-month period following a change in control (as defined in the employment agreement), then the payment of base salary shall continue for the longer of the period until the end of the then remaining term or 12 months. Mr. Conroy is also entitled to reimbursement for premiums for continued health benefits for the length of the severance period. In addition, Mr. Conroy will be entitled to an annual bonus, prorated for the period of employment during the year, based on actual performance of the Company for the year of termination. Upon such a termination, the executive will generally be entitled to exercise vested options for a 90 day period, unless they would have otherwise expired earlier.

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        Upon termination of employment because of death or disability, Mr. Conroy (or his estate) will be entitled to an annual performance bonus, prorated for the period of employment during the year, based on actual performance of the Company for the year of termination. Time options that are not exercisable as of the date of termination because of death or disability and performance options with respect to which performance goals have been achieved will vest pro-rata based on the portion of the option which would have vested on the next vesting date and the number of days of employment since the most recent vesting date, and options which are exercisable as of such date will generally remain exercisable for 180 days, unless they would have otherwise expired earlier.

        Upon any other termination, other than for cause, stock options that are not exercisable as of the date of termination will expire, and options which are exercisable as of such date will generally remain exercisable for a 90 day period, unless they would otherwise expire earlier.

        The employment agreement terminates a consulting agreement with Mr. Conroy which had been in effect since the Merger. During the term of the consulting agreement, we paid Mr. Conroy approximately $450,000 in fees and reimbursed him for expenses incurred in connection with the provision of consulting services.

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Outstanding Equity Awards at End of Fiscal 2007

        The following table provides information about the number of outstanding equity awards held by the pre-merger executive officers at February 3, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares of Units that Have Not Vested (#)(3)		Market Value of Shares of Units of Stock that Have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
E. Bonnie Schaefer	50,000	0	0	$10.19	12/13/09	37,500	(a)	$1,293,375	—	—
	100,000	0	0	18.61	02/02/14	9,375	(b)	323,344

Marla L. Schaefer	50,000	0	0	10.19	12/13/09	37,500	(a)	1,293,375	—	—
	100,000	0	0	18.61	02/02/14	9,375	(b)	323,344

Ira D. Kaplan	—	—	—	—	—	3,750	(b)	129,338	—	—

(1)	All of the options described are vested.
(2)	The exercise price of the options is calculated based upon the closing price for our common stock as reported on the New York Stock Exchange (NYSE) for the effective date of the grant.
(3)	The following footnotes set forth the vesting dates for the outstanding performance shares (which generally depends upon continued employment with us):
(a)	These restricted stock awards will vest on February 1, 2008 or if earlier, upon a change in control.

(b)	These performance shares will vest after we receive our audited financial statements for the fiscal year ended February 2, 2008 or if earlier, upon a change in control.

(c)	These performance shares will vest after we receive our audited financial statements for the fiscal year ended January 31, 2009 or if earlier, upon a change in control.

(4)	The value was calculated based upon the closing price for our common stock as reported on the New York Stock Exchange (NYSE) on February 3, 2007.

        The closing of the Merger constituted a change of control. As a result, all restricted stock and performance shares held by the pre-merger executive officers immediately vested, any restrictions thereupon lapsed and any performance criteria applicable thereto was deemed to have been satisfied. See “—Employment Agreements” above.

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Option Exercises and Stock Vested in Fiscal 2007

        The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the pre-merger executive officers during Fiscal 2007.

	Option Awards		Stock Vesting
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	The Value of Shares Acquired Upon Vesting ($) (1)
E. Bonnie Schaefer	—	—	37,500	$1,240,313
Marla L. Schaefer	100,000	$1,722,000	37,500	1,240,313
Ira D. Kaplan	—	—	—	—

(1)	Value is based on the closing price for our common stock as reported on the New York Stock Exchange (NYSE) on the date of vesting.

        Nonqualified Deferred Compensation

        The table below provides information on the nonqualified deferred compensation activity for the pre-merger executive officers in Fiscal 2007.

Name	Executive Contribution for Fiscal 2007 ($)(1)	Company Contribution for Fiscal 2007 ($)(1)	Aggregate Earnings in Fiscal 2007 ($)(2)	Aggregate Withdrawal Distribution in Fiscal 2007 ($)(3)	Aggregate Balance at Last Day of Fiscal 2007 ($)(4)
E. Bonnie Schaefer	$19,999.98	$44,519.23	$ 37,591	0	$ 497,154.97
Marla L. Schaefer	89,038.45	44,519.23	135,376	0	1,576,098.72
Ira D. Kaplan	49,759.63	24,879.81	112,548	0	1,177,177.01

(1)	These contributions are fully vested at all times.
(2)	This amount reflects the aggregate of earnings under the 2005 Management Deferred Compensation Plan and the 1999 Management Deferred Compensation Plan. Calculation of earnings were calculated based on investments in certain mutual funds.
(3)	This amount reflects the aggregate of withdrawals and distributions under the 2005 Management Deferred Compensation Plan and the 1999 Management Deferred Compensation Plan.
(4)	This amount reflects the aggregate of the balances of the 2005 Management Deferred Compensation Plan and the 1999 Management Deferred Compensation Plan.

        In connection with the Merger, all amounts accrued by each of the pre-merger executive officers under the deferred compensation plans were paid by us to each pre-merger executive officer.

Pre-Merger Employee Benefit Plans

      1996 Incentive Compensation Plan.

        On August 13, 1996, our board of directors adopted the 1996 Stock Option Plan, which was approved by our shareholders at our 1997 annual meeting, and which we refer to as our 1996 Plan. On February 16, 2000, our board adopted an amendment to the 1996 Plan in order to increase the number of shares of common stock available for grant under the 1996 Plan from 6,000,000 to 8,000,000, plus the number of shares unused or recaptured under our 1991 Stock Option Plan, which was approved by our shareholders at the 2000 annual meeting. On March 12,

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2003, our board of directors approved additional amendments to and restatement of the 1996 Plan, which were approved by our shareholders at the 2003 annual meeting. Effective as of June 28, 2005 (the date of our 2005 annual meeting), all remaining shares available for issuance under the 1996 Plan were rolled-over into the 2005 Incentive Compensation Plan, which was approved by our shareholders on that date. The 1996 Plan was replaced with the 2005 Plan.

    2005 Incentive Compensation Plan.

        In March, 2005, our board, upon recommendation of the pre-merger compensation committee, adopted the 2005 Incentive Compensation Plan, which was amended and restated in May 2005, and which we refer to as the 2005 Plan. The 2005 Plan was approved at our 2005 annual meeting held on June 28, 2005 by our shareholders and was effective as of that date.

        The purpose of the 2005 Plan was to provide a means for us and our subsidiaries and other designated affiliates of ours, which we refer to as Related Entities, to attract key personnel to provide services to us and our Related Entities, as well as, to provide a means whereby those key persons can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of us and our Related Entities and promoting the mutuality of interests between participants and our shareholders. A further purpose of the 2005 Plan was to provide participants with additional incentive and reward opportunities designed to enhance the profitable growth of us and our Related Entities, and provide participants with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value.

        The terms of the 2005 Plan provided for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property.

        The 2005 Plan imposed individual limitations on the amount of certain awards in part to comply with Section 162(m) of the Internal Revenue Code of 1986, which we refer to as the Code. Under these limitations, during any fiscal year during any part of which the 2005 Plan is in effect, no participant may be granted (i) options or stock appreciation rights with respect to more than 500,000 shares, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 500,000 shares, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month period is $5,000,000 (pro-rated for any performance period that is less than 12 months based upon the ratio of the number of days in the performance period as compared to 365), and the maximum amount that may be paid out as performance units in any performance period that is greater than 12 months is $10,000,000.

        The pre-merger compensation committee administered the 2005 Plan. Officers, directors, employees and independent contractors of ours and our Related Entities were eligible to receive awards under the 2005 Plan. Awards under the 2005 Plan were generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

        Awards under the 205 Plan automatically vested in the case of a “change in control” of the company, as defined in the 2005 Plan (including the cash settlement of SARs and “limited SARs” which may be exercisable in the event of a change in control). Upon the occurrence of a change in control, if so provided in the award agreement, stock options and limited SARs (and other SARs which so provide) may be cashed out based on a defined “change in control price,” which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all of our assets, or (ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a change in control.

        For purposes of the 2005 Plan, a “change in control” will be deemed to occur upon the earliest of the following:

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(a)	the acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) our then outstanding shares of common stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities); provided, however, that for this purpose, the following acquisitions will not constitute a Change of Control: (w) any acquisition directly from us; (x) any acquisition by us; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any of our Related Entities; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of (c) below; or

(b)	during any period of two (2) consecutive years (not including any period prior to the effective date of the 2005 Plan) individuals who constitute the board on the effective date of the 2005 Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board; provided, however, that any individual becoming a director subsequent to the effective date of the 2005 Plan whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board; or

(c)	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving us or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us or any of our subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of ours or such corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(d)	approval by our shareholders of our complete liquidation or dissolution.

    Claire’s Stores, Inc. 1999 Management Deferred Compensation Plan.

        Effective as of July 26, 1999, we adopted a nonqualified deferred compensation plan, referred to as the Claire’s Stores, Inc. 1999 Management Deferred Compensation Plan, or the 1999 Deferred Compensation Plan. The 1999 Deferred Compensation Plan was amended on January 1, 2001. In response to new legislation enacted at the end of calendar year 2004, the 1999 Deferred Compensation Plan was frozen, effective as of February 4, 2005, and no future contributions were made into the 1999 Deferred Compensation Plan on or after that date. The 1999 Deferred Compensation Plan will continue to remain in existence until all benefits are paid out to the participants and beneficiaries, in accordance with and pursuant to the terms set forth in the 1999 Deferred Compensation Plan.

        The purpose of the 1999 Deferred Compensation Plan was to permit some of our selected key employees to elect to defer all or a portion of their cash compensation to be received from us until the earlier of the termination of

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his or her employment with us or a specified date in the future, as indicated in the initial election form executed by the individual key employee. In the event of a change in control, as defined in the 1999 Deferred Compensation Plan, all amounts contributed to the 1999 Deferred Compensation Plan will become immediately payable to the participants in accordance with their individual account balances.

        The key employees had the ability to elect to defer up to one hundred (100%) of their base salary and one hundred percent (100%) of their bonuses for a plan year, which, for purposes of the 1999 Deferred Compensation Plan, is a calendar year.

        In addition to the elective deferrals described above, participants may have received a discretionary employer contribution which was determined by us on an annual basis. The individual amounts for each participant, which is not necessarily the same for each participant, was based upon a certain percentage of the participant’s base salary for the plan year and the number of years of employment with us. The actual percentage amounts are set forth in the 1999 Deferred Compensation Plan.

        Each participant is one hundred percent (100%) vested in all contributions, including elective deferrals and discretionary employer contributions, made on his or her behalf to the 1999 Deferred Compensation Plan, if any, at all times.

    Claire’s Stores, Inc. 2005 Management Deferred Compensation Plan.

        In response to new legislation that was enacted at the end of calendar year 2004, we adopted a new nonqualified deferred compensation plan, referred to as the Claire’s Stores, Inc. 2005 Management Deferred Compensation Plan, or 2005 Deferred Compensation Plan, effective as of February 4, 2005. The 2005 Deferred Compensation Plan was substantially the same as the 1999 Deferred Compensation Plan, except for the changes required by the new legislation.

        The purpose of the 2005 Deferred Compensation Plan was to permit some of our selected key employees to elect to defer all or a portion of their cash compensation to be received from us until the earlier of the termination of his or her employment with us or a specified date in the future, as indicated in the initial election form executed by the individual key employee. In the event of a change in control, as defined in the 2005 Deferred Compensation Plan, all amounts contributed to the 2005 Deferred Compensation Plan will become immediately payable to the participants in accordance with their individual account balances.

        The key employees had the ability to elect to defer up to one hundred (100%) of their base salary and one hundred percent (100%) of their bonuses for a plan year, which, for purposes of the 2005 Deferred Compensation Plan, is a calendar year.

        In addition to the elective deferrals described above, participants may have received a discretionary employer contribution which was determined by us on an annual basis. The individual amounts for each participant, which is not necessarily the same for each participant, was based upon a certain percentage of the participant’s base salary for the plan year and years of employment with us. The actual percentage amounts are set forth in the 2005 Deferred Compensation Plan.

        Each participant is one hundred percent (100%) vested in all contributions, including elective deferrals and discretionary employer contributions, made on his or her behalf to the 2005 Deferred Compensation Plan, if any, at all times.

Post-Merger Incentive Plan

    New Stock Incentive Plan

        On June 29, 2007, the board of directors and stockholders of our Parent adopted the New Stock Incentive Plan. The New Stock Incentive Plan is to provide employees or directors of Parent or its affiliates who are in a position to contribute to the long-term success of these entities with shares of common stock or stock options to aid in attracting, retaining and motivating individuals of outstanding ability. The New Stock Incentive Plan provides for

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the grant of shares of common stock, incentive stock options, and nonqualified stock options. As initially adopted, the aggregate number of shares reserved for issuance under the New Stock Incentive Plan was 6,160,300 (subject to adjustment); however on July 23, 2007, the New Stock Incentive Plan was amended and restated to increase this amount to 6,860,000 (subject to adjustment) to provide for equity investments by employees and directors through the voluntary stock program discussed below.

        The New Stock Incentive Plan is administered by the board of directors of Parent, or a committee of the board of directors, which we refer to as the “Committee.” The Committee has the authority to determine who should be awarded options or shares, the number of shares to be granted or to be subject to an option, the exercise price or purchase price of such awards, and other applicable terms and conditions. The Committee has the power and authority to construe and interpret the New Stock Incentive Plan, and the acts of the Committee are final, conclusive, and binding on all parties.

        Stock option grants granted under the New Stock Incentive Plan are divided between time options, performance options and stretch performance options. The stock options generally expire seven years after the date of grant. The time options become vested and exercisable in four equal installments based on the anniversary of the date of grant or the anniversary of a designated date, subject to acceleration in the event of a change in control (as defined in the option grant letter). The performance options provide that if on any “Measurement Date,” the “Value Per Share” equals or exceeds the “Target Stock Price,” then the performance options will vest and become exercisable in two equal annual installments on each of the first two anniversaries of the Measurement Date, subject to acceleration in the event of a change in control or a specified liquidity event, as set forth in the option grant letter. The stretch performance options provide that if on any “Measurement Date,” the “Value Per Share” equals or exceeds the “Stretch Stock Price,” then the stretch performance options will vest and become exercisable in two equal annual installments on each of the first two anniversaries of the Measurement Date, subject to acceleration in the event of a change in control or a specified liquidity event, as set forth in the option grant letter. Prior to a qualified initial public offering, with gross proceeds of not less than $300.0 million, a Measurement Date is the end of a fiscal quarter beginning with or following the last day of the second quarter of our fiscal year ending in 2010. Prior to a qualified initial public offering, Value Per Share is Parent’s “Net Equity Value” divided by the number of fully diluted shares. Net Equity Value is calculated as the sum of (1) 8.5 times Parent’s EBITDA for the four fiscal quarters ending on the Measurement Date, (2) the sum of all cash and cash equivalents and the aggregate exercise price of all outstanding options or warrants to purchase shares of Parent’s common stock as of the Measurement Date, less (3) the sum of Parent’s debt and capital leases as of the Measurement Date. Upon a defined liquidity event, Value Per Share is the price per share realized by Parent’s principal stockholders. The Target Stock Price means $10.00 compounded at an annual rate of 22.5% from May 29, 2007 to the Measurement Date, and the Stretch Stock Price means $10.00, compounded at an annual rate of 32% from May 29, 2007 to the Measurement Date. If a grantee terminates employment on account of death or disability, a portion of all time options and performance options with respect to which the performance goals have been achieved will vest pro-rata based on the portion of the option which would have vested on the next vesting date and the number of days of employment since the most recent vesting date. Unless the term of a vested option would otherwise terminate earlier, all vested options generally terminate on the 91st day following an individual’s termination for any reason (other than death or disability, in which case such option will terminate on the 181st day following termination). The exercise price of options may be paid in the form of cash, a certified check, bank draft, or any other form of payment permitted by the Committee.

        Common stock issued under the New Stock Incentive Plan is subject to various restrictions. During the one year period following the grantee’s termination of employment (or the date of exercise, if later), Parent or its principal stockholders may repurchase any or all of the shares purchased pursuant to an option. Such shares may be purchased for fair market value; however, the purchase price may be less depending upon the circumstances surrounding the grantee’s termination of employment. In addition, if Parent’s principal stockholders sell a majority of Parent, they may require a grantee to participate in the sale, or a grantee may require such principal stockholders to allow it to participate in the sale, in either case under the same terms and conditions as applicable to the principal stockholders. Shares acquired pursuant to an award generally may not otherwise be transferred until one year following an initial public offering, and certain investors have voting proxy on all shares of common stock issued pursuant to the New Stock Incentive Plan.

        In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off,

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combination, repurchase, exchange or issuance of shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the shares, the Committee will make appropriate equitable adjustments in order to prevent dilution or enlargement of a grantee’s rights under the New Incentive Plan. Such adjustments may be applicable to the number and kind of shares available for grant of awards; the number and kind of shares which may be delivered with respect to outstanding awards; and the exercise price. In addition, in recognition of any unusual or nonrecurring events, the Committee may adjust any terms and conditions applicable to outstanding awards, which may include cancellation of outstanding options in exchange for the in-the-money value, if any, of the vested portion.

        The Committee may amend or terminate the New Stock Incentive Plan or any award issued thereunder. No such amendment or termination may adversely affect the rights of a grantee.

        In addition to the grants of options discussed under “—Post-Merger Employment Agreements—Eugene S. Kahn,” “—Post-Merger Employment Agreements—Mark Smith” and “Post-Merger Employment Agreements—James Conroy”and the following nonqualified stock options were also granted to each of Lisa LaFosse, our president and chief operating officer of North America and Ira Kaplan, our chief financial officer: 100,000 time options, 100,000 target performance options and 35,800 stretch performance options. Each option grant has an exercise price of $10.00. The time options vest in four equal annual installments on May 29, 2008, 2009, 2010, and 2011, subject to accelerated vesting upon a change in control (as defined in the option grant letter). Each option award is otherwise subject to the terms and conditions applicable to options granted under the New Stock Incentive Plan. The board of directors also granted certain employees and directors the opportunity to purchase common stock pursuant to the terms of the New Stock Incentive Plan at a price of $10.00 per share. With each share purchased, the employee or director was granted an option to purchase an additional share at an exercise price of $10.00 per share.

Pre-Merger Compensation Committee Interlocks and Insider Participation

        Prior to the Merger, no member of the compensation committee was an officer or an employee of ours. During Fiscal 2007, none of our executive officers served on the board of directors or compensation committee of any company which any of our compensation committee members serve as executives or employees.

Pre-Merger Compensation of Directors

    Cash Component.

        In Fiscal 2007, we did not pay director fees to directors who are our employees. For Fiscal 2007, our non-employee directors received an annual retainer of $65,000. The audit committee chairman received an additional annual retainer of $15,000 and all audit committee members, not including the chairman, received an additional annual retainer of $10,000. Other committee chairmen received an additional annual retainer of $7,500 and all members of other committees, not including the chairman, received an additional annual retainer of $5,000. Our non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at board meetings. All fees earned by our non-employee directors are paid on a quarterly basis.

    Equity Component.

        On June 27, 2006, our non-employee directors received an annual grant of 4,600 shares of restricted stock for Fiscal 2007.

    Equity Retention Guidelines.

        In accordance with guidelines in effect at the time for our non-employee directors, as long as the non-employee director serves as our director, each non-employee director must retain at least 50% of each annual grant of restricted stock. In addition, the director must beneficially own (whether as a result of open market purchases, stock option exercises, or restricted stock grants) at least 5,000 shares of our common stock by no later than three years from the date the director is appointed or elected to the board, or, in the case of directors serving on the board

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as of August 16, 2005, by no later than the later of (x) three years from the date of their initial appointment or election to the board, or (y) August 16, 2007.

Fiscal 2007 Board of Directors Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		All Other Compensation ($)	Total ($)
Martha Clark Goss	$85,000	$112,148	(1)	0	$197,148
Bruce G. Miller	87,000	112,148	(1)	0	199,148
Steven H. Tishman	73,000	112,148	(1)	0	185,148
Ann Spector Lieff	71,500	112,148	(1)	0	183,648

(1)	On June 27, 2006, each of our non-employee directors received an annual grant of 4,600 shares of restricted stock, subject to forfeiture in the event the director no longer serves as a director of ours for any reason, other than as a result of death, disability, or a change in control, on the earlier to occur of (x) the day prior to the date of the next annual meeting, or (y) one year from the date of grant. The aggregate dollar amount was determined in accordance with the provisions of SFAS 123(R), but without regard to any estimate of forfeitures related to service-based vesting conditions. See Note 6 to our Consolidated Financial Statements in our Form 10-K for Fiscal 2007 regarding the relevant assumptions underlying these valuations. Dividends are paid on our common stock, which includes our restricted stock.

Post-Merger Compensation of Directors

        Non-employee directors will receive an annual retainer of $50,000, plus $2,000 for each board meeting and committee meeting they attend ($1,000 if participating in any board meeting telephonically) and are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors. Non-employee directors will also receive options to purchase 20,000 shares of Claire’s Inc. common stock. These options will automatically vest and will be exercisable upon issuance. The options have a fixed exercise price of $10.00 per share, the fair market value at the date of grant. Compensation due to Peter Copses and Lance Milken for their services as directors will be issued to Apollo Management, L.P.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The Company’s parent, Claire’s Inc., f/k/a/ Bauble Holdings Corp., owns all of the Company’s issued and outstanding capital stock.

        The table below sets forth certain information regarding the beneficial ownership of the common stock of Claire’s Inc. with respect to each entity or person that is a beneficial owner of more than 5% of its outstanding common stock and beneficial ownership of its common stock by each director and executive officer and all directors and officers as a group, at January 15, 2008:

Name of Beneficial Owner(1)	Number of Shares	Percentage(2)
Apollo Management VI, L.P.	59,507,500(3)	98.2
Peter P. Copses(3)(4)	—	—
Robert J. DiNicola(5)	120,000(6)	*
George G. Golleher(5)	120,000(6)	*
Eugene S. Kahn(5)	275,000 (7)	*
Ira D. Kaplan(5)	102,000(8)	*
Rohit Manocha (3) (5)	20,000(9)
Ron Marshall(5)	20,000(9)	*
Lance Milken(3)(4)	—	—
Mark Smith(5)	275,000(10)	*
All officers and directors as a group (11 persons)	1,112,000	1.8

*	Less than 1% of the outstanding shares.
(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)	These percentages are calculated on the basis of 60,571,000 outstanding shares of Claire’s Inc.’s common stock.
(3)	Represents all equity interests of Claire’s Inc. held of record by controlled affiliates of Apollo Management VI, L.P. (collectively, “Apollo”). Apollo Management VI L.P. has the voting and investment power over the shares held on behalf of Apollo. Each of Messrs. Copses, Manocha and Milken, who have relationships with Apollo, disclaim beneficial ownership of any shares of Claire’s Inc. that may be deemed beneficially owned by Apollo Management VI, L.P., except to the extent of any pecuniary interest therein. The address of Apollo Management VI, L.P. is 9 West 57th Street, New York, New York 10019.
(4)	The address for Messrs. Copses and Milken is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

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(5)	The address for each of Messrs. DiNicola, Golleher, Kahn, Kaplan, Manocha, Marshall and Smith is c/o Claire’s Inc., 2400 W. Central Road, Hoffman Estates, IL 60192.
(6)	Includes fully-vested options to purchase 70,000 shares of common stock.
(7)	Includes 75,000 restricted shares of common stock, which remain subject to forfeiture pursuant to the terms of the grant, and a fully-vested option to purchase 100,000 shares of common stock.
(8)	Includes a fully-vested option to purchase 51,000 shares of common stock.
(9)	Includes a fully-vested option to purchase 20,000 shares of common stock.
(10)	Includes 50,000 restricted shares of common stock, which remain subject to forfeiture pursuant to the terms of the grant, and a fully-vested option to purchase 112,500 shares of common stock.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Services Agreement

        Upon consummation of the Merger, the Company entered into a management services agreement with the Sponsor and Tri-Artisan Capital Partners, LLC, or Tri-Artisan, a member of one of the Sponsor’s affiliated funds. Under this management services agreement, the Sponsor and Tri-Artisan agreed to provide us certain investment banking, management, consulting, and financial planning services on an ongoing basis for a fee of $3.0 million per year. The Sponsor receives $2,615,449 of this annual fee and Tri-Artisan receives $384,551. Rohit Manocha, one of our directors, is a co-founding Partner of Tri-Artisan. Under this management services agreement, the Sponsor also agreed to provide us with certain financial advisory and investment banking services from time to time in connection with major financial transactions that may be undertaken by us or our subsidiaries in exchange for fees customary for such services after taking into account expertise and relationships within the business and financial community of the Sponsor. Under this management services agreement, we also agreed to provide customary indemnification. In addition, we paid a transaction fee of $20.3 million (including reimbursement of expenses) to the Sponsor for financial advisory services rendered in connection with the Merger, a portion of which has been included as part of the purchase price. These services included assisting us in structuring the Merger, taking into account tax considerations and optimal access to financing, and assisting in the negotiation of our material agreements and financing arrangements in connection with the Merger.

Advisory Fee

        Upon consummation of the Merger, the Company paid Tri-Artisan an $8.9 million transaction fee in connection with certain advisory services rendered in connection with the Merger.

Stockholders Agreement

        Holdings and the Sponsor have entered into a stockholders agreement that sets forth applicable provisions relating to the management and ownership of Holdings and its subsidiaries, including the right of Tri-Artisan (a member of one of the Sponsor’s affiliated funds) to appoint one of the members of Holding’s board of directors and the right of the Sponsor to appoint the remaining members of Holding’s board of directors. In addition, the stockholders agreement contains customary information rights, drag along rights, tag along rights, preemptive rights, registration rights and restrictions on the transfer of Holding’s common stock.

Executive Offices Lease

        We lease our executive offices, located in Pembroke Pines, Florida, from Rowland Schaefer & Associates, a general partnership owned by two corporate general partners. Ira D. Kaplan, our chief financial officer, has an approximately 5% ownership interest in the general partnership. During Fiscal 2007, we paid Rowland Schaefer & Associates, Inc. approximately $964,000 for rent, real estate taxes and operating expenses as required under the lease. The lease expires on December 31, 2013. We believe that this lease arrangement is on no less favorable terms than we could obtain from unaffiliated third parties.

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DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

       Overview

        In connection with the Transactions, we entered into a credit agreement and related security and other agreements for a senior secured credit facility with Credit Suisse, as administrative agent and collateral agent, Bear Stearns Corporate Lending Inc., as syndication agent, Lehman Commercial Paper Inc., as documentation agent, and Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as joint bookrunners and joint lead arrangers.

        Our senior credit facility provides senior secured financing of up to $1.65 billion, consisting of a $1.45 billion senior secured term loan facility and a $200.0 million senior secured revolving credit facility. On May 29, 2007, upon closing of the Transactions, we borrowed $1.45 billion under our senior secured term loan facility and were issued a $4.5 million letter of credit. As of November 3, 2007, our $200.0 million revolving credit facility was undrawn aside from the $4.5 million letter of credit.

       Interest Rate and Fees

        Borrowings under our senior secured credit facility bear interest at a rate equal to, at our option, either (a) an alternate base rate determined by reference to the higher of (1) Credit Suisse’s “prime rate” in effect on such day and (2) the federal funds effective rate plus 0.50% or (b) a LIBOR rate, with respect to any Eurodollar borrowing, determined by reference to the costs of funds for U.S. dollar deposits in the London Interbank Market for the interest period relevant to such borrowing, adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under our credit facility is 1.75% per annum with respect to the alternate base rate borrowing and 2.75% per annum in the case of any LIBOR borrowings. The applicable margin for borrowings under our senior secured credit facility is subject to one or more stepdowns, in each case based upon the ratio of our net senior secured debt to EBITDA for the period of four consecutive fiscal quarters most recently ended as of such date (the “Total Net Secured Leverage Ratio”).

        In addition to paying interest on outstanding principal under our senior secured credit facility, we are required to pay a commitment fee, initially 0.50% per annum, in respect of the unutilized revolving credit commitments thereunder. The commitment fee is subject to one or more stepdowns, in each case based upon the Total Net Secured Leverage Ratio. We must also pay customary letter of credit fees and agency fees.

       Mandatory Prepayments

        If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our senior secured credit facility exceeds the commitment amount, we will be required to repay outstanding loans and replace or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If we, any subsidiary guarantor or any of their respective subsidiaries do not reinvest net cash proceeds of certain asset sales and casualty events, we will be required to use such net cash proceeds to prepay loans under our senior secured term loan facility, subject to certain exceptions and qualifications. If the Total Net Secured Leverage Ratio is greater than a certain ratio, we will be required to use the following amounts to prepay the loans under our senior secured term loan facility: (i) 50% of our and our subsidiaries’ excess cash flow (subject to a stepdown based upon the Total Net Secured Leverage Ratio); and (ii) net cash proceeds received by us or any subsidiary guarantor from the issuance of debt after the consummation of the Transactions, subject to certain exceptions.

       Voluntary Prepayments

        We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans. All voluntary prepayments of our senior secured term loan facility will be applied as we may direct. Any voluntary prepayment of loans, other than prepayments funded with proceeds of incurrences of indebtedness, will be credited against the excess cash flow prepayment obligations discussed above.

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       Amortization and Final Maturity

        Our senior secured term loan facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the senior secured term loan with the balance payable seven years from the date of the consummation of the Transactions. The principal amount outstanding of the loans under our senior secured revolving credit facility, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, six years from the date of the consummation of the Transactions.

       Guarantees and Security

        All obligations under our senior secured credit facility are irrevocably and unconditionally guaranteed by (i) Holdings, prior to an initial public offering of Claire’s stock, and (ii) certain of our existing and future wholly-owned domestic subsidiaries, subject to exceptions.

        All obligations under our senior secured credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by (i) all of Claire’s capital stock, prior to an initial public offering of Claire’s stock, and (ii) substantially all of our material owned assets and the material owned assets of the subsidiary guarantors, including:

•	a perfected pledge of all the equity interests held by us or any subsidiary guarantor, which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests and 65% of the voting equity interests of such foreign subsidiary held directly by us and the subsidiary guarantors; and
•	perfected security interests in, and mortgages on, substantially all material tangible and intangible assets owned by us and each subsidiary guarantor except (i) vehicles and leaseholds, (ii) fee interests in real property valued below certain threshold amounts, (iii) security accounts and (iv) certain other exceptions.

       Certain Covenants and Events of Default

        Our senior secured credit facility contains a number of covenants that, among other things and subject to certain exceptions and an available investment basket amount, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;
•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness, except for the payment of a regular dividend up to a certain percentage of the net proceeds received in an initial public offering;
•	make investments, loans, advances and acquisitions;
•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries;
•	engage in certain transactions with our affiliates;
•	sell assets, including capital stock of our subsidiaries;
•	consolidate or merge;
•	create liens;
•	enter into sale and leaseback transactions;
•	amend, modify or permit the amendment or modification of any senior subordinated note documents;
•	issue capital stock;
•	create subsidiaries; and
•	change the business conducted by us and our subsidiaries.

        Our senior secured credit facility also contains certain customary affirmative covenants and events of default, including a change of control default.

        Our senior secured credit facility does not contain any financial ratio maintenance covenants.

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DESCRIPTION OF EXCHANGE SENIOR NOTES

General

        Claire’s Stores, Inc. (the “Issuer”) will issue $600 million of senior notes in two series:

(1) $250 million of 9.25% Senior Notes due 2015 (the “Senior Cash Pay Notes”) under an indenture (the “Senior Cash Pay Note Indenture”), to be dated as of May 29, 2007, by and among itself, the Senior Note Guarantors and The Bank of New York, as Trustee; and

(2) $350 million of 9.625%/10.375% Senior Toggle Notes due 2015 (the “Senior Toggle Notes” and together with the Senior Cash Pay Notes, the “Senior Notes”) under an indenture (the “Senior Toggle Note Indenture” and together with the Senior Cash Pay Note Indenture, the “Senior Indentures”), to be dated as of May 29, 2007, by and among itself, the Senior Note Guarantors and The Bank of New York, as Trustee.

        The following summary of certain provisions of the Senior Note Indentures, the Senior Notes and the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Senior Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Senior Notes” section, “we,” “us” and “our” mean Claire’s Stores, Inc. and its Subsidiaries, and the “Issuer” refers only to Claire’s Stores, Inc. but not to any of its Subsidiaries.

        The Senior Cash Pay Notes and the Senior Toggle Notes are two separate series of Senior Notes, including for purposes of, among other things, payments of principal and interest, Events of Default and consents to amendments to the applicable Senior Note Indenture and the applicable Senior Notes.

        We will issue Senior Notes with an initial aggregate principal amount of $600 million. We may issue additional Senior Notes from time to time after this offering. Any offering of additional Senior Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Senior Notes and any additional Senior Notes subsequently issued under the applicable Senior Note Indenture will be treated as a single class for all purposes under the applicable Senior Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Senior Note Indentures and this “Description of Senior Notes,” references to the Senior Notes include any additional Senior Notes actually issued, including any PIK Notes (as defined below).

        The Issuer may, without the consent of the holders (and without regard to any restrictions or limitations set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), increase the outstanding principal amount of the Senior Toggle Notes or issue additional Senior Toggle Notes (“PIK Notes”) under the Senior Toggle Note Indenture on the same terms and conditions as the Senior Toggle Notes issued on the date of the Senior Toggle Note Indenture (in each case, the “PIK Payment”).

        Principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

        The Senior Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Senior Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Senior Notes

       Senior Cash Pay Notes

        The Senior Cash Pay Notes will be unsecured obligations of the Issuer and will mature on June 1, 2015. Each Senior Cash Pay Note will bear interest at a rate per annum shown on the front of this prospectus from the Issue Date or form the most recent date to which interest has been paid or provided for, payable semi-annually to holders

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of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 2007.

        Additional interest is payable with respect to the Senior Cash Pay Notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as provided in the applicable Registration Rights Agreement and as further described under “—Registration Rights; Additional Interest.”

       Senior Toggle Notes

        The Senior Toggle Notes will be senior obligations of the Issuer and will mature on June 1, 2015. Each Senior Toggle Note will bear interest from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 2007.

        For any Interest Period through June 1, 2011, the Issuer may, at its option, elect to pay interest on the Senior Toggle Notes (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“PIK Interest”) or (iii) 50% as Cash Interest and 50% as PIK Interest. The Issuer must elect the form of interest payment with respect to each Interest Period by delivering a notice to the Trustee prior to the beginning of each Interest Period. The Trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election for any Interest Period, interest on the Senior Toggle Notes will be payable in the form of the interest payment for the prior Interest Period. After June 1, 2011, the Issuer will make all interest payments on the Senior Toggle Notes in cash.

        Cash Interest on the Senior Toggle Notes will accrue at the rate of 9.625% per annum and be payable in cash. PIK Interest on the Senior Toggle Notes will accrue at the Cash Interest rate per annum plus 0.75% and be payable (x) with respect to the Senior Toggle Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Senior Toggle Notes represented by such global notes by an amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest $1,000) and (y) with respect to Senior Toggle Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of such holders.

        Following an increase in the principal amount of the outstanding Senior Toggle Notes represented by global notes as a result of a PIK Payment, such Senior Toggle Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on June 1, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the Senior Toggle Note Indenture and shall have the same rights and benefits as the Senior Toggle Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

        Additional interest is payable with respect to the Senior Toggle Notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as provided in the applicable Registration Rights Agreement and as further described under “—Registration Rights; Additional Interest.” Any additional interest on the Senior Toggle Notes will be payable in the same form of payment elected by the Issuer for the payment of interest with respect to the applicable Interest Period.

Optional Redemption

        On or after June 1, 2011, the Issuer may redeem the Senior Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

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Period	Redemption Price
	Senior Cash Pay Notes	Senior Toggle Notes
2011	104.625%	104.813%
2012	102.313%	102.406%
2013 and thereafter	100.000%	100.000%

        In addition, prior to June 1, 2011, the Issuer may redeem the Senior Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Notwithstanding the foregoing,

        (A) at any time and from time to time on or prior to June 1, 2010, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Cash Pay Notes (calculated after giving effect to any issuance of additional Senior Cash Pay Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109.25%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Senior Cash Pay Notes (calculated after giving effect to any issuance of additional Senior Cash Pay Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Senior Cash Pay Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Cash Pay Note Indenture.

        (B) at any time and from time to time on or prior to June 1, 2010, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Toggle Notes (calculated after giving effect to any issuance of additional Senior Toggle Notes, including PIK Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109.625%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Senior Toggle Notes (calculated after giving effect to any issuance of additional Senior Toggle Notes, including PIK Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Senior Toggle Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Toggle Note Indenture.

        Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

        In the case of any partial redemption, selection of Senior Notes for redemption will be made by the Trustee on a pro rata basis or by lot, or by such other method as the Trustee deems fair and reasonable; provided that no Senior Notes of $2,000 or less shall be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A

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new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Senior Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Senior Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Senior Notes in the open market or otherwise.

Ranking

        The indebtedness evidenced by the Senior Notes will be senior unsecured Indebtedness of the Issuer, will be equal in right of payment to all existing and future Pari Passu Indebtedness of the Issuer, will be effectively subordinated to all Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer.

        The indebtedness evidenced by the Senior Note Guarantees will be senior unsecured Indebtedness of the applicable Senior Note Guarantor, will be equal in right of payment to all existing and future Senior Indebtedness of such Senior Note Guarantor, will be effectively subordinated to all Secured Indebtedness of such Senior Note Guarantor to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Senior Note Guarantor.

        At February 3, 2007, on a pro forma basis after giving effect to the Transactions,

(1) the Issuer and its Subsidiaries would have had $1,452 million of Secured Indebtedness outstanding (excluding approximately $4 million of letters of credit and at least $190 million of availability under our senior secured revolving credit facility);

(2) the Issuer and its Subsidiaries would have had $600 million of senior unsecured Indebtedness outstanding, including the Senior Notes; and

(3) the Issuer and its Subsidiaries would have had $335 million of Subordinated Indebtedness outstanding consisting of the Senior Subordinated Notes.

        Although the Senior Note Indentures will limit the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Issuer and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries of the Issuer that are not Senior Note Guarantors, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

        A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless a Subsidiary is a Senior Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the Senior Notes. The Senior Notes, therefore, will be effectively subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Senior Note Guarantors. The Issuer’s Subsidiaries that are not Senior Note Guarantors had $87.8 million of total liabilities outstanding as of February 3, 2007.

        See “Risk Factors—Risks Relating to the Exchange Notes.”

Senior Note Guarantees

        Each of the Issuer’s direct and indirect Wholly-owned Restricted Subsidiaries that are Domestic Subsidiaries that guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally

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guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Senior Note Indentures and the Senior Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Senior Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Note Guarantors being herein called the “Guaranteed Obligations”). Such Senior Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Note Guarantees.

        Each Senior Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Senior Note Guarantor without rendering the Senior Note Guarantee, as it relates to such Senior Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Relating to the Exchange Notes.”After the Issue Date, the Issuer will cause each Wholly-owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Senior Notes on the same unsecured senior basis. See “—Certain Covenants—Future Senior Note Guarantors.”

        Each Senior Note Guarantee will be a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Senior Note Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

        A Senior Note Guarantee of a Senior Note Guarantor will be automatically released upon:

(1) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Senior Note Guarantor is no longer a Restricted Subsidiary) of the applicable Senior Note Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the applicable Senior Note Indenture;

(2) the Issuer designating such Senior Note Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(3) the release or discharge of the guarantee by such Restricted Subsidiary of the Credit Agreement or the guarantee of any other Indebtedness which resulted in the obligation to guarantee the Senior Notes; and

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the applicable Senior Note Indenture are discharged in accordance with the terms of such Senior Note Indenture.

        A Senior Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Change of Control

        Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Senior Notes as described under “—Optional Redemption.”

        In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Senior Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided

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for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Senior Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Senior Notes as provided for in the immediately following paragraph.

        See “Risk Factors—Risks Relating to the Exchange Notes—We may not be able to repurchase the notes upon a change of control.”

        Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Senior Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Senior Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Senior Notes repurchased.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Senior Note Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

        Senior Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Senior Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Senior Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Notes issued and outstanding.

        The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Note Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

        The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Senior Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be

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available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Exchange Notes—We may not be able to repurchase the notes upon a change of control.”

        The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Senior Note Indentures, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Issuer to repurchase such Senior Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions under each of the Senior Note Indentures relating to the Issuer’s obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Senior Notes of that series.

Certain Covenants

        Set forth below are summaries of certain covenants that will be contained in the Senior Note Indentures. If, on any date following the Issue Date, (i) the Senior Notes of a series have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the applicable Senior Note Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of such Senior Notes, the covenants specifically listed under the following captions in this “Description of Senior Notes” section of this registration statement will no longer be applicable to such series of Senior Notes:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) “—Future Senior Note Guarantors”; and

(7) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

        In addition, during any period of time that (i) the Senior Notes of a series have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the applicable Senior Note Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the covenant described under “—Change of Control” (the “Suspended Covenant”). In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenant under the applicable Senior Note Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to such series of Senior Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to such series of Senior Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant under the applicable Senior Note Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

        There can be no assurance that any series of Senior Notes will ever achieve or maintain Investment Grade Ratings.

       Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Each Senior Note Indenture will provide that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

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(2) the Issuer will not permit any of its Restricted Subsidiaries (other than a Senior Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Senior Note Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of the Issuer that is not a Senior Note Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing limitations will not apply to:

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder;

(b) the Incurrence by the Issuer and the Senior Note Guarantors of Indebtedness represented by (i) the Senior Notes (not including any additional Senior Notes) and the Senior Note Guarantees (including exchange Senior Notes and related guarantees thereof), and (ii) the Senior Subordinated Notes (not including any additional Senior Subordinated Notes) and the related guarantees thereof (including exchange Senior Subordinated Notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and any refinancings or replacements thereof, in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness (including Capitalized Lease Obligations), together with any refinancings ore replacements thereof, then outstanding and Incurred under this clause (d), does not exceed the Permitted Amount at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (d) shall cease to be deemed Incurred or outstanding for purposes of this clause (d) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (d));

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the applicable Senior Note Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Senior Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the Senior Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any

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pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Senior Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Senior Note Guarantor, such Indebtedness is subordinated in right of payment to the Senior Note Guarantee of such Senior Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j) Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the applicable Senior Note Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred under this clause (l), does not exceed the greater of $100 million and 3.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200.0% of the Unapplied Proceeds;

(n) any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the applicable Senior Note Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or the Senior Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Senior Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Senior Note Guarantor’s Senior Note Guarantee with respect to the Senior Notes substantially to the same extent as such Indebtedness is subordinated to the Senior Notes or the Senior Note Guarantee of such Restricted Subsidiary, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with the covenant described under “—Future Senior Note Guarantors” solely to the extent such covenant is applicable;

(o) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (m), (o), (p) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock,

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including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Senior Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Notes;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Senior Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Senior Notes or the Senior Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Senior Notes or the Senior Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(4) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Senior Note Guarantor that refinances Indebtedness of the Issuer or a Senior Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

provided, further, that subclauses (1) and (2) of this clause (o) will not apply to any refunding or refinancing of any Secured Indebtedness.

(p) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the applicable Senior Note Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio of the Issuer would be equal or greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(t) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $50 million and 1.5% of Total Assets at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (t));

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of the financing of insurance premiums;

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(v) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary of the Issuer incurred to finance or assumed in connection with an acquisition, and any refinancing or replacement thereof, in a principal amount not to exceed the greater of (i) $75 million and (ii) 2.25% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (v) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (v) shall cease to be deemed incurred or outstanding for purposes of this clause (v) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (v));

(w) Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary of the Issuer to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”; and

(x) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of (x) $25 million and (y) 1.0% of Total Assets.

        For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner and at any time that complies with this covenant; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

        Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the

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Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

       Limitation on Restricted Payments

        Each Senior Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) immediately after giving effect to such transaction on a pro forma basis, the Issuer’s Consolidated Leverage Ratio would be less than 6.0 to 1.0; and

(d) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

        “Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from May 6, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded

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Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

        The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the applicable Senior Note Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Senior Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”),

(b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and

(c) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of

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dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Senior Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Senior Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b) such Indebtedness is subordinated to the Senior Notes or the related Senior Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity date of the Senior Notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Senior Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Notes;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $30 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date, plus

(c) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer in connection with the Transactions that are foregone in return for the receipt of Equity Interests;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management of the Issuer, any of its

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Restricted Subsidiaries or its direct or indirect parents in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the applicable Senior Note Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (a) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) so long as immediately after giving effect to such transaction on a pro forma basis, the Issuer’s Consolidated Leverage Ratio would be less than 6.0 to 1.0, Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $35 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $50 million and 1.5% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay foreign, federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(13) the payment of dividends, other distributions or other amounts or the making of loans or advances or any other Restricted Payment, if applicable:

(a) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate operating and overhead expenses of

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any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14) any Restricted Payment used to fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments of cash, or dividends, distributions, advances or other Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Senior Notes of the applicable series tendered by holders of the Senior Notes of the applicable series in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19) any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents, whether payable on the Issue Date or thereafter (other than payments to any Permitted Holder or any Affiliate thereof which are not permitted by the covenant described under “—Transactions with Affiliates”); and

(20) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the applicable Senior Note Indenture) and that all Senior Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

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       Dividend and Other Payment Restrictions Affecting Subsidiaries

        Each Senior Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)(i) the Senior Note Indentures, the Senior Notes (and any exchange Senior Notes and guarantees thereof) and (ii) the Senior Subordinated Notes (and any exchange Senior Subordinated Notes and guarantees thereof) and the indenture governing the Senior Subordinated Notes;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements, similar agreements relating solely to such joint venture and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of (a) any Restricted Subsidiary of the Issuer that is a Senior Note Guarantor or a Foreign Subsidiary or (b) any Restricted Subsidiary that is not a Senior Note Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Senior Notes (as determined in good faith by the Issuer), in the case of each of clauses (a) and (b) to the extent that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

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(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

       Asset Sales

        Each Senior Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Senior Notes or any Senior Note Guarantee) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $100 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

        Within 15 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay (a) Indebtedness constituting Bank Indebtedness and other Pari Passu Indebtedness that is secured by a Lien permitted under the applicable Senior Note Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Senior Note Guarantor, (c) Obligations under the Senior Notes or (d) other Pari Passu Indebtedness (provided that if the Issuer or any Senior Note Guarantor shall so reduce Obligations under unsecured Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the Senior Notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

(2) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

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        In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale.

        Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the applicable Senior Note Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Senior Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of Senior Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Senior Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid Senior Note interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the applicable Senior Note Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $20 million by mailing the notice required pursuant to the terms of the applicable Senior Note Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Senior Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the applicable Senior Note Indenture. If the aggregate principal amount of Senior Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the applicable Senior Note Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Senior Note Indenture by virtue thereof.

        If more Senior Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Senior Notes for purchase will be made by the Trustee; provided that no Senior Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

        Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Senior Notes at such holder’s registered address. If any Senior Note is to be purchased in part only, any notice of purchase that relates to such Senior Note shall state the portion of the principal amount thereof that has been or is to be purchased.

       Transactions with Affiliates

        Each Senior Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10 million, unless:

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(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the applicable Senior Note Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the applicable Senior Note Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)(x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $6 million and (B) 2.0% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in any succeeding fiscal year and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this registration statement or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Senior Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this registration statement and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the

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holders of the Senior Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this registration statement or contemplated by the Acquisition Documents;

(11)(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Senior Note Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the applicable Senior Note Indenture.

       Liens

        Each Senior Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Senior Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Senior Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien which is granted to secure the Senior Notes or such Senior Note Guarantee pursuant to this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Senior Notes or such Senior Note Guarantee.

       Reports and Other Information

        Each Senior Note Indenture will provide that, notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, after the consummation of the exchange offer, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

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(1) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Senior Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

        Notwithstanding the foregoing, the Issuer shall not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

        In the event that:

(a) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b) any direct or indirect parent of the Issuer is or becomes a Senior Note Guarantor of the Senior Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the applicable Senior Note Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Senior Note Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

        In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Senior Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Senior Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the applicable Registration Rights Agreement relating to the Senior Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

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       Future Senior Note Guarantors

        Each Senior Note Indenture will provide that the Issuer will cause each Wholly-owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly-owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that guarantees any Indebtedness of the Issuer under the Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Senior Notes. Each Senior Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Senior Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Senior Note Guarantee shall be released in accordance with the provisions of the applicable Senior Note Indenture described under “—Senior Note Guarantees.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

        Each Senior Note Indenture will provide that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Senior Notes is a corporation;

(2) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the applicable Senior Note Indenture and the Senior Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be equal or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Issuer is not the Successor Issuer, each Senior Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Senior Note Guarantee shall apply to such Person’s obligations under the applicable Senior Note Indenture and the Senior Notes; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the applicable Senior Note Indenture.

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        The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the applicable Senior Note Indenture and the Senior Notes and in such event the Issuer will automatically be released and discharged from its obligations under such Senior Note Indenture and the Senior Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

        Each Senior Note Indenture further will provide that, subject to certain limitations in such Senior Note Indenture governing release of a Senior Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Senior Note Guarantor, no Senior Note Guarantor will, and the Issuer will not permit any Senior Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Senior Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this registration statement or in connection with the Transactions) unless:

(1) either (a) such Senior Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Senior Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Senior Note Guarantor or such Person, as the case may be, being herein called the “Successor Senior Note Guarantor”) and the Successor Senior Note Guarantor (if other than such Senior Note Guarantor) expressly assumes all the obligations of such Senior Note Guarantor under the applicable Senior Note Indenture, such Senior Note Guarantors’ Senior Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2) the Successor Senior Note Guarantor (if other than such Senior Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the applicable Senior Note Indenture.

        Subject to certain limitations described in the applicable Senior Note Indenture, the Successor Senior Note Guarantor (if other than such Senior Note Guarantor) will succeed to, and be substituted for, such Senior Note Guarantor under such Senior Note Indenture and such Senior Note Guarantor’s Senior Note Guarantee, and such Senior Note Guarantor will automatically be released and discharged from its obligations under such Senior Note Indenture and such Senior Note Guarantor’s Senior Note Guarantee. Notwithstanding the foregoing, (1) a Senior Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Senior Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Senior Note Guarantor is not increased thereby and (2) a Senior Note Guarantor may merge, amalgamate or consolidate with another Senior Note Guarantor or the Issuer.

        In addition, notwithstanding the foregoing, any Senior Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Senior Note Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Senior Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers pursuant to this clause (y) since the Issue Date shall not exceed 5.0% of the consolidated assets of the Issuer and the Senior Note Guarantors as shown on the most recent available balance sheet of the Issuer and its Restricted Subsidiaries after giving effect to each such Transfer and including all such Transfers occurring from and after the Issue Date (excluding Transfers in connection

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with the Transactions described in this registration statement, in connection with the Transactions and Transfers pursuant to clause (x) of this paragraph).

Defaults

        An Event of Default will be defined in each Senior Note Indenture with respect to a series of Senior Notes as:

(1) a default in any payment of interest (including any additional interest) on any Senior Note of such series when due, continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Senior Note of such series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer or any of Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Senior Notes of such series or the applicable Senior Note Indenture,

(4) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(6) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(7) any Senior Note Guarantee of a Significant Subsidiary with respect to such series of Senior Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Note Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under such Senior Note Indenture or any Senior Note Guarantee with respect to such series of Senior Notes and such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Senior Notes of such series notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to a series of notes and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding Senior Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Senior Notes of such series to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Senior Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes of such series and its consequences.

        In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Notes of such series, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders

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thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of a series of Senior Notes as described above be annulled, waived or rescinded upon the happening of any such events.

        Subject to the provisions of the Senior Note Indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the applicable Senior Note Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the applicable Senior Note Indenture or the Senior Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 30% in principal amount of the outstanding Senior Notes of the applicable series have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Senior Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of outstanding Senior Notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Senior Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the applicable Senior Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, each Senior Note Indenture may be amended with the consent of the holders of a majority in principal amount of the Senior Notes of the applicable series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Senior Notes of such series then outstanding. However, without the consent of each holder of an outstanding Senior Note affected, no amendment may, among other things:

(1) reduce the amount of Senior Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Senior Note,

(3) reduce the principal of or change the Stated Maturity of any Senior Note,

(4) reduce the premium payable upon the redemption of any Senior Note or change the time at which any Senior Note may be redeemed as described under “—Optional Redemption” above,

(5) make any Senior Note payable in money other than that stated in such Senior Note,

(6) expressly subordinate the Senior Notes or any Senior Note Guarantee to any other Indebtedness of the Issuer or any Senior Note Guarantor,

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(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Notes,

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(9) modify any Senior Note Guarantee in any manner adverse to the holders.

        Without the consent of any holder, the Issuer and Trustee may amend each Senior Note Indenture to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Issuer of the obligations of the Issuer under such Senior Note Indenture and the Senior Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Senior Note Guarantor under such Senior Note Indenture and its Senior Note Guarantee, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code), to add a Senior Note Guarantee with respect to the Senior Notes, to secure the Senior Notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to conform the text of the applicable Senior Note Indenture, Senior Note Guarantees or the Senior Notes to any provision of this “Description of Senior Notes” to the extent that such provision in this “Description of Senior Notes”was intended to be a verbatim recitation of a provision of the Senior Note Indenture, Senior Note Guarantees or the Senior Notes to comply with any requirement of the SEC in connection with the qualification of the applicable Senior Note Indenture under the TIA to effect any provision of such Senior Note Indenture or to make certain changes to such Senior Note Indenture to provide for the issuance of additional Senior Notes.

        The consent of the noteholders is not necessary under the Senior Note Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under a Senior Note Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all note holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

        No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the Senior Notes, the Senior Note Indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

        A noteholder may transfer or exchange Senior Notes in accordance with the applicable Senior Note Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the applicable Senior Note Indenture. The Issuer is not required to transfer or exchange any Senior Note selected for redemption or to transfer or exchange any Senior Note for a period of 15 days prior to a selection of Senior Notes to be redeemed. The Senior Notes will be issued in registered form and the registered holder of a Senior Note will be treated as the owner of such Senior Note for all purposes.

Satisfaction and Discharge

        Each Senior Note Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Senior Notes, as expressly provided for in such Senior Note Indenture) as to all outstanding Senior Notes of a series when:

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(1) either (a) all the Senior Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Senior Notes of such series (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Senior Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Senior Note Guarantors have paid all other sums payable under the applicable Senior Note Indenture; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the applicable Senior Note Indenture relating to the satisfaction and discharge of such Senior Note Indenture have been complied with.

Defeasance

        The Issuer at any time may terminate all its obligations under the Senior Notes of a series and the applicable Senior Note Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of such Senior Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Senior Note Guarantor will be released from all of its obligations with respect to its applicable Senior Note Guarantee.

        The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Senior Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Senior Notes of such series may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

        In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable series of Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Senior Notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

        The Bank of New York is the Trustee under each of the Senior Note Indentures and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Senior Notes.

Governing Law

        Each of the Senior Note Indentures will provide that it and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York.

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Certain Definitions

        “Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        “Acquisition” means the acquisition by Affiliates of the Sponsors of substantially all of the outstanding shares of capital stock of the Issuer, pursuant to the Merger Agreement.

        “Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

        “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”(including, with correlative meanings, the terms “controlling,” “controlled by”and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        “Applicable Premium” means on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Senior Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Senior Note, at June 1, 2011 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Senior Note through June 1, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Senior Note.

        “Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $15 million;

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(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g) foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the applicable Senior Note Indenture;

(o) dispositions in connection with Permitted Liens;

(p) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and

(q) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

        “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        “Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

        “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

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(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        “Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1“ or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2“ or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

        “Change of Control” means the occurrence of either of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer. For purposes of calculating the total voting power of the Voting Stock held by a group, the voting power beneficially owned by a Permitted Holder

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shall be excluded to the extent such Permitted Holder retains the sole economic rights with respect to the subject Voting Stock.

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of key money and other intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Senior Notes and “additional interest” with respect to the Senior Subordinated Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4) interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        “Consolidated Leverage Ratio” means, as at any date of determination, the ratio of (1) the Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

        “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance or relocation costs or expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, plant shutdown costs, acquisition integration costs, expenses, excess pension charges, acquisition integration charges, facilities opening costs and expenses or charges related to any issuance of Equity Interests, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change of control payments, including retention payments, made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated after the Issue Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

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(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or store closures and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations or store closures shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Issuer) shall be excluded;

(6)(a) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments and (b) any non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standards under GAAP and related interpretations shall be excluded;

(7) the equity interest in the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Senior Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles, including key money amortization, arising pursuant to GAAP shall be excluded;

(11) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12) any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees (including but not limited to change of control payments, “gross up” payments under Code Sections 280G and 4999 and the acceleration of options) or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13) expenses associated with additional accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

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(15)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non-cash amortization of tenant allowances shall be excluded and (iv) cash received from landlords for tenant allowances and shall be included;

(16) to the extent otherwise included in Consolidated Net Income any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Obligations for currency exchange risk, shall be excluded; and

(17) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payment,” the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

        Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

        “Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

        “Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any governmental authority and any and all interest and penalties related thereto and any Tax Distributions taken into account in calculating Consolidated Net Income.

        “Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (x) the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less (y) the aggregate amount of unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Issuer and any Restricted Subsidiaries as of such date; provided that Indebtedness of the Issuer and its Restricted Subsidiaries under any revolving credit facility as at any date of determination shall be determined using the Average Monthly Balance of such Indebtedness for the most recently ended four fiscal quarters for which internal financial statements are available as of such date of determination (the “Reference Period”). For purposes hereof, (a) the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer, (b) “Average Monthly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving credit facility, the quotient of (x) the sum of each Individual Monthly Balance for each fiscal month ended on or prior to such date of determination and included in the Reference Period divided by (y) 12, and (c) “Individual Monthly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving credit facility during any fiscal month of the Issuer, the quotient of (x) the sum of the

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aggregate outstanding principal amount of all such Indebtedness at the end of each day of such fiscal month divided by (y) the number of days in such fiscal month.

        “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        “Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, among the Issuer, the guarantors named therein, the financial institutions named therein, and Credit Suisse, as Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time; provided that for purposes of clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” only, the aggregate principal amount of Indebtedness Incurred under clause (i) and (ii) above (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) at any one time outstanding shall not exceed the Initial Commitment Amount plus an aggregate additional principal amount of secured Indebtedness that does not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).

        “Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

        “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

        “Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        “Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an

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employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

        “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

        “Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

        “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; plus

(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-cash Charges; plus

(5) the amount of any restructuring charges or reserves in such period; plus

(6) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(7) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Senior Note Guarantor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(8) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of EBITDA to the extent the expense reimbursed was previously excluded pursuant to this clause (8);

less, without duplication,

(9) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

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        “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        “Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        “Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

        “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

        “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation or consolidation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro

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forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 2 to the “Summary Historical and Unaudited Pro Forma Financial Data”under “Summary” in this registration statement to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

        “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

        “Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

        “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of each Senior Note Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

        “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        “holder” or “noteholder” means the Person in whose name a Senior Note is registered on the Registrar’s books.

        “Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by

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merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

        “Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

        Notwithstanding anything in the Senior Note Indentures to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Senior Note Indentures as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Senior Note Indentures but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Senior Note Indentures.

        “Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

        “Initial Commitment Amount” means the sum of (i) the aggregate principal amount of term loans outstanding under the Credit Agreement as of the Issue Date, (ii) the aggregate principal amount of the revolving credit facility (whether drawn, in whole or in part, or undrawn) under the Credit Agreement as of the Issue Date, and (iii) the aggregate principal amount of delayed draw term loans or incremental term loan or revolving credit facilities contemplated by the Credit Agreement (as in effect on the Issue Date) up to a maximum of $250 million pursuant to this clause (iii).

        “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include November 30, 2007.

        “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

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“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

        “Issue Date” means the date on which the Senior Notes are originally issued.

        “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

        “Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

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        “Merger Agreement” means the Agreement and Plan of Merger, dated as of March 20, 2007, among Claire’s Stores, Inc., Bauble Holdings Corp. and Bauble Acquisition Sub, Inc., as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

        “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

        “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        “Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Senior Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Senior Notes.

        “Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        “Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the applicable Senior Note Indenture.

        “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

        “Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Senior Notes and any Indebtedness which ranks pari passu in right of payment to the Senior Notes; and

(2) with respect to any Senior Note Guarantor, its Senior Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Senior Note Guarantor’s Senior Note Guarantee.

        “Permitted Amount” means (a) an aggregate additional principal amount that does not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 5.0 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), or (b) an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness (including Capitalized Lease Obligations), together with any refinancings or replacements thereof, then outstanding and Incurred under this clause (b), does not exceed the greater of $75 million and 2.25% of Total Assets at the time of Incurrence.

        “Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of

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Control Offer is made in accordance with the requirements of the applicable Senior Note Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issuer Date or (y) as otherwise permitted under the applicable Senior Note Indenture;

(6) advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed the greater of (x) $5 million and (y) 0.25% of Total Assets at any one time outstanding;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $50 million and (y) 1.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100 million and (y) 3.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

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(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Senior Note Guarantors”;

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (18), the greater of (x) $65 million and (y) 2.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary; and

(19) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

        “Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such

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Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Restricted Subsidiary that is not a Senior Note Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing Indebtedness permitted to be incurred under the Credit Agreement, including any letter of credit facility relating thereto, that was permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (C) Liens securing obligations in respect of any Indebtedness permitted to be incurred pursuant to clause (l) and (v) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing obligations permitted under this clause (C), at the time of incurrence and after giving pro forma effect thereto, the Secured Indebtedness Leverage Ratio of the Issuer would not exceed 4.75 to 1.00, and (D) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that such Liens do not extend to any property or assets that are not being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d));

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the applicable Senior Note Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Senior Note Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

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(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the applicable Senior Note Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B);

(21) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services in the ordinary course of business;

(25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $30 million at any one time outstanding; and

(26) liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

        “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        “Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

        “Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

        The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

        “Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Senior Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

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        “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        “Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

        “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        “Receivables Subsidiary” means a Wholly-owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

        “Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

        “Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for such restrictions that are contained in agreements governing Indebtedness permitted under the applicable Senior Note Indenture and that is secured by such cash or Cash Equivalents.

        “Restricted Investment” means an Investment other than a Permitted Investment.

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        “Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Senior Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

        “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

        “S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

        “SEC” means the Securities and Exchange Commission.

        “Secured Indebtedness” means any Indebtedness secured by a Lien.

        “Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this calculation, a pro forma event) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation or consolidation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 2 to the “Summary Historical and Unaudited Pro Forma Financial Data”under “Summary” in this registration statement to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

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        For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        “Senior Note Guarantee” means any guarantee of the obligations of the Issuer under the Senior Note Indentures and the Senior Notes by any Person in accordance with the provisions of the Senior Note Indentures.

        “Senior Note Guarantor” means any Person that Incurs a Senior Note Guarantee; provided that upon the release or discharge of such Person from its Senior Note Guarantee in accordance with the applicable Senior Note Indenture, such Person ceases to be a Senior Note Guarantor.

        “Senior Subordinated Notes” means the 10.50% Senior Subordinated Notes due 2017 of the Issuer to be issued on the Issue Date.

        “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

        “Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

        “Sponsors” means (i) one or more funds controlled by Apollo Management, L.P., any of their respective Affiliates and other affiliated co-investment partnerships (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors; provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

        “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        “Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Notes, and (b) with respect to any Senior Note Guarantor, any Indebtedness of such Senior Note Guarantor which is by its terms subordinated in right of payment to its Senior Note Guarantee.

        “Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

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        “Synthetic Lease Obligations” means obligations of a Loan Party, as defined in the Credit Agreement, as lessee/borrower under any transaction which is classified as an operating lease under GAAP but as a financing for tax purposes either currently or when such leases were originally written.

        “Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

        “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Senior Note Indentures.

        “Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, without giving effect to any amortization of the amount of intangible assets since the Issue Date.

        “Transactions” has the meaning set forth in “Summary—The Transactions.”

        “Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 1, 2011; provided, however, that if the period from such redemption date to June 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        “Trustee” means the party named as such in the applicable Senior Note Indenture until a successor replaces it and, thereafter, means the successor.

        “Unapplied Proceeds” means net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

        The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

        The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of

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Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

        Any such designation by Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

        “U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

        “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        “Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

        “Wholly-owned Restricted Subsidiary” is any Wholly-owned Subsidiary that is a Restricted Subsidiary.

        “Wholly-owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly-owned Subsidiaries of such Person.

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DESCRIPTION OF EXCHANGE SENIOR SUBORDINATED NOTES

General

        Claire’s Stores, Inc. (the “Issuer”) will issue the 10.50% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”) under an indenture (the “Senior Subordinated Note Indenture”), dated as of May 29, 2007, by and among itself, the Senior Subordinated Note Guarantors and The Bank of New York, as Trustee.

        The following summary of certain provisions of the Senior Subordinated Note Indenture, the Senior Subordinated Notes and the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Senior Subordinated Notes” section and not otherwise defined have the meanings set forth in the section
“—Certain Definitions.” As used in this “Description of Senior Subordinated Notes” section, “we,” “us” and “our” mean Claire’s Stores, Inc. and its Subsidiaries, and the “Issuer” refers only to Claire’s Stores, Inc. but not to any of its Subsidiaries.

        We will issue Senior Subordinated Notes with an initial aggregate principal amount of $335 million. We may issue additional Senior Subordinated Notes from time to time after this offering. Any offering of additional Senior Subordinated Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Senior Subordinated Notes and any additional Senior Subordinated Notes subsequently issued under the Senior Subordinated Note Indenture will be treated as a single class for all purposes under the Senior Subordinated Note Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Senior Subordinated Note Indenture and this “Description of Senior Subordinated Notes,” references to the Senior Subordinated Notes include any additional Senior Subordinated Notes actually issued.

        Principal of, premium, if any, and interest on the Senior Subordinated Notes will be payable, and the Senior Subordinated Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

        The Senior Subordinated Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Senior Subordinated Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Senior Subordinated Notes

        The Senior Subordinated Notes will be senior subordinated obligations of the Issuer and will mature on June 1, 2017. Each Senior Subordinated Note will bear interest at a rate per annum shown on the front of this prospectus from the Issue Date or form the most recent date to which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 2007.

        Additional interest is payable with respect to the Senior Subordinated Notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as provided in the applicable Registration Rights Agreement and as further described under “—Registration Rights; Additional Interest.”

Optional Redemption

        On or after June 1, 2012, the Issuer may redeem the Senior Subordinated Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

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Period	Redemption Price
2012	105.25%
2013	103.50%
2014	101.75%
2015 and thereafter	100.000%

        In addition, prior to June 1, 2012, the Issuer may redeem the Senior Subordinated Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Notwithstanding the foregoing, at any time and from time to time on or prior to June 1, 2010, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.50%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Senior Subordinated Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Subordinated Note Indenture.

        Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

        In the case of any partial redemption, selection of Senior Subordinated Notes for redemption will be made by the Trustee on a pro rata basis or by lot, or by such other method as the Trustee deems fair and reasonable; provided that no Senior Subordinated Notes of $2,000 or less shall be redeemed in part. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption relating to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Senior Subordinated Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Senior Subordinated Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Senior Subordinated Notes in the open market or otherwise.

Ranking

        The indebtedness evidenced by the Senior Subordinated Notes will be senior subordinated Indebtedness of the Issuer, will be subordinated in right of payment to the prior payment in cash in full of all existing and future Senior Indebtedness of the Issuer and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer.

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        The indebtedness evidenced by the Senior Subordinated Note Guarantees will be senior subordinated Indebtedness of the applicable Senior Subordinated Note Guarantor, will be subordinated in right of payment to the prior payment in cash in full of all existing and future Senior Indebtedness of such Senior Subordinated Note Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Senior Subordinated Note Guarantor.

        At February 3, 2007, on a pro forma basis after giving effect to the Transactions, the Issuer and its Subsidiaries would have had $2,387 million of Senior Indebtedness outstanding (excluding approximately $4 million of letters of credit and at least $190 million of availability under our revolving credit facility), all of which would have been senior to the Senior Subordinated Notes.

        Although the Senior Subordinated Note Indenture will limit the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Issuer and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries of the Issuer that are not Senior Subordinated Note Guarantors, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

        A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless a Subsidiary is a Senior Subordinated Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the Senior Subordinated Notes. The Senior Subordinated Notes, therefore, will be effectively subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Senior Subordinated Note Guarantors. The Issuer’s Subsidiaries that are not Senior Subordinated Note Guarantors had $87.8 million of total liabilities outstanding as of February 3, 2007.

        See “Risk Factors—Risks Relating to the Exchange Notes.”

Subordination

        Only Indebtedness of the Issuer or a Senior Subordinated Note Guarantor that is Senior Indebtedness will rank senior to the Senior Subordinated Notes and the Senior Subordinated Note Guarantees in accordance with the provisions of the Senior Subordinated Note Indenture. The Senior Subordinated Notes and Senior Subordinated Note Guarantees will in all respects rank pari passu with all other Pari Passu Indebtedness of the Issuer and the relevant Senior Subordinated Note Guarantor, respectively.

        We will agree in the Senior Subordinated Note Indenture that the Issuer and the Senior Subordinated Note Guarantors will not incur any Indebtedness that is subordinate or junior in the right of payment to the Senior Indebtedness of such Person, unless such Indebtedness is Pari Passu Indebtedness of the applicable Person or is expressly subordinated in right of payment to Pari Passu Indebtedness of such Person. The Senior Subordinated Note Indenture will not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or (iii) Indebtedness that is not guaranteed as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee.

        Neither the Issuer nor any Senior Subordinated Note Guarantor is permitted to pay principal (including any accretion) of, premium, if any, or interest on the Senior Subordinated Notes (or pay any other obligations relating to the Senior Subordinated Notes, including additional interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Defeasance” or “Satisfaction and Discharge” and may not purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, “pay the notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

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unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Issuer is permitted to pay the Senior Subordinated Notes if the Issuers and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer is not permitted to pay the Senior Subordinated Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Issuer and related Senior Subordinated Note Guarantors are permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Senior Subordinated Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

        In connection with the Senior Subordinated Notes, in the event of any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

(1) the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Senior Subordinated Notes may receive Permitted Junior Securities; and

(3) if a distribution is made to the Trustee or holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, the Trustee or such holders of the Senior Subordinated Notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them (or to their Representative) as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Senior Subordinated Note Indenture upon the failure of the Issuer to pay cash interest or principal (including any accretion) with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuer must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding any Senior Indebtedness under the Credit Agreement, a

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Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein.

        Each Senior Subordinated Note Guarantor’s obligations under its Senior Subordinated Note Guarantee are senior subordinated obligations of that Senior Subordinated Note Guarantor. As such, the rights of holders to receive payment pursuant to such Senior Subordinated Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Senior Subordinated Note Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer’s obligations under the Senior Subordinated Notes apply equally to the obligations of such Senior Subordinated Note Guarantor under its Senior Subordinated Note Guarantee.

        A holder by its acceptance of Senior Subordinated Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Senior Subordinated Note Indenture and appoints the Trustee its attorney-in-fact for such purpose.

        By reason of the subordination provisions contained in the Senior Subordinated Note Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Senior Subordinated Note Guarantor who are holders of Senior Indebtedness of the Issuer or such Senior Subordinated Note Guarantor, as the case may be, may recover more, ratably, than the holders of the Senior Subordinated Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Senior Subordinated Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of government securities held in trust by the Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Senior Subordinated Note Guarantees

        Each of the Issuer’s direct and indirect Wholly-owned Restricted Subsidiaries that are Domestic Subsidiaries that guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Senior Subordinated Note Indenture and the Senior Subordinated Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Senior Subordinated Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Subordinated Note Guarantors being herein called the “Guaranteed Obligations”). Such Senior Subordinated Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Subordinated Note Guarantees.

        Each Senior Subordinated Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Senior Subordinated Note Guarantor without rendering the Senior Subordinated Note Guarantee, as it relates to such Senior Subordinated Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Relating to the Exchange Notes.” After the Issue Date, the Issuer will cause each Wholly-owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of its Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Senior Subordinated Notes on the same unsecured senior basis. See “—Certain Covenants—Future Senior Subordinated Note Guarantors.”

        Each Senior Subordinated Note Guarantee will be a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Senior Subordinated Note Guarantor and its successors; and

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(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

        A Senior Subordinated Note Guarantee of a Senior Subordinated Note Guarantor will be automatically released upon:

(1) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Senior Subordinated Note Guarantor is no longer a Restricted Subsidiary) of the applicable Senior Subordinated Note Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the Senior Subordinated Note Indenture;

(2) the Issuer designating such Senior Subordinated Note Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(3) the release or discharge of the guarantee by such Restricted Subsidiary of the Credit Agreement or the guarantee of any other Indebtedness which resulted in the obligation to guarantee the Senior Subordinated Notes; and

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the Senior Subordinated Note Indenture are discharged in accordance with the terms of the Senior Subordinated Note Indenture.

        A Senior Subordinated Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Change of Control

        Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Senior Subordinated Notes as described under “—Optional Redemption.”

        In the event that at the time of such Change of Control the terms of the Bank Indebtedness and/or Senior Notes restrict or prohibit the repurchase of Senior Subordinated Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all Bank Indebtedness and/or Senior Notes or, if doing so will allow the purchase of Senior Subordinated Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing the Bank Indebtedness and/or Senior Notes to permit the repurchase of the Senior Subordinated Notes as provided for in the immediately following paragraph.

        See “Risk Factors—Risks Relating to the Exchange Notes—We may not be able to repurchase the notes upon a change of control.”

        Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Senior Subordinated Notes by delivery of a notice of redemption as described under “—Optional Redemption,”the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Senior Subordinated Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

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(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Senior Subordinated Notes repurchased.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Note Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

        Senior Subordinated Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Senior Subordinated Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Senior Subordinated Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Subordinated Notes issued and outstanding.

        The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

        The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement, and the Senior Notes also limit the Issuer from purchasing any Senior Subordinated Notes as a result of a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Senior Subordinated Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Exchange Notes—We may not be able to repurchase the notes upon a change of control.”

        The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Senior Subordinated Note Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Subordinated Notes to require the Issuer to repurchase such Senior Subordinated Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions under the Senior Subordinated Note Indenture relating to the Issuer’s obligation to make an offer to repurchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Senior Subordinated Notes.

Certain Covenants

        Set forth below are summaries of certain covenants that will be contained in the Senior Subordinated Note Indenture. If, on any date following the Issue Date, (i) the Senior Subordinated Notes have Investment Grade

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Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Senior Subordinated Note Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of such Senior Subordinated Notes, the covenants specifically listed under the following captions in this “Description of Senior Subordinated Notes” section of this registration statement will no longer be applicable to the Senior Subordinated Notes:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) “—Limitation on Layering”;

(7) “—Future Senior Subordinated Note Guarantors”; and

(8) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

        In addition, during any period of time that (i) the Senior Subordinated Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Senior Subordinated Note Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the covenant described under “—Change of Control” (the “Suspended Covenant”). In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenant under the Senior Subordinated Note Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Subordinated Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Senior Subordinated Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant under the Senior Subordinated Note Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

        There can be no assurance that the Senior Subordinated Notes will ever achieve or maintain Investment Grade Ratings.

       Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Senior Subordinated Note Indenture will provide that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries (other than a Senior Subordinated Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Senior Subordinated Note Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of the Issuer that is not a Senior Subordinated Note Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing limitations will not apply to:

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(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder;

(b) the Incurrence by the Issuer and the Senior Subordinated Note Guarantors of Indebtedness represented by (i) the Senior Subordinated Notes (not including any additional Senior Subordinated Notes) and the Senior Subordinated Note Guarantees (including exchange Senior Subordinated Notes and related guarantees thereof), and (ii) the Senior Notes (not including any additional Senior Notes) and the related guarantees thereof (including exchange Senior Notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and any refinancings or replacements thereof, in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness (including Capitalized Lease Obligations), together with any refinancings ore replacements thereof, then outstanding and Incurred under this clause (d), does not exceed the Permitted Amount at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (d) shall cease to be deemed Incurred or outstanding for purposes of this clause (d) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (d));

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Senior Subordinated Note Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the Senior Subordinated Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Senior Subordinated Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor, such Indebtedness is subordinated in right of payment to the Senior Subordinated Note Guarantee of such Senior Subordinated Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness

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(except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j) Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Senior Subordinated Note Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred under this clause (l), does not exceed the greater of $100 million and 3.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200.0% of the Unapplied Proceeds;

(n) any guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Senior Subordinated Note Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Senior Subordinated Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee with respect to the Senior Subordinated Notes substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Restricted Subsidiary, as applicable and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with the covenant described under “—Future Senior Subordinated Note Guarantors” solely to the extent such covenant is applicable;

(o) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (m), (o), (p) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Senior Subordinated Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Subordinated Notes;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Senior Subordinated Notes;

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(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(4) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Senior Subordinated Note Guarantor that refinances Indebtedness of the Issuer or a Senior Subordinated Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

provided, further, that subclauses (1) and (2) of this clause (o) will not apply to any refunding or refinancing of any Secured Indebtedness.

(p) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Senior Subordinated Note Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1) such Indebtedness, Disqualified Stock or Preferred Stock (A) is not Secured Indebtedness and is Pari Passu Indebtedness or Subordinated Indebtedness, (B) is not incurred while a Default exists and no Default shall result therefrom and (C) matures and does not require any payment of principal prior to the final maturity of the Senior Subordinated Notes (other than in a manner consistent with the terms of the Senior Subordinated Note Indenture); or

(2) the Fixed Charge Coverage Ratio of the Issuer would be equal or greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(t) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $50 million and 1.5% of Total Assets at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (t));

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of the financing of insurance premiums;

(v) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary of the Issuer incurred to finance or assumed in connection with an acquisition, and any refinancing or replacement thereof, in a principal amount not to exceed the greater of (i) $75 million and (ii) 2.25% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (v) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (v) shall cease to be deemed incurred or outstanding for purposes of this clause (v) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (v));

(w) Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary of the Issuer to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”; and

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(x) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of (x) $25 million and (y) 1.0% of Total Assets.

        For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (x) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner and at any time that complies with this covenant; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

        Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

       Limitation on Restricted Payments

        The Senior Subordinated Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in

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Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) immediately after giving effect to such transaction on a pro forma basis, the Issuer’s Consolidated Leverage Ratio would be less than 6.0 to 1.0; and

(d) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

        “Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from May 6, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof

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issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

        The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Subordinated Note Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Senior Subordinated Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”),

(b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and

(c) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Senior Subordinated Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Senior Subordinated Note Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so

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redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b) such Indebtedness is subordinated to the Senior Subordinated Notes or the related Senior Subordinated Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity date of the Senior Subordinated Notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Senior Subordinated Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Subordinated Notes;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $30 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date, plus

(c) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer in connection with the Transactions that are foregone in return for the receipt of Equity Interests;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management of the Issuer, any of its Restricted Subsidiaries or its direct or indirect parents in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Subordinated Note Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (a) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

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(b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) so long as immediately after giving effect to such transaction on a pro forma basis, the Issuer’s Consolidated Leverage Ratio would be less than 6.0 to 1.0, Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $35 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $50 million and 1.5% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay foreign, federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(13) the payment of dividends, other distributions or other amounts or the making of loans or advances or any other Restricted Payment, if applicable:

(a) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14) any Restricted Payment used to fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted

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Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments of cash, or dividends, distributions, advances or other Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Senior Subordinated Notes tendered by holders of the Senior Subordinated Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19) any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents, whether payable on the Issue Date or thereafter (other than payments to any Permitted Holder or any Affiliate thereof which are not permitted by the covenant described under “—Transactions with Affiliates”); and

(20) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Senior Subordinated Note Indenture) and that all Senior Subordinated Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

       Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Senior Subordinated Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

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(2) (i) the Senior Subordinated Note Indenture, the Senior Subordinated Notes (and any exchange Senior Subordinated Notes and guarantees thereof) and (ii) the Senior Notes (and any exchange Senior Notes and guarantees thereof) and the indentures governing the Senior Notes;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements, similar agreements relating solely to such joint venture and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of (a) any Restricted Subsidiary of the Issuer that is a Senior Subordinated Note Guarantor or a Foreign Subsidiary or (b) any Restricted Subsidiary that is not a Senior Subordinated Note Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Senior Subordinated Notes (as determined in good faith by the Issuer), in the case of each of clauses (a) and (b) to the extent that such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

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       Asset Sales

        The Senior Subordinated Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Senior Subordinated Notes or any Senior Subordinated Note Guarantee) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $100 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

        Within 15 months after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay (a) Indebtedness constituting Senior Indebtedness (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor, (c) Obligations under the Senior Subordinated Notes or (d) other Pari Passu Indebtedness (provided that if the Issuer or any Senior Subordinated Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the Senior Subordinated Notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Subordinated Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

(2) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

        In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale.

        Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Senior Subordinated Note Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Senior Subordinated Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted)

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will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of Senior Subordinated Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Senior Subordinated Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid Senior Subordinated Note interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Subordinated Note Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $20 million by mailing the notice required pursuant to the terms of the Senior Subordinated Note Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Senior Subordinated Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the Senior Subordinated Note Indenture. If the aggregate principal amount of Senior Subordinated Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Subordinated Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Note Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Senior Subordinated Note Indenture by virtue thereof.

        If more Senior Subordinated Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Senior Subordinated Notes for purchase will be made by the Trustee; provided that no Senior Subordinated Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

        Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Senior Subordinated Notes at such holder’s registered address. If any Senior Subordinated Note is to be purchased in part only, any notice of purchase that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof that has been or is to be purchased.

       Transactions with Affiliates

        The Senior Subordinated Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the

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Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Senior Subordinated Note Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Senior Subordinated Note Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) (x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (A) $6 million and (B) 2.0% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in any succeeding fiscal year and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause 3(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this registration statement or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Senior Subordinated Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in this registration statement and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Senior Subordinated Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(10) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this registration statement or contemplated by the Acquisition Documents;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Subordinated Note Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

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(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Senior Subordinated Note Indenture.

       Liens

        The Senior Subordinated Note Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness that is not Senior Indebtedness unless the Senior Subordinated Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Senior Subordinated Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien which is granted to secure the Senior Subordinated Notes or such Senior Subordinated Note Guarantee pursuant to this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Senior Subordinated Notes or such Senior Subordinated Note Guarantee.

       Reports and Other Information

        The Senior Subordinated Note Indenture will provide that, notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, after the consummation of the exchange offer, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

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provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Senior Subordinated Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

        Notwithstanding the foregoing, the Issuer shall not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

        In the event that:

(a) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b) any direct or indirect parent of the Issuer is or becomes a Senior Subordinated Note Guarantor of the Senior Subordinated Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the Senior Subordinated Note Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Senior Subordinated Note Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

        In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Senior Subordinated Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Senior Subordinated Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the applicable Registration Rights Agreement relating to the Senior Subordinated Notes or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

       Future Senior Subordinated Note Guarantors

        The Senior Subordinated Note Indenture will provide that the Issuer will cause each Wholly-owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Domestic Subsidiary that is wholly-owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) and that guarantees any Indebtedness of the Issuer under the Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Senior Subordinated Notes. Each Senior Subordinated Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Senior Subordinated Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Senior Subordinated Note Guarantee shall be released in accordance with the provisions of the Senior Subordinated Note Indenture described under “—Senior Subordinated Note Guarantees.”

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       Limitation on Layering

        The Senior Subordinated Note Indenture will provide that the Issuer will not, and will not permit any Senior Subordinated Note Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Issuer or such Senior Subordinated Note Guarantor, as the case may be, unless such Indebtedness is either:

(1) equal in right of payment with the Senior Subordinated Notes or such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee, as the case may be; or

(2) expressly subordinated in right of payment to the Senior Subordinated Notes or such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee, as the case may be.

        The Senior Subordinated Note Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has junior priority with respect to the same collateral or (3) Indebtedness of such Person which is not guaranteed as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

        The Senior Subordinated Note Indenture will provide that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Senior Subordinated Notes is a corporation;

(2) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Senior Subordinated Note Indenture and the Senior Subordinated Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be equal or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Issuer is not the Successor Issuer, each Senior Subordinated Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Senior Subordinated Note Guarantee shall apply to such Person’s obligations under the Senior Subordinated Note Indenture and the Senior Subordinated Notes; and

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(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Senior Subordinated Note Indenture.

        The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Senior Subordinated Note Indenture and the Senior Subordinated Notes and in such event the Issuer will automatically be released and discharged from its obligations under the Senior Subordinated Note Indenture and the Senior Subordinated Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

        The Senior Subordinated Note Indenture further will provide that, subject to certain limitations in the Senior Subordinated Note Indenture governing release of a Senior Subordinated Note Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Senior Subordinated Note Guarantor, no Senior Subordinated Note Guarantor will, and the Issuer will not permit any Senior Subordinated Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Senior Subordinated Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this registration statement or in connection with the Transactions) unless:

(1) either (a) such Senior Subordinated Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Senior Subordinated Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Senior Subordinated Note Guarantor or such Person, as the case may be, being herein called the “Successor Senior Subordinated Note Guarantor”) and the Successor Senior Subordinated Note Guarantor (if other than such Senior Subordinated Note Guarantor) expressly assumes all the obligations of such Senior Subordinated Note Guarantor under the Senior Subordinated Note Indenture, such Senior Subordinated Note Guarantors’ Senior Subordinated Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2) the Successor Senior Subordinated Note Guarantor (if other than such Senior Subordinated Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture.

        Subject to certain limitations described in the Senior Subordinated Note Indenture, the Successor Senior Subordinated Note Guarantor (if other than such Senior Subordinated Note Guarantor) will succeed to, and be substituted for, such Senior Subordinated Note Guarantor under the Senior Subordinated Note Indenture and such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee, and such Senior Subordinated Note Guarantor will automatically be released and discharged from its obligations under the Senior Subordinated Note Indenture and such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee. Notwithstanding the foregoing, (1) a Senior Subordinated Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Senior Subordinated Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Senior Subordinated Note Guarantor is not increased thereby and (2) a Senior Subordinated Note Guarantor may merge, amalgamate or consolidate with another Senior Subordinated Note Guarantor or the Issuer.

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        In addition, notwithstanding the foregoing, any Senior Subordinated Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Senior Subordinated Note Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Senior Subordinated Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers pursuant to this clause (y) since the Issue Date shall not exceed 5.0% of the consolidated assets of the Issuer and the Senior Subordinated Note Guarantors as shown on the most recent available balance sheet of the Issuer and its Restricted Subsidiaries after giving effect to each such Transfer and including all such Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this registration statement, in connection with the Transactions and Transfers pursuant to clause (x) of this paragraph).

Defaults

        An Event of Default will be defined in the Senior Subordinated Note Indenture with respect to a series of Senior Subordinated Notes as:

(1) a default in any payment of interest (including any additional interest) on any Senior Subordinated Note of such series when due (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture), continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Senior Subordinated Note of such series when due at its Stated Maturity (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture), upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer or any of Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Senior Subordinated Notes of such series or the Senior Subordinated Note Indenture,

(4) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(6) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(7) any Senior Subordinated Note Guarantee of a Significant Subsidiary with respect to such series of Senior Subordinated Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Subordinated Note Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the Senior Subordinated Note Indenture or any Senior Subordinated Note Guarantee with respect to such series of Senior Subordinated Notes and such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Senior Subordinated Notes of such series notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to a series of notes and is continuing, the Trustee or the holders of at least 30% in principal amount of outstanding Senior Subordinated Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Senior Subordinated Notes of such series to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to

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the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Senior Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Senior Subordinated Notes may rescind any such acceleration with respect to the Senior Subordinated Notes of such series and its consequences.

        In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Subordinated Notes of such series, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of a series of Senior Subordinated Notes as described above be annulled, waived or rescinded upon the happening of any such events.

        Subject to the provisions of the Senior Subordinated Note Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Subordinated Note Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Senior Subordinated Note Indenture or the Senior Subordinated Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 30% in principal amount of the outstanding Senior Subordinated Notes of the applicable series have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Senior Subordinated Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of outstanding Senior Subordinated Notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Subordinated Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Subordinated Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Senior Subordinated Note Indenture may be amended with the consent of the holders of a majority in principal amount of the Senior Subordinated Notes of the applicable series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority

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in principal amount of the Senior Subordinated Notes of such series then outstanding. However, without the consent of each holder of an outstanding Senior Subordinated Note affected, no amendment may, among other things:

(1) reduce the amount of Senior Subordinated Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Senior Subordinated Note,

(3) reduce the principal of or change the Stated Maturity of any Senior Subordinated Note,

(4) reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed as described under “—Optional Redemption” above,

(5) make any Senior Subordinated Note payable in money other than that stated in such Senior Subordinated Note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Subordinated Notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(8) modify any Senior Subordinated Note Guarantee in any manner adverse to the holders.

(9) make any change in the subordination provisions thereof that would adversely affect the holders.

        Without the consent of any holder, the Issuer and Trustee may amend the Senior Subordinated Note Indenture to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Issuer of the obligations of the Issuer under the Senior Subordinated Note Indenture and the Senior Subordinated Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Senior Subordinated Note Guarantor under the Senior Subordinated Note Indenture and its Senior Subordinated Note Guarantee, to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes (provided that the uncertificated Senior Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Subordinated Notes are described in Section 163(f)(2)(B) of the Code), to add a Senior Subordinated Note Guarantee with respect to the Senior Subordinated Notes, to secure the Senior Subordinated Notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to conform the text of the Senior Subordinated Note Indenture, Senior Subordinated Note Guarantees or the Senior Subordinated Notes to any provision of this “Description of Senior Subordinated Notes” to the extent that such provision in this “Description of Senior Subordinated Notes” was intended to be a verbatim recitation of a provision of the Senior Subordinated Note Indenture, Senior Subordinated Note Guarantees or the Senior Subordinated Notes to comply with any requirement of the SEC in connection with the qualification of the Senior Subordinated Note Indenture under the TIA to effect any provision of the Senior Subordinated Note Indenture or to make certain changes to the Senior Subordinated Note Indenture to provide for the issuance of additional Senior Subordinated Notes.

        The consent of the noteholders is not necessary under the Senior Subordinated Note Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Senior Subordinated Note Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all note holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

        No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the Senior Subordinated Notes, the Senior Subordinated Note Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

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Transfer and Exchange

        A noteholder may transfer or exchange Senior Subordinated Notes in accordance with the Senior Subordinated Note Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Senior Subordinated Note Indenture. The Issuer is not required to transfer or exchange any Senior Subordinated Note selected for redemption or to transfer or exchange any Senior Subordinated Note for a period of 15 days prior to a selection of Senior Subordinated Notes to be redeemed. The Senior Subordinated Notes will be issued in registered form and the registered holder of a Senior Subordinated Note will be treated as the owner of such Senior Subordinated Note for all purposes.

Satisfaction and Discharge

        The Senior Subordinated Note Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Senior Subordinated Notes, as expressly provided for in the Senior Subordinated Note Indenture) as to all outstanding Senior Subordinated Notes when:

(1) either (a) all the Senior Subordinated Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Subordinated Notes which have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Senior Subordinated Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Senior Subordinated Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Senior Subordinated Note Guarantors have paid all other sums payable under the Senior Subordinated Note Indenture; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Senior Subordinated Note Indenture relating to the satisfaction and discharge of the Senior Subordinated Note Indenture have been complied with.

Defeasance

        The Issuer at any time may terminate all its obligations under the Senior Subordinated Notes and the Senior Subordinated Note Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such Senior Subordinated Notes, to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and to maintain a registrar and paying agent in respect of such Senior Subordinated Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Senior Subordinated Note Guarantor will be released from all of its obligations with respect to its applicable Senior Subordinated Note Guarantee.

        The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

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        In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Senior Subordinated Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

        The Bank of New York is the Trustee under the Senior Subordinated Note Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Senior Subordinated Notes.

Governing Law

        The Senior Subordinated Note Indenture will provide that it and the Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        “Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        “Acquisition” means the acquisition by Affiliates of the Sponsors of substantially all of the outstanding shares of capital stock of the Issuer, pursuant to the Merger Agreement.

        “Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

        “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”(including, with correlative meanings, the terms “controlling,” “controlled by”and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        “Applicable Premium” means on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Senior Subordinated Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Senior Subordinated Note, at June 1, 2012 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Senior Subordinated Note through June 1, 2012 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Senior Subordinated Note.

        “Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

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(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $15 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g) foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Senior Subordinated Note Indenture;

(o) dispositions in connection with Permitted Liens;

(p) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and

(q) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

        “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in

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bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        “Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

        “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

        “Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        “Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

        “Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1“ or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2“ or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

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(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

        “Change of Control” means the occurrence of either of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer. For purposes of calculating the total voting power of the Voting Stock held by a group, the voting power beneficially owned by a Permitted Holder shall be excluded to the extent such Permitted Holder retains the sole economic rights with respect to the subject Voting Stock.

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of key money and other intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Senior Subordinated Notes and “additional interest” with respect to the Senior Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4) interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        “Consolidated Leverage Ratio” means, as at any date of determination, the ratio of (1) the Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

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        “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance or relocation costs or expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, plant shutdown costs, acquisition integration costs, expenses, excess pension charges, acquisition integration charges, facilities opening costs and expenses or charges related to any issuance of Equity Interests, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change of control payments, including retention payments, made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated after the Issue Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or store closures and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations or store closures shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Issuer) shall be excluded;

(6) (a) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments and (b) any non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standards under GAAP and related interpretations shall be excluded;

(7) the equity interest in the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Senior Subordinated Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles, including key money amortization, arising pursuant to GAAP shall be excluded;

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(11) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12) any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees (including but not limited to change of control payments, “gross up” payments under Code Sections 280G and 4999 and the acceleration of options) or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13) expenses associated with additional accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non-cash amortization of tenant allowances shall be excluded and (iv) cash received from landlords for tenant allowances and shall be included;

(16) to the extent otherwise included in Consolidated Net Income any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Obligations for currency exchange risk, shall be excluded; and

(17) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payment,” the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

        Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

        “Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

        “Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any governmental authority and any and all interest and penalties related thereto and any Tax Distributions taken into account in calculating Consolidated Net Income.

        “Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (x) the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease

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Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less (y) the aggregate amount of unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Issuer and any Restricted Subsidiaries as of such date; provided that Indebtedness of the Issuer and its Restricted Subsidiaries under any revolving credit facility as at any date of determination shall be determined using the Average Monthly Balance of such Indebtedness for the most recently ended four fiscal quarters for which internal financial statements are available as of such date of determination (the “Reference Period”). For purposes hereof, (a) the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer, (b) “Average Monthly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving credit facility, the quotient of (x) the sum of each Individual Monthly Balance for each fiscal month ended on or prior to such date of determination and included in the Reference Period divided by (y) 12, and (c) “Individual Monthly Balance” means, with respect to any Indebtedness incurred by the Issuer or its Restricted Subsidiaries under a revolving credit facility during any fiscal month of the Issuer, the quotient of (x) the sum of the aggregate outstanding principal amount of all such Indebtedness at the end of each day of such fiscal month divided by (y) the number of days in such fiscal month.

        “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        “Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, among the Issuer, the guarantors named therein, the financial institutions named therein, and Credit Suisse, as Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time; provided that for purposes of clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and

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Preferred Stock” only, the aggregate principal amount of Indebtedness Incurred under clause (i) and (ii) above (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) at any one time outstanding shall not exceed the Initial Commitment Amount plus an aggregate additional principal amount of secured Indebtedness that does not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).

        “Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

        “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

        “Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        “Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

        “Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Indebtedness permitted under the Senior Subordinated Note Indenture, the principal amount of which is $50.0 million or more and that has been designated by an Issuer as “Designated Senior Indebtedness.”

        “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Senior Subordinated Notes or the date the Senior Subordinated Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

        “Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

        “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; plus

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(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-cash Charges; plus

(5) the amount of any restructuring charges or reserves in such period; plus

(6) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(7) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Senior Subordinated Note Guarantor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(8) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of EBITDA to the extent the expense reimbursed was previously excluded pursuant to this clause (8);

less, without duplication,

(9) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

        “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        “Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        “Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

        “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

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        “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation or consolidation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 2 to the “Summary Historical and Unaudited Pro Forma Financial Data”under “Summary” in this registration statement to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

        “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

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        “Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

        “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Senior Subordinated Note Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

        “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        “holder” or “noteholder” means the Person in whose name a Senior Subordinated Note is registered on the Registrar’s books.

        “Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

        “Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents.

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        Notwithstanding anything in the Senior Subordinated Note Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Senior Subordinated Note Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Senior Subordinated Note Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Senior Subordinated Note Indenture.

        “Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

        “Initial Commitment Amount” means the sum of (i) the aggregate principal amount of term loans outstanding under the Credit Agreement as of the Issue Date, (ii) the aggregate principal amount of the revolving credit facility (whether drawn, in whole or in part, or undrawn) under the Credit Agreement as of the Issue Date, and (iii) the aggregate principal amount of delayed draw term loans or incremental term loan or revolving credit facilities contemplated by the Credit Agreement (as in effect on the Issue Date) up to a maximum of $250 million pursuant to this clause (iii).

        “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include November 30, 2007.

        “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        “Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

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(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

        “Issue Date” means the date on which the Senior Subordinated Notes are originally issued.

        “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

        “Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

        “Merger Agreement” means the Agreement and Plan of Merger, dated as of March 20, 2007, among Claire’s Stores, Inc., Bauble Holdings Corp. and Bauble Acquisition Sub, Inc., as amended, supplemented or modified from time to time prior to the Issue Date or thereafter.

        “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

        “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        “Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Senior Subordinated Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Senior Subordinated Notes.

        “Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

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        “Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the Senior Subordinated Note Indenture.

        “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

        “Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Senior Subordinated Notes and any Indebtedness which ranks pari passu in right of payment to the Senior Subordinated Notes; and

(2) with respect to any Senior Subordinated Note Guarantor, its Senior Subordinated Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee.

        “Permitted Amount” means (a) an aggregate additional principal amount that does not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 5.0 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), or (b) an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness (including Capitalized Lease Obligations), together with any refinancings or replacements thereof, then outstanding and Incurred under this clause (b), does not exceed the greater of $75 million and 2.25% of Total Assets at the time of Incurrence.

        “Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Senior Subordinated Note Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        “Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issuer Date or (y) as otherwise permitted under the Senior Subordinated Note Indenture;

(6) advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed the greater of (x) $5 million and (y) 0.25% of Total Assets at any one time outstanding;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other

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Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $50 million and (y) 1.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100 million and (y) 3.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Senior Subordinated Note Guarantors”;

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (18), the greater of (x) $65 million and (y) 2.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary; and

(19) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

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        “Permitted Junior Securities” means:

(1) Equity Interests in an Issuer, any Senior Subordinated Note Guarantor or any direct or indirect parent of the Issuer; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes and the related Senior Subordinated Note Guarantees are subordinated to Senior Indebtedness under the Senior Subordinated Note Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the Senior Subordinated Notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of an Issuer or the Senior Subordinated Note Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

        “Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under

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“— Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the Senior Subordinated Note Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Senior Subordinated Note Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Senior Subordinated Note Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services in the ordinary course of business;

(25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $30 million at any one time outstanding; and

(26) liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.

        “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        “Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

        “Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

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(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

        The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

        “Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Senior Subordinated Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization”within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

        “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        “Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

        “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        “Receivables Subsidiary” means a Wholly-owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

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(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

        “Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

        “Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for such restrictions that are contained in agreements governing Indebtedness permitted under the Senior Subordinated Note Indenture and that is secured by such cash or Cash Equivalents.

        “Restricted Investment” means an Investment other than a Permitted Investment.

        “Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Senior Subordinated Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

        “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

        “S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

        “SEC” means the Securities and Exchange Commission.

        “Secured Indebtedness” means any Indebtedness secured by a Lien.

        “Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this calculation, a pro forma event) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or

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into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation or consolidation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 2 to the “Summary Historical and Unaudited Pro Forma Financial Data”under “Summary” in this registration statement to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

        For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        “Senior Cash Pay Notes” means the 9.25% Senior Notes due 2015 of the Issuer to be issued on the Issue Date.

        “Senior Indebtedness” means, with respect to any Person:

(1) all Indebtedness of such Person outstanding under the Credit Agreement, the Senior Notes and all Hedging Obligations with respect thereto, whether outstanding on the Issue Date or Incurred thereafter;

(2) any other Indebtedness or Receivables Repurchase Obligation of such Person permitted to be Incurred under the terms of the Senior Subordinated Note Indenture, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Senior Subordinated Note Guarantor, as applicable; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

        Notwithstanding anything to the contrary in the preceding paragraph, Senior Indebtedness will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Issuer or any Senior Subordinated Note Guarantor;

(2) any Obligation of the Issuer to any Subsidiary of the Issuer (other than any Receivables Repurchase Obligation) or of any Subsidiary of the Issuer to the Issuer or any other Subsidiary of the Issuer;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) the portion of any Indebtedness that is Incurred in violation of the Senior Subordinated Note Indenture; provided that, for purposes of this clause (4), a good faith determination by the Chief Financial Officer of the Issuer evidenced by an Officer’s Certificate to the effect that any Indebtedness being incurred under the Credit Agreement is permitted by the Senior Subordinated Note Indenture will be conclusive as to whether any Indebtedness is Incurred in violation of the Senior Subordinated Note Indenture;

(5) any Indebtedness of the Issuer or any Senior Subordinated Note Guarantor that, when Incurred, was without recourse to the Issuer or such Senior Subordinated Note Guarantor;

(6) any repurchase, redemption or other obligation in respect of Disqualified Stock or Preferred Stock;

(7) any Indebtedness owed to any employee of the Issuer or any of its Subsidiaries; or

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(8) any Indebtedness or obligation of the Issuer or any Restricted Subsidiary that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Restricted Subsidiary, as applicable, including any Pari Passu Indebtedness and any Subordinated Indebtedness.

        “Senior Notes” means the Senior Cash Pay Notes and the Senior Toggle Notes, collectively.

        “Senior Subordinated Note Guarantee” means any guarantee of the obligations of the Issuer under the Senior Subordinated Note Indenture and the Senior Subordinated Notes by any Person in accordance with the provisions of the Senior Subordinated Note Indenture.

        “Senior Subordinated Note Guarantor” means any Person that Incurs a Senior Subordinated Note Guarantee; provided that upon the release or discharge of such Person from its Senior Subordinated Note Guarantee in accordance with the Senior Subordinated Note Indenture, such Person ceases to be a Senior Subordinated Note Guarantor.

        “Senior Toggle Notes” means the 9.625%/10.375% Senior Toggle Notes due 2015 of the Issuer to be issued on the Issue Date.

        “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

        “Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

        “Sponsors” means (i) one or more funds controlled by Apollo Management, L.P., any of their respective Affiliates and other affiliated co-investment partnerships (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors; provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

        “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        “Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Subordinated Notes, and (b) with respect to any Senior Subordinated Note Guarantor, any Indebtedness of such Senior Subordinated Note Guarantor which is by its terms subordinated in right of payment to its Senior Subordinated Note Guarantee.

        “Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

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        “Synthetic Lease Obligations” means obligations of a Loan Party, as defined in the Credit Agreement, as lessee/borrower under any transaction which is classified as an operating lease under GAAP but as a financing for tax purposes either currently or when such leases were originally written.

        “Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

        “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Senior Subordinated Note Indenture.

        “Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, without giving effect to any amortization of the amount of intangible assets since the Issue Date.

        “Transactions” has the meaning set forth in “Summary—The Transactions.”

        “Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 1, 2012; provided, however, that if the period from such redemption date to June 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        “Trustee” means the party named as such in the Senior Subordinated Note Indenture until a successor replaces it and, thereafter, means the successor.

        “Unapplied Proceeds” means net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof).

        “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

        The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

        The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of

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Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

        Any such designation by Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

        “U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

        “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        “Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

        “Wholly-owned Restricted Subsidiary” is any Wholly-owned Subsidiary that is a Restricted Subsidiary.

        “Wholly-owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly-owned Subsidiaries of such Person.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes the material United States federal income tax consequences of exchanging old notes for exchange notes pursuant to the exchange offer and owning exchange notes received pursuant to the exchange offer. It applies only to a holder that holds its notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and acquired its old notes in the original offering for a price equal to the issue price of the relevant class of old notes. The issue price of a class of old notes is the first price at which a substantial amount of the notes of such class were sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;
•	a financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	a person liable for alternative minimum tax;
•	an insurance company;
•	a tax-exempt organization;
•	a person that owns notes as part of a straddle, constructive sale, wash sale, conversion transaction or other integrated transaction for tax purposes or as part of a hedge or synthetic security;
•	a United States expatriate;
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or
•	a United States alien holder (as defined below) that holds the notes in connection with a United States trade or business.

        This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

        Holders should consult their own tax advisors concerning the consequences of owning and disposing of the notes in their particular circumstances under the Code and the laws of any other taxing jurisdiction.

Treatment of the Exchange of Old Notes for Exchange Notes

        For United States federal income tax purposes, the exchange of an old note for an exchange note pursuant to the exchange offer will not be treated as resulting in the recognition of gain or loss, and exchanging holders should have the same United States federal income tax basis and holding period in their exchange note as they had in the old note exchanged for such exchange note.

United States Holders

        This subsection describes the material United States federal income tax consequences to a United States holder of ownership of an exchange note received pursuant to the exchange offer. A holder is a United States holder if that holder is a beneficial owner of an exchange note and is or is treated for United States federal income tax purposes as:

•	an individual citizen or resident of the United States;

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•	a domestic corporation or an entity treated as a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source; or
•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

        Holders that are not United States holders should refer to “—United States Alien Holders” below.

       Payments of Interest and Original Issue Discount—Senior Fixed Rate Notes and Senior Subordinated Notes

        Payments or accruals of “qualified stated interest” (as defined below) on an exchange senior fixed rate note or an exchange senior subordinated note will be taxable to a United States holder as ordinary interest at the time that such payments are accrued or are received (in accordance with the United States holder’s method of accounting for United States federal income tax purposes). The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the note at a single fixed rate of interest or, subject to certain conditions, based on one or more interest indices. Because we are required to pay interest in cash unconditionally semi-annually with respect to the senior fixed rate notes and senior subordinated notes, such interest payments will qualify as qualified stated interest.

        We believe that the senior fixed rate notes and senior subordinated notes were not issued at such a discount as to result in original issue discount (“OID”) for United States federal income tax purposes with respect to such notes.

       Payments of Interest and Original Issue Discount—Senior Toggle Notes

        For any interest period through June 1, 2011, we may elect to pay interest on the senior toggle notes in cash, by increasing the principal amount of the senior toggle notes or an evenly split combination of the foregoing. For United States federal income tax purposes, the existence of this option means that, except in limited circumstances described below, none of the interest payments on the senior toggle notes will be qualified stated interest, even if we never exercise the option to pay interest by increasing the principal amount of such notes. Consequently, the senior toggle notes are treated as issued with OID and a United States holder will be required to include OID in gross income as it accrues, generally in advance of the receipt of cash attributable to that income.

        In general, a United States holder of a senior toggle note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of OID on such note for all days during the taxable year that the United States holder owns such note. The daily portions of OID are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of the senior toggle note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a senior toggle note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of the senior toggle note at the beginning of the accrual period by the yield to maturity of such note (appropriately adjusted to reflect the length of that accrual period). The yield to maturity of a senior toggle note is the discount rate that causes the present value of all principal and interest payments on such note (other than payments of qualified stated interest) as of its issue date to equal the issue price of such note. As noted above, issue price for a class of the notes is the first price at which a substantial amount of the notes of such class were sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. For purposes of determining the yield to maturity, a United States holder must assume that we will not exercise the option to pay interest by increasing the principal amount of the senior toggle notes, except in respect of any period in which we have actually elected to pay interest by increasing the principal amount of such notes. The “adjusted issue price” of a senior toggle note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all cash payments made with respect to such note, other than payments of qualified stated interest, in all prior accrual periods. Each payment made in cash on a senior toggle note, other than a payment of qualified stated interest, will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal (which is not includible in income). A United States holder of a senior toggle note generally is not required to include separately in income cash payments received on such note to the extent such payments constitute payments of previously accrued OID.

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        If for any interest payment period we pay the interest entirely in cash on the senior toggle notes, a United States holder will not be required to adjust its OID inclusions. If for any interest payment period we exercise our option to pay interest by increasing the principal amount of the senior toggle notes in whole or in part, a United States holder of a senior toggle note will be required to adjust its OID calculation for future periods by treating such note as if, on the date of such exercise, the note had been retired and then reissued for an amount equal to its adjusted issue price on such date, and to re-calculate the yield to maturity of the reissued note by treating the amount of interest paid by increasing the principal amount of such notes (and of any prior interest paid by increasing the principal amount of such notes) as a payment that will be made on the maturity date of such reissued note. If we exercise, in whole or in part, our final option to pay interest by increasing the principal amount of the exchange senior toggle notes, then subsequent stated interest on the exchange senior toggle notes will likely be treated as qualified stated interest. United States holders are required to include qualified stated interest on the senior toggle notes in income as it is received or accrued, in accordance with such United States holder’s method of accounting for United States federal income tax purposes.

        Under special rules applicable to “applicable high yield debt obligations,” to the extent that the yield to maturity of the senior toggle notes exceeds (i) the “applicable federal rate,” as determined under Section 1274(d) of the Code, in effect for the calendar month in which the notes are issued, plus (ii) six percentage points, the portion of the interest income on the senior toggle notes equal to such excess will be treated, to the extent deemed to have been paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, as a dividend for purposes of the dividends-received deduction allowable to United States corporations. We believe that, given the original yield to maturity of the senior toggle notes, the senior toggle notes are not subject to these rules

       Sale, Retirement or Other Taxable Disposition of the Exchange Notes

        A United States holder’s tax basis in an exchange note will generally be the cost of the exchange note to such United States holder, increased by any amounts includible in income by the holder as OID and reduced by any cash payments, other than payments of qualified stated interest, made on such note. For purposes of the foregoing rules, an exchange note will be treated as a single note with the old note exchanged for such exchange note. A United States holder will generally recognize gain or loss on the sale, retirement or other taxable disposition of an exchange note equal to the difference between the amount realized on the sale, retirement or other taxable disposition (other than amounts attributable to accrued qualified stated interest not yet included in income, which will be treated as interest income) and the United States holder’s tax basis in the exchange note. Such gain or loss will be capital gain or loss. Capital gain of a noncorporate United States holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

       Certain Redemptions and Contingent Payments

        As described above in “Description of Senior Notes—Change of Control,”“Description of Senior Subordinated Notes—Change of Control,” “Description of Senior Notes—Optional Redemption” and “Description of Senior Subordinated Notes—Optional Redemption,” (i) after certain events we may be required to repurchase notes pursuant to a mandatory repurchase offer at a repurchase price set forth therein and (ii) we may, at any time prior to June 1, 2011, with respect to the senior fixed rate notes and the senior toggle notes, and at any time prior to June 1, 2012, with respect to the senior subordinated notes, redeem the notes at the redemption price set forth therein. In addition, as described under “Description of Senior Notes—Certain Covenants—Asset Sales”and “Description of Senior Subordinated Notes—Certain Covenants—Asset Sales,”following certain asset sales we may be required to make an offer to repurchase notes at the prices set forth therein. We have determined, and intend to take the position that, the likelihood that any such redemption or repurchase will occur is “remote” under applicable U.S. Treasury regulations. Our determination that the possibility of these redemptions, repurchases or payments is remote is binding on each United States holder unless such United States holder explicitly discloses that it is taking a different position in the manner described by applicable U.S. Treasury regulations. Our determination, however, is not binding on the Internal Revenue Service. We have also determined that (i) the likelihood that we will redeem up to 35% of the principal amount of the notes with the proceeds of certain equity offerings as described under “Description of Senior Notes—Optional Redemption” and “Description of Senior Subordinated Notes—Optional Redemption” and the likelihood that we may redeem the notes on or after June 1, 2011, with respect to the senior fixed rate notes or the senior toggle notes, or on or after June 1, 2012, with respect to the senior subordinated notes,

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pursuant to our optional redemption rights is, in both cases, more than a remote likelihood and (ii) it is significantly more likely than not that no payments will be made to the holders of notes under these provisions. Because of these determinations, we do not intend to treat the possibilities described above as affecting the amount and timing of income inclusions with respect to the notes (prior to any occurrence of such events) or the character of income recognized on the sale, exchange or redemption of a note. If the Internal Revenue Service were to take a contrary position with respect to any of the determinations described in this paragraph, the notes could be subject to the rules governing contingent payment debt instruments, in which case the amount and timing of income inclusions with respect to the notes and the character of income recognized on the sale, exchange or redemption of a note could differ materially and adversely from that described herein. This discussion assumes that the notes will not be treated as subject to the contingent payment debt instrument rules.

United States Alien Holders

        This subsection describes the material United States federal income tax consequences to a United States alien holder of owning an exchange note received pursuant to the exchange offer. A holder is a United States alien holder if that holder is the beneficial owner of an exchange note and is, for United States federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

        This subsection does not apply to a United States holder.

        Under United States federal income tax law, and subject to the discussion of backup withholding below, if a holder is a United States alien holder of an exchange note, we and other United States paying agents (collectively referred to as “U.S. Payors”) generally will not be required to deduct a 30% United States withholding tax from payments on the exchange notes to the holder if, in the case of payments of interest (including OID):

(1) the holder does not actually or constructively own 10% or more of the total combined voting power of our stock;

(2) the holder is not a controlled foreign corporation that is related to us through stock ownership;

(3) the holder is not treated for United States federal income tax purposes as a bank extending credit under a loan agreement entered into in the ordinary course of its business;

(4) the U.S. Payor does not have actual knowledge or reason to know that the holder is a United States person; and

(5)	(a) the holder has furnished to the U.S. Payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person;

(b) the U.S. Payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

(i) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

(ii) a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

(iii) a U.S. branch of a non-United States bank or of a non-United States insurance company that has agreed to be treated as a United States person for withholding purposes,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the exchange notes

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in accordance with U.S. Treasury regulations (or, in the case of a withholding foreign partnership or a qualified intermediary, in accordance with its agreement with the Internal Revenue Service);

(c) the U.S. Payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business:

(i) certifying to the U.S. Payor, under penalties of perjury, that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from the holder by it or by a similar financial institution between it and the holder; and

(ii) to which is attached a copy of Internal Revenue Service Form W-8BEN or acceptable substitute form; or

(d) the U.S. Payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the exchange notes in accordance with U.S. Treasury regulations.

        Subject to the discussion below regarding effectively connected interest (including OID), a United States alien holder that does not meet the conditions set forth above will be subject to a 30% United States federal withholding tax with respect to payments of interest (including OID), unless the United States alien holder is entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the United States alien holder’s country of residence. To claim such a reduction or exemption, a United States alien holder must generally complete an Internal Revenue Service Form W-8BEN and claim this exemption on the form. In some cases, a United States alien holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

       Interest and OID Treated as Effectively Connected

        Notwithstanding the foregoing discussion and subject to the discussion below regarding backup withholding, interest (including OID) on a United States alien holder’s exchange notes will not be subject to United States federal withholding tax, but will be includible in the income of the United States alien holder for regular United States federal income tax purposes (and, in the case of a United States alien holder that is a foreign corporation, for purposes of the 30% United States branch profits tax) if:

•	the United States alien holder is engaged in the conduct of a trade or business in the United States;
•	interest and OID income on the United States alien holder’s exchange notes is effectively connected to the conduct of its trade or business in the United States (and, if a “permanent establishment” clause in a tax treaty applies, is attributable to a permanent establishment in the United States); and
•	the United States alien holder has certified to the paying agent on an Internal Revenue Service Form W-8ECI that it is exempt from withholding tax because the interest and OID income on its exchange notes will be effectively connected with the conduct of its trade or business in the United States (failure to so certify, however, will not prevent the interest from being includible in the income of the United States alien holder).

       Sale or Other Disposition of the Exchange Notes

        A United States alien holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, retirement or other taxable disposition of an exchange note unless such gain is effectively connected with a United States trade or business of such United States alien holder, and, in the case of a qualified resident of a country having an applicable income tax treaty with the United States, such gain is attributable to a U.S. permanent establishment of such United States alien holder. However, an individual United States alien holder who is present in the United States for 183 days or more in the taxable year of the disposition of an exchange note and satisfies certain other conditions will be subject to United States federal income tax on any gain recognized.

Federal Estate Taxes

        Furthermore, an exchange note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

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•	the decedent did not actually or constructively own 10% or more of the total combined voting power of our stock at the time of death; and
•	the income on the exchange note would not have been effectively connected with a United States trade or business of the decedent at the time of death.

Backup Withholding and Information Reporting

        In general, in the case of a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, premium, if any, and interest (including OID) on the exchange notes. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of the exchange notes before maturity within the United States. Additionally, backup withholding may apply to any payments if the holder fails to provide an accurate taxpayer identification number, or the holder is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns.

        In general, in the case of a United States alien holder, payments of principal, premium, if any, and interest (including OID) made by us and other payors to the holder will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or the holder otherwise establishes an exemption. However, we and other payors are required to report payments of interest (including OID) on the notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of exchange notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

•	Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is not a United States person; or
•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

the holder otherwise establishes an exemption.

        If a holder fails to establish an exemption and the broker does not possess adequate documentation of the holder’s status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by the holder unless the broker has actual knowledge or reason to know that the holder is a United States person.

        In general, payment of the proceeds from the sale of exchange notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the holder in the United States;
•	the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address; or
•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of exchange notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

        In addition, payment of the proceeds from the sale of exchange notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;
•	a controlled foreign corporation for United States tax purposes;

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•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or
•	a foreign partnership, if at any time during its tax year;
•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or
•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of exchange notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

        Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that the holder is a United States person.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s United States federal income tax liability, provided the required information is properly furnished to the Internal Revenue Service.

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PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ,                           2008 all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;
•	in negotiated transactions;
•	through the writing of options on the new notes; or
•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those exchange notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the Commission’s position contained in Exxon Capital Holdings Corp., Commission no-action letter (April 13, 1988), Morgan, Stanley and Co. Inc., Commission no-action letter (June 5, 1991) and Shearman & Sterling, Commission no-action letter (July 2, 1993); and
•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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CERTAIN ERISA MATTERS

        The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of the U.S. Department of Labor plan asset regulations as modified by Section 3(42) of ERISA) of any such plan, account or arrangement (each a “Plan”).

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan or who renders investment advice for a fee or other compensation to such an ERISA Plan is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes (and the exchange notes) of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code or any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (or the exchange notes) by an ERISA Plan with respect to which the issuer, the initial purchasers or the guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code set forth a statutory prohibited transaction exemption for service providers who are not fiduciaries with respect to the assets involved in the transaction that may apply to the acquisition and holding of the notes. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Even if the conditions specified in such PTCEs are satisfied, the scope of relief may not necessarily cover all acts that might be construed as prohibited transactions. Fiduciaries and other persons considering an investment in the notes in reliance of any of these statutory exemptions, PTCEs or any other prohibited transaction exemption should carefully review such exemption to assure it is applicable.

        Because of the foregoing, the notes (and exchange notes) should not be purchased or held by any person investing “plan assets” (within the meaning of the U.S. Department of Labor plan asset regulations as modified by Section 3(42) of ERISA) of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

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Representation

        Accordingly, by acceptance of a note (or an exchange note), each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (or the exchange notes) constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes (or the exchange notes).

        The foregoing discussion is based on the provisions of ERISA and the Code as of the date hereof. This discussion does not purport to be complete and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or pronouncements will not significantly modify the requirements summarized herein.

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LEGAL MATTERS

        Certain legal matters as to the validity and enforceability of the issuance of the exchange notes and certain legal matters in connection with this exchange offer will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York, in reliance upon local counsel where necessary. Hutchinson Black and Cook, LLP, Boulder, Colorado has passed upon certain matters governed by laws of the State of Colorado.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of Claire’s Stores, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006 and for each of the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005, included in this prospectus, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report appearing herein. The audit report covering the February 3, 2007 consolidated financial statements states that effective January 29, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share Based Payment.

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INDEX TO FINANCIAL STATEMENTS
OF CLAIRE’S STORES, INC. AND SUBSIDIARIES

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of February 3, 2007 and January 28, 2006	F-2

Consolidated Statements of Operations and Comprehensive Income for
the fiscal years ended February 3, 2007, January 28, 2006,
and January 29, 2005	F-3

Consolidated Statements of Changes in Stockholders’ Equity for the
fiscal years ended February 3, 2007, January 28, 2006,
and January 29, 2005	F-4

Consolidated Statements of Cash Flows for the fiscal years ended
February 3, 2007, January 28, 2006, and January 29, 2005	F-5

Notes to the Consolidated Financial Statements	F-6

Interim Unaudited Consolidated Financial Statements

Unaudited Condensed Consolidated Balance Sheets at November 3, 2007
(Successor) and February 3, 2007 (Predecessor)	F-35

Unaudited Condensed Consolidated Statements of Operations and
Comprehensive Income (Loss) for the three months ended
November 3, 2007 (Successor Entity), the period from May 29, 2007 through November 3, 2007 (Successor Entity), the period from
February 4, 2007 through May 28, 2007 (Predecessor Entity)
and the three and nine months ended October 28, 2006 (Predecessor Entity)	F-36

Unaudited Condensed Consolidated Statements of Cash Flows for the
period from May 29, 2007 through November 3, 2007 (Successor Entity), the period from February 4, 2007 through May 28, 2007 (Predecessor Entity)
and the nine months ended October 28, 2006 (Predecessor Entity)	F-37

Notes to the Interim Unaudited Condensed Consolidated Financial Statements	F-38

F-i

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Claire’s Stores, Inc.:

We have audited the accompanying consolidated balance sheets of Claire’s Stores, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Claire’s Stores, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006 and the results of their operations and their cash flows for each of the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in notes 1 and 6 to the consolidated financial statements, effective January 29, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share Based Payment.

/s/ KPMG LLP
April 19, 2007, except as to notes 12 and 13, which are as of December 14, 2007
Tampa, Florida
Certified Public Accountants

F-1

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Feb. 3, 2007	Jan. 28, 2006
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$ 340,877	$ 431,122
Inventories	121,119	113,405
Prepaid expenses	35,565	17,738
Other current assets	41,081	35,742

Total current assets	538,642	598,007

Property and equipment:
Land and buildings	17,350	18,151
Furniture, fixtures and equipment	283,556	252,346
Leasehold improvements	288,499	238,817

	589,405	509,314
Less accumulated depreciation and amortization	(324,080)	(286,595)

	265,325	222,719

Intangible assets, net	51,582	45,427
Other assets	34,775	25,910
Goodwill	200,942	198,638

	287,299	269,975

Total assets	$ 1,091,266	$ 1,090,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$ 56,323	$ 50,242
Income taxes payable	35,102	36,708
Accrued expenses and other liabilities	104,026	92,495

Total current liabilities	195,451	179,445

Deferred tax liability	19,424	20,979
Deferred rent expense	26,125	21,959
Other liabilities	2,604	—

	48,153	42,938

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock par value $1.00 per share; authorized
1,000,000 shares, issued and outstanding 0 shares	—	—
Class A common stock par value $0.05 per share;
authorized 40,000,000 shares, issued and outstanding
4,869,041 shares and 4,895,746 shares, respectively	243	245
Common stock par value $0.05 per share; authorized
300,000,000 shares, issued and outstanding
88,202,733 shares and 94,580,977 shares, respectively	4,410	4,729
Additional paid-in capital	75,486	60,631
Accumulated other comprehensive income, net of tax	33,956	21,036
Retained earnings	733,567	781,677

	847,662	868,318

Total liabilities and stockholders’ equity	$ 1,091,266	$ 1,090,701

See accompanying notes to consolidated financial statements.

F-2

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Fiscal Year Ended
	Feb. 3, 2007	Jan. 28, 2006	Jan. 29, 2005
	(In thousands, except per share amounts)

Net sales	$ 1,480,987	$ 1,369,752	$ 1,279,407
Cost of sales, occupancy and buying expenses	691,646	625,866	587,687

Gross profit	789,341	743,886	691,720

Other expenses (income):
Selling, general and administrative	481,979	449,430	430,868
Depreciation and amortization	56,771	48,900	44,882
Other income	(3,484)	(4,622)	(2,335)

	535,266	493,708	473,415

Operating income	254,075	250,178	218,305
Interest expense (income), net	(14,575)	(9,493)	(3,331)

Income from continuing operations before income taxes	268,650	259,671	221,636
Income taxes	79,888	87,328	75,377

Income from continuing operations	188,762	172,343	146,259

Discontinued operation (Note 4):
Loss on disposal of Lux Corp., net of income taxes of $0,
$0 and $1,865, respectively	—	—	(3,135)

Net loss from discontinued operations	—	—	(3,135)

Net income	188,762	172,343	143,124

Foreign currency translation adjustments	12,920	(7,005)	7,932

Comprehensive income	$ 201,682	$ 165,338	$ 151,056

Net income per share:
Basic:
Income from continuing operations	$ 1.97	$ 1.74	$ 1.48
Loss from discontinued operations	—	—	(0.03)

Net income per share	$ 1.97	$ 1.74	$ 1.45

Diluted:
Income from continuing operations	$ 1.96	$ 1.73	$ 1.47
Loss from discontinued operations	—	—	(0.03)

Net income per share	$ 1.96	$ 1.73	$ 1.44

Basic weighted average number of common shares outstanding	95,959	99,106	98,937

Diluted weighted average number of common shares outstanding	96,231	99,522	99,310

Dividends declared per share:
Common stock	$ 0.40	$ 0.65	$ 0.30

Class A common stock	$ 0.20	$ 0.325	$ 0.15

See accompanying notes to consolidated financial statements.

F-3

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except per share amounts)

	Number of shares of Class A common stock	Class A common stock	Number of shares of common stock	Common stock	Additional paid-in capital	Accumulated other comprehensive income, net	Retained earnings	Total
Balance: January 31, 2004	5,222	$ 261	93,693	$ 4,685	$ 49,392	$ 20,109	$ 558,003	$ 632,450
Net income	—	—	—	—	—	—	143,124	143,124
Class A common stock converted
to Common stock	(97)	(5)	97	5	—	—	—	—
Stock options exercised,
including tax benefit	—	—	68	3	1,085	—	—	1,088
Cash dividends ($0.30 per
Common share and $0.15 per
Class A common share)	—	—	—	—	—	—	(28,907)	(28,907)
Foreign currency translation
adjustment	—	—	—	—	—	7,932	—	7,932

Balance: January 29, 2005	5,125	256	93,858	4,693	50,477	28,041	672,220	755,687
Net income	—	—	—	—	—	—	172,343	172,343
Class A common stock converted
to common stock	(229)	(11)	229	11	—	—	—	—
Cash dividends ($0.65 per
common share and $0.325
per Class A common share)	—	—	—	—	—	—	(62,886)	(62,886)
Stock options exercised,
including tax benefit	—	—	323	17	5,727	—	—	5,744
Acceleration of stock options	—	—	—	—	314	—	—	314
Restricted stock, net of
unearned compensation	—	—	171	8	1,122	—	—	1,130
Long-term incentive plan	—	—	—	—	2,991	—	—	2,991
Foreign currency translation
adjustment	—	—	—	—	—	(7,005)	—	(7,005)

Balance: January 28, 2006	4,896	245	94,581	4,729	60,631	21,036	781,677	868,318
Net income	—	—	—	—	—	—	188,762	188,762
Class A common stock converted
to common stock	(27)	(2)	27	2	—	—	—	—
Cash dividends ($0.40 per
common share and $0.20
per Class A common share)	—	—	—	—	—	—	(37,553)	(37,553)
Stock options exercised,
including tax benefit	—	—	619	31	12,618	—	—	12,649
Stock repurchased	—	—	(7,097)	(356)	—	—	(199,319)	(199,675)
Restricted stock, net of
unearned compensation	—	—	19	1	1,287	—	—	1,288
Long-term incentive plan	—	—	54	3	950	—	—	953
Foreign currency translation
adjustment	—	—	—	—	—	12,920	—	12,920

Balance: February 3, 2007	4,869	$ 243	88,203	$ 4,410	$ 75,486	$ 33,956	$ 733,567	$ 847,662

See accompanying notes to consolidated financial statements.

F-4

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	Feb. 3, 2007	Jan. 28, 2006	Jan. 29, 2005
	(In thousands)
Cash flows from operating activities:
Net income	$ 188,762	$ 172,343	$ 143,124
Adjustments to reconcile net income to net cash
provided by operating activities:
Loss on disposal of discontinued operations, net of tax benefit	—	—	3,135
Depreciation and amortization	56,771	48,900	44,882
Amortization of intangible assets	1,489	1,232	1,129
Loss on retirement of property and equipment	2,361	3,460	3,253
(Gain) loss on sale of intangible assets	5	—	(170)
Excess tax benefit from stock-based compensation	(3,648)	857	323
Stock compensation expense	7,080	4,121	—
Acceleration of stock options	—	314	—
(Increase) decrease in -
Inventories	(5,105)	(4,995)	(15,959)
Prepaid expenses	(16,441)	8,637	(534)
Other assets	(10,725)	(6,143)	(6,495)
Increase (decrease) in -
Trade accounts payable	3,444	9,747	3,585
Income taxes payable	2,184	5,776	3,657
Accrued expenses and other liabilities	6,853	(309)	11,629
Deferred income taxes	(4,558)	(4,458)	4,502
Deferred rent expense	3,778	2,876	1,030

Net cash provided by operating activities	232,250	242,358	197,091

Cash flows from investing activities:
Acquisition of property and equipment	(95,192)	(73,444)	(63,634)
Proceeds from sale of land and buildings	881	—	—
Acquisition of intangible assets	(4,945)	(8,555)	(5,189)
Purchase of short-term investments	—	(82,334)	(246,234)
Sale of short-term investments	—	216,947	111,621

Net cash provided by (used in) investing activities	(99,256)	52,614	(203,436)

Cash flows from financing activities:
Proceeds from stock options exercised	8,996	4,886	766
Purchase and retirement of common stock	(199,675)	—	—
Excess tax benefit from stock-based compensation	3,648	—	—
Dividends paid	(37,553)	(62,886)	(28,907)

Net cash used in financing activities	(224,584)	(58,000)	(28,141)

Effect of foreign currency exchange rate changes on cash
and cash equivalents	1,345	3,144	862

Net increase (decrease) in cash and cash equivalents	(90,245)	240,116	(33,624)

Cash and cash equivalents at beginning of period	431,122	191,006	224,630

Cash and cash equivalents at end of period	$ 340,877	$ 431,122	$ 191,006

See accompanying notes to consolidated financial statements.

F-5

CLAIRE’S STORES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - Claire’s Stores, Inc., a Florida corporation, and subsidiaries (collectively the “Company”), is a leading retailer of value-priced fashion accessories targeted towards pre-teens, teenagers, and young adults. The Company operates stores throughout the United States, Puerto Rico, Canada, the Virgin Islands, the United Kingdom, Switzerland, Austria, Germany, (the latter three collectively referred to as “S.A.G.”), France, Ireland, Spain, Portugal, Netherlands, Belgium, and Japan. The stores in Japan are operated through a 50:50 joint venture.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company’s 50% ownership interest in its Japanese joint venture (Claire’s Nippon) is accounted for under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation. All references in the Company’s financial statements to number of shares, per share amounts, and stock option data of the Company’s common stock have been restated to give effect to the 2-for-1 stock split of the Company’s common stock and Class A common stock in the form of a 100% stock dividend in December 2003.

Reclassifications - The consolidated financial statements include certain reclassifications of prior period amounts in order to conform to current year presentation.

Use of Estimates - The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include valuation of inventories, valuation of goodwill and intangible assets, provisions for income taxes, stock-based compensation, and contingencies and litigation. Actual results could differ from these estimates.

Fiscal Year - The Company’s fiscal year ends on the Saturday closest to January 31. Fiscal year 2007 consisted of 53 weeks and ended on February 3, 2007. Fiscal year 2006 consisted of 52 weeks and ended on January 28, 2006. Fiscal year 2005 consisted of 52 weeks and ended on January 29, 2005.

Cash and Cash Equivalents - The Company considers all highly liquid debt instruments purchased with an original maturity of 90 days or less to be cash equivalents.

        Approximately $14.7 million, $9.6 million, and $3.5 million of interest income for the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005, respectively, is included in interest expense (income), net.

Short-term Investments - All short-term investments previously held by the Company were classified as available-for-sale and carried at par plus accrued interest, which approximated fair value. There were no short-term investments held at February 3, 2007 or January 28, 2006. The cost of securities sold is based on the specific identification method.

        The Company viewed its portfolio of auction rate securities with maturity beyond 90 days to be available for use in current operations and had accordingly classified such marketable investments as short-term investments, even though the stated maturity dates may be one year or more beyond the current balance sheet date.

Inventories - Merchandise inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out basis using the retail method in North America, Spain, Portugal, and S.A.G., while the United Kingdom, Belgium, Netherlands, Ireland, and France use average cost. Approximately 19% and 18% of the Company’s inventory was maintained using the average cost method at February 3, 2007 and January 28, 2006, respectively.

F-6

Prepaid Expenses – Prepaid expenses include the following components as of the period indicated (dollars in thousands):

	Feb. 3, 2007	Jan. 28, 2006
Prepaid rent and occupancy	$30,078	$13,510
Prepaid insurance	3,134	2,714
Other	2,353	1,514

	$35,565	$17,738

Other Current Assets - Other current assets include the following components as of the period indicated (dollars in thousands):

	Feb. 3, 2007	Jan. 28, 2006
Deferred tax asset	$15,059	$13,071
Credit card and other receivables	10,369	10,325
Trust assets relating to our deferred compensation plan	9,317	7,066
Store supplies	6,166	5,110
Other	170	170

	$41,081	$35,742

Property and Equipment - Property and equipment are recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the buildings and the furniture, fixtures, and equipment, which range from three to twenty-five years. Amortization of leasehold improvements is computed on the straight-line method based upon the shorter of the estimated useful lives of the assets or the terms of the respective leases. Maintenance and repair costs are charged to earnings while expenditures for major improvements are capitalized. Upon the disposition of property and equipment, the accumulated depreciation is deducted from the original cost and any gain or loss is reflected in current earnings.

Impairment of Long-Lived Assets - The Company reviews its long-lived assets for impairment under the provisions of Financial Accounting Standards Board, (“FASB”) Statement No. 144, whenever events or changes in circumstances indicate that the net book value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the net book value of an asset to the future net undiscounted cash flows expected to be generated by the asset. An impairment loss would be recorded for the excess of the net book value over the fair value of the asset impaired. The fair value is estimated based on expected discounted future cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell and are no longer depreciated. The Company recorded no material impairment charges during the years ended, February 3, 2007, January 28, 2006, or January 29, 2005.

Goodwill - Effective February 3, 2002, the Company adopted Statement of Financial Accounting Standards 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” In accordance with SFAS 142, the Company ceased amortizing its goodwill effective February 3, 2002. The Company had $200.9 million and $198.6 million of unamortized goodwill at February 3, 2007 and January 28, 2006, respectively. The Company had $18.2 million and $18.1 million of accumulated goodwill amortization at February 3, 2007 and January 28, 2006, respectively.

        SFAS 142 requires the Company to perform a goodwill and intangible assets impairment test on an annual basis. Any impairment charges resulting from the application of this test are immediately recorded as a charge to earnings in the Company’s statement of operations. The Company performed these impairment tests as of the first day of the fourth quarter of Fiscal 2007, Fiscal 2006, and Fiscal 2005 and determined that no impairment exists.

F-7

Other Assets - Other assets primarily include deposits, the non-current portion of prepaid lease payments on leasehold improvements and equipment financed under non-cancelable operating leases, and initial direct costs of leases. The prepaid lease payments are amortized on a straight-line basis over the respective lease terms, typically ranging from four to seven years. Also included is the Company’s investment in Claire’s Nippon in the amount of $6.0 million and $5.1 million at February 3, 2007 and January 28, 2006, respectively. The net book value of initial direct costs of leases included in other assets approximated $12.3 million and $10.7 million at February 3, 2007 and January 28, 2006, respectively.

        Included in other income is the Company’s share of Claire’s Nippon’s net income approximating $0.9 million, $2.3 million, and $1.7 million for Fiscal 2007, 2006, and 2005, respectively.

Intangible Assets – Prior to Fiscal 2007, the Company concluded that certain intangible assets, comprised primarily of lease rights, qualify as indefinite-life intangible assets under SFAS 142. Fair market value of the lease rights was determined through the use of third-party valuations. In addition, prior to Fiscal 2007, the Company made investments through its International subsidiaries in intangible assets upon the opening and acquisition of many of our store locations in Europe. These other intangible assets which are subject to amortization are amortized on a straight-line basis over the useful lives of the respective leases, not to exceed 25 years. The Company evaluates the market value of its intangible assets periodically and records an impairment charge when the Company believes the carrying amount of the asset is not recoverable. No significant impairment charges were recorded during Fiscal 2007, Fiscal 2006, and Fiscal 2005. The following tables summarize information regarding intangible assets at the respective periods (dollars in thousands):

	Feb. 3, 2007		Jan. 28, 2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangibles	$57,659	$ 7,176	$51,037	$6,696
Non-amortizable intangibles	1,099	—	1,086	—

	$58,758	$ 7,176	$52,123	$6,696

        During Fiscal 2007, the Company determined that our lease rights in France, which were previously accounted for as indefinite-life intangible assets, would be more appropriately accounted for as either intangible assets with finite lives or as initial direct costs of the related lease. Accordingly, intangible assets with finite lives and initial direct costs of the lease are now amortized to their estimated residual value on a straight-line basis over the term of the lease. The impact of the Company’s decision to change its accounting for lease rights in France did not have a material impact on our financial position, results of operations or cash flows.

Intangible Asset Acquisitions	Non-Amortizable	Amortizable	Weighted Average Amortization Period for Amortizable Intangible Asset Acquisitions
Fiscal Year Ended

February 3, 2007	$—	$4,945	12.2

January 28, 2006	$—	$8,555	8.9

January 29, 2005	$—	$5,189	9.6

F-8

        Amortization expense on these intangible assets and initial direct costs is expected to be approximately $1.9 million for each of the next five years. Expected amortization expense for the Company’s foreign entities has been translated to U.S. Dollars at March 30, 2007 exchange rates. The weighted average amortization period of amortizable intangible assets as of February 3, 2007 approximated 11.4 years.

Accrued Expenses and Other Liabilities – Accrued expenses and other liabilities include the following components as of the period indicated (dollars in thousands):

	Feb. 3, 2007	Jan. 28, 2006
Compensation and benefits	$ 50,672	$46,152
Sales and local taxes	13,002	13,445
Gift cards and certificates	15,411	12,645
Store rent	6,161	5,410
Other	18,780	14,843

	$104,026	$92,495

Revenue Recognition - The Company recognizes sales as the customer takes possession of the merchandise. The estimated liability for sales returns is based on the historical return levels, which is included in accrued expenses and other liabilities.

Cost of Sales - Included within the Company’s Consolidated Statement of Operations line item “Cost of sales, occupancy and buying expenses” is the cost of merchandise sold to our customers, inbound and outbound freight charges, purchasing costs, and inspection costs. Also included in this line item are the occupancy costs of the Company’s stores and the Company’s internal costs of facilitating the merchandise procurement process, both of which are treated as period costs. All merchandise purchased by the Company is shipped to one of its four distribution centers. As a result, the Company has no internal transfer costs. The cost of the Company’s distribution centers are included within the financial statement line item “Selling, general and administrative”expenses, and not in “Cost of sales, occupancy and buying expenses.” These distribution center costs were approximately $11.3 million, $10.9 million, and $10.7 million in Fiscal 2007, Fiscal 2006, and Fiscal 2005, respectively.

Gift Cards and Gift Certificates – Upon purchase of a gift card or gift certificate, a liability is established for the cash value. The liability is included in accrued expenses and other liabilities. Revenue from gift card and gift certificate sales is recognized at the time of redemption. Dormancy fees are charged against the gift card balance if the card remains inactive for a period of two years. Dormancy fees are included in other income and approximated $0.7 million, $1.2 million, and $0 for Fiscal 2007, Fiscal 2006, and Fiscal 2005, respectively.

Leasing - The Company recognizes rent expense for operating leases with periods of free rent (including construction periods), step rent provisions, and escalation clauses on a straight-line basis over the applicable lease term. The Company considers lease renewals in the useful life of its leasehold improvements when such renewals are reasonably assured. The Company takes these provisions into account when calculating minimum aggregate rental commitments under non-cancelable operating leases set forth in Note 4 below. From time to time, the Company may receive capital improvement funding from its lessors. These amounts are recorded as deferred rent expense and amortized over the remaining lease term as a reduction of rent expense.

Basic and Diluted Shares – Basic net income per share is based on the weighted average number of shares of Class A common stock and common stock outstanding during the period. Diluted net income per share includes the dilutive effect of stock options, time-vested stock, and shares earned under the Company’s long-term incentive stock plan plus the number of shares included in basic net income per share.

F-9

        The information required to compute basic and diluted earnings per share is as follows (in thousands, except per share data):

	Fiscal Year Ended
	Feb. 3, 2007	Jan. 28, 2006	Jan. 29, 2005
Numerator:
Income from continuing operations	$188,762	$172,343	$146,259
Denominator:
Weighted average number of shares outstanding
Basic	95,959	99,106	98,937
Effect of dilutive stock options	212	370	373
Effect of dilutive time-vested and long-term
incentive stock awards	60	46	—

Diluted	96,231	99,522	99,310

Income from continuing operations per share:
Basic	$ 1.97	$ 1.74	$ 1.48
Diluted	$ 1.96	$ 1.73	$ 1.47

        All options and other stock awards outstanding during the fiscal years ended February 3, 2007 and January 28, 2006 were included in the calculation of diluted shares. All options outstanding during the fiscal year ended January 29, 2005 were included in the calculation of diluted shares.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS 109 which generally requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency Translation - The financial statements of the Company’s foreign operations are translated into U.S. Dollars. Assets and liabilities are translated at fiscal year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. Equity accounts are translated at historical exchange rates. Resulting translation adjustments are accumulated as a component of other comprehensive income. Foreign currency gains and losses resulting from transactions denominated in foreign currencies, including intercompany transactions, except for intercompany loans of a long-term investment nature, are included in results of operations.

Fair Value of Financial Instruments - The Company’s financial instruments consist primarily of current assets and current liabilities. Current assets and liabilities approximate fair market value.

Derivative Instruments and Hedging Activities - The Company accounts for derivatives and hedging activities in accordance with SFAS 133, “Accounting for Derivative Instruments and Certain Hedging Activities,” as amended, (“SFAS No. 133”) which requires that all derivative instruments be recorded on the balance sheet at their respective fair values.

The Company is exposed to market risk from foreign exchange rates. The Company continues to evaluate these risks and takes measures to mitigate these risks, including, among other measures, entering into derivative financial instruments to hedge risk exposures to currency rates. The Company enters into foreign currency options to minimize and manage the currency related to its import merchandise purchase program. The counter-party to these contracts is a highly rated financial institution.

F-10

Foreign currency options maintained at February 3, 2007 and January 28, 2006 were not designated as hedging instruments under SFAS No. 133.

Stock-Based Compensation - The Company issues stock options and other stock-based awards to executive management, key employees, and directors under its stock-based compensation plans.

        Prior to Fiscal 2007, the Company accounted for stock-based compensation under the provisions of APB No. 25, “Accounting for Stock Issued to Employees.” Stock awards which qualified as fixed grants under APB No. 25, such as time-vested stock awards, were accounted for at fair value at date of grant. The compensation expense was recorded over the related vesting period.

        Other stock awards, such as long-term incentive plan awards, were accounted for at fair value at the date it became probable that performance targets required to receive the award will be achieved. The compensation expense was recorded over the related vesting period.

        Stock options were accounted for under the intrinsic value method of APB No. 25. Modifications to option awards were accounted for under the provisions of FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation.”

        The Company has historically reported pro forma results under the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (dollars in thousands, except per share data):

Fiscal Year Ended
	Jan. 28, 2006	Jan. 29, 2005
Net income – as reported	$ 172,343	$ 143,124
Stock-based employee compensation
expense determined under the fair
value based methods, net of income tax	(6,734)	(1,944)
Stock-based employee compensation
expense included in reported
net income, net of income tax	2,945	—

Net income – pro forma	$ 168,554	$ 141,180

Basic net income per share – as reported	$ 1.74	$ 1.45
Basic net income per share – pro forma	$ 1.70	$ 1.43
Diluted net income per share – as reported	$ 1.73	$ 1.44
Diluted net income per share – pro forma	$ 1.69	$ 1.42

        The Company adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”) on January 29, 2006.

        Under SFAS No. 123R, time-vested stock awards are accounted for at fair value at date of grant. The compensation expense is recorded over the requisite service period.

        Other stock awards, such as long-term incentive plan awards, which qualify as equity plans under SFAS No. 123R, are accounted for based on fair value at date of grant. The compensation expense is based on the number of shares expected to be issued when it becomes probable that performance targets required to receive the award will be achieved. The expense is recorded over the requisite service period.

        Other long-term incentive plans accounted for as liabilities under SFAS No. 123R are recorded at fair value at each reporting date until settlement. The compensation expense is based on the number of performance units expected to be issued when it becomes probable that performance targets required to receive the award will be achieved. The expense is recorded over the requisite service period.

F-11

Recent Accounting Pronouncements – In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective with the Company’s fiscal year beginning February 4, 2007. The Company does not expect the adoption of FIN 48 to have a significant impact on its financial position or results of operations.

        In June 2006, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation)”, which allows companies to adopt a policy of presenting taxes in the income statement on either a gross or net basis. Taxes within the scope of this EITF would include taxes that are imposed on a revenue transaction between a seller and a customer. If such taxes are significant, the accounting policy should be disclosed as well as the amount of taxes included in the financial statements if presented on a gross basis. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. EITF 06-3 will not impact the method for recording and reporting these sales or value added taxes in the consolidated financial statements as the Company does not record such taxes on a gross basis.

        In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This Statement does not require any new fair value measurement and applies to financial statements issued for fiscal years beginning after November 15, 2007 with early application encouraged. The Company is required to implement this Statement on February 3, 2008. The Company does not expect this Statement will have a material impact on its financial position, results of operations or cash flows.

        The FASB recently ratified EITF 06-5, “Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4” (“EITF 06-5”). EITF 06-5 requires that a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. EITF 06-5 is effective for fiscal years beginning after December 15, 2006 and it requires that recognition of the effects of adoption should be either by (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. The adoption of EITF 06-5 did not have a material impact on the Company’s financial position, results of operations or cash flows.

        In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the first fiscal year ending after November 15, 2006 and did not have a material impact on the Company’s consolidated financial statements.

        As previously discussed, on January 29, 2006 the Company adopted SFAS No. 123R relating to stock-based compensation. See Note 6.

        In March 2007, the FASB ratified EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for nonvested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The Company does not expect EITF 06-11 will have a material impact on its financial position, results of operations or cash flows.

F-12

2.	STATEMENTS OF CASH FLOWS

        Payments of income taxes were $83.4 million in Fiscal 2007, $79.1 million in Fiscal 2006, and $67.9 million in Fiscal 2005. Payments of interest were $0.1 million in Fiscal 2007, $0.1 million in Fiscal 2006, and $0.2 million in Fiscal 2005.

        During Fiscal 2007, Fiscal 2006, and Fiscal 2005, property and equipment with an original cost of $28.5 million, $25.5 million, and $32.4 million, respectively, was retired. The loss on retirement approximated $3.1 million, $3.5 million, and $3.3 million for Fiscal 2007, Fiscal 2006, and Fiscal 2005, respectively.

3.	CREDIT FACILITIES

        The Company entered into a credit facility in March 2004. This credit facility is a revolving line of credit of up to $60.0 million and is secured by inventory in the United States and expires on March 31, 2009. The borrowings under this facility are limited based on certain calculations of availability, primarily on the amount of inventory and cash on hand in the United States. At February 3, 2007, the entire amount of $60.0 million was available for borrowing by the Company, subject to reduction for $4.3 million of outstanding letters of credit. The credit facility is cancelable by the Company without penalty and borrowings would bear interest at a margin of 75 basis points over the London Interbank Borrowing Rate (LIBOR) at February 3, 2007. The credit facility also contains other restrictive covenants which limit, among other things, our ability to make dividend distributions if we are in default or if our excess liquidity is less than $20.0 million during certain periods. Excess liquidity is specifically defined in our debt agreement as the sum of our available credit lines and certain cash and cash equivalent balances.

        The Company’s non-U.S. subsidiaries have bank credit facilities totaling approximately $3.0 million. The facilities are used for working capital requirements, letters of credit and various guarantees. These credit facilities have been arranged in accordance with customary lending practices in their respective countries of operation. At February 3, 2007, there were no borrowings on these credit facilities.

4.	COMMITMENTS AND CONTINGENCIES

Leasing - The Company leases its retail stores, certain offices and warehouse space, and certain equipment under operating leases which expire at various dates through the year 2031 with options to renew certain of such leases for additional periods. The lease agreements covering retail store space provide for minimum rentals and/or rentals based on a percentage of net sales. Rental expense for each of the three fiscal years is set forth below (in thousands):

	Fiscal 2007	Fiscal 2006	Fiscal 2005
Minimum store rentals	$178,591	$162,066	$154,994
Store rentals based on net sales	4,421	4,734	4,700
Other rental expense	12,051	14,141	17,796

Total rental expense from continuing operations	$195,063	$180,941	$177,490

        Fiscal 2005 includes $1.5 million of rent expense recorded to account for the cumulative adjustment to record rent expense incurred during the construction period prior to lease commencement.

F-13

        Minimum aggregate rental commitments under non-cancelable operating leases are summarized by fiscal year ending as follows (in thousands):

2008	$ 184,006
2009	168,402
2010	153,464
2011	138,245
2012	122,209
Thereafter	400,016

$1,166,342

        Rental commitments for the Company’s foreign entities in the table above have been translated to U.S. Dollars at March 30, 2007 exchange rates.

        Certain leases provide for payment of real estate taxes, insurance, and other operating expenses of the properties. In other leases, some of these costs are included in the basic contractual rental payments. In addition, certain leases contain escalation clauses resulting from the pass-through of increases in operating costs, property taxes, and the effect on costs from changes in price indexes.

SFAS 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, was adopted by the Company on February 2, 2003. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The retirement obligation relates to costs associated with the retirement of leasehold improvements under store and warehouse leases, within the International division. The Company had retirement obligations of $2.3 million and $1.8 million recorded at February 3, 2007 and January 28, 2006, respectively.

Foreign Currency Options - From time to time, the Company has entered into short-term foreign currency options to hedge exposure to currency fluctuations between the British Pound and the U.S. Dollar. Foreign currency options maintained at February 3, 2007 and January 28, 2006 were not designated as hedging instruments under SFAS No. 133.

The counterparty to the Company’s foreign currency options is a major financial institution. The credit ratings and concentration of risk of the financial institution are monitored on a continuing basis. In the unlikely event that the counterparty fails to meet the terms of a foreign currency contract, the Company’s exposure is limited to the foreign currency rate difference and amounts paid for foreign currency options.

Legal - The Company is, from time to time, involved in litigation incidental to the conduct of its business, including personal injury litigation, litigation regarding merchandise sold, including product and safety concerns regarding metal content in merchandise, litigation with respect to various employment matters, including litigation with present and former employees, and litigation to protect trademark rights. In May 2002, the Company sold the stock of Lux Corporation d/b/a Mr. Rags, and discontinued the operations of its apparel segment. In January 2003, Lux Corporation filed for bankruptcy, and on November 7, 2003, the Official Committee of Unsecured Creditors of Lux Corporation, filed a complaint against the Company in the United States Bankruptcy Court for the Central District of California. This litigation was settled for $5 million ($3.1 million net of income taxes). The settlement represents return of proceeds the Company received as a result of the sale, and was recorded during Fiscal Year 2005 within the financial statement line item “Net loss from discontinued operations.”

The Company believes that current pending litigation will not have a material adverse effect on its consolidated financial position, earnings or cash flows.

F-14

Other - Approximately 66% of the merchandise purchased by the Company was manufactured in China. Any event causing a sudden disruption of imports from China, or other foreign countries, could have a material adverse effect on the Company’s operations.

In November 2003, the Company’s Board of Directors authorized a retirement compensation package for the Company’s founder and former Chairman of the Board. Management estimated that the retirement package would cost the Company approximately $8.7 million, which was recorded in the Company’s Statement of Operations within expenses titled “Selling, general and administrative.” At February 3, 2007, the Company’s estimated remaining liability relating to this package was approximately $3.1 million.

5.	STOCKHOLDERS’ EQUITY

Stock Split - On November 4, 2003, the Company’s Board of Directors announced a 2-for-1 stock split of its Common stock and Class A common stock in the form of a 100% stock dividend distribution. On December 19, 2003, 46,471,815 shares of Common stock and 2,611,989 shares of Class A common stock were distributed to stockholders. Stockholders’ equity has been adjusted to give recognition of the stock split by reclassifying from retained earnings to the Common stock and Class A common stock accounts the par value of the additional shares arising from the split. In addition, all references in the financial statements to number of shares, per share amounts, and stock option data of the Company’s stock have been restated.

Preferred Stock - The Company has authorized 1,000,000 shares of $1 par value preferred stock, none of which have been issued. The rights and preferences of such stock may be designated in the future by the Board of Directors.

Class A Common Stock - The Class A common stock has only limited transferability and is not traded on any stock exchange or any organized market. However, the Class A common stock is convertible on a share-for-share basis into Common stock and may be sold, as Common stock, in open market transactions. The Class A common stock has ten votes per share. Dividends declared on the Class A common stock are limited to 50% of the dividends declared on the Common stock.

Rights to Purchase Series A Junior Participating Preferred Stock - The Company’s Board of Directors adopted a stockholder rights plan (“the Rights Plan”) in May 2003. The Rights Plan has certain anti-takeover provisions that may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. Under the Rights Plan, each stockholder is issued one right to acquire one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $130.00, subject to adjustment, for each outstanding share of Common stock and Class A common stock they own. These rights are only exercisable if a single person or company acquires 15% or more of the outstanding shares of the Company’s common stock. If the Company was acquired, each right, except those of the acquirer, would entitle its holder to purchase the number of shares of common stock having a then-current market value of twice the exercise price. The Company may redeem the rights for $0.01 per right at any time prior to a triggering acquisition and, unless redeemed earlier, the rights would expire on May 30, 2013. The Rights Plan was amended in March 2007 in connection with the merger agreement discussed in Note 12. The amendment provides that neither the execution of the merger agreement nor the consummation of the merger or other transactions contemplated by the merger agreement will trigger the separation or exercise of the shareholder rights plan or any adverse event under the Rights Plan.

Stock Repurchase Program - During November 2005, our Board of Directors approved a stock repurchase program of up to $200 million. Share repurchases were made on the open market or through privately negotiated transactions at prices we considered appropriate, and were funded from our existing cash. During the fiscal year ended February 3, 2007, approximately 7,097,000 shares have been repurchased.

6.	STOCK OPTIONS AND STOCK-BASED COMPENSATION

        Under the Claire’s Stores, Inc. Amended and Restated 1996 Incentive Plan (the “1996 Plan”), the Company may grant either incentive stock options or non-qualified stock options to purchase up to 8,000,000 shares of Common stock, plus any shares unused or recaptured from previous plans. Incentive stock options granted under the 1996 Plan are exercisable at prices equal to the fair market value of shares at the date of grant, except that incentive stock options granted to any person holding 10% or more of the total combined voting power or value of

F-15

all classes of capital stock of the Company, or any subsidiary of the Company, carry an exercise price equal to 110% of the fair market value at the date of grant. The aggregate number of shares granted to any one person may not exceed 1,000,000. Each incentive stock option or non-qualified stock option will terminate ten years after the date of grant (or such shorter period as specified in the grant) and may not be exercised thereafter.

        The Claire’s Stores, Inc. Amended and Restated 2005 Incentive Plan (the “2005 Plan”) was approved by the Company’s Board of Directors in March 2005 and by stockholders in June 2005. Under the 2005 Plan, the Company may grant incentive stock options, non-qualified stock options, restricted and deferred stock awards, dividend equivalents, stock appreciation rights, bonus stock awards, performance awards, and other stock based awards to purchase up to 2,000,000 shares of Common stock, plus any shares unused or recaptured from previous plans. Incentive stock options available for grant under the 2005 Plan are exercisable at prices equal to the fair market value of shares at the date of the grant, except that incentive stock options available to any person holding 10% or more of the total combined voting power or value of all classes of capital stock of the Company, or any subsidiary of the Company, carry an exercise price equal to 110% of the fair market value at the date of the grant. The aggregate number of shares granted to any one person may not exceed 500,000 shares. Each incentive stock option or non-qualified stock option will terminate ten years after the date of grant (or such shorter period as specified in the grant) and may not be exercised thereafter. The terms and conditions related to restricted and deferred stock awards, dividend equivalents, stock appreciation rights, bonus stock awards, performance awards, and other stock based awards will be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

        There were 9,192,709 shares of Common stock available for future grants under the 2005 Plan at February 3, 2007 (which includes shares recaptured from the previous plans). There will be no future grants under the 1996 Plan.

        Incentive stock options currently outstanding are exercisable at $10.19 at dates beginning one year from the date of grant, and expire five to ten years after the date of grant. Non-qualified stock options currently outstanding are exercisable at prices equal to the fair market value of the shares at the date of grant and expire five to ten years after the date of grant.

        The Company adopted SFAS No. 123R using the modified prospective transition method. Under the modified prospective transition method, fair value accounting and recognition provisions of SFAS No. 123R are applied to share-based awards granted or modified subsequent to the date of adoption and prior periods presented are not restated. In addition, for awards granted prior to the effective date, the unvested portion of the awards is recognized in periods subsequent to the effective date based on the grant date fair value determined for pro forma disclosure purposes under SFAS No. 123.

        Prior to adopting SFAS No. 123R, the Company presented tax benefits resulting from the exercise of stock options as operating cash flows in the statements of cash flows. SFAS No. 123R requires cash flows resulting from excess tax benefits to be classified as a part of cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for stock-based compensation in excess of the deferred tax asset attributable to stock compensation costs.

        For the fiscal years ended February 3, 2007 and January 28, 2006, the Company recognized total stock-based compensation cost of $7.1 million and $4.4 million, respectively, and related tax benefits of approximately $2.3 million and $1.5 million, respectively. As a result of the adoption of SFAS No. 123R, the Company’s income before income taxes, net income, and basic and diluted earnings per share for the fiscal year ended February 3, 2007 are not materially different than if the Company had continued to account for the share-based compensation programs under APB 25. For the year ended February 3, 2007, cash flow from operating activities decreased $3.6 million and cash flow from financing activities increased $3.6 million as a result of adoption of SFAS No. 123R and the requirement relating to classification of cash flows of tax benefits from share-based compensation.

        The Company issues new shares to satisfy share-based awards and exercise of stock options. During the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005, no cash was used to settle equity instruments granted under share-based payment arrangements.

F-16

        On January 23, 2006, the Company accelerated the vesting of approximately 659,000 incentive and non-qualified stock options held by employees, representing substantially all unvested options outstanding at the time of acceleration. These accelerated options had a weighted average exercise price of $16.29, which was less than the market price of the Company’s Common stock of $29.34 at the time of acceleration. This action resulted in non-cash, stock-based compensation expense of $314,000 in Fiscal 2006. It also resulted in an increase of $2.4 million, net of tax, in the pro forma stock-based employee compensation expense shown in Note 1. The decision to accelerate vesting of these options was made primarily to avoid recognizing the related aggregate compensation cost of approximately $4.2 million in the Company’s consolidated financial statements primarily during Fiscal 2007 and 2008 under SFAS No. 123R.

        On January 29, 2006, substantially all of the Company’s outstanding stock options were vested and exercisable. During the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005, other than the expense discussed above relating to the accelerated vesting, no compensation expense relating to stock options was recorded. The aggregate intrinsic value of stock options exercised during the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005 was approximately $11.5 million, $3.5 million, and $0.9 million, respectively.

	Fiscal Year Ended February 3, 2007
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at beginning of period	1,113,436	$15.33

Options granted	—	—
Options exercised	(619,436)	$14.53
Options canceled	(10,000)	$16.93

Outstanding at end of period	484,000	$16.31	6.02	$8,797,540

Exercisable at end of period	484,000	$16.31	6.02	$8,797,540

F-17

        A summary of the activity in the Company’s stock option plans is presented below:

	Fiscal Year Ended
	January 28, 2006		January 29, 2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of period	1,511,813	$15.40	1,266,868	$14.23

Options granted	—	—	350,000	$19.01
Options exercised	(323,127)	$15.09	(68,555)	$11.16
Options canceled	(75,250)	$17.30	(36,500)	$15.96

Outstanding at end of period	1,113,436	$15.33	1,511,813	$15.40

Exercisable at end of period	1,108,436	$15.32	428,842	$12.39

Weighted average fair value of options
granted during the period	~	N/A	~	$10.19

        For options granted in Fiscal 2005, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Fiscal 2005
Expected dividend yield	1.30%
Expected stock price volatility	50.00%
Risk-Free interest rate	4.60%
Expected life of options	7 years

        There were no options granted in Fiscal 2006 and 2007.

        The following table summarizes information about stock options outstanding at February 3, 2007:

	Options Outstanding and Exercisable
Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$10.19	100,000	2.86	$10.19
$13.40	25,000	6.39	$13.40
$16.93	134,000	6.61	$16.93
$18.61	200,000	7.00	$18.61
$22.04	25,000	7.38	$22.04

	484,000	6.02	$16.31

F-18

Time-Vested Stock Awards - During the fiscal year ended January 28, 2006, the Company issued approximately 170,000 shares of restricted common stock to non-management directors and executive management. The shares were issued under the 1996 Plan and the 2005 Plan. The recipients are entitled to vote and receive dividends on the shares, which are subject to certain transfer restrictions and forfeiture if a recipient leaves the Company for various reasons, other than disability, death, or certain other events. The weighted average grant date fair value was $22.48 per share. The stock, which had an aggregate fair value at date of grant of approximately $3.8 million, is subject to vesting provisions of one to three years based on continued employment or service to the Company.

        During June 2006, the Company issued an additional 18,400 shares of restricted common stock to non-management directors under the 2005 Plan. The weighted average grant date fair value was $24.38 per share. The stock, which had an aggregate fair value at date of grant of approximately $449,000, is subject to vesting provisions of one year based on continued service to the Company. There were no other grants of restricted stock during the fiscal year ended February 3, 2007.

        Compensation expense relating to all outstanding time-vested shares recorded during the fiscal years ended February 3, 2007 and January 28, 2006 was approximately $1.3 million and $1.1 million, respectively. At February 3, 2007, unearned compensation related to these shares was $1.9 million. That cost is expected to be recognized over a weighted-average period of approximately 0.9 years. At the date of vesting, the total fair value of time-vested shares which vested during the fiscal year ended February 3, 2007 approximated $3.0 million.

        A summary of the activity during the fiscal year ended February 3, 2007 in the Company’s time-vested stock is presented below:

Time-Vested Shares	Shares	Weighted-Average Grant Date Fair Value
Nonvested at beginning of period	169,933	$22.48

Granted	18,400	$24.38
Vested	(94,933)	$22.70
Forfeited	—	—

Nonvested at end of period	93,400	$22.64

Long-Term Incentive Stock Plans - In Fiscal 2006, the Compensation Committee began granting performance stock awards, generally referred to as the long-term incentive plan (the “LTIP”). Under the LTIP, common stock will be awarded to certain officers and employees upon the Company’s achievement of specific measurable performance criteria determined by the Compensation Committee, as may be adjusted by the Compensation Committee under the 1996 Plan and 2005 Plan. The performance grants for Fiscal 2006 were made under the 1996 Plan. During the fiscal years ended February 3, 2007 and January 28, 2006, compensation expense and additional paid-in capital of approximately $1.0 million and $3.0 million, respectively, was recorded in conjunction with the LTIP. Compensation expense during the fiscal year ended February 3, 2007 was based on the fair value of the common stock at date of grant in Fiscal 2006. Compensation expense for the fiscal year ended January 28, 2006 was based on the fair value of the common stock on January 28, 2006. Shares awarded under the LTIP vest over a three year period subject to the Company achieving specified performance targets in each of the three years. During Fiscal 2006, officers and employees earned approximately 54,000 shares of common stock representing shares earned through achievement of performance targets for Fiscal 2006. These shares were issued during May 2006. During Fiscal 2007, officers and employees earned approximately 40,000 shares of common stock representing shares earned through achievement of performance targets for Fiscal 2007. A maximum of approximately 318,500 additional shares may be issued under the LTIP for Fiscal 2006 grants.

F-19

        During April 2006, the Compensation Committee approved the Fiscal 2007 Long-Term Incentive Program (“Fiscal 2007 LTIP”). Under the Fiscal 2007 LTIP, Performance Units will be issued to certain officers and employees upon the Company’s achievement during the fiscal year ended February 3, 2007 of specific measurable performance criteria determined by the Compensation Committee, as may be adjusted by the Compensation Committee. An aggregate maximum of approximately 1,035,000 Performance Units may be earned under the Fiscal 2007 LTIP. The Performance Units will be paid in cash, based on the closing price of the Company’s common stock at the end of each of the three fiscal years in the vesting period. Performance Units earned vest over a three year period at the rate of 25%, 25%, and 50% during the years ended February 3, 2007, February 2, 2008, and January 31, 2009, respectively. The Fiscal 2007 LTIP is accounted for as a liability under SFAS 123R. During the fiscal year ended February 3, 2007, the Company recorded compensation expense of approximately $4.8 million in conjunction with the Fiscal 2007 LTIP. The compensation expense was based on the common stock closing price on February 3, 2007 of $34.49. At February 3, 2007, an aggregate liability of $4.8 million is included in accrued expenses and other liabilities relating to the Fiscal 2007 LTIP. During Fiscal 2007, officers and employees earned approximately 65,000 Performance Units through achievement of performance targets for Fiscal 2007.

        During December 2006, the Compensation Committee modified the vesting and performance conditions of awards previously granted under the LTIP and the performance conditions of awards previously granted under the Fiscal 2007 LTIP. These modifications, which affected all of the approximately 110 employees in the LTIP and all of the approximately 135 employees in the Fiscal 2007 LTIP, provide for the accelerating of vesting and specify an achieved performance level for future periods in the event of a change in control of the Company. No incremental compensation expense relating to the modifications was recorded during the year ended February 3, 2007.

7.	EMPLOYEE BENEFIT PLANS

Profit Sharing Plan - The Company has adopted a Profit Sharing Plan under Section 401(k) of the Internal Revenue Code. This plan allows employees who serve more than 1,000 hours per year to defer up to 18% of their income through contributions to the plan. In line with the provisions of the plan, for every dollar the employee contributes the Company will contribute an additional $0.50, up to 2% of the employee’s salary. In Fiscal 2007, Fiscal 2006, and Fiscal 2005, the cost of Company matching contributions was $1,027,000, $716,000, and $509,000, respectively.

Deferred Compensation Plans - In August 1999, the Company adopted a deferred compensation plan, which was amended and restated, effective as of February 4, 2005, that enables certain associates of the Company to defer a specified percentage of their cash compensation. The plan generally provides for payments upon retirement, death, or termination of employment. Participants may elect to defer a percentage of their cash compensation while the Company contributes a specified percentage of the participants’cash compensation based on the participants’ number of years of service. All contributions are immediately vested. The Company’s obligations under this plan are funded by making contributions to a rabbi trust. Assets held under this plan totaled $9.3 million and $7.1 million at February 3, 2007 and January 28, 2006, respectively, and are included in other current assets in the Company’s Consolidated Balance Sheets. The obligations under the plan are included in accrued expenses and other liabilities. Total Company contributions were $460,000, $408,000, and $313,000 in Fiscal 2007, 2006, and 2005, respectively.

F-20

8.	INCOME TAXES

Income before income taxes from continuing operations is as follows (in thousands):

	Fiscal Year Ended
	Feb. 3, 2007	Jan. 28, 2006	Jan. 29, 2005
Domestic	$198,603	$186,904	$155,497
Foreign	70,047	72,767	66,139

	$268,650	$259,671	$221,636

        The components of income tax expense (benefit) consist of the following (in thousands):

	Fiscal Year Ended
	Feb. 3, 2007	Jan. 28, 2006	Jan. 29, 2005
Federal:
Current	$ 64,044	$ 71,693	$ 55,299
Deferred	(3,169)	(3,315)	3,557

	60,875	68,378	58,856

State:
Current	5,978	6,028	4,679
Deferred	(508)	(343)	369

	5,470	5,685	5,048

Foreign:
Current	14,333	14,247	10,836
Deferred	(790)	(982)	637

	13,543	13,265	11,473

Total income tax expense
from continuing operations	79,888	87,328	75,377
Tax benefit of discontinued
operations	—	—	(1,865)

Total income tax expense	$ 79,888	$ 87,328	$ 73,512

F-21

        The tax effects on the significant components of the Company’s net deferred tax asset (liability) are as follows (in thousands):

	Feb. 3, 2007	Jan. 28, 2006
Deferred tax assets:
Accrued expenses	$ 5,947	$ 5,050
Deferred rent	4,901	4,408
Depreciation	1,153	—
Discontinued operations	—	224
Compensation & benefits	7,903	5,575
Inventory	1,201	1,714
Gift cards	1,529	1,089
Net operating loss carry forwards	7,029	8,418
Other	944	840

Total gross deferred tax assets	30,607	27,318

Valuation allowance	(5,607)	(8,305)

Total deferred tax assets, net	25,000	19,013

Deferred tax liabilities:
Depreciation	—	3,230
Operating leases	—	230
Intangible asset amortization	26,694	22,151
Other	1,245	809

Total deferred tax liabilities	27,939	26,420

Net deferred tax liability	$ (2,939)	$ (7,407)

The provision for income taxes from continuing operations differs from an amount computed at the statutory federal rate as follows:

	Fiscal Year Ended
	Feb. 3, 2007	Jan. 28, 2006	Jan. 29, 2005
U.S. income taxes at statutory federal rate	35.0%	35.0%	35.0%
Foreign income tax benefit at less than U.S. rate	(6.8)	(6.4)	(6.0)
State and local income taxes, net of federal tax benefit	1.7	1.4	1.7
American Jobs Creation Act repatriation	—	2.2	—
Change in accrual for estimated tax contingencies	(3.0)	2.3	1.9
Other, net	2.8	(0.9)	1.4

	29.7%	33.6%	34.0%

        Our effective income tax rate for Fiscal 2007 reflects net benefits of approximately $5.3 million related to the settlement of certain multi-year foreign and domestic income tax audits. During the fourth quarter of Fiscal 2007, the Internal Revenue Service completed its audit of the Company’s consolidated federal income tax returns through Fiscal 2006.

F-22

        The Company has established accruals for tax contingencies based on tax positions that it believes are supportable, but are potentially subject to successful challenge by the taxing authorities. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, “Accounting for Contingencies.” The Company believes these contingent tax liabilities are adequate for all open audit years.

        The American Jobs Creation Act of 2004 (the “Act”), created a temporary incentive for the Company to repatriate earnings accumulated outside the U.S. by allowing the Company to reduce its taxable income by 85 percent of certain eligible dividends received from foreign subsidiaries. During the fourth quarter of Fiscal 2006, the Company repatriated $95 million of foreign earnings under the Act. Accordingly, the Company recorded income tax expense of $5.7 million in connection with this repatriation. The additional tax expense consists of federal taxes ($1.4 million), state taxes, net of federal benefit ($0.5 million) and foreign taxes ($3.8 million).

        As of February 3, 2007, there are accumulated unremitted earnings from the Company’s foreign subsidiaries of approximately $281 million for which deferred taxes have not been provided as the undistributed earnings of the foreign subsidiaries are considered indefinitely reinvested. Based on the current U.S. and foreign subsidiaries’ income tax rates, it is estimated that U.S. taxes, net of foreign tax credits, of approximately $78.9 million would be due upon repatriation.

        As of February 3, 2007 and January 28, 2006, net current deferred income tax assets of $15.1 million and $13.1 million, respectively, are classified as Other current assets in the accompanying Consolidated Balance Sheet. There were no net current deferred income tax liabilities as of February 3, 2007 and January 28, 2006.

        As of February 3, 2007, the Company had available net operating loss (“NOL”) carry forwards of approximately $7.0 million for foreign and state income tax purposes. The foreign NOL carry forwards of approximately $18.2 million ($6.2 million after-tax) have an indefinite expiration. The state NOL carry forwards of approximately $14.6 million ($0.8 million after-tax) are subject to various expiration dates pursuant to the applicable statutes of the respective taxing jurisdictions. The valuation at February 3, 2007, primarily applies to the foreign and state NOL carry forwards that, in the opinion of management, are more likely than not to expire unutilized. However, to the extent that tax benefits related to these NOL carry forwards are realized in the future, the reduction in the valuation allowance will reduce income tax expense in the period of adjustment. During Fiscal 2007, the Company reduced valuation allowances for foreign and state NOL carryforwards based on its assessment of the related deferred tax asset. The net change in the total valuation allowance for Fiscal 2007 and 2006 was a decrease of $2.7 million and an increase of $2.4 million, respectively.

        Accumulated other comprehensive income at February 3, 2007 and January 28, 2006 includes $5.6 million and $4.4 million, respectively, resulting in an increase of $1.2 million related to the income tax effect of unrealized gains on foreign currency translation within the Company’s foreign subsidiaries.

        Taxes impacted stockholders’ equity with credits of $3.6 million, $0.9 million, and $0.3 million for the years ended February 3, 2007, January 28, 2006, and January 29, 2005, respectively, relating to tax benefits from the exercise of stock options.

9.	RELATED PARTY TRANSACTIONS

        The Company leases its executive offices located in Pembroke Pines, Florida from Rowland Schaefer & Associates, a general partnership owned by two corporate general partners. Our two Co-Chairmen, as well as a sister of the Company’s Co-Chairmen, each have an approximately 32% ownership interest in the general partnership, and our Chief Financial Officer has an approximately 5% ownership interest in the general partnership. During Fiscal 2007, 2006, and 2005, the Company paid Rowland Schaefer & Associates, Inc. approximately $964,000, $1,217,000, and $1,079,000, respectively, for rent, real estate taxes, and operating expenses as required under the lease. After obtaining approval of the Company’s Corporate Governance/Nominating Committee, the Company executed a new lease in January 2004 which expires on December 31, 2013.

        The Company leases retail space for a Claire’s Boutiques store in New York City from 720 Lexington Realty LLC, a limited liability corporation that is controlled by the Company’s two Co-Chairmen and a sister of the Company’s Co-Chairmen. During Fiscal 2007, 2006, and 2005, the Company paid approximately $474,000, $460,000, and $293,000, respectively, for rent to 720 Lexington Realty LLC. During Fiscal 2005, the terms under

F-23

the lease with 720 Lexington Realty LLC were the same terms as were in effect since September 1994 when the Company leased the retail space from an unaffiliated third party prior to the purchase by 720 Lexington Realty LLC. The lease expired on January 31, 2005 and the Company’s Corporate Governance/Nominating Committee approved the terms of a new lease in January 2005. The new lease terms provide for a five-year term with a five year renewal option, and annual rental payments of $460,000 (exclusive of real estate taxes and other operating expenses to be paid by the Company under the lease). As a result of the sale of the building in February 2007 by 720 Lexington Realty LLC to an unrelated third party, the lease was assigned to the new owner, and lease payments subsequent to the closing date are now made to the new owner.

        Management believes that these lease arrangements are on no less favorable terms than the Company could obtain from unaffiliated third parties.

10.	SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	Fiscal Year Ended February 3, 2007
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
	(In thousands, except per share amounts)

Net sales	$311,927	$349,160	$347,593	$472,307	$1,480,987
Gross profit	164,753	181,281	182,106	261,201	789,341
Net income	29,701	35,962	36,627	86,472	188,762
Basic net income per share
Net income	$ 0.30	$ 0.37	$ 0.39	$ 0.93	$ 1.97

Diluted net income per share
Net income	$ 0.30	$ 0.37	$ 0.39	$ 0.93	$ 1.96

	Fiscal Year Ended January 28, 2006
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
	(In thousands, except per share amounts)

Net sales	$302,708	$325,042	$327,259	$414,743	$1,369,752
Gross profit	164,013	173,194	175,718	230,961	743,886
Net income	29,702	35,458	38,127	69,056	172,343
Basic net income per share
Net income	$ 0.30	$ 0.36	$ 0.38	$ 0.70	$ 1.74

Diluted net income per share
Net income	$ 0.30	$ 0.36	$ 0.38	$ 0.69	$ 1.73

11.	SEGMENT REPORTING

        The Company is organized based on the geographic markets in which it operates. Under this structure, the Company currently has two reportable segments: North America and International. We account for the goods we sell under the merchandising agreements within “Net sales” and “Cost of sales, occupancy and buying expenses” in our North American division and the license fees we charge under the licensing agreements within “Other income” within our International division in our Consolidated Statements of Operations and Comprehensive Income. The Company accounts for the results of operations of Claire’s Nippon under the equity method and includes the results within “Other income” in the Company’s Consolidated Statements of Operations and Comprehensive Income within the Company’s North American division. Substantially all of the stock compensation expense is recorded in the Company’s North American division.

F-24

        Information about the Company’s operations by segment is as follows (in thousands):

	Fiscal Year
	2007	2006	2005
Net sales:
North America	$ 1,024,009	$ 964,008	$ 906,071
International	456,978	405,744	373,336

Total net sales	$ 1,480,987	$ 1,369,752	$ 1,279,407

Operating income:
North America	$ 233,592	$ 226,294	$ 195,688
International	73,770	68,162	65,164

Total operating income	$ 307,362	$ 294,456	$ 260,852

Depreciation and amortization:
North America	$ 37,252	$ 32,383	$ 29,046
International	19,519	16,517	15,836

Total depreciation and amortization	$ 56,771	$ 48,900	$ 44,882

Interest expense (income), net:
North America	$ (12,617)	$ (6,961)	$ (1,941)
International	(1,958)	(2,532)	(1,390)

Total interest expense (income), net	$ (14,575)	$ (9,493)	$ (3,331)

Income from continuing operations before income taxes:
North America	$ 210,578	$ 204,554	$ 170,323
International	58,072	55,117	51,313

Total income from continuing operations before income taxes	$ 268,650	$ 259,671	$ 221,636

Income taxes:
North America	$ 70,207	$ 81,794	$ 68,484
International	9,681	5,534	6,893

Total income taxes	$ 79,888	$ 87,328	$ 75,377

Income from continuing operations:
North America	$ 140,372	$ 122,760	$ 101,839
International	48,390	49,583	44,420

Total income from continuing operations	$ 188,762	$ 172,343	$ 146,259

Goodwill:
North America	$ 170,650	$ 170,650	$ 170,650
International	30,292	27,988	30,417

Total goodwill	$ 200,942	$ 198,638	$ 201,067

Long lived assets:
North America	$ 181,756	$ 159,361	$ 145,418
International	83,569	63,358	59,108

Total long lived assets	$ 265,325	$ 222,719	$ 204,526

Total assets:
North America	$ 746,805	$ 822,687	$ 668,772
International	344,461	268,014	297,357

Total assets	$ 1,091,266	$ 1,090,701	$ 966,129

F-25

	Fiscal Year
	2007	2006	2005
Capital Expenditures:
North America	$ 62,557	$ 46,895	$ 46,930
International	32,635	26,549	16,704

Total capital expenditures	$ 95,192	$ 73,444	$ 63,634

        Identifiable assets are those assets that are identified with the operations of each segment. Corporate assets consist mainly of cash and cash equivalents, investments in affiliated companies and other assets.

        These assets are included within North America. Operating income represents gross profit less selling, general and administrative costs.

        Approximately 18.0%, 19.0%, and 19.0% of the Company’s net sales were in the United Kingdom for Fiscal Years 2007, 2006, and 2005, respectively, and approximately 14.0%, 13.0%, and 14.0% of the Company’s property and equipment, net, were located in the United Kingdom at February 3, 2007, January 28, 2006, and January 29, 2005, respectively. Approximately 6.0%, 7.0%, and 7.0% of the Company’s net sales were in France for Fiscal years 2007, 2006, and 2005, respectively, and approximately 10.0%, 11.0%, and 13.0% of the Company’s property and equipment, net, were located in France at February 3, 2007, January 28, 2006, and January 29, 2005, respectively.

12.	SUPPLEMENTAL FINANCIAL INFORMATION

        On May 29, 2007, Claire’s Stores, Inc. (the “Issuer”), issued $935.0 million in senior notes, senior toggle notes and senior subordinated notes. These notes are irrevocably and unconditionally guaranteed, jointly and severally, by all wholly-owned domestic current and future subsidiaries of Claire’s Stores, Inc. that guarantee the Company’s senior secured credit facility (the “Guarantors”). The Company’s other subsidiaries, principally its international subsidiaries including our European subsidiaries, RSI International Ltd., CSC Limited Partnership, Claire’s China, and BMS Fashion Corp., (the “Non-Guarantors”) are not guarantors of these notes.

        The following tables present the condensed consolidating financial information for the Issuer, the Guarantors and the Non-Guarantors, together with eliminations, as of and for the periods indicated. The consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows had the Issuer, Guarantors and Non-Guarantors operated as independent entities.

F-26

Condensed Consolidating Balance Sheet
February 3, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$ 194,098	$ 15,807	$ 130,972	$ —	$ 340,877
Inventories	—	88,458	32,661	—	121,119
Prepaid expenses	1,464	13,127	20,974	—	35,565
Other current assets	9,976	28,217	2,888	—	41,081

Total current assets	205,538	145,609	187,495	—	538,642

Property and equipment:
Land and building	78	17,272	—	—	17,350
Furniture, fixtures and equipment	5,197	191,347	87,012	—	283,556
Leasehold improvements	4,532	162,370	121,597	—	288,499

	9,807	370,989	208,609	—	589,405
Less accumulated depreciation and
amortization	(6,296)	(207,229)	(110,555)	—	(324,080)

	3,511	163,760	98,054	—	265,325

Intercompany receivables	10,241	—	—	(10,241)	—
Investment in subsidiaries	649,516	24,942	—	(674,458)	—
Intangible assets, net	—	618	50,964	—	51,582
Other assets	7,547	904	26,324	—	34,775
Goodwill	—	170,650	30,292	—	200,942

	667,304	197,114	107,580	(684,699)	287,299

Total assets	$ 876,353	$ 506,483	$ 393,129	$(684,699)	$ 1,091,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$ 1,422	$ 25,228	$ 29,673	$ —	$ 56,323
Income taxes payable	—	24,838	10,264	—	35,102
Accrued expenses and other liabilities	24,665	42,608	36,753	—	104,026

Total current liabilities	26,087	92,674	76,690	—	195,451

Intercompany payables	—	1,176	9,065	(10,241)	—
Deferred tax liability	—	17,195	2,229	—	19,424
Deferred rent expense	—	17,522	8,603	—	26,125
Other liabilities	2,604	—	—	—	2,604

	2,604	35,893	19,897	(10,241)	48,153

Stockholders’ equity:
Preferred stock	—	—	—	—	—
Class A common stock	243	—	—	—	243
Common stock	4,410	367	—	(367)	4,410
Additional paid in capital	75,486	42,544	76,958	(119,502)	75,486
Accumulated other comprehensive income,
net of tax	33,956	4,394	37,100	(41,494)	33,956
Retained earnings	733,567	330,611	182,484	(513,095)	733,567

	847,662	377,916	296,542	(674,458)	847,662

Total liabilities and stockholders’ equity	$ 876,353	$ 506,483	$ 393,129	$(684,699)	$ 1,091,266

F-27

Condensed Consolidating Balance Sheet
January 28, 2006
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$ 341,268	$ 2,864	$ 86,990	$ —	$ 431,122
Inventories	—	85,009	28,396	—	113,405
Prepaid expenses	1,564	940	15,234	—	17,738
Other current assets	7,090	24,639	4,013	—	35,742

Total current assets	349,922	113,452	134,633	—	598,007

Property and equipment:
Land and buildings	879	17,272	—	—	18,151
Furniture, fixtures and equipment	4,757	174,364	73,225	—	252,346
Leasehold improvements	3,890	139,062	95,865	—	238,817

	9,526	330,698	169,090	—	509,314
Less accumulated depreciation and amortization	(6,165)	(188,644)	(91,786)	—	(286,595)

	3,361	142,054	77,304	—	222,719

Intercompany receivables	76,290	—	—	(76,290)	—
Investment in subsidiaries	454,563	23,841	—	(478,404)	—
Intangible assets, net	—	693	44,734	—	45,427
Other assets	5,650	1,683	18,577	—	25,910
Goodwill	—	170,650	27,988	—	198,638

	536,503	196,867	91,299	(554,694)	269,975

Total assets	$ 889,786	$ 452,373	$ 303,236	$(554,694)	$ 1,090,701

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$ 1,280	$ 26,772	$ 22,190	$ —	$ 50,242
Income taxes payable	—	32,008	4,700	—	36,708
Accrued expenses and other liabilities	20,188	40,872	31,435	—	92,495

Total current liabilities	21,468	99,652	58,325	—	179,445

Intercompany payables	—	72,098	4,192	(76,290)	—
Deferred tax liability	—	18,695	2,284	—	20,979
Deferred rent expense	—	16,712	5,247	—	21,959

	—	107,505	11,723	(76,290)	42,938

Stockholders’ equity:
Preferred stock	—	—	—	—	—
Class A common stock	245	100	—	(100)	245
Common stock	4,729	267	—	(267)	4,729
Additional paid in capital	60,631	42,544	76,958	(119,502)	60,631
Accumulated other comprehensive income, net of tax	21,036	5,125	24,495	(29,620)	21,036
Retained earnings	781,677	197,180	131,735	(328,915)	781,677

	868,318	245,216	233,188	(478,404)	868,318

Total liabilities and stockholders’ equity	$ 889,786	$ 452,373	$ 303,236	$(554,694)	$ 1,090,701

F-28

Condensed Consolidating Statement of Operations and Comprehensive Income
Fiscal Year Ended February 3, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$ —	$ 1,905,368	$ 526,451	$(950,832)	$ 1,480,987
Cost of sales, occupancy and buying expenses	—	1,405,906	236,572	(950,832)	691,646

Gross profit	—	499,462	289,879	—	789,341

Other expenses (income):
Selling, general and administrative	32,095	265,704	184,180	—	481,979
Depreciation and amortization	945	33,389	22,437	—	56,771
Other expense (income)	(22,267)	3,031	15,752	—	(3,484)

	10,773	302,124	222,369	—	535,266

Operating income (loss)	(10,773)	197,338	67,510	—	254,075
Interest expense (income), net	(11,714)	(326)	(2,535)	—	(14,575)

Income before income taxes	941	197,664	70,045	—	268,650
Income taxes	379	66,736	12,773	—	79,888

Income from continuing operations	562	130,928	57,272	—	188,762
Equity in earnings of subsidiaries	188,200	8,702	—	(196,902)	—

Net income	188,762	139,630	57,272	(196,902)	188,762
Foreign currency translation adjustments	12,920	(731)	12,605	(11,874)	12,920

Comprehensive income	$ 201,682	$ 138,899	$ 69,877	$(208,776)	$ 201,682

Condensed Consolidating Statement of Operations and Comprehensive Income
Fiscal Year Ended January 28, 2006
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$ —	$ 1,781,885	$ 472,414	$(884,547)	$ 1,369,752
Cost of sales, occupancy and buying expenses	—	1,303,309	207,104	(884,547)	625,866

Gross profit	—	478,576	265,310	—	743,886

Other expenses (income):
Selling, general and administrative	32,140	252,060	165,230	—	449,430
Depreciation and amortization	900	29,094	18,906	—	48,900
Other expense (income)	(25,554)	9,908	11,024	—	(4,622)

	7,486	291,062	195,160	—	493,708

Operating income (loss)	(7,486)	187,514	70,150	—	250,178
Interest expense (income), net	(6,627)	(248)	(2,618)	—	(9,493)

Income (loss) before income taxes	(859)	187,762	72,768	—	259,671
Income taxes	(1,730)	79,667	9,391	—	87,328

Income from continuing operations	871	108,095	63,377	—	172,343
Equity in earnings of subsidiaries	171,472	14,547	—	(186,019)	—

Net income	172,343	122,642	63,377	(186,019)	172,343
Foreign currency translation adjustments	(7,005)	2,734	(6,910)	4,176	(7,005)

Comprehensive income	$ 165,338	$ 125,376	$ 56,467	$(181,843)	$ 165,338

F-29

Condensed Consolidating Statement of Operations and Comprehensive Income
Fiscal Year Ended January 29, 2005
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$ —	$ 1,669,942	$ 434,608	$(825,143)	$ 1,279,407
Cost of sales, occupancy and buying expenses	—	1,222,259	190,571	(825,143)	587,687

Gross profit	—	447,683	244,037	—	691,720

Other expenses (income):
Selling, general and administrative	28,555	250,084	152,229	—	430,868
Depreciation and amortization	863	26,283	17,736	—	44,882
Other expense (income)	(21,533)	8,020	11,178	—	(2,335)

	7,885	284,387	181,143	—	473,415

Operating income (loss)	(7,885)	163,296	62,894	—	218,305
Interest expense (income), net	(1,703)	(116)	(1,512)	—	(3,331)

Income (loss) before income taxes	(6,182)	163,412	64,406	—	221,636
Income taxes	(2,325)	66,957	10,745	—	75,377

Income (loss) from continuing operations	(3,857)	96,455	53,661	—	146,259
Equity in earnings of subsidiaries	150,116	11,698	—	(161,814)	—
Loss from discontinued operations	(3,135)	—	—	—	(3,135)

Net income	143,124	108,153	53,661	(161,814)	143,124
Foreign currency translation adjustments	7,932	1,133	8,198	(9,331)	7,932

Comprehensive income	$ 151,056	$ 109,286	$ 61,859	$(171,145)	$ 151,056

F-30

Condensed Consolidating Statement of Cash Flows
Fiscal Year Ended February 3, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$ 188,762	$ 139,630	$ 57,272	$(196,902)	$ 188,762
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in earnings of subsidiaries	(188,200)	(8,702)	—	196,902	—
Depreciation and amortization	945	33,389	22,437	—	56,771
Amortization of intangible assets	—	76	1,413	—	1,489
(Gain) loss on retirement of property and equipment, net	(734)	2,397	698	—	2,361
Loss on sale of intangible assets	—	—	5	—	5
Excess tax benefit from stock compensation	(3,648)	—	—	—	(3,648)
Stock compensation expense	7,080	—	—	—	7,080
(Increase) decrease in:
Inventories	—	(3,449)	(1,656)	—	(5,105)
Prepaid expenses	100	(12,186)	(4,355)	—	(16,441)
Other assets	(4,785)	(623)	(5,317)	—	(10,725)
Increase (decrease) in:
Trade accounts payable	142	(1,544)	4,846	—	3,444
Income taxes payable	3,648	(7,170)	5,706	—	2,184
Accrued expenses and other liabilities	2,247	1,734	2,872	—	6,853
Deferred income taxes	—	(3,677)	(881)	—	(4,558)
Deferred rent expense	—	812	2,966	—	3,778

Net cash provided by operating activities	5,557	140,687	86,006	—	232,250

Cash flows from investing activities:
Acquisition of property and equipment	(1,242)	(57,225)	(36,725)	—	(95,192)
Proceeds from sale of land and buildings	881	—	—	—	881
Acquisition of intangible assets	—	(266)	(4,679)	—	(4,945)

Net cash used in investing activities	(361)	(57,491)	(41,404)	—	(99,256)

Cash flows from financing activities:
Proceeds from stock options exercised	8,996	—	—	—	8,996
Purchase and retirement of common stock	(199,675)	—	—	—	(199,675)
Excess tax benefit from stock compensation	3,648	—	—	—	3,648
Dividends paid	(37,553)	—	—	—	(37,553)
Intercompany financing	72,249	(70,597)	(1,652)	—	—

Net cash used in financing activities	(152,335)	(70,597)	(1,652)	—	(224,584)

Effect of foreign currency exchange rate changes on cash and
cash equivalents	(31)	344	1,032	—	1,345

Net increase (decrease) in cash and cash equivalents	(147,170)	12,943	43,982	—	(90,245)
Cash and cash equivalents at beginning of period	341,268	2,864	86,990	—	431,122

Cash and cash equivalents at end of period	$ 194,098	$ 15,807	$ 130,972	$ —	$ 340,877

F-31

Condensed Consolidating Statement of Cash Flows
Fiscal Year Ended January 28, 2006
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$ 172,343	$ 122,642	$ 63,377	$(186,019)	$ 172,343
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(171,472)	(14,547)	—	186,019	—
Depreciation and amortization	900	29,094	18,906	—	48,900
Amortization of intangible assets	—	137	1,095	—	1,232
Loss on retirement of property and equipment, net	3	1,647	1,810	—	3,460
Excess tax benefit from stock compensation	857	—	—	—	857
Stock compensation expense	4,121	—	—	—	4,121
Acceleration of stock options	314	—	—	—	314
(Increase) decrease in:
Inventories	—	(2,687)	(2,308)	—	(4,995)
Prepaid expenses	(297)	11,430	(2,496)	—	8,637
Other assets	(4,133)	(406)	(1,604)	—	(6,143)
Increase (decrease) in:
Trade accounts payable	(76)	1,445	8,378	—	9,747
Income taxes payable	—	7,998	(2,222)	—	5,776
Accrued expenses and other liabilities	(5,328)	2,306	2,713	—	(309)
Deferred income taxes	—	(3,658)	(800)	—	(4,458)
Deferred rent expense	—	1,772	1,104	—	2,876

Net cash provided by (used in) operating activities	(2,768)	157,173	87,953	—	242,358

Cash flows from investing activities:
Acquisition of property and equipment	(1,000)	(40,910)	(31,534)	—	(73,444)
Acquisition of intangible assets	—	(192)	(8,363)	—	(8,555)
Purchase of short-term investments	(82,334)	—	—	—	(82,334)
Sale of short-term investments	216,947	—	—	—	216,947

Net cash provided by (used in) investing activities	133,613	(41,102)	(39,897)	—	52,614

Cash flows from financing activities:
Proceeds from stock options exercised	4,886	—	—	—	4,886
Dividends paid	(62,886)	—	—	—	(62,886)
Intercompany financing	204,125	(109,587)	(94,538)	—	—

Net cash provided by (used in) financing activities	146,125	(109,587)	(94,538)	—	(58,000)

Effect of foreign currency exchange rate changes on cash and
cash equivalents	(288)	193	3,239	—	3,144

Net increase (decrease) in cash and cash equivalents	276,682	6,677	(43,243)	—	240,116
Cash and cash equivalents at beginning of period	64,586	(3,813)	130,233	—	191,006

Cash and cash equivalents at end of period	$ 341,268	$ 2,864	$ 86,990	$ —	$ 431,122

F-32

Condensed Consolidating Statement of Cash Flows
Fiscal Year Ended January 29, 2005
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$ 143,124	$ 108,153	$ 53,661	$(161,814)	$ 143,124
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(150,116)	(11,698)	—	161,814	—
Loss on disposal of discontinued operations, net of tax benefit	3,135	—	—	—	3,135
Depreciation and amortization	863	26,283	17,736	—	44,882
Amortization of intangible assets	—	177	952	—	1,129
Loss on retirement of property and equipment, net	94	1,664	1,495	—	3,253
Gain on sale of intangible assets	—	—	(170)	—	(170)
Excess tax benefit from stock compensation	323	—	—	—	323
(Increase) decrease in:
Inventories	—	(10,812)	(5,147)	—	(15,959)
Prepaid expenses	(26)	(138)	(370)	—	(534)
Other assets	(6,411)	3,492	(3,576)	—	(6,495)
Increase (decrease) in:
Trade accounts payable	507	1,251	1,827	—	3,585
Income taxes payable	—	8,802	(5,145)	—	3,657
Accrued expenses and other liabilities	1,846	8,228	1,555	—	11,629
Deferred income taxes	—	3,926	576	—	4,502
Deferred rent expense	—	1,937	(907)	—	1,030

Net cash provided by (used in) operating activities	(6,661)	141,265	62,487	—	197,091

Cash flows from investing activities:
Acquisition of property and equipment	(727)	(41,836)	(21,071)	—	(63,634)
Acquisition of intangible assets	—	(127)	(5,062)	—	(5,189)
Purchase of short-term investments	(246,234)	—	—	—	(246,234)
Sale of short-term investments	111,621	—	—	—	111,621

Net cash used in investing activities	(135,340)	(41,963)	(26,133)	—	(203,436)

Cash flows from financing activities:
Proceeds from stock options exercised	766	—	—	—	766
Dividends paid	(28,907)	—	—	—	(28,907)
Intercompany financing	117,531	(99,548)	(17,983)	—	—

Net cash provided by (used in) financing activities	89,390	(99,548)	(17,983)	—	(28,141)

Effect of foreign currency exchange rate changes on cash and
cash equivalents	195	(461)	1,128	—	862

Net increase (decrease) in cash and cash equivalents	(52,416)	(707)	19,499	—	(33,624)
Cash and cash equivalents at beginning of period	117,002	(3,106)	110,734	—	224,630

Cash and cash equivalents at end of period	$ 64,586	$ (3,813)	$ 130,233	$ —	$ 191,006

F-33

13.	SUBSEQUENT EVENT

        On March 20, 2007, our Board of Directors approved a merger agreement to sell the Company to Apollo Management VI, L.P. and certain affiliated co-investment partnerships. On May 24, 2007, our shareholders approved the merger (the “Merger”) at a special meeting of shareholders. On May 29, 2007, the Merger occurred and Claire’s Stores, Inc. became a wholly-owned subsidiary of Claire’s Inc.

        In the Merger, each share of common stock and Class A common stock of the Company, other than those held in the treasury of the Company and those owned by Bauble Holdings Corp. or Bauble Acquisition Sub, Inc., and other than shares of Class A common stock with respect to which dissenters rights were properly exercised, were converted into the right to receive $33.00 per share in cash, without interest, for aggregate consideration of approximately $3.1 billion.

        Apollo Management VI, L.P. and certain affiliated co-investment partnerships, collectively, contributed approximately $595.7 million as equity to Bauble Acquisition Sub, Inc. immediately prior to the Merger.

        The purchase of the Company and the related fees and expenses were financed through the issuance of senior notes, borrowings under a credit facility, the equity investment described above, and cash on hand at the Company.

        Accordingly, the closing of the Merger occurred simultaneously with:

•	the closing of the Company’s offering for certain notes in the aggregate principal amount of $935.0 million;
•	the closing of the Company’s new credit facility of $1.65 billion, of which $1.45 billion was borrowed immediately;
•	the termination of the Company’s existing $60.0 million secured credit facility; and
•	the equity investment described above.

        As a result of the Merger, all of the Company’s issued and outstanding capital stock is owned by Claire’s Inc.

        Upon consummation of the Transactions, the Company delisted its shares of common stock from the New York Stock Exchange (the “NYSE”) and deregistered under Section 12 of the Securities Exchange Act of 1934. The last day of trading on the NYSE was May 29, 2007.

F-34

CLAIRE’S STORES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor Entity	Predecessor Entity
	November 3, 2007	February 3, 2007
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$ 78,038	$ 340,877
Inventories	156,538	121,119
Prepaid expenses	41,275	35,565
Other current assets	25,498	41,081

Total current assets	301,349	538,642

Property and equipment:
Land and building	22,288	17,350
Furniture, fixtures and equipment	118,730	283,556
Leasehold improvements	214,223	288,499

	355,241	589,405
Less accumulated depreciation and amortization	(36,532)	(324,080)

	318,709	265,325

Intangible assets, net	816,212	51,582
Deferred debt issuance costs, net of accumulated amortization of $4,421	73,140	—
Other assets	71,949	34,775
Goodwill	1,807,052	200,942

	2,768,353	287,299

Total assets	$ 3,388,411	$ 1,091,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$ 83,960	$ 56,323
Current portion of long-term debt	14,500	—
Income taxes payable	7,941	35,102
Accrued interest payable	49,321	—
Accrued expenses and other liabilities	105,379	104,026

Total current liabilities	261,101	195,451

Long-term debt, net of current portion	2,366,875	—
Deferred tax liability	142,254	19,424
Deferred rent expense	8,623	26,125
Other liabilities	12,683	2,604

	2,530,435	48,153

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock par value $1.00 per share; authorized 1,000,000
shares, issued and outstanding 0 shares (predecessor entity)	—	—
Class A common stock par value $0.05 per share;
authorized 40,000,000 shares, issued and outstanding
4,869,041 shares (predecessor entity)	—	243
Common stock par value $0.05 per share; authorized
300,000,000 shares, issued and outstanding 88,202,733 shares
(predecessor entity); par value $0.001 per share; authorized
1,000 shares; issued and outstanding 100 shares
(successor entity)	—	4,410
Additional paid-in capital	598,507	75,486
Accumulated other comprehensive income, net of tax	12,987	33,956
Retained earnings (accumulated deficit)	(14,619)	733,567

	596,875	847,662

Total liabilities and stockholders’ equity	$ 3,388,411	$ 1,091,266

See accompanying notes to unaudited condensed consolidated financial statements.

F-35

CLAIRE’S STORES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Successor Entity		Predecessor Entity
	Three Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Three Months Ended October 28, 2006	Nine Months Ended October 28, 2006
Net sales	$ 357,366	$ 638,556	$ 424,899	$ 347,593	$ 1,008,680
Cost of sales, occupancy and buying expenses	176,215	314,490	206,438	165,487	480,540

Gross profit	181,151	324,066	218,461	182,106	528,140

Other expenses (income):
Selling, general and administrative	127,772	220,513	154,482	118,843	348,569
Depreciation and amortization	26,428	39,598	19,652	14,249	41,319
Transaction-related costs	1,200	3,261	72,672	—	—
Other income	(1,310)	(1,706)	(1,476)	(754)	(1,914)

	154,090	261,666	245,330	132,338	387,974

Operating income (loss)	27,061	62,400	(26,869)	49,768	140,166
Interest expense (income), net	56,322	92,250	(4,876)	(3,162)	(11,191)

Income (loss) before income taxes	(29,261)	(29,850)	(21,993)	52,930	151,357
Income taxes	(15,449)	(15,231)	21,779	16,303	49,067

Net income (loss)	(13,812)	(14,619)	(43,772)	36,627	102,290
Foreign currency translation and interest
rate swap adjustments	9,242	12,987	8,440	924	9,925

Comprehensive income (loss)	$ (4,570)	$ (1,632)	$ (35,332)	$ 37,551	$ 112,215

See accompanying notes to unaudited condensed consolidated financial statements.

F-36

CLAIRE’S STORES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Successor Entity	Predecessor Entity
	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Nine Months Ended October 28, 2006
Cash flows from operating activities:
Net income (loss)	$ (14,619)	$(43,772)	$ 102,290
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	39,598	19,652	41,319
Amortization of lease rights and other assets	789	622	1,142
Amortization of debt issuance costs	4,421	—	—
Impairment of intangible assets	—	73	—
Loss on sale/retirement of property and equipment, net	399	1,201	1,141
Gain on sale of intangible assets	—	—	(47)
Excess tax benefit from stock compensation	—	(2,885)	(3,442)
Stock compensation expense	2,832	8,946	5,981
(Increase) decrease in:
Inventories	(20,695)	(10,932)	(43,601)
Prepaid expenses	(9,676)	6,389	(5,665)
Other assets	(25,140)	(3,057)	(8,299)
Increase (decrease) in:
Trade accounts payable	(6,138)	31,202	25,685
Income taxes	619	(11,732)	(12,197)
Accrued expenses and other liabilities	(88,664)	66,889	5,275
Accrued interest payable	49,321	—	—
Deferred income taxes	(21,397)	6,723	(4,564)
Deferred rent expense	3,851	373	2,134

Net cash provided by (used in) operating activities	(84,499)	69,692	107,152

Cash flows from investing activities:
Acquisition of property and equipment	(42,667)	(27,988)	(76,755)
Acquisition of predecessor entity, net of cash acquired	(3,045,247)	—	—
Proceeds from sale of land and building	—	—	881
Acquisition of intangible assets	(1,670)	(81)	(2,846)

Net cash used in investing activities	(3,089,584)	(28,069)	(78,720)

Cash flows from financing activities:
Proceeds from credit facility	1,450,000	—	—
Payment on credit facility	(3,625)	—	—
Proceeds from note offerings	935,000	—	—
Capital contribution	595,675	—	—
Proceeds from stock options exercised	—	177	8,565
Purchase and retirement of common stock	—	—	(199,675)
Excess tax benefit from stock compensation	—	2,885	3,442
Cash paid upon option conversion	(7,924)	—	—
Cash paid for financing fees	(77,561)	—	—
Dividends paid	(7,252)	(9,065)	(28,491)

Net cash provided by (used in) financing activities:	2,884,313	(6,003)	(216,159)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(9,714)	1,025	1,156

Net increase (decrease) in cash and cash equivalents	(299,484)	36,645	(186,571)
Cash and cash equivalents at beginning of period	377,522	340,877	431,122

Cash and cash equivalents at end of period	$ 78,038	$ 377,522	$ 244,551

See accompanying notes to unaudited condensed consolidated financial statements.

F-37

CLAIRE’S STORES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Acquisition of Claire’s Stores, Inc.

        On March 20, 2007, our former Board of Directors approved the Merger Agreement to sell the Company to Apollo and the Sponsors. On May 24, 2007, our shareholders approved the Merger at a special meeting of shareholders. On May 29, 2007, the Merger occurred and Claire’s Stores, Inc. became a wholly-owned subsidiary of Claire’s Inc., f/k/a Bauble Holdings Corp.

        In the Merger, each share of common stock and Class A common stock of the Company, other than those held in the treasury of the Company and those owned by Bauble Holdings Corp. or Bauble Acquisition Sub, Inc., and other than shares of Class A common stock with respect to which dissenters rights were properly exercised, were converted into the right to receive $33.00 per share in cash, without interest, for aggregate consideration of approximately $3.1 billion.

        Apollo and the Sponsors, collectively, contributed approximately $595.7 million as equity to Bauble Acquisition Sub, Inc. immediately prior to the Merger. Subsequent to the Merger, certain employees and directors participated in a voluntary stock purchase program and invested approximately $8.8 million in Claire’s Inc. common stock.

        The purchase of the Company and the related fees and expenses were financed through the issuance of the Notes, borrowings under the Credit Facility, the equity investment described above, and cash on hand at the Company.

        Accordingly, the closing of the Merger occurred simultaneously with:

•	the closing of the Company’s offering for the Notes in the aggregate principal amount of $935.0 million;

•	the closing of the Company’s new Credit Facility of $1.65 billion;

•	the termination of the Company’s existing $60.0 million secured credit facility; and

•	the equity investment described above.

        The aforementioned transactions, including the Merger and payment of costs related to these transactions, are collectively referred to as the “Transactions.”

        See Note 8 for a summary of the terms of the Notes and the Credit Facility.

        Claire’s Inc. is an entity that was formed in connection with the Transactions and prior to the Merger had no assets or liabilities other than the shares of Bauble Acquisition Sub, Inc. and its rights and obligations under and in connection with the Merger Agreement. As a result of the Merger, all of the Company’s issued and outstanding capital stock is owned by Claire’s Inc.

        Upon consummation of the Transactions, the Company delisted its shares of common stock from the New York Stock Exchange (the “NYSE”) and deregistered under Section 12 of the Securities Exchange Act of 1934. The last day of trading on the NYSE was May 29, 2007.

        Total fees and expenses related to the Transactions aggregated approximately $96.4 million, consisting of $18.8 million of direct acquisition costs and $77.6 million of deferred financing costs. Such fees include commitment, placement, financial advisory and other transaction fees as well as legal, accounting and other professional fees.

        The acquisition of Claire’s Stores, Inc. is being accounted for as a business combination using the purchase method of accounting, whereby the purchase price was preliminarily allocated to the assets and liabilities based on the estimated fair market values at the date of acquisition. The Company has yet to complete the final evaluation and allocation of the purchase price as the appraisal associated with the valuation of certain assets and liabilities is

F-38

not yet complete. The Company does not believe that the appraisal or its estimate of certain contingencies will materially modify the preliminary purchase price allocation.

        In connection with the consummation of the Transactions, the Company is sometimes referred to as the “successor entity” for periods on or after May 29, 2007, and the “predecessor entity” for periods prior to May 29, 2007. The condensed consolidated financial statements presented at February 3, 2007 and for the three and nine months ended October 28, 2006 are shown under the predecessor entity caption. The condensed consolidated financial statements for the successor entity at November 3, 2007 and for the period May 29, 2007 to November 3, 2007 show the operations of the successor entity.

        A reconciliation of the preliminary purchase price adjustments recorded in connection with the Transactions is presented below (in thousands):

	Predecessor Entity		Successor Entity
	May 28, 2007 (Unaudited)	Transaction Adjustments (Unaudited)	May 29, 2007 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 377,522	$ (186,053)	$ 191,469
Inventories	133,156	—	133,156
Prepaid expenses	29,792	—	29,792
Other current assets	36,494	—	36,494

Total current assets	576,964	(186,053)	390,911

Property and equipment:
Land and buildings	17,272	4,596	21,868
Furniture, fixtures and equipment	289,974	(194,309)	95,665
Leasehold improvements	305,469	(120,083)	185,386

	612,715	(309,796)	302,919
Less accumulated depreciation and amortization	(336,240)	336,240	—

	276,475	26,444	302,919

Intangible assets, net	55,629	760,734	816,363
Deferred debt issuance costs, net	—	77,411	77,411
Other assets	35,589	27,287	62,876
Goodwill	201,552	1,600,660	1,802,212

	292,770	2,466,092	2,758,862

Total assets	$ 1,146,209	$ 2,306,483	$3,452,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$ 87,854	$ —	$ 87,854
Current portion of long-term debt	—	10,875	10,875
Income taxes payable	11,355	—	11,355
Accrued expenses and other liabilities	197,606	(447)	197,159

Total current liabilities	296,815	10,428	307,243

F-39

Long-term debt	—	2,374,125	2,374,125
Deferred tax liability	21,534	143,506	165,040
Deferred rent expense	26,808	(26,808)	—
Other liabilities	8,981	1,628	10,609

	57,323	2,492,451	2,549,774

Stockholders' equity	792,071	(196,396)	595,675

Total liabilities and stockholders' equity	$1,146,209	$ 2,306,483	$3,452,692

        The unaudited pro forma results of operations provided below for the nine months ended November 3, 2007 and the three and nine months ended October 28, 2006 are presented below as though the Transactions had occurred at the beginning of the periods presented, after giving effect to purchase accounting adjustments relating to depreciation and amortization of the revalued assets, interest expense associated with the Credit Facility and the Notes and other acquisition-related adjustments in connection with the Transactions. The pro forma results of operations are not necessarily indicative of the combined results that would have occurred had the Transactions been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

	Three Months Ended	Nine Months Ended
	October 28, 2006	November 3, 2007	October 28, 2006
	(Dollars in thousands)
Net sales	$ 347,593	$ 1,063,455	$ 1,008,680
Depreciation and amortization	22,571	71,276	67,712
Transaction-related costs	3,261	3,261	3,261
Operating income	36,864	94,416	106,550
Interest expense (income), net	51,961	159,136	154,196
Loss before income taxes	(15,097)	(64,720)	(47,646)
Net loss	(6,026)	(33,852)	(22,485)

2. Basis of Presentation and Significant Accounting Policies

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q, as required by the terms of the Credit Facility and the Notes, and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. These statements should be read in conjunction with the consolidated financial statements and notes thereto included in the predecessor entity’s Annual Report on Form 10-K for the year ended February 3, 2007 filed with the Securities and Exchange Commission, including Note 1 to the consolidated financial statements included therein which discusses principles of consolidation and summary of significant accounting policies. These statements have been prepared in accordance with U.S. generally accepted accounting principles, which require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include valuation of inventories, valuation of goodwill and intangible and other assets, provisions for income taxes, stock-based compensation, and contingencies and litigation. Actual results could differ from these estimates. Due to the seasonal nature of the retail industry and the Company’s business, the results of operations for interim periods of the year are not necessarily indicative of the results of operations on an annualized basis. Certain prior period amounts have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

        In June 2006, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement

F-40

(that is, Gross versus Net Presentation)”, which allows companies to adopt a policy of presenting taxes in the income statement on either a gross or net basis. Taxes within the scope of this EITF would include taxes that are imposed on a revenue transaction between a seller and a customer. If such taxes are significant, the accounting policy should be disclosed as well as the amount of taxes included in the financial statements if presented on a gross basis. EITF 06-3 was adopted on February 4, 2007, but there was no impact to the method for recording and reporting these sales or value added taxes in the consolidated financial statements as the Company does not record such taxes on a gross basis.

        In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This Statement does not require any new fair value measurement and applies to financial statements issued for fiscal years beginning after November 15, 2007 with early application encouraged. The Company is required to implement this Statement on February 3, 2008. The Company does not expect this Statement will have a material impact on its financial position, results of operations or cash flows.

        In March 2007, the FASB ratified EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for nonvested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The Company does not expect EITF 06-11 will have a material impact on its financial position, results of operations or cash flows.

        The predecessor entity adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes –an Interpretation of FASB Statement No. 109” (“FIN 48”) on February 4, 2007. FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. See Note 4 for additional information, including the effects of adoption on the Company’s Unaudited Condensed Consolidated Balance Sheet.

        During December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. The Statement will modify how business acquisitions are accounted for both on the acquisition date and in subsequent periods. The Company will be required to apply the provisions of the new Statement to acquisitions that close in fiscal years beginning on or after December 15, 2008.

3. Segment Information

        The Company is organized based on the geographic markets in which it operates. Under this structure, the Company currently has two reportable segments: North America and Europe (formerly reported as International). The Company accounts, within its North American division, for the goods it sells to third parties under franchising agreements within “Net sales” and “Cost of sales, occupancy and buying expenses” in the Company’s Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). The franchise fees the Company charges, within its European division, under the franchising agreements are reported in “Other income” in the Company’s Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

        The Company accounts, within its North American division, for the results of operations of Claire’s Nippon Ltd., its 50:50 joint venture with AEON Co. Ltd. for stores operated in Japan (“Claire’s Nippon”) under the equity method and includes the results within “Other income” in the Company’s Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

F-41

        Net sales and operating income (loss) for the periods presented were as follows (dollars in thousands):

	Successor Entity		Predecessor Entity
	Three Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	Feb. 4, 2007 Through May 28, 2007	Three Months Ended October 28, 2006	Nine Months Ended October 28, 2006
Net sales:
North America	$ 232,011	$ 413,924	$ 292,483	$ 236,337	$ 699,200
Europe	125,355	224,632	132,416	111,256	309,480

Total net sales	$ 357,366	$ 638,556	$ 424,899	$ 347,593	$ 1,008,680

Operating income (loss):
North America	$ 14,833	$ 39,498	$ (25,487)	$ 37,768	$ 118,922
Europe	12,228	22,902	(1,382)	12,000	21,244

Total operating income (loss)	$ 27,061	$ 62,400	$ (26,869)	$ 49,768	$ 140,166

Total operating income (loss) for
for reportable segments	$ 27,061	$ 62,400	$ (26,869)	$ 49,768	$ 140,166
Interest expense (income), net	56,322	92,250	(4,876)	(3,162)	(11,191)

Total consolidated income (loss)
before income taxes	$ (29,261)	$ (29,850)	$ (21,993)	$ 52,930	$ 151,357

        Included in operating income (loss) for the North American segment are transaction-related costs of approximately $1.0 million, $2.0 million and $71.8 million for the three months ended November 3, 2007, for the period from May 29, 2007 through November 3, 2007 and the period from February 4, 2007 through May 28, 2007, respectively.

        Included in operating income (loss) for the European segment are transaction-related costs of approximately $0.2 million, $1.2 million and $0.9 million for the three months ended November 3, 2007, for the period from May 29, 2007 through November 3, 2007 and the period from February 4, 2007 through May 28, 2007, respectively.

        Total assets at November 3, 2007 (successor entity) and February 3, 2007 (predecessor entity) were as follows (in thousands):

	Successor Entity	Predecessor Entity
	November 3, 2007	February 3, 2007
North America	$2,803,546	$ 746,805
Europe	584,865	344,461

Total assets	$3,388,411	$1,091,266

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4. Income Taxes

        The implementation of FIN 48 did not result in an adjustment to the Company’s “unrecognized tax benefits” – that is, the aggregate tax effect of differences between tax return positions and the benefits recognized in the financial statements. At February 4, 2007, the date of adoption, the total unrecognized tax benefits were approximately $6.5 million, none of which would affect the successor entity’s effective tax rate if recognized as such recognition would result in an adjustment to goodwill. Additionally, consistent with the provisions of FIN 48, the Company reclassified $6.5 million of unrecognized tax benefits from current to non-current liabilities. These non-current income tax liabilities are recorded in other liabilities in the accompanying Unaudited Condensed Consolidated Balance Sheet.

        Interest and penalties related to unrecognized tax benefits are included in income tax expense. At February 4, 2007, our accrued interest on unrecognized tax benefits amounted to $1.3 million, all of which was also reclassified from current to non-current liabilities upon adoption of FIN 48.

        We file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations for years before Fiscal 2002. On January 31, 2007, the Internal Revenue Service concluded its tax examination of our U.S. federal tax returns for Fiscal 2003 through 2006. We have also concluded tax examinations in our significant foreign tax jurisdictions including the United Kingdom through Fiscal 2006, France through Fiscal 2005, and Canada through Fiscal 2004.

        The Company has recorded additional unrecognized tax benefits of approximately $3.3 million, including interest, during the three months ended November 3, 2007 resulting in an adjustment to goodwill. These additional unrecognized tax benefits are related to state and local tax positions that are expected to be settled within the next 12 months (approximately $2.5 million, including interest), and other tax positions related to prior periods. Other than the expected settlement for state and local tax positions, the Company does not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months.

        The predecessor entity’s effective income tax rate was -99.0% for the period from February 4, 2007 through May 28, 2007. This effective income tax rate differed from the statutory federal rate of 35%. The tax benefit that results from the application of the statutory federal rate of 35% to the loss before income taxes for this period is offset by the tax expense associated with non-deductible transaction costs and the repatriation of foreign earnings to fund, in part, the acquisition of the Company. The net tax expense as a percentage of loss before income taxes for this period resulted in a negative effective income tax rate.

        The successor entity’s effective income tax rate was 52.8% for the three months ended November 3, 2007 and 51.0% for the period from May 29, 2007 through November 3, 2007. These effective income tax rates differ from the statutory federal tax rate of 35% due to the overall geographic mix of losses in jurisdictions with higher tax rates and income in jurisdictions with lower tax rates, the impact of the repatriation of foreign earnings to fund transaction related interest, and other book to tax return adjustments.

5. Statements of Cash Flows

        Cash paid for interest approximated $40.3 million, $79,000, and $75,000 for the period from May 29, 2007 through November 3, 2007, the period from February 4, 2007 through May 28, 2007, and the nine months ended October 28, 2006, respectively.

        Payments of income taxes were $6.3 million, $22.8 million and $67.3 million for the period from May 29, 2007 through November 3, 2007, the period from February 4, 2007 through May 28, 2007 and the nine months ended October 28, 2006, respectively.

        During the period from May 29, 2007 through November 3, 2007, the period from February 4, 2007 through May 28, 2007, and the nine months ended October 28, 2006, property and equipment with an original cost of $1.2 million, $16.2 million, and $19.2 million, respectively, was retired. The loss on retirement for these periods approximated $399,000, $1.2 million, and $1.9 million, respectively.

6. Intangible assets

        In connection with the Transactions, the Company’s intangible assets were preliminarily revalued. The carrying amount and accumulated amortization of identifiable intangible assets at November 3, 2007 (successor entity) and February 3, 2007 (predecessor entity), was (in thousands):

F-43

	Estimated Life (Years)	Successor Entity	Predecessor Entity
		November 3, 2007	February 3, 2007
Intangible assets subject to amortization:
	Lease terms ranging
Lease rights	from 5.5 to 16.5	$ 76,487	$56,571
Trademarks	5	59	1,088
Franchise agreements	15	47,000	—
Non-compete agreements	2	4,200	—

		127,746	57,659
Less: accumulated amortization		(2,656)	(7,176)

Net intangible assets subject to amortization		125,090	50,483
Indefinite-lived trademarks		691,122	1,099

Total intangible assets		$ 816,212	$ 51,582

        For the three months ended November 3, 2007, the period from May 29, 2007 through November 3, 2007, the period from February 4, 2007 through May 28, 2007 and the three and nine months ended October 28, 2006, amortization expense of $1,550,000, $2,656,000, $480,000, $439,000, and $1,142,000, respectively, was recognized by the Company. The weighted average amortization period of amortizable intangible assets as of November 3, 2007 approximated 13.2 years.

        The remaining amortization of identifiable intangible assets, net, with definitive lives by year is as follows (in thousands):

Fiscal Year	Amortization
2008	$ 1,676
2009	6,690
2010	5,282
2011	4,554
2012	4,327
2013 and thereafter	38,385

Total	$60,914

7. Stock Options and Stock Compensation

Predecessor Entity

        The predecessor entity issued stock options and other stock awards to executive management, key employees and directors under its stock-based compensation plans. The Company accounted for these stock-based awards in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment (“SFAS 123R”), effective January 29, 2006. During the three and nine months ended October 28, 2006, the Company recognized $2.2 million and $6.0 million, respectively, of stock-based compensation. Related tax benefits of $0.7 million and $2.0 million, respectively, were recognized for these periods. During the period from February 4, 2007 through May 28, 2007, the predecessor entity recognized $8.9 million of stock-based compensation. A related tax benefit of approximately $2.9 million was recognized for this period. For the period from February 4, 2007 through May 28, 2007, cash flow from operating activities decreased $2.9 million and cash flow from financing activities increased $2.9 million relating to classification of cash flows for the tax benefits of stock compensation. For the nine months ended October 28, 2006, cash flow from operating activities decreased $3.4 million and cash flow from financing activities increased $3.4 million relating to the classification of cash flows for the tax benefits of stock compensation.

F-44

Stock Options

        A summary of the activity in the Company’s stock option plans for the period from February 4, 2007 through May 28, 2007 and the nine months ended October 28, 2006 is presented below:

	Period From February 4, 2007 Through May 28, 2007		Nine Months Ended October 28, 2006
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of period	484,000	$16.31	1,113,436	$15.33
Options granted	—	—	—	—
Options exercised	(10,000)	17.72	(594,436)	14.42
Options canceled	—	—	(10,000)	16.93
Options converted	(474,000)	16.28	—	—

Outstanding at end of period	—	$ —	509,000	$16.36

Exercisable at end of period	—	$ —	509,000	$16.36

        Upon the sale of the Company, the outstanding stock options were converted into the right to receive the difference between $33.00 and the exercise price of the stock option. As a result, the Company paid approximately $7.9 million related to the conversion of stock options.

Time-Vested Stock Awards

        Compensation expense relating to outstanding time-vested shares during the three and nine months ended October 28, 2006 was approximately $337,000 and $1,006,000, respectively. Compensation expense related to outstanding time-vested shares during the period from February 4, 2007 through May 28, 2007 was approximately $1.9 million. In connection with the Merger, remaining unvested shares became fully vested. Accordingly, the Predecessor Entity recognized the remaining compensation expense related to the acceleration of the vesting during the period from February 4, 2007 through May 28, 2007.

        A summary of the activity during the period from February 4, 2007 through May 28, 2007 and the nine months ended October 28, 2006 in the time-vested stock is presented below:

	Period From February 4, 2007 Through May 28, 2007		Nine Months Ended October 28, 2006
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at beginning of period	93,400	$22.64	169,933	$22.48
Granted	—	—	18,400	24.38
Vested	(93,400)	22.64	(57,433)	23.02
Forfeited	—	—	—	—

Non-vested at end of period	—	$ —	130,900	$22.52

F-45

Long-Term Incentive Stock Plans

        During the period from February 4, 2007 through May 28, 2007, the Company issued approximately 39,100 shares of Common stock representing shares earned through achievement of performance targets for Fiscal 2007.

        During the period from February 4, 2007 through May 28, 2007, the Company recorded approximately $6.9 million of compensation expense relating to the Fiscal 2006 and 2007 long-term incentive plans. Included in this expense was approximately $6.1 million relating to the vesting of previously unvested stock and performance units. The unvested stock and performance units became fully vested as a result of the Merger.

Successor Entity

        On June 29, 2007, the Board of Directors and stockholders of Claire’s Inc. adopted the Claire’s Inc. Stock Incentive Plan (the “Plan”). The Plan provides employees and directors of Claire’s Inc., the Company and its subsidiaries, who are in a position to contribute to the long-term success of these entities, with shares or options to acquire shares in Claire’s Inc. to aid in attracting, retaining and motivating individuals of outstanding ability.

        The Plan was amended on July 23, 2007 to increase the number of shares available for issuance to 6,860,000 to provide for equity investments by employees and directors of the Company through the voluntary stock purchase program. The Board of Directors of Claire’s Inc. awarded certain employees and directors the opportunity to purchase common stock at a price of $10.00 per share, the estimated fair market value of the Company’s common stock after the closing of the Merger. With each share purchased, the employee or director was granted a buy-one-get-one option, (the “BOGO Option”) to purchase an additional share at an exercise price of $10.00 per share.

        The total compensation expense recognized by the Company for the three months ended November 3, 2007 and the period from May 29, 2007 to November 3, 2007 was $1.9 million and $2.8 million, respectively. Related tax benefits of approximately $0.7 million and $1.1 million were recognized for the three months ended November 3, 2007 and the period from May 29, 2007 to November 3, 2007, respectively.

        The Board of Directors of Claire’s Inc. approved the grant of a total of approximately 2,729,000 stock options under the Plan to certain employees of the Company. In addition, the Board approved approximately 1,850,000 stock options to certain senior executives. The stock options consist of a “Time Option” and a “Performance Option”, as those terms are defined in the standard form of the option grant letter. The stock options have an exercise price of $10.00 per share, the estimated fair market value of the underlying shares at the date of grant, and expire seven years after the date of grant. Time Options vest and become exercisable based on continued service to the Company. The Time Options vest in four equal annual installments on each May 29, 2008, May 29, 2009, May 29, 2010, and May 29, 2011. Performance Options vest based on growth in the stock price between May 29, 2007 and specific quarterly measurement dates commencing with the last day of the eighth full fiscal quarter after May 29, 2007. Upon achievement of the performance target, the Performance Options vest and become exercisable in two equal annual installments on the first two anniversaries of the measurement date. The Company recognized compensation expense of $1.5 million and $2.2 million for the three months ended November 3, 2007 and the period from May 29, 2007 through November 3, 2007, respectively, related to these options.

        The BOGO options are immediately exercisable and expire in seven years. The Company recognized compensation expense of $258,000 and $362,000 for the three months ended November 3, 2007 and the period from May 29, 2007 through November 3, 2007, respectively, related to these options.

        The following is a summary of activity in the Company’s stock option plan for the period from May 29, 2007 through November 3, 2007:

F-46

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at beginning of period	—	—	—	—
Options granted	5,557,972	$10.00	6.7	—
Options exercised	—	—	—	—
Options forfeited	—	—	—	—
Options expired	—	—	—	—

Outstanding at end of period	5,557,972	$10.00	6.7	—

Exercisable at end of period	978,500	$10.00	6.7	—

        The weighted average grant date fair value of options granted during the period from May 29, 2007 through November 3, 2007 was $4.23.

        For options granted during the period from May 29, 2007 through November 3, 2007, the fair value of each option is estimated on the date of grant using the Black-Scholes and modified Black-Scholes option pricing models with the following assumptions:

	Time Options and BOGO Options (Black-Scholes)	Performance Options (modified Black-Scholes)
Expected dividend yield	0.00%	0.00%
Weighted average expected stock price volatility	47.71%	51.58%
Weighted average risk-free interest rate	4.68%	4.87%
Weighted average expected life of options (years)	5.00	6.00

        Claire’s Inc. will issue new shares to satisfy exercise of stock options. During the period from May 29, 2007 to November 3, 2007, no cash was used to settle equity instruments granted under share-based payment arrangements.

Time-Vested Stock Awards

        On May 29, 2007, Claire’s Inc. issued 125,000 shares of common stock to certain members of executive management of the Company. The shares are subject to certain transfer restrictions and the shares are forfeited if a recipient leaves the Company. The shares vest at the rate of 25% on each of May 29, 2008, May 29, 2009, May 29, 2010, and May 29, 2011. Vesting is based on continued service to the Company. The weighted average grant date fair value was $10.00 per share and the shares had an aggregate fair value at date of grant of $1.25 million. Compensation expense relating to these shares recorded during the three months ended November 3, 2007 and the period from May 29, 2007 to November 3, 2007 approximated $163,000 and $272,000, respectively. At November 3, 2007, unearned compensation related to these shares was $978,000. That cost is expected to be recognized over a weighted average period of 3.6 years.

        A summary of the activity during the period from May 29, 2007 to November 3, 2007 in the Company’s time-vested stock is presented below:

F-47

	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	—	—

Granted	125,000	$10.00
Vested	—	—
Forfeited	—	—

Nonvested at end of period	125,000	$10.00

8. Long-Term Debt

        Long-term debt consists of the following (in thousands):

	Successor Entity	Predecessor Entity
	November 3, 2007	February 3, 2007
Senior secured term loan facility due 2014	$ 1,446,375	$ —
Senior notes due 2015	250,000	—
Senior toggle notes due 2015	350,000	—
Senior subordinated notes due 2017	335,000	—

	2,381,375	—
Less: current portion of long-term debt	(14,500)	—

Long-term debt, net of current portion	$ 2,366,875	$ —

        At November 3, 2007, the Company’s total debt principal maturities are as follows (in thousands):

Fiscal Year	Term Loan Facility	Senior Notes	Senior Toggle Notes	Senior Subordinated Notes	Total
2008	$ 3,625	—	—	—	$ 3,625
2009	14,500	—	—	—	14,500
2010	14,500	—	—	—	14,500
2011	14,500	—	—	—	14,500
2012	14,500	—	—	—	14,500
Thereafter	1,384,750	$250,000	$350,000	$ 335,000	2,319,750

	$1,446,375	$250,000	$350,000	$ 335,000	$2,381,375

F-48

        The Company’s net interest expense (income) for the respective periods was comprised of the following (in thousands):

	Successor Entity		Predecessor Entity
	Three Months Ended November 3, 2007	May 29, 2007 Through November 3, 2007	February 4, 2007 Through May 28, 2007	Three Months Ended October 28, 2006	Nine Months Ended October 28, 2006
Term loan facility	$ 30,720	$ 50,319	$ —	$ —	$ —
Senior notes	5,968	9,828	—	—	—
Senior toggle notes	8,697	14,317	—	—	—
Senior subordinated notes	9,081	14,949	—	—	—
Deferred debt issue costs	2,690	4,421	—	—	—
Other interest expense	13	175	86	18	76
Interest income	(847)	(1,759)	(4,962)	(3,180)	(11,267)

	$ 56,322	$ 92,250	$(4,876)	$(3,162)	$(11,191)

        At November 3, 2007 and February 3, 2007, accrued interest payable consisted of the following (in thousands):

	Successor Entity November 3, 2007	Predecessor Entity February 3, 2007
Term loan facility	$10,101	$ —
Senior notes	9,828	—
Senior toggle notes	14,317	—
Senior subordinated notes	14,949	—
Other	126	—

	$49,321	$ —

Credit Facility

        Set forth below is a summary of the terms of the Credit Facility:

        The Credit Facility is with a syndication of lenders and consists of a $1.45 billion senior secured term loan facility and a $200.0 million senior secured revolving credit facility. The Credit Facility contains customary provisions relating to mandatory prepayments, voluntary prepayments, affirmative covenants, negative covenants, and events of default. At the consummation of the Merger, the Company drew the full amount of the senior secured term loan facility and was issued a $4.5 million letter of credit.

        The senior secured term loan facility is amortized in equal quarterly installments of $3.625 million, beginning on September 30, 2007 and ending on March 31, 2014. The remaining balance of $1,352 million is due on May 29, 2014. The principal amount outstanding of the loans under the senior secured revolving credit facility, plus interest accrued and unpaid thereon, will be due and payable in full at maturity on May 29, 2013.

        All obligations under the Credit Facility are unconditionally guaranteed by (i) Claire’s Inc., our parent, prior to an initial public offering of Claire’s Stores, Inc. stock, and (ii) certain of our existing and future wholly-owned domestic subsidiaries, subject to certain exceptions.

        All obligations under the Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by (i) all of Claire’s Stores, Inc. capital stock, prior to an initial public offering of Claire’s Stores, Inc. stock, and (ii) substantially all of our material owned assets and the material owned assets of subsidiary guarantors, including:

•	a perfected pledge of all the equity interests held by us or any subsidiary guarantor, which pledge, in the case of any foreign subsidiary, is limited to 100% of the non-voting equity interests and 65% of the

F-49

voting equity interests of such foreign subsidiary held directly by us and the subsidiary guarantors; and

•	perfected security interests in, and mortgages on, substantially all material tangible and intangible assets owned by us and each subsidiary guarantor, subject to certain exceptions.

        Borrowings under the senior secured credit facility bear interest at a rate equal to, at the Company’s option, either (a) an alternate base rate determined by reference to the higher of (1) prime rate in effect on such day and (2) the federal funds effective rate plus 0.50% or (b) LIBOR rate, with respect to any Eurodollar borrowing, determined by reference to the costs of funds for U.S. dollar deposits in the London Interbank Market for the interest period relevant to such borrowing, adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under the senior secured credit facility was 1.75% with respect to alternate base rate borrowings and 2.75% with respect to LIBOR borrowings. After the delivery of the financial statements for our third fiscal quarter of Fiscal 2008, the applicable margin for borrowings under the Credit Facility will be subject to one or more stepdowns, in each case based upon the ratio of our net senior secured debt to EBITDA for the period of four consecutive fiscal quarters most recently ended as of such date (the “Total Net Secured Leverage Ratio”). In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a commitment fee, initially 0.50% per annum, in respect of the unutilized revolving credit commitments thereunder. After the delivery of the financial statements for the first full fiscal quarter after the closing date, the commitment fee will be subject to one stepdown, based upon our Total Net Secured Leverage Ratio. The Company must also pay customary letter of credit fees and agency fees. At November 3, 2007, the interest rate for the senior secured credit facility was 7.95%.

        Between July 20, 2007 and August 3, 2007, the Company entered into three interest rate swap agreements (the “Swaps”) to manage exposure to fluctuations in interest rates. The Swaps represent contracts to exchange floating rate for fixed interest payments periodically over the lives of the Swaps without exchange of the underlying notional amount. At November 3, 2007, the Swaps cover an aggregate-notional amount of $435.0 million of the $1.44 billion outstanding principal balance of the senior secured term loan facility. The fixed rates of the three swap agreements range from 4.96% to 5.25% and each swap expires on June 30, 2010. The Swaps have been designated as cash flow hedges. At November 3, 2007, the estimated fair value of the Swaps was a liability of approximately $8.5 million and is recorded, net of tax, as a reduction in other comprehensive income.

Senior Notes

        Set forth below is a summary of the terms of the Senior Notes:

        In connection with the Transactions, the Company issued $600 million of senior notes in two series:

(1)	$250.0 million of 9.25% Senior Notes due 2015 (the “Senior Cash Pay Notes”), and

(2)	$350.0 million of 9.625%/10.375% Senior Toggle Notes due 2015 (the “Senior Toggle Notes” and together with the Senior Cash Pay Notes, the “Senior Notes”).

        The Senior Cash Pay Notes are unsecured obligations of the Company and mature on June 1, 2015. Interest is payable semi-annually at 9.25% per annum, commencing on December 1, 2007.

        The Senior Toggle Notes are senior obligations of the Company and mature on June 1, 2015. Interest is payable semi-annually commencing on December 1, 2007. For any interest period through June 1, 2011, the Company may, at its option, elect to pay interest on the Senior Toggle Notes (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing PIK Notes (“PIK Interest”) or (iii) 50% as Cash Interest and 50% of PIK Interest.

        Cash Interest on the Senior Toggle Notes accrues at the 9.625% per annum and is payable in cash. PIK Interest on the Senior Toggle Notes accrues at the Cash Interest Rate per annum plus 0.75% and increases the amount outstanding of the Senior Toggle Notes.

        Additional interest is payable with respect to the Senior Notes in certain circumstances if the Company does not consummate an exchange offer (or shelf registration, if applicable) within certain parameters.

F-50

        Each of the Company’s wholly-owned domestic subsidiaries that guarantee indebtedness under the Credit Facility jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Senior Notes, expenses, indemnification or otherwise.

        On or after June 1, 2011, the Company may redeem the Senior Notes at its option, subject to certain notice periods, at a price equal to 100% of the principal amount of the Senior Notes plus a premium ranging from 102.313% to 104.813% if redeemed prior to June 1, 2013. In addition, prior to June 1, 2011, the Company may redeem the Senior Notes, subject to certain notice periods, at a price equal to 100% of the principal amount of the Senior Notes redeemed plus an applicable premium. There are also other specific provisions that allow for the Company to redeem Senior Notes prior to June 1, 2010, subject to certain notice periods and limitations, up to 35% of the original aggregate principal amount, including any PIK additions to the Senior Toggle Notes, with the cash proceeds of one more equity offerings, at a price equal to a range of 109.25% to 109.625% of the principal balance of the redeemed Senior Notes.

        Upon the occurrence of a change in control, each holder of the Senior Notes has the right to require the Company to repurchase all or any part of such holder’s Senior Notes, at a price in cash equal to 101% of the principal amount of the Senior Notes redeemed.

        The Senior Note Indentures contain certain covenants that the Company must meet during the term of the Senior Notes. However, if at any date, the Senior Notes have Investment Grade Ratings from both of the rating agencies of Moody’s Investment Service, Inc. (“Moody’s”) and Standards & Poor’s Rating Group (“S&P”) and no event of default has occurred, the majority of the covenants will not apply.

Senior Subordinated Notes

        Set forth below is a summary of the terms of the Senior Subordinated Notes:

        In connection with the Transactions, the Company issued $335.0 million of Senior Subordinated Notes. The Senior Subordinated Notes are senior subordinated obligation of the Company and will mature on June 1, 2017. Interest is payable semi-annually at 10.50% per annum, commencing on December 1, 2007.

        Additional interest is payable with respect to the Senior Subordinated Notes in certain circumstances if the Company does not consummate an exchange offer (or shelf registration, if applicable) within certain parameters.

        Each of the Company’s wholly-owned domestic subsidiaries that guarantee indebtedness under the Credit Facility jointly and severally irrevocably and unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Senior Subordinated Notes, expenses, indemnification or otherwise.

        On or after June 1, 2012, the Company may redeem the Senior Subordinated Notes at its option, subject to certain notice periods, at a price equal to 100% of the principal amount of the Senior Notes plus a premium ranging from 101.75% to 105.25% if redeemed prior to June 1, 2015. In addition, prior to June 1, 2012, the Company may redeem the Senior Subordinated Notes, subject to certain notice periods, at a price equal to 100% of the principal amount of the Senior Notes redeemed plus an applicable premium. There are also other specific provisions that allow for the Company to redeem Senior Subordinated Notes prior to June 1, 2010, subject to certain notice periods and limitations, up to 35% of the original aggregate principal amount with the cash proceeds of one more equity offerings, at a redemption price equal of 110.50% of the principal balance of the redeemed Senior Subordinated Notes.

        Upon the occurrence of a change in control, each holder of the Senior Subordinated Notes has the right to require the Company to repurchase all or any part of such holder’s Senior Subordinated Notes, at a price in cash equal to 101% of the principal amount of the Senior Subordinated Notes redeemed.

        The Senior Subordinated Note Indenture contains certain covenants that the Company must meet during the term of the Senior Subordinated Notes. However, if at any date, the Senior Subordinated Notes have Investment Grade Ratings from both of the rating agencies of Moody’s and S&P and no event of default has occurred, the majority of the covenants will not apply.

F-51

9. Stockholders’ Equity

        On June 5, 2007, the Company paid a dividend of approximately $7.3 million to holders of the predecessor entity’s common stock and class A common stock.

10. Commitments and Contingencies

        The Company is, from time to time, involved in litigation incidental to the conduct of its business, including personal injury litigation, litigation regarding merchandise sold, including product and safety concerns regarding metal content in merchandise, litigation with respect to various employment matters, including wage and hour litigation, litigation with present and former employees and litigation regarding intellectual property rights. The Company believes that current pending litigation will not have a material adverse effect on its financial position, earnings or cash flows.

11. Related Party Transactions

        Upon consummation of the Merger, the Company entered into a management services agreement with Apollo and the Sponsors. Under this management services agreement, Apollo and the Sponsors agreed to provide to the Company certain investment banking, management, consulting, and financial planning services on an ongoing basis for a fee of $3.0 million per year. Under this management services agreement, Apollo and the Sponsors also agreed to provide to the Company certain financial advisory and investment banking services from time to time in connection with major financial transactions that may be undertaken by it or its subsidiaries in exchange for fees customary for such services after taking into account expertise and relationships within the business and financial community of Apollo and the Sponsors. Under this management services agreement, the Company also agreed to provide customary indemnification. In addition, the Company paid a transaction fee of $20.3 million (including reimbursement of expenses) to Apollo and the Sponsors for financial advisory services rendered in connection with the Merger, a portion of which has been included as part of the purchase price. These services included assisting the Company in structuring the Merger, taking into account tax considerations and optimal access to financing, and assisting in the negotiation of the Company’s material agreements and financing arrangements in connection with the Merger. Upon consummation of the Merger, the Company paid Tri-Artisan Capital Partners, LLC, a member of one of the Sponsors’ affiliated funds, an $8.9 million transaction fee in connection with certain advisory services rendered in connection with the Merger.

12. Supplemental Financial Information

        On May 29, 2007, Claire’s Stores, Inc. (the “Issuer”), issued $935.0 million in senior notes, senior toggle notes and senior subordinated notes. These notes are irrevocably and unconditionally guaranteed, jointly and severally, by all wholly-owned domestic current or future subsidiaries of Claire’s Stores, Inc. that guarantee the Company’s senior secured credit facility (the “Guarantors”). The Company’s other subsidiaries, principally its international subsidiaries including our European subsidiaries, RSI International Ltd., CSC Limited Partnership, Claire’s China, and BMS Fashion Corp., (the “Non-Guarantors”) are not guarantors of these notes.

        The following tables present the condensed consolidating financial information for the Issuer, the Guarantors and the Non-Guarantors, together with eliminations, as of and for the periods indicated.

        The information as of November 3, 2007 and for the period from May 29, 2007 to November 3, 2007 presents the financial position, results of operations and cash flows of the Successor Entity. The information as of February 3, 2007, the period from February 4, 2007 through May 28, 2007 and the three and nine months ended October 28, 2006 presents the financial position, results of operations and cash flows of the Predecessor Entity. The consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows had the Issuer, Guarantors, and Non-Guarantors operated as independent entities.

F-52

Successor Entity
Condensed Consolidating Balance Sheet
November 3, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantor	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$ 4,852	$ 1,767	$ 71,419	$ —	$ 78,038
Inventories	—	114,067	42,471	—	156,538
Prepaid expenses	671	14,439	26,165	—	41,275
Other current assets	13	19,742	5,743	—	25,498

Total current assets	5,536	150,015	145,798	—	301,349

Property and equipment:
Land and building	—	22,288	—	—	22,288
Furniture, fixtures and equipment	2,031	79,364	37,335	—	118,730
Leasehold improvements	1,628	125,286	87,309	—	214,223

	3,659	226,938	124,644	—	355,241
Less accumulated depreciation and amortization	(403)	(23,823)	(12,306)	—	(36,532)

	3,256	203,115	112,338	—	318,709

Intercompany receivables	102,146	—	—	(102,146)	—
Investment in subsidiaries	186,052	8,317	—	(194,369)	—
Intangible assets, net	739,020	317	76,875	—	816,212
Deferred debt issuance costs	73,140	—	—	—	73,140
Other assets	35,053	1,908	34,988	—	71,949
Goodwill	1,901,225	(145)	(94,028)	—	1,807,052

	3,036,636	10,397	17,835	(296,515)	2,768,353

Total assets	$ 3,045,428	$ 363,527	$ 275,971	$ (296,515)	$ 3,388,411

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	683	$ 34,447	$ 48,830	—	$ 83,960
Current portion of long-term debt	14,500	—	—	—	14,500
Income taxes payable	(3,109)	9,057	1,993	—	7,941
Accrued interest payable	49,308	—	13	—	49,321
Accrued expenses and other liabilities	18,668	40,298	46,413	—	105,379

Total current liabilities	80,050	83,802	97,249	—	261,101

Intercompany payables	—	60,210	41,936	(102,146)	—
Long-term debt	2,366,875	—	—		2,366,875
Deferred tax liability	—	129,840	12,414	—	142,254
Deferred rent expense	1,628	3,536	3,459	—	8,623
Other liabilities	—	12,683	—	—	12,683

	2,368,503	206,269	57,809	(102,146)	2,530,435

Stockholder’s equity:
Common stock	—	367	—	(367)	—
Additional paid in capital	598,507	42,544	74,466	(117,010)	598,507
Accumulated other comprehensive income,
net of tax	12,987	3,850	18,538	(22,388)	12,987
Retained earnings (accumulated deficit)	(14,619)	26,695	27,909	(54,604)	(14,619)

	596,875	73,456	120,913	(194,369)	596,875

Total liabilities and stockholder’s equity	$ 3,045,428	$ 363,527	$ 275,971	$ (296,515)	$ 3,388,411

F-53

Predecessor Entity
Condensed Consolidating Balance Sheet
February 3, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$ 194,098	$ 15,807	$ 130,972	$ —	$ 340,877
Inventories	—	88,458	32,661	—	121,119
Prepaid expenses	1,464	13,127	20,974	—	35,565
Other current assets	9,976	28,217	2,888	—	41,081

Total current assets	205,538	145,609	187,495	—	538,642

Property and equipment:
Land and building	78	17,272	—	—	17,350
Furniture, fixtures and equipment	5,197	191,347	87,012	—	283,556
Leasehold improvements	4,532	162,370	121,597	—	288,499

	9,807	370,989	208,609	—	589,405
Less accumulated depreciation and amortization	(6,296)	(207,229)	(110,555)	—	(324,080)

	3,511	163,760	98,054	—	265,325

Intercompany receivables	10,241	—	—	(10,241)	—
Investment in subsidiaries	649,516	24,942	—	(674,458)	—
Intangible assets, net	—	618	50,964	—	51,582
Other assets	7,547	904	26,324	—	34,775
Goodwill	—	170,650	30,292	—	200,942

	667,304	197,114	107,580	(684,699)	287,299

Total assets	$ 876,353	$ 506,483	$ 393,129	$(684,699)	$ 1,091,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$ 1,422	$ 25,228	$ 29,673	$ —	$ 56,323
Income taxes payable	—	24,838	10,264	—	35,102
Accrued expenses and other liabilities	24,665	42,608	36,753	—	104,026

Total current liabilities	26,087	92,674	76,690	—	195,451

Intercompany payables	—	1,176	9,065	(10,241)	—
Deferred tax liability	—	17,195	2,229	—	19,424
Deferred rent expense	—	17,522	8,603	—	26,125
Other liabilities	2,604	—	—	—	2,604

	2,604	35,893	19,897	(10,241)	48,153

Stockholders' equity:
Preferred stock	—	—	—	—	—
Class A common stock	243	—	—	—	243
Common stock	4,410	367	—	(367)	4,410
Additional paid in capital	75,486	42,544	76,958	(119,502)	75,486
Accumulated other comprehensive income, net
of tax	33,956	4,394	37,100	(41,494)	33,956
Retained earnings	733,567	330,611	182,484	(513,095)	733,567

	847,662	377,916	296,542	(674,458)	847,662

Total liabilities and stockholders' equity	$ 876,353	$ 506,483	$ 393,129	$(684,699)	$ 1,091,266

F-54

Successor Entity
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)
For The Three Months Ended November 3, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$ —	$ 468,643	$ 140,612	$(251,889)	$ 357,366
Cost of sales, occupancy and buying expenses	—	361,073	67,031	(251,889)	176,215

Gross profit	—	107,570	73,581	—	181,151

Other expenses (income):
Selling, general and administrative	7,327	68,394	52,051	—	127,772
Depreciation and amortization	1,546	17,378	7,504	—	26,428
Transaction-related costs	1,000	—	200	—	1,200
Other (income) expense	(4,362)	3,896	(844)	—	(1,310)

	5,511	89,668	58,911	—	154,090

Operating income (loss)	(5,511)	17,902	14,670	—	27,061
Interest expense (income), net	56,838	(86)	(430)	—	56,322

Income (loss) before income taxes	(62,349)	17,988	15,100	—	(29,261)
Income taxes	(24,212)	9,745	(982)	—	(15,449)

Income (loss) from continuing operations	(38,137)	8,243	16,082	—	(13,812)
Equity in earnings of subsidiaries	24,325	863	—	(25,188)	—

Net income (loss)	(13,812)	9,106	16,082	(25,188)	(13,812)
Foreign currency translation adjustments	9,242	3,567	14,242	(17,809)	9,242

Comprehensive income (loss)	$(4,570)	$ 12,673	$ 30,324	$(42,997)	$ (4,570)

F-55

Successor Entity
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)
For The Period May 29, 2007 through November 3, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$ —	$ 778,114	$ 252,946	$(392,504)	$ 638,556
Cost of sales, occupancy and buying expenses	—	586,521	120,473	(392,504)	314,490

Gross profit	—	191,593	132,473	—	324,066

Other expenses (income):
Selling, general and administrative	11,816	117,741	90,956	—	220,513
Depreciation and amortization	2,598	24,818	12,182	—	39,598
Transaction-related costs	2,042	—	1,219	—	3,261
Other (income) expense	(5,164)	5,039	(1,581)	—	(1,706)

	11,292	147,598	102,776	—	261,666

Operating income (loss)	(11,292)	43,995	29,697	—	62,400
Interest expense (income), net	93,423	(588)	(585)	—	92,250

Income (loss) before income taxes	(104,715)	44,583	30,282	—	(29,850)
Income taxes	(39,688)	22,467	1,990	—	(15,231)

Income (loss) from continuing operations	(65,027)	22,116	28,292	—	(14,619)
Equity in earnings of subsidiaries	50,408	3,106	—	(53,514)	—

Net income (loss)	(14,619)	25,222	28,292	(53,514)	(14,619)
Foreign currency translation adjustments	12,987	3,840	19,399	(23,239)	12,987

Comprehensive income (loss)	$ (1,632)	$ 29,062	$ 47,691	$(76,753)	$ (1,632)

F-56

Predecessor Entity
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)
For The Period February 4, 2007 Through May 28, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net Sales	$ —	$540,394	$149,666	$(265,161)	$424,899
Cost of sales, occupancy and buying expenses	—	397,435	74,164	(265,161)	206,438

Gross profit	—	142,959	75,502	—	218,461

Other expenses (income):
Selling, general and administrative	7,021	84,633	62,828	—	154,482
Depreciation and amortization	367	11,504	7,781	—	19,652
Transaction-related costs	72,672	—	—	—	72,672
Other (income) expense	(8,054)	5,926	652	—	(1,476)

	72,006	102,063	71,261	—	245,330

Operating income (loss)	(72,006)	40,896	4,241	—	(26,869)
Interest expense (income), net	(3,235)	(376)	(1,265)	—	(4,876)

Income (loss) before income taxes	(68,771)	41,272	5,506	—	(21,993)
Income taxes	8,369	15,361	(1,951)	—	21,779

Income (loss) from continuing operations	(77,140)	25,911	7,457	—	(43,772)
Equity in earnings of subsidiaries	33,368	2,775	—	(36,143)	—

Net income (loss)	(43,772)	28,686	7,457	(36,143)	(43,772)
Foreign currency translation adjustments	8,440	2,861	8,478	(11,339)	8,440

Comprehensive income (loss)	$(35,332)	$ 31,547	$ 15,935	$(47,482)	$(35,332)

F-57

Predecessor Entity
Condensed Consolidating Statement of Operations and Comprehensive Income
For The Three Months Ended October 28, 2006
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$ —	$ 470,690	$ 127,832	$(250,929)	$ 347,593
Cost of sales, occupancy and buying expenses	—	358,318	58,098	(250,929)	165,487

Gross profit	—	112,372	69,734	—	182,106

Other expenses (income):
Selling, general and administrative	8,553	64,746	45,544	—	118,843
Depreciation and amortization	235	8,272	5,742	—	14,249
Other (income) expense	(5,919)	4,764	401	—	(754)

	2,869	77,782	51,687	—	132,338

Operating income (loss)	(2,869)	34,590	18,047	—	49,768
Interest expense (income), net	(2,431)	(102)	(629)	—	(3,162)

Income (loss) before income taxes	(438)	34,692	18,676	—	52,930
Income taxes	(163)	14,209	2,257	—	16,303

Income (loss) from continuing operations	(275)	20,483	16,419	—	36,627
Equity in earnings of subsidiaries	36,902	2,484	—	(39,386)	—

Net income	36,627	22,967	16,419	(39,386)	36,627
Foreign currency translation adjustments	924	378	906	(1,284)	924

Comprehensive income	$ 37,551	$ 23,345	$ 17,325	$(40,670)	$ 37,551

F-58

Predecessor Entity
Condensed Consolidating Statement of Operations and Comprehensive Income
For The Nine Months Ended October 28, 2006
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$ —	$ 1,331,379	$ 357,123	$(679,822)	$ 1,008,680
Cost of sales, occupancy and buying expenses	—	995,401	164,961	(679,822)	480,540

Gross profit	—	335,978	192,162	—	528,140

Other expenses (income):
Selling, general and administrative	26,041	192,532	129,996	—	348,569
Depreciation and amortization	696	24,335	16,288	—	41,319
Other (income) expense	(18,014)	7,764	8,336	—	(1,914)

	8,723	224,631	154,620	—	387,974

Operating income (loss)	(8,723)	111,347	37,542	—	140,166
Interest expense (income), net	(9,411)	(247)	(1,533)	—	(11,191)

Income before income taxes	688	111,594	39,075	—	151,357
Income taxes	262	45,979	2,826	—	49,067

Income from continuing operations	426	65,615	36,249	—	102,290
Equity in earnings of subsidiaries	101,864	7,456	—	(109,320)	—

Net income	102,290	73,071	36,249	(109,320)	102,290
Foreign currency translation adjustments	9,925	248	10,443	(10,691)	9,925

Comprehensive income	$ 112,215	$ 73,319	$ 46,692	$(120,011)	$ 112,215

F-59

Successor Entity
Condensed Consolidating Statement of Cash Flows
For The Period May 29, 2007 through November 3, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$ (14,619)	$ 25,222	$ 28,292	$(53,514)	$ (14,619)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(50,408)	(3,106)	—	53,514	—
Depreciation and amortization	2,598	24,818	12,182	—	39,598
Amortization of intangibles and other assets	—	24	765	—	789
Amortization of debt issuance costs	4,421	—	—	—	4,421
Loss on sale / retirement of property and
equipment, net	—	265	134	—	399
Stock compensation expense	2,832	—	—	—	2,832
(Increase) decrease in:
Inventories	—	(16,058)	(4,637)	—	(20,695)
Prepaid expenses	328	(12,578)	2,574	—	(9,676)
Other assets	10,681	(748)	(35,073)	—	(25,140)
Increase (decrease) in:
Trade accounts payable	(649)	1,728	(7,217)	—	(6,138)
Income taxes	(3,978)	6,805	(2,208)	—	619
Accrued expenses and other liabilities	(80,810)	(18,142)	10,288	—	(88,664)
Accrued interest payable	49,308	—	13	—	49,321
Deferred income taxes	—	(21,086)	(311)	—	(21,397)
Deferred rent expense	—	3,157	694	—	3,851

Net cash provided by (used in) operating activities	(80,296)	(9,699)	5,496	—	(84,499)

Cash flows from investing activities:
Acquisition of property and equipment	(142)	(28,271)	(14,254)	—	(42,667)
Acquisition of predecessor entity	(2,877,176)	(78,642)	(89,429)	—	(3,045,247)
Acquisition of intangible assets	—	(58)	(1,612)	—	(1,670)

Net cash used in investing activities	(2,877,318)	(106,971)	(105,295)	—	(3,089,584)

Cash flows from financing activities:
Proceeds from credit facility	1,450,000	—	—	—	1,450,000
Payments on credit facility	(3,625)	—	—	—	(3,625)
Proceeds from note offerings	935,000	—	—	—	935,000
Capital contribution	595,675	—	—	—	595,675
Cash paid upon option conversion	(7,924)	—	—	—	(7,924)
Cash paid for financing fees	(77,561)	—	—	—	(77,561)
Dividends paid	(7,252)	—	—	—	(7,252)
Intercompany financing	(105,023)	(37,451)	142,474	—	—

Net cash provided by (used in) financing activities	2,779,290	(37,451)	142,474	—	2,884,313

Effect of foreign currency exchange rate changes on
cash and cash equivalents	(5,231)	(153)	(4,330)	—	(9,714)

Net increase (decrease) in cash and cash equivalents	(183,555)	(154,274)	38,345	—	(299,484)
Cash and cash equivalents at beginning of period	188,407	156,041	33,074	—	377,522

Cash and cash equivalents at end of period	$ 4,852	$ 1,767	$ 71,419	$ —	$ 78,038

F-60

Predecessor Entity
Condensed Consolidating Statement of Cash Flows
For The Period February 4, 2007 Through May 28, 2007
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(43,772)	$ 28,686	$ 7,457	$(36,143)	$(43,772)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(33,368)	(2,775)	—	36,143	—
Depreciation and amortization	367	11,504	7,781	—	19,652
Amortization of intangibles and other assets	—	39	583	—	622
Impairment of intangible assets	—	—	73	—	73
(Gain) loss on sale / retirement of property and
equipment, net	—	873	328	—	1,201
Excess tax benefit from stock compensation	(2,885)	—	—	—	(2,885)
Stock compensation expense	8,946	—	—	—	8,946
(Increase) decrease in:
Inventories	—	(9,551)	(1,381)	—	(10,932)
Prepaid expenses	465	11,266	(5,342)	—	6,389
Other assets	(941)	1,048	(3,164)	—	(3,057)
Increase (decrease) in:
Trade accounts payable	(90)	7,490	23,802	—	31,202
Income taxes	3,754	(9,903)	(5,583)	—	(11,732)
Accrued expenses and other liabilities	54,909	16,281	(4,301)	—	66,889
Deferred income taxes	—	7,015	(292)	—	6,723
Deferred rent expense	—	634	(261)	—	373

Net cash provided by (used in) operating activities	(12,615)	62,607	19,700	—	69,692

Cash flows from investing activities:
Acquisition of property and equipment	(171)	(18,822)	(8,995)	—	(27,988)
Acquisition of intangible assets	—	(20)	(61)	—	(81)

Net cash used in investing activities	(171)	(18,842)	(9,056)	—	(28,069)

Cash flows from financing activities:
Proceeds from stock options exercised	177	—	—	—	177
Excess tax benefit from stock compensation	2,885	—	—	—	2,885
Dividends paid	(9,065)	—	—	—	(9,065)
Intercompany financing	13,118	96,485	(109,603)	—	—

Net cash provided by (used in) financing activities	7,115	96,485	(109,603)	—	(6,003)

Effect of foreign currency exchange rate changes on
cash and cash equivalents	(20)	(16)	1,061	—	1,025

Net increase (decrease) in cash and cash equivalents	(5,691)	140,234	(97,898)	—	36,645
Cash and cash equivalents at beginning of period	194,098	15,807	130,972	—	340,877

Cash and cash equivalents at end of period	$ 188,407	$ 156,041	$ 33,074	$ —	$ 377,522

F-61

Predecessor Entity
Condensed Consolidating Statement of Cash Flows
For The Nine Months Ended October 28, 2006
(in thousands)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$ 102,290	$ 73,071	$ 36,249	$(109,320)	$ 102,290
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in earnings of subsidiaries	(101,864)	(7,456)	—	109,320	—
Depreciation and amortization	696	24,335	16,288	—	41,319
Amortization of intangibles and other assets	—	53	1,089	—	1,142
(Gain) loss on sale / retirement of property and
equipment, net	(767)	1,252	656	—	1,141
Gain on sale of intangible assets	—	—	(47)	—	(47)
Excess tax benefit from stock compensation	(3,442)	—	—	—	(3,442)
Stock compensation expense	5,981	—	—	—	5,981
(Increase) decrease in:
Inventories	—	(31,536)	(12,065)	—	(43,601)
Prepaid expenses	(94)	(381)	(5,190)	—	(5,665)
Other assets	(1,834)	(1,981)	(4,484)	—	(8,299)
Increase (decrease) in:
Trade accounts payable	(956)	5,563	21,078	—	25,685
Income taxes	3,442	(15,086)	(553)	—	(12,197)
Accrued expenses and other liabilities	2,286	(280)	3,269	—	5,275
Deferred income taxes	—	(3,272)	(1,292)	—	(4,564)
Deferred rent expense	—	257	1,877	—	2,134

Net cash provided by operating activities	5,738	44,539	56,875	—	107,152

Cash flows from investing activities:
Acquisition of property and equipment	(1,084)	(42,482)	(33,189)	—	(76,755)
Proceeds from sale of land and building	881	—	—	—	881
Acquisition of intangible assets	—	(176)	(2,670)	—	(2,846)

Net cash used in investing activities	(203)	(42,658)	(35,859)	—	(78,720)

Cash flows from financing activities:
Proceeds from stock options exercised	8,565	—	—	—	8,565
Purchase and retirement of common stock	(199,675)	—	—	—	(199,675)
Excess tax benefit from stock compensation	3,442	—	—	—	3,442
Dividends paid	(28,491)	—	—	—	(28,491)
Intercompany financing	241	2,869	(3,110)	—	—

Net cash provided by (used in) financing activities	(215,918)	2,869	(3,110)	—	(216,159)

Effect of foreign currency exchange rate changes on
cash and cash equivalents	(16)	(504)	1,676	—	1,156

Net increase (decrease) in cash and cash equivalents	(210,399)	4,246	19,582	—	(186,571)
Cash and cash equivalents at beginning of period	341,268	2,864	86,990	—	431,122

Cash and cash equivalents at end of period	$ 130,869	$ 7,110	$ 106,572	$ —	$ 244,551

F-62

Offer to Exchange

$250,000,000 aggregate principal amount of the issuer’s 9.25% Senior Notes due 2015, $350,000,000 aggregate principal amount of the issuer’s 9.625%/10.375% Senior Toggle Notes due 2015 and $335,000,000 aggregate principal amount of the issuer’s 10.50% Senior Subordinated Notes due 2017

PROSPECTUS

Until                    , 2008, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

ITEM 20. Indemnification of Directors and Officers

        Claire’s Stores, Inc. is organized under the laws of the State of Florida. Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

        Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

        In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

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        Article VII of the Amended and Restated Articles of Incorporation, provides for the indemnification of directors, and officers to the fullest extent authorized by the FBCA. Article VII also provides that, the Company will, subject to certain exceptions, advance expenses incurred by an indemnitee upon receipt by the Company of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it is ultimately determined by final judicial decision that the indemnitee is not entitled to be indemnified.

        Afterthoughts Merchandising Corp., BMS Distributing Corp., CBI Distributing Corp., Claire’s Canada Corp., Claire’s Puerto Rico Corp. and Sassy Doo!, Inc. are organized under the laws of the State of Delaware. Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

        The Certificates of Incorporation, as amended, of each of Afterthoughts Merchandising Corp., BMS Distributing Corp., Claire’s Canada Corp. and Claire’s Puerto Rico Corp. provide for the indemnification of directors except for (1) liability for any breach of the director’s loyalty to the company to its stockholders, (2) for acts or ommissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (4) any transaction from which the director derived an improper benefit. It is intended that foregoing provisions provide the maximum protection against liability afforded by the DGCL.

        Claire’s Boutiques, Inc. is organized under the laws of the State of Colorado. The Colorado Business Corporations Act (the “CBCA”), as set forth in Title 7, Articles 101 to 117 of the Colorado Revised Statutes, governs a Colorado corporation’s obligations to indemnify its officers and directors. The CBCA specifies the circumstances under which a corporation may indemnify its directors, officers, employees and agents. As to directors, the CBCA generally requires that a director provide a statement that he or she has met a certain standard of conduct. The CBCA standard requires that a director must have acted in good faith, and for acts done in a director’s official capacity, must have reasonably believed that he or she acted in the best interests of the corporation. In all other instances, the director must have acted in good faith and must have reasonably believed that he or she acted in a manner that was not opposed to the best interests of the corporation. In criminal proceedings, the director must not have had a reason to believe that his or her conduct was unlawful. In a proceeding brought by or in the right of the corporation, or that alleges that a director improperly received a personal benefit, the director cannot be indemnified if he or she is adjudged liable, unless a court orders the corporation to pay reasonable expenses. On the other hand, the corporation must pay reasonable expenses that a director or officer incurred in a proceeding when any director or officer is wholly successful on the merits or otherwise in defending any civil or criminal proceeding. The CBCA permits the corporation to indemnify officers and employees to a greater extent than it may indemnify directors if such indemnification would not violate public policy.

        The CBCA also provides that a corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except for monetary damages for any breach of the director’s duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, certain acts regarding approval of unlawful distributions or any transaction from which the director directly or indirectly derived an improper personal benefit.

        Article 6(a) of the Claire’s Boutiques, Inc. Articles of Incorporation provides for the indemnification of directors to the fullest extent permitted by the CBCA.

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ITEM 21. EXHIBITS

(a)	Exhibits

Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation of Claire’s Stores, Inc.*
3.2	By-laws of Claire’s Stores, Inc.*
3.3	Certificate of Incorporation of Afterthoughts Merchandising Corp.*
3.4	By-laws of Afterthoughts Merchandising Corp.*
3.5	Certificate of Incorporation of BMS Distributing Corp.*
3.6	By-laws of BMS Distributing Corp.*
3.7	Certificate of Incorporation of CBI Distributing Corp.*
3.8	By-laws of CBI Distributing Corp.*
3.9	Articles of Incorporation of Claire’s Boutiques, Inc.*
3.10	By-laws of Claire’s Boutiques, Inc.*
3.11	Certificate of Incorporation of Claire’s Canada Corp.*
3.12	By-laws of Claire’s Canada Corp.*
3.13	Certificate of Incorporation of Claire’s Puerto Rico Corp.*
3.14	By-laws of Claire’s Puerto Rico Corp.*
3.15	Certificate of Incorporation of Sassy Doo!, Inc.*
3.16	By-laws of Sassy Doo!, Inc.*
4.1	Senior Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.2	Senior Toggle Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.3	Senior Subordinated Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.4	Senior Notes Supplemental Indenture, dated as of May 29, 2007, by and among Claire’s Stores, Inc., the guarantors listed on Exhibit A thereto and The Bank of New York, as Trustee, to the Senior Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.5	Senior Toggle Notes Supplemental Indenture, dated as of May 29, 2007, by and among Claire’s Stores, Inc., the guarantors listed on Exhibit A thereto and The Bank of New York, as Trustee, to the Senior Toggle Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.6	Senior Subordinated Notes Supplemental Indenture, dated as of May 29, 2007, by and among Claire’s Stores, Inc., the guarantors listed on Exhibit A thereto and The Bank of New York, as Trustee, to the Senior Subordinated Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.7	Form of 9.25% Senior Notes due 2015*
4.8	Form of 9.625%/10.375% Senior Toggle Notes due 2015*
4.9	Form of 10.50% Senior Subordinated Notes due 2017*
4.10	Senior Notes Registration Rights Agreement, dated May 29, 2007, by and among Claire’s Stores, Inc., the Guarantors listed on Schedule I thereto and Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., ABN AMRO Incorporated, Mizuho Securities USA Inc. and Natexis Bleichroeder Inc.*
4.11	Senior Subordinated Notes Registration Rights Agreement, dated May 29, 2007, by and among Claire’s Stores, Inc., the Guarantors listed on Schedule I thereto and Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., ABN AMRO Incorporated, Mizuho Securities USA Inc. and Natexis Bleichroeder Inc.*
5.1	Opinion of Morgan, Lewis & Bockius LLP**
5.2	Opinion of Hutchinson Black and Cook, LLC**
10.1	Credit Agreement, dated as of May 29, 2007, among Bauble Holdings Corp., Bauble Acquisition Sub, Inc. (to be merged with and into Claire’s Stores, Inc.), as Borrower, the Lenders party thereto, Credit Suisse, as Administrative Agent, Bear Stearns Corporate Lending Inc. and Mizuho Corporate Bank, Ltd., as Co-Syndication Agents, Lehman Commercial Paper Inc. and LaSalle Bank National Association, as Co-Documentation Agents, and Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, and Lehman Brothers Inc., as Joint Bookrunners and Joint Lead Arrangers*
10.2	Management Services Agreement, dated as of May 29, 2007, among Claire’s Stores, Inc., Bauble Holdings Corp. and Apollo Management VI, L.P. and Tri-Artisan Capital Partners, LLC and TACP Investments – Claire’s LLC*
10.3	Claire’s Inc. Amended and Restated Stock Incentive Plan, dated June 29, 2007*
10.4	Standard Form of Option Grant Letter (Target Performance Option and Stretch Performance Option)*

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10.5	Standard Form of Option Grant Letter (Target Performance Option)*
10.6	Standard Form of Director Option Grant Letter*
10.7	Employment Agreement with Eugene S. Kahn*
10.8	Employment Agreement with Mark Smith*
10.9	Employment Agreement with James Conroy*
10.10	Amended and Restated Office Lease dated January 1, 2004 between the Company and Rowland Schaefer Associates**
12.1	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges for Claire’s Stores, Inc.*
21.1	Subsidiaries of Claire’s Stores, Inc.**
23.1	Consent of KPMG LLP**
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)**
23.3	Consent of Hutchinson Black and Cook, LLC (included in Exhibits 5.2)**
24.1	Powers of Attorney (included in the signature pages to the registration statement)*
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee under the Senior Notes Indenture for Claire’s Stores, Inc.’s 9.25% Senior Notes due 2015*
25.2	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee under the Senior Toggle Notes Indenture for Claire’s Stores, Inc.’s 9.625%/10.375% Senior Toggle Notes due 2015*
25.3	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee under the Senior Subordinated Notes Indenture for Claire’s Stores, Inc.’s 10.50% Senior Notes due 2015*
99.1	Form of Letter of Transmittal**
99.2	Form of Notice for Guaranteed Delivery**
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees**

*	Previously filed
**	Filed herewith

ITEM 22. UNDERTAKINGS

The undersigned registrants hereby undertake:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

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(i)	Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(f)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(h)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Pembroke Pines, state of Florida, on January 18, 2008.

CLAIRE’S STORES, INC.

By:	/s/ Ira D. Kaplan
Name: Ira D. Kaplan
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Eugene S. Kahn	Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2008

/s/ Ira D. Kaplan Ira D. Kaplan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

* Peter P. Copses	Chairman of the Board of Directors	January 18, 2008

* Robert J. DiNicola	Director	January 18, 2008

* George G. Golleher	Director	January 18, 2008

* Rohit Manocha	Director	January 18, 2008

* Ron Marshall	Director	January 18, 2008

* Lance A. Milken	Director	January 18, 2008

*/s/ Ira D. Kaplan Ira Kaplan	Attorney-in-Fact

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Pembroke Pines, state of Florida, on January 18, 2008.

AFTERTHOUGHTS MERCHANDISING CORP.

By:	/s/ Ira D. Kaplan
Name: Ira D. Kaplan
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Eugene S. Kahn	Chief Executive Officer (Principal Executive Officer) and Director	January 18, 2008

/s/ Ira D. Kaplan Ira D. Kaplan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

* Rebecca Orand	Director	January 18, 2008

*/s/ Ira D. Kaplan Ira Kaplan	Attorney-in-Fact

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Pembroke Pines, state of Florida, on January 18, 2008.

BMS DISTRIBUTING CORP.

By:	/s/ Ira D. Kaplan
Name: Ira D. Kaplan
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Eugene S. Kahn	Chief Executive Officer (Principal Executive Officer) and Director	January 18, 2008

/s/ Ira D. Kaplan Ira D. Kaplan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

* Rebecca Orand	Director	January 18, 2008

*/s/ Ira D. Kaplan Ira Kaplan	Attorney-in-Fact

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Pembroke Pines, state of Florida, on January 18, 2008.

CBI DISTRIBUTING CORP.

By:	/s/ Ira D. Kaplan
Name: Ira D. Kaplan
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Eugene S. Kahn	Chief Executive Officer (Principal Executive Officer) and Director	January 18, 2008

/s/ Ira D. Kaplan Ira D. Kaplan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

* Rebecca Orand	Director	January 18, 2008

*/s/ Ira D. Kaplan Ira Kaplan	Attorney-in-Fact

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Pembroke Pines, state of Florida, on January 18, 2008.

CLAIRE’S BOUTIQUES, INC.

By:	/s/ Ira D. Kaplan
Name: Ira D. Kaplan
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Eugene S. Kahn	Chief Executive Officer (Principal Executive Officer) and Director	January 18, 2008

/s/ Ira D. Kaplan Ira D. Kaplan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

* Rebecca Orand	Director	January 18, 2008

*/s/ Ira D. Kaplan Ira Kaplan	Attorney-in-Fact

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Pembroke Pines, state of Florida, on January 18, 2008.

CLAIRE’S CANADA CORP.

By:	/s/ Ira D. Kaplan
Name: Ira D. Kaplan
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Eugene S. Kahn	Chief Executive Officer (Principal Executive Officer) and Director	January 18, 2008

/s/ Ira D. Kaplan Ira D. Kaplan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

* Rebecca Orand	Director	January 18, 2008

*/s/ Ira D. Kaplan Ira Kaplan	Attorney-in-Fact

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Pembroke Pines, state of Florida, on January 18, 2008.

CLAIRE’S PUERTO RICO CORP.

By:	/s/ Ira D. Kaplan
Name: Ira D. Kaplan
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Eugene S. Kahn	Chief Executive Officer (Principal Executive Officer) and Director	January 18, 2008

/s/ Ira D. Kaplan Ira D. Kaplan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

* Rebecca Orand	Director	January 18, 2008

*/s/ Ira D. Kaplan Ira Kaplan	Attorney-in-Fact

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Pembroke Pines, state of Florida, on January 18, 2008.

SASSY DOO!, INC.

By:	/s/ Ira D. Kaplan
Name: Ira D. Kaplan
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Eugene S. Kahn	Chief Executive Officer (Principal Executive Officer) and Director	January 18, 2008

/s/ Ira D. Kaplan Ira D. Kaplan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

* Rebecca Orand	Director	January 18, 2008

*/s/ Ira D. Kaplan Ira Kaplan	Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation of Claire’s Stores, Inc.*
3.2	By-laws of Claire’s Stores, Inc.*
3.3	Certificate of Incorporation of Afterthoughts Merchandising Corp.*
3.4	By-laws of Afterthoughts Merchandising Corp.*
3.5	Certificate of Incorporation of BMS Distributing Corp.*
3.6	By-laws of BMS Distributing Corp.*
3.7	Certificate of Incorporation of CBI Distributing Corp.*
3.8	By-laws of CBI Distributing Corp.*
3.9	Articles of Incorporation of Claire’s Boutiques, Inc.*
3.10	By-laws of Claire’s Boutiques, Inc.*
3.11	Certificate of Incorporation of Claire’s Canada Corp.*
3.12	By-laws of Claire’s Canada Corp.*
3.13	Certificate of Incorporation of Claire’s Puerto Rico Corp.*
3.14	By-laws of Claire’s Puerto Rico Corp.*
3.15	Certificate of Incorporation of Sassy Doo!, Inc.*
3.16	By-laws of Sassy Doo!, Inc.*
4.1	Senior Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.2	Senior Toggle Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.3	Senior Subordinated Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.4	Senior Notes Supplemental Indenture, dated as of May 29, 2007, by and among Claire’s Stores, Inc., the guarantors listed on Exhibit A thereto and The Bank of New York, as Trustee, to the Senior Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.5	Senior Toggle Notes Supplemental Indenture, dated as of May 29, 2007, by and among Claire’s Stores, Inc., the guarantors listed on Exhibit A thereto and The Bank of New York, as Trustee, to the Senior Toggle Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.6	Senior Subordinated Notes Supplemental Indenture, dated as of May 29, 2007, by and among Claire’s Stores, Inc., the guarantors listed on Exhibit A thereto and The Bank of New York, as Trustee, to the Senior Subordinated Notes Indenture, dated as of May 29, 2007, between Bauble Acquisition Sub, Inc. and The Bank of New York, as Trustee*
4.7	Form of 9.25% Senior Notes due 2015*
4.8	Form of 9.625%/10.375% Senior Toggle Notes due 2015*
4.9	Form of 10.50% Senior Subordinated Notes due 2017*
4.10	Senior Notes Registration Rights Agreement, dated May 29, 2007, by and among Claire’s Stores, Inc., the Guarantors listed on Schedule I thereto and Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., ABN AMRO Incorporated, Mizuho Securities USA Inc. and Natexis Bleichroeder Inc.*
4.11	Senior Subordinated Notes Registration Rights Agreement, dated May 29, 2007, by and among Claire’s Stores, Inc., the Guarantors listed on Schedule I thereto and Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., ABN AMRO Incorporated, Mizuho Securities USA Inc. and Natexis Bleichroeder Inc.*
5.1	Opinion of Morgan, Lewis & Bockius LLP**
5.2	Opinion of Hutchinson Black and Cook, LLC**
10.1	Credit Agreement, dated as of May 29, 2007, among Bauble Holdings Corp., Bauble Acquisition Sub, Inc. (to be merged with and into Claire’s Stores, Inc.), as Borrower, the Lenders party thereto, Credit Suisse, as Administrative Agent, Bear Stearns Corporate Lending Inc. and Mizuho Corporate Bank, Ltd., as Co-Syndication Agents, Lehman Commercial Paper Inc. and LaSalle Bank National Association, as Co-Documentation Agents, and Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, and Lehman Brothers Inc., as Joint Bookrunners and Joint Lead Arrangers*
10.2	Management Services Agreement, dated as of May 29, 2007, among Claire’s Stores, Inc., Bauble Holdings Corp. and Apollo Management VI, L.P. and Tri-Artisan Capital Partners, LLC and TACP Investments – Claire’s LLC*
10.3	Claire’s Inc. Amended and Restated Stock Incentive Plan, dated June 29, 2007*
10.4	Standard Form of Option Grant Letter (Target Performance Option and Stretch Performance Option)*
10.5	Standard Form of Option Grant Letter (Target Performance Option)*
10.6	Standard Form of Director Option Grant Letter*
10.7	Employment Agreement with Eugene S. Kahn*

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10.8	Employment Agreement with Mark Smith*
10.9	Employment Agreement with James Conroy*
10.10	Amended and Restated Office Lease dated January 1, 2004 between the Company and Rowland Schaefer Associates**
12.1	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges for Claire’s Stores, Inc.*
21.1	Subsidiaries of Claire’s Stores, Inc.**
23.1	Consent of KPMG LLP**
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)**
23.3	Consent of Hutchinson Black and Cook, LLC (included in Exhibits 5.2)**
24.1	Powers of Attorney (included in the signature pages to the registration statement)*
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee under the Senior Notes Indenture for Claire’s Stores, Inc.’s 9.25% Senior Notes due 2015*
25.2	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee under the Senior Toggle Notes Indenture for Claire’s Stores, Inc.’s 9.625%/10.375% Senior Toggle Notes due 2015*
25.3	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as trustee under the Senior Subordinated Notes Indenture for Claire’s Stores, Inc.’s 10.50% Senior Notes due 2015*
99.1	Form of Letter of Transmittal**
99.2	Form of Notice for Guaranteed Delivery**
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees**

*	Previously filed
**	Filed herewith

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